     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1996.

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     SECURITIES  AND  EXCHANGE  COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933
                           SIMON PROPERTY GROUP, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

           MARYLAND                         6798                        35-1901999
(State or other jurisdiction of  (Primary Standard Industrial          (IRS Employer
incorporation or organization)    Classification Code No.)          Identification No.)

                            ------------------------
 NATIONAL CITY CENTER, 115 WEST WASHINGTON STREET, SUITE 15 EAST, INDIANAPOLIS,
                                    IN 46204
                                 (317) 636-1600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                  DAVID SIMON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           SIMON PROPERTY GROUP, INC.
                              NATIONAL CITY CENTER
                   115 WEST WASHINGTON STREET, SUITE 15 EAST
                             INDIANAPOLIS, IN 46204
                                 (317) 636-1600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

            EDWIN S. MAYNARD, ESQ.                        RICHARD L. POSEN, ESQ.
            TOBY S. MYERSON, ESQ.                          WILLIAM N. DYE, ESQ.
   PAUL, WEISS, RIFKIND, WHARTON & GARRISON              WILLKIE FARR & GALLAGHER
         1285 AVENUE OF THE AMERICAS                       153 EAST 53RD STREET
           NEW YORK, NY 10019-6064                          NEW YORK, NY 10022
                (212) 373-3000                                (212) 821-8000

                            ------------------------
        Approximate date of commencement of proposed sale to the public:

     As soon as practicable after this Registration Statement becomes effective and upon consummation of the merger described in the enclosed Prospectus/Joint Proxy Statement.
                            ------------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                            ------------------------
     If any of the securities being registered on this form are to be offered in connection with the formation of holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
     Title of each                              Proposed          Proposed
  class of                    Amount            maximum           maximum            Amount
securities to be              to be          offering price      aggregate      of registration
registered                  registered          per unit       offering price         fee
- -------------------------------------------------------------------------------------------------
Common Stock $.0001 par
  value per share(1)...  39,714,023 Shares    $23.89706(2)    $949,048,360(2)    $156,615.47(3)
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the Common Stock of the Registrant issuable to holders of common shares of DeBartolo Realty Corporation, an
    Ohio corporation ("DRC"), in the proposed merger of DRC with a subsidiary of the Registrant.
(2) Pursuant to Rule 457(f), the proposed maximum offering price per unit and proposed maximum aggregate offering price were computed in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of the Common Stock of the Registrant on June 21, 1996.
(3) A fee of $170,642.59 was paid previously in connection with the filing of preliminary proxy materials pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended.
                            ------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           SIMON PROPERTY GROUP, INC.

   CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS/JOINT PROXY
                                   STATEMENT
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                           HEADING IN PROSPECTUS/
ITEM NO.                      FORM S-4 CAPTION                              JOINT PROXY STATEMENT
- ---------  -------------------------------------------------------  -------------------------------------
           A. INFORMATION ABOUT THE TRANSACTION
Item 1.    Forepart of Registration Statement and
             Outside Front Cover Page of Prospectus...............  Cover Page of Registration Statement;
                                                                      Cross Reference Sheet; Outside
                                                                      Front Cover Page of
                                                                      Prospectus/Joint Proxy Statement
Item 2.    Inside Front and Outside Back Cover Pages of
             Prospectus...........................................  Inside Front Cover Page of
                                                                    Prospectus/ Joint Proxy Statement;
                                                                      Table of Contents; Available
                                                                      Information; Incorporation of
                                                                      Certain Documents by Reference
Item 3.    Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information....................................  Summary; The Merger; Risk Factors;
                                                                      Pro Forma Combined and Selected
                                                                      Historical Financial Data; SPG
                                                                      Annual Meeting Matters
Item 4.    Terms of the Transaction...............................  Summary; The Merger; Certain
                                                                      Agreements; The Proposed Merger and
                                                                      Related Matters
Item 5.    Pro Forma Financial Information........................  Summary; Comparative Per Share
                                                                      Information; Pro Forma Combined and
                                                                      Selected Historical Financial Data
Item 6.    Material Contracts with the Company Being Acquired.....  Summary; The Merger; Certain
                                                                      Agreements
Item 7.    Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters........  *
Item 8.    Interests of Named Experts and Counsel.................  The Proposed Merger and Related
                                                                      Matters
Item 9.    Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.......................  *
           B. INFORMATION ABOUT THE REGISTRANT
Item 10.   Information with Respect to S-3 Registrants............  Summary; The Companies; Available
                                                                      Information
Item 11.   Incorporation of Certain Information by
             Reference............................................  Available Information; Incorporation
                                                                    of Certain Documents by Reference
Item 12.   Information with Respect to S-2 or S-3
             Registrants..........................................  *
Item 13.   Incorporation of Certain Information by Reference......  *
Item 14.   Information with Respect to Registrants Other than S-2
             or S-3 Registrants...................................  *
           C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
Item 15.   Information with Respect to S-3 Companies..............  Summary; The Companies; Available
                                                                      Information; Incorporation of
                                                                      Certain Documents by Reference
Item 16.   Information with Respect to S-2 or S-3 Companies.......  *
Item 17.   Information with Respect to Companies Other than S-2 or
             S-3 Companies........................................  *

                                                                           HEADING IN PROSPECTUS/
ITEM NO.                      FORM S-4 CAPTION                              JOINT PROXY STATEMENT
- ---------  -------------------------------------------------------  -------------------------------------
           D. VOTING AND MANAGEMENT INFORMATION
Item 18.   Information if Proxies, Consents or Authorizations Are
             to be Solicited......................................  Summary; The Merger; The Companies;
                                                                      The Meetings of Stockholders of
                                                                      SPG; The Meeting of Shareholders of
                                                                      DRC; The Proposed Merger and
                                                                      Related Matters
Item 19.   Information if Proxies, Consents or Authorizations Are
             Not to be Solicited or in an Exchange Offer..........  *

- ---------------
* Omitted because inapplicable or answer is in the negative.

                           SIMON PROPERTY GROUP, INC.
                           115 WEST WASHINGTON STREET
                          INDIANAPOLIS, INDIANA 46204

                                              June   , 1996

To the Stockholders of Simon Property Group, Inc.:

     In March of this year, Simon Property Group, Inc. ("SPG") announced its intention to complete a merger with DeBartolo Realty Corporation ("DRC") in order to create what we believe will be the largest developer, owner and operator of super-regional and regional shopping centers in the country. Due to the significance of this event, we advised each of you that we intended to postpone our annual meeting of stockholders originally scheduled for May 15, 1996. We did this in order to allow us sufficient time to provide you with additional information regarding the merger and permit any stockholder vote required for the merger to be held at a convenient time and place in conjunction with the annual meeting.

     Accordingly, you are cordially invited to attend a special meeting of stockholders of SPG which will be held at the Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana on August 6, 1996, at 10:00 a.m., Indianapolis time (the "SPG Special Meeting"). At the SPG Special Meeting, we will seek your approval of a single proposal (the "SPG Proposal") calling for the adoption of an Agreement and Plan of Merger, dated as of March 26, 1996, as amended (the "Merger Agreement"), among SPG, DRC and Day Acquisition Corp., an Ohio corporation and subsidiary of SPG ("Sub"). Pursuant to the Merger Agreement, Sub will merge with and into DRC and the shareholders of DRC will become stockholders of SPG. A key element of the SPG Proposal is to increase the size of the Board of Directors of SPG from nine (9) to thirteen (13) members, including an increase in the number of independent directors from five (5) to seven (7). We view the increase in the size of the Board as a positive element of the SPG Proposal and would urge that you give it favorable consideration.

     The Board of Directors of SPG, including its independent directors, has concluded that the SPG Proposal is fair to, and in the best interests of, SPG and its stockholders and that it is in the best interests of SPG and its stockholders to adopt the Amended SPG Charter (as described in the accompanying Prospectus/Joint Proxy Statement), which provides for, among other things, an increase in the size of its Board of Directors from nine to thirteen members, and to adopt the Amended SPG By-laws. The SPG Board of Directors has obtained an opinion from its independent financial advisor, Merrill Lynch & Co., to the effect that, at the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio (as such term is defined in the accompanying Prospectus/Joint Proxy Statement) is fair to SPG from a financial point of view. Accordingly, the Board of Directors recommends that you vote FOR the SPG Proposal.

     You are also cordially invited to attend the 1996 annual meeting of stockholders of SPG (the "SPG Annual Meeting"), which will be held at the same location as, and immediately following, the SPG Special Meeting.

     At the SPG Annual Meeting, you will be asked to elect five (5) directors, ratify the appointment of SPG's independent accountants and transact such other business as may properly come before the SPG Annual Meeting. The five directors elected at the SPG Annual Meeting will serve only until such time as the merger is completed, following which, the Board composition will be changed as described in the attached materials.

     THE ACCOMPANYING NOTICE OF SPECIAL AND ANNUAL MEETINGS OF STOCKHOLDERS AND PROSPECTUS/JOINT PROXY STATEMENT, AND THE ANNEXES THERETO, PROVIDE DETAILED INFORMATION CONCERNING MATTERS TO BE CONSIDERED AT THE SPECIAL AND ANNUAL MEETINGS, THE REASONS FOR YOUR BOARD OF DIRECTORS' RECOMMENDATION OF THE MERGER AND THE MERGER AGREEMENT AND CERTAIN ADDITIONAL INFORMATION, INCLUDING, WITHOUT LIMITATION, INFORMATION ON BOTH SPG AND DRC. YOU ARE URGED TO CAREFULLY CONSIDER ALL OF THE INFORMATION IN THE ACCOMPANYING MATERIAL. STOCKHOLDERS OF SPG WILL NOT BE REQUIRED TO EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THIS MERGER.

     It is important that your shares of SPG common stock be represented at the SPG Special Meeting and the SPG Annual Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy cards as soon as possible, whether or not you plan to attend the SPG Special Meeting or the SPG Annual Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the SPG Special Meeting and/or the SPG Annual Meeting.

                                      Very truly yours,

                                      David Simon
                                      President and Chief Executive Officer

                          DEBARTOLO REALTY CORPORATION
                               7655 MARKET STREET
                             YOUNGSTOWN, OHIO 44513

                                              June   , 1996

To the Shareholders of DeBartolo Realty Corporation:

     In March of this year, DeBartolo Realty Corporation ("DRC") announced its proposed merger (the "Merger") with a subsidiary of Simon Property Group, Inc. ("SPG"), pursuant to which DRC would become a subsidiary of SPG. The Merger would create, what DRC's Board of Directors believes will be, the largest developer, owner and operator of super-regional and regional malls in North America with one of the strongest management teams in the industry. DRC's Board of Directors believes that the Merger represents an attractive opportunity and recommends that you vote FOR adoption of the Merger Agreement and approval of the Merger.

     Accordingly, you are cordially invited to attend a Special Meeting of Shareholders of DRC to be held at its corporate offices at 7655 Market Street, Youngstown, Ohio, on August 6, 1996 at 11:00 a.m., Youngstown time.

     At the Special Meeting you will be asked to consider a proposal to adopt an Agreement and Plan of Merger, dated as of March 26, 1996, as amended (the "Merger Agreement"), providing for the Merger and to authorize the Merger and the other transactions contemplated by the Merger Agreement. The consummation of the Merger will result in, among other things, DRC becoming a subsidiary of SPG and the exchange of the outstanding DRC Common Stock for newly issued SPG Common Stock, all as more fully described in the attached Prospectus/Joint Proxy Statement.

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING PROSPECTUS/JOINT PROXY STATEMENT AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

     DRC's Board of Directors has carefully considered the terms and conditions of the proposed Merger and has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, DRC and its shareholders. In addition, in connection with its approval of the transaction with SPG, the Board of Directors of DRC received opinions from its financial advisors, Morgan Stanley & Co. Incorporated and The Blackstone Group L.P., to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the consideration to be received by the public holders of DRC Common Stock is fair from a financial point of view to such holders. Accordingly, your Board of Directors recommends that you vote FOR the adoption of the Merger Agreement and the authorization of the Merger and the other transactions contemplated by the Merger Agreement.

     In view of the importance of the action to be taken at this Special Meeting of Shareholders of DRC, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Prospectus/Joint Proxy Statement, which also includes information on DRC and SPG. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it in the accompanying envelope in order that the necessary quorum may be assured. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Special Meeting.

                                      Very truly yours,

                                      EDWARD J. DeBARTOLO, JR.
                                      Chairman of the Board

                           SIMON PROPERTY GROUP, INC.
                           115 WEST WASHINGTON STREET
                          INDIANAPOLIS, INDIANA 46204

NOTICE OF SPECIAL AND ANNUAL MEETINGS OF STOCKHOLDERS

To the Stockholders of Simon Property Group, Inc.:

     Please take notice that a Special Meeting (the "SPG Special Meeting") of stockholders of Simon Property Group, Inc. ("SPG") will be held at the Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana, on August 6, 1996, at 10:00 a.m., Indianapolis time.

     At the SPG Special Meeting, you will be asked to consider a single proposal (the "SPG Proposal") for which SPG is seeking approval by at least 80% of the aggregate votes entitled to be cast by holders of the outstanding SPG Common Stock, Class B Common Stock and Series A Preferred Stock (the "Equity Stock"), voting together as a single class (the "Required Vote"), and a majority of the votes entitled to be cast by holders of Class B Common Stock, voting separately. The approval by the Required Vote of the SPG Proposal will have the following effect: (i) the approval of the Agreement and Plan of Merger, dated as of March 26, 1996, as amended (the "Merger Agreement"), among SPG, Day Acquisition Corp. (a subsidiary of SPG) ("Sub") and DeBartolo Realty Corporation ("DRC"), pursuant to which Sub shall merge with and into DRC and SPG shall issue SPG Common Stock to DRC shareholders in exchange for their common shares of DRC, such that DRC will become a subsidiary of SPG; and (ii) pursuant to the Merger Agreement and subject to completion of the transactions contemplated thereby, the approval of certain amendments to the Charter and By-laws of SPG providing for, among other things, a change in the name of SPG, an increase in the amount of authorized common stock, the creation of a new class of common stock, to be designated Class C Common Stock, all outstanding shares of which will be issued to The Edward J. DeBartolo Corporation ("EJDC") (a corporation controlled by the DeBartolo family), which shares will entitle EJDC to elect two members of the Board of Directors of the Company, the expansion of the Board of Directors from nine to 13 persons and the election of a slate of 13 persons thereto, the adoption of a limited system of classified terms for directors ending in 1999 and the changing of certain limits on the maximum ownership interest that may be held by certain stockholders, all as more fully described in the accompanying Prospectus/Joint Proxy Statement.

     The approval of the SPG Proposal by less than the Required Vote but by a majority of the aggregate votes entitled to be cast by holders of the outstanding Equity Stock, voting together as a single class, will have the following effect: (i) the approval of the Merger Agreement; (ii) the approval of amendments to the Charter providing for a change in the name of SPG, an increase in the amount of authorized common stock and the changing of certain limits to the maximum ownership interest that may be held by certain stockholders; and
(iii) the election of a slate of nine persons to the Board of Directors whose service will commence at the effective time of the Merger. In addition, a set of amendments to the By-laws of SPG different from those contained in the SPG Proposal, having been previously approved by the Board of Directors, will become effective without a stockholder vote.

     The 1996 Annual Meeting (the "SPG Annual Meeting" and, together with the SPG Special Meeting, the "SPG Meetings") of stockholders of SPG will be held immediately following the SPG Special Meeting, at the same location as the SPG Special Meeting, to consider the following proposals:

          (1) To elect five directors to serve until the earlier to occur of (i) the effective time of the Merger and (ii) the next annual meeting of stockholders or until their successors are elected and have qualified (such directors, if they are not to serve on the Board of Directors following the Merger, will cease to hold office as directors upon such effective time);

          (2) To approve the appointment of Arthur Andersen LLP as independent accountants for SPG for 1996; and

          (3) To transact such other business as may come before the SPG Annual Meeting.

     Only stockholders of record at the close of business on June 21, 1996 will be entitled to vote at the SPG Meetings or any adjournment or postponement thereof.

     WE CORDIALLY INVITE YOU TO ATTEND THE SPG MEETINGS BUT REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT, PLEASE PROMPTLY DATE, MARK, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. ANY STOCKHOLDER WHO EXECUTES AND DELIVERS A PROXY MAY REVOKE THE AUTHORITY GRANTED THEREUNDER AT ANY TIME PRIOR TO ITS USE BY GIVING WRITTEN NOTICE OF SUCH REVOCATION TO THE UNDERSIGNED AT 115 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA 46204, BY EXECUTING AND DELIVERING A PROXY BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE SPG MEETINGS. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

Dated: June   , 1996.

                                      By Order of the Board of Directors
                                      of Simon Property Group, Inc.

                                      James M. Barkley, Secretary

                          DEBARTOLO REALTY CORPORATION
                               7655 MARKET STREET
                             YOUNGSTOWN, OHIO 44513
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 6, 1996
                            ------------------------

To the Shareholders of DeBartolo Realty Corporation:

     PLEASE TAKE NOTICE that a Special Meeting of Shareholders of DeBartolo Realty Corporation, an Ohio corporation ("DRC"), will be held at DRC's corporate offices at 7655 Market Street, Youngstown, Ohio, on August 6, 1996 at 11:00 a.m., Youngstown time, for the following purposes:

          1. To consider and vote on a proposal (the "Merger Proposal") to adopt the Agreement and Plan of Merger, dated as of March 26, 1996, as amended (the "Merger Agreement"), by and among Simon Property Group, Inc., a Maryland corporation ("SPG"), Day Acquisition Corp., a subsidiary of SPG ("Sub"), and DRC, providing for the merger (the "Merger") of Sub with and into DRC and to authorize the Merger and certain related transactions. The consummation of the Merger and such related transactions will result in, among other things, DRC's becoming a subsidiary of SPG and the exchange of the outstanding DRC Common Stock for newly issued SPG Common Stock, all as more fully described in the accompanying Prospectus/Joint Proxy Statement. A copy of the Merger Agreement is attached as Annex I to the accompanying Prospectus/Joint Proxy Statement.

          2. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

     The Board of Directors of DRC has fixed the close of business on June 21, 1996, as the record date for the determination of the holders of DRC Common Stock entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. The Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of DRC Common Stock entitled to vote at the meeting. DRC shareholders will be entitled to dissenters' appraisal rights under Ohio law in connection with the Merger.

     Information regarding the proposed Merger, the Merger Agreement and related matters is contained in the accompanying Prospectus/Joint Proxy Statement and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

     WE CORDIALLY INVITE YOU TO ATTEND THE DRC SPECIAL MEETING BUT REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT, PLEASE PROMPTLY DATE, MARK, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. ANY SHAREHOLDER WHO EXECUTES AND DELIVERS THE PROXY MAY REVOKE THE AUTHORITY GRANTED THEREUNDER AT ANY TIME PRIOR TO ITS USE BY GIVING WRITTEN NOTICE OF SUCH REVOCATION TO THE UNDERSIGNED AT 7655 MARKET STREET, YOUNGSTOWN, OHIO 44513, BY EXECUTING AND DELIVERING A PROXY BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE DRC SPECIAL MEETING. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                      By Order of the Board of Directors
                                      of DeBartolo Realty Corporation

                                      Kim A. Rieck
                                      Secretary

Youngstown, Ohio
June   , 1996

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS/JOINT PROXY STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS/JOINT PROXY STATEMENT

                           SIMON PROPERTY GROUP, INC.                    [LOGOS]
                                      AND
                          DEBARTOLO REALTY CORPORATION
                        PROSPECTUS/JOINT PROXY STATEMENT
                 SPECIAL AND ANNUAL MEETINGS OF STOCKHOLDERS OF
                           SIMON PROPERTY GROUP, INC.
                       EACH TO BE HELD ON AUGUST 6, 1996

                       SPECIAL MEETING OF SHAREHOLDERS OF
                          DEBARTOLO REALTY CORPORATION
                          TO BE HELD ON AUGUST 6, 1996

     This Prospectus/Joint Proxy Statement relates to shares of common stock, par value $0.0001 per share ("SPG Common Stock"), of Simon Property Group, Inc., a Maryland corporation ("SPG"), that may be issued pursuant to an Agreement and Plan of Merger, dated as of March 26, 1996, as amended (the "Merger Agreement"), among SPG, Day Acquisition Corp., an Ohio corporation and a subsidiary of SPG ("Sub"), and DeBartolo Realty Corporation, an Ohio corporation ("DRC"). The Merger Agreement provides for the merger of Sub with and into DRC (the "Merger") and for the conversion of each outstanding common share, par value $0.01 per share, of DRC ("DRC Common Stock"), other than shares as to which dissenters' rights have been perfected, into the right to receive the "Merger Consideration," consisting of sixty-eight one-hundredths (0.68) of a share of SPG Common Stock with respect to each share of DRC Common Stock (the "Exchange Ratio"), plus a cash payment in lieu of any fraction of a share of SPG Common Stock, as more fully described in this Prospectus/Joint Proxy Statement.

     This Prospectus/Joint Proxy Statement is being furnished to (i) the shareholders of DRC in connection with the solicitation of proxies by the Board of Directors of DRC from holders of outstanding shares of DRC Common Stock, for use at the special meeting of shareholders of DRC scheduled to be held on August 6, 1996 at DRC's corporate offices at 7655 Market Street, Youngstown, Ohio at 11:00 a.m., Youngstown time, and at any adjournment or postponement thereof and
(ii) the stockholders of SPG in connection with the solicitation of proxies by the Board of Directors of SPG from holders of outstanding shares of SPG Common Stock, for use at the special and annual meetings of stockholders of SPG and at any adjournments or postponements thereof. The special meeting of stockholders of SPG is scheduled to be held on August 6, 1996, at the Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana at 10:00 a.m., Indianapolis time, and the annual meeting will be held at the same location immediately following the special meeting.

     SPG has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering up to 39,714,023 shares of SPG Common Stock to be issued in connection with the Merger. This Prospectus/Joint Proxy Statement also constitutes the Prospectus of SPG filed as part of the Registration Statement with respect to (i) the shares of SPG Common Stock to be issued in connection with the Merger and (ii) the offering and resale from time to time of up to 4,315,970 of such shares by BJS Capital Partners L.P.

     SEE "RISK FACTORS" ON PAGE 29 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE SPG STOCKHOLDERS AND DRC SHAREHOLDERS.

     This Prospectus/Joint Proxy Statement is first being mailed to stockholders
of SPG and shareholders of DRC on or about June   , 1996.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

      The date of this Prospectus/Joint Proxy Statement is June   , 1996.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in the Summary and under the captions "RISK FACTORS," "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the SPG Board of Directors; Reasons for the Merger," "--Recommendation of the DRC Board of Directors; Reasons for the Merger," "--Opinion of Financial Advisor to SPG" and "--Opinions of Financial Advisors to DRC" and elsewhere in this Prospectus/Joint Proxy Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SPG, DRC or the Simon DeBartolo Group (as defined below) or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the real estate markets including, among other things, competition with other companies; risks of real estate development and acquisition; governmental actions and initiatives; environmental/safety requirements; and other changes and factors referenced in this Prospectus/Joint Proxy Statement. See "RISK FACTORS."

                             AVAILABLE INFORMATION

     SPG has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the SPG Common Stock to be issued by it in connection with the Merger. This Prospectus/Joint Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus/Joint Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The information in this Prospectus/Joint Proxy Statement concerning SPG and DRC has been furnished by SPG and DRC, respectively.

     SPG and DRC are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains such material regarding issuers that file electronically with the Commission. This Registration Statement has been so filed and may be obtained at such site.

     In addition, the SPG Common Stock and DRC Common Stock are listed on the New York Stock Exchange ("NYSE"), and SPG and DRC are required to file reports, proxy and information statements and other information with the NYSE. These documents can be inspected at the principal office of the NYSE, 11 Wall Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES SPG AND DRC DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS OF SPG INCORPORATED HEREIN BY REFERENCE ARE AVAILABLE UPON REQUEST FROM JAMES M. BARKLEY, SECRETARY, SIMON PROPERTY GROUP, INC., NATIONAL CITY CENTER, 115 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA 46204, (317) 636-1600. DOCUMENTS OF DRC INCORPORATED HEREIN BY REFERENCE ARE AVAILABLE UPON REQUEST FROM KIM A. RIECK, SECRETARY, DEBARTOLO REALTY CORPORATION, 7655 MARKET STREET, YOUNGSTOWN, OHIO 44513, (330) 758-7292. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SPG MEETINGS AND THE DRC SPECIAL MEETING (EACH AS DEFINED BELOW), AS APPLICABLE.

     The following documents of SPG filed with the Commission (File No. 1-12618) are incorporated herein by reference:

          1. SPG's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A-1 (filed on April 29, 1996);

          2. SPG's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1996, as amended by Form 10-Q/A-1 (filed on June 27,
             1996); and

          3. SPG's Current Report on Form 8-K dated March 26, 1996.

     The following documents of DRC filed with the Commission (File No. 1-12558) are incorporated herein by reference:

          1. DRC's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Amendment No. 1 thereto on Form 10-K/A (filed on April 29, 1996) and as further amended by Amendment No. 2 thereto on Form 10-K/A (filed on June 26, 1996);

          2. DRC's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1996, as amended by Amendment No. 1 thereto on Form 10-Q/A (filed on June 26, 1996); and

          3. DRC's Current Report on Form 8-K dated March 26, 1996.

     In addition, all reports and other documents subsequently filed by SPG and DRC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the SPG Meetings and the DRC Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained in this Prospectus/Joint Proxy Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Joint Proxy Statement except as so modified or superseded.

     SPG AND DRC WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHO RECEIVES THIS PROSPECTUS/JOINT PROXY STATEMENT, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF SUCH DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS THE EXHIBITS THEMSELVES ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS FOR DOCUMENTS SHOULD BE MADE AS SPECIFIED ABOVE.

                               TABLE OF CONTENTS

                                                     PAGE NO.
                                                     --------
SUMMARY..............................................       1
  General............................................       1
  The Companies......................................       1
  Recommendations of the Boards of Directors;
    Reasons for the Merger...........................       2
  Opinions of Financial Advisors.....................       3
  Structure of SPG, DRC and the Simon DeBartolo
    Group............................................       4
  Governance of the Simon DeBartolo Group After the
    Merger...........................................       8
  SPG Stockholders Meetings; DRC Shareholders
    Meeting..........................................       8
  The Merger.........................................       9
  Amendments to SPG's Charter and By-laws............      11
  Certain Other Transactions and Agreements..........      11
  New York Stock Exchange Listing of SPG Common
    Stock............................................      12
  Regulatory Approval................................      12
  Federal Income Tax Consequences of the Merger......      12
  Dissenters' Rights.................................      13
  Comparative Rights of Shareholders of DRC and
    Stockholders of SPG..............................      13
  The Amended Operating Partnership Agreement and the
    Existing SPG Partnership Agreement and
    DRC Partnership Agreement........................      13
  Historical and Pro Forma Per Share Information.....      14
  Dividend and Distribution Policies.................      14
  Risk Factors.......................................      14
  Interests of Certain Persons in the Merger and the
    Other Transactions...............................      15
  Summary Pro Forma Combined and Selected Historical
    Financial Data...................................      16
RISK FACTORS.........................................      29
  Conflicts of Interest Related to the Merger........      29
  Risks Associated with Failure to Obtain Required
    Vote.............................................      30
  Potential Adverse Effects of Combining the
    Companies........................................      30
  Conflicts of Interest Related to Operations;
    Failure to Enforce Terms of Partnership Agreement
    and
    Other Agreements.................................      30
  Possible Adverse Effects on Stock Prices Arising
    from Shares Available for Future Sale............      30
  Increased Indebtedness of Simon DeBartolo Group as
    Compared with SPG; No Limitation on Further
    Indebtedness.....................................      31
  Issuance of Preferred Stock by the Simon DeBartolo
    Group and Issuance of Preferred Units by the
    Operating Partnership and the SPG Operating
    Partnership......................................      32
  Federal Income Tax Consequences....................      32
  Certain Tax Risks..................................      32
  Real Estate Investment Risks.......................      33
  Limited Control with Respect to Certain
    Properties.......................................      33
  Limits on Change of Control; Dissenters' Rights....      34
  Dependence on Key Personnel........................      34

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  Impact of Interest Rates and Other Factors on
    Stock Price......................................      34
  Termination Payments if Merger Fails to Occur......      34
COMPARATIVE PER SHARE INFORMATION....................      35
  Comparative Market Data............................      35
  Historical and Pro Forma Per Share Information.....      36
CAPITALIZATION.......................................      37
THE MEETINGS OF STOCKHOLDERS OF SPG..................      38
  Introduction.......................................      38
  Date, Time and Place of Meetings...................      38
  Matters to be Considered at the Meetings...........      38
  Record Date and Vote Required......................      38
  Proxy..............................................      39
  Solicitation of Proxies............................      39
  Irrevocable Proxy..................................      40
  Other Matters......................................      40
THE MEETING OF SHAREHOLDERS OF DRC...................      40
  Introduction.......................................      40
  Date, Time and Place of Meeting....................      40
  Matters to be Considered at the Meeting............      40
  Record Date and Vote Required......................      40
  Proxy..............................................      41
  Solicitation of Proxies............................      41
  Dissenters' Rights.................................      41
  BJS Irrevocable Proxy..............................      41
  Other Matters......................................      41
THE PROPOSED MERGER AND RELATED MATTERS..............      42
  Background of the Merger...........................      42
  Recommendation of the SPG Board of Directors;
    Reasons for the Merger...........................      44
  Recommendation of the DRC Board of Directors;
    Reasons for the Merger...........................      46
  Opinion of Financial Advisor to SPG................      47
  Opinions of Financial Advisors to DRC..............      50
  Dissenters' Rights.................................      56
THE MERGER...........................................      57
  General............................................      57
  Effects of the Merger..............................      57
  Effective Time of the Merger.......................      57
  Terms of the Merger................................      57
  Exchange of DRC Common Stock Certificates..........      57
  Dissenting Shares..................................      59
  Conversion of Sub Common Stock.....................      59
  Conditions to the Merger; Termination;
    Waiver and Amendment.............................      59
  No Solicitation; Board Action; Fees and Expenses...      60
  Conduct of SPG's and DRC's Businesses Pending
    Completion of the Merger.........................      61
  Certain Additional Mutual Covenants................      63
  Certain Additional Covenants of SPG................      63
  Certain Additional Covenants of DRC................      64

                                                     PAGE NO.
                                                     --------
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  Certain Provisions Relating to Employee Benefits
    and Incentive Plans..............................      64
  Representations and Warranties.....................      65
  New York Stock Exchange Listing of SPG Common
    Stock............................................      65
  Exchange Act Reporting.............................      65
  Federal Income Tax Consequences to Holders of DRC
    Common Stock.....................................      65
  Opinions of SPG's Counsel..........................      66
  Federal Income Tax Considerations Relating to the
    Simon DeBartolo Group and the Surviving
    Subsidiary Corporation...........................      67
  Accounting Treatment...............................      77
  Regulatory Approval................................      77
  Certain Transactions and Agreements Relating to the
    Merger...........................................      77
  Structure of the Simon DeBartolo Group.............      79
  Benefits of the Merger and the Other Transactions
    to the Simons and the DeBartolos.................      80
AMENDMENTS TO SPG'S CHARTER AND
  BY-LAWS............................................      81
  Name...............................................      81
  Size of the SPG Board of Directors.................      81
  Class C Common Stock...............................      83
  Restrictions on Transfer...........................      83
  Authorized Capital.................................      84
  Amended SPG By-laws................................      84
  Recommendation of the SPG Board of Directors.......      84
THE COMPANIES........................................      85
  SPG................................................      85
  DRC................................................      86
POLICIES OF THE SIMON DeBARTOLO GROUP................      86
  Dividend and Distribution Policies.................      86
  Investment Policies................................      87
  Financing Policies.................................      88
  Conflicts of Interest Policies.....................      89
  Policies with Respect to Certain Other
    Activities.......................................      89
MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP
  BEFORE AND AFTER THE MERGER........................      90
  Board of Directors of the Simon DeBartolo Group....      90
  Senior Management of the Simon DeBartolo Group.....      92
  Employment Agreement...............................      92
  Management of SPG Prior to the Merger..............      93
CERTAIN AGREEMENTS...................................      94
  Stockholders Agreement.............................      94
  The Agreements of Limited Partnership..............      96
  The Registration Rights Agreements.................     100
  Employment Agreement...............................     101
DISTRIBUTION OF SHARES BY BJS........................     101
CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND
  RELATED MATTERS
  IF THE REQUIRED VOTE IS NOT OBTAINED...............     102
  Board of Directors of the Simon DeBartolo Group if
    the Required Vote is not Obtained................     102

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                                                     --------
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  Provisions of the Merger Agreement Applicable if
    the Required Vote is not Obtained................     103
  Alternative Amendments to SPG's Charter and
    By-laws..........................................     103
  Certain Provisions of the Stockholders Agreement...     104
  Certain Benefits of the Merger to the Simons and
    the DeBartolos if the Required Vote is not
    Obtained.........................................     105
FEDERAL SECURITIES LAW CONSEQUENCES..................     105
PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL
  DATA...............................................     107
  Simon DeBartolo Group Pro Forma Combined Financial
    Data.............................................     107
  Summary Historical Financial Data of SPG...........     110
  Summary Historical Financial Data of DRC...........     115
  Simon DeBartolo Group Pro Forma Combined Condensed
    Financial Information (Unaudited)................     119
DESCRIPTION OF SPG'S CAPITAL STOCK...................     126
  General............................................     126
  SPG Common Stock and Class B Common Stock..........     126
  Proposed Class C Common Stock......................     127
  Series A Preferred Stock...........................     127
  Restrictions on Transfer...........................     128
  Transfer Agent and Registrar.......................     130
CERTAIN PROVISIONS OF SPG'S CHARTER AND BY-LAWS AND
  OF MARYLAND LAW....................................     130
  Evaluation of Business Combinations and Changes in
    Control..........................................     130
  Additional Classes and Series of Capital Stock.....     130
  Number of Directors; Filling Vacancies; Removal....     131
  Stockholder Meetings...............................     131
  Advance Notice Provisions for Stockholder
    Nominations and Stockholder Proposals............     131
  Director Action....................................     132
  Certain Maryland Statutes..........................     132
SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATE LAWS OF
  OHIO AND MARYLAND AND COMPARISON OF RIGHTS OF
  HOLDERS
  OF DRC COMMON STOCK AND SPG COMMON STOCK...........     133
  General............................................     133
  Changes in Control.................................     133
  Removal of Directors...............................     133
  Indemnification and Liability of Directors and
    Officers.........................................     134
  Certain Voting Rights..............................     135
  Amendment of Articles of Incorporation.............     136
  Amendment of By-Laws and Regulations...............     136
  Special Meetings...................................     136
  Stockholders' Action Without Meeting...............     136
  Stockholder Nominations and Proposals..............     137
  Stockholders' Inspection Rights....................     137
  Dissenters' Rights.................................     137
  Investment Policies................................     137
  Redemption and Restrictions on Transfers...........     137
SPG ANNUAL MEETING MATTERS...........................     138
  Security Ownership of Certain Beneficial Owners and
    Management.......................................     138

                                                     PAGE NO.
                                                     --------
  Election of Directors..............................     139
  Executive Compensation.............................     142
  Compensation Committee Interlocks and Insider
    Participation....................................     144
  Report of Compensation Committee on Executive
    Compensation.....................................     144
  Performance Graph..................................     146
  Certain Transactions...............................     146
  Ratification of the Appointment of Independent
    Accountants......................................     147
  SPG Stockholder Proposals..........................     147
EXPERTS..............................................     148
  SPG................................................     148
  DRC................................................     148
LEGAL MATTERS........................................     148
GLOSSARY.............................................     149
ANNEX I    AGREEMENT AND PLAN OF MERGER, AS AMENDED
ANNEX II   OPINION OF MERRILL LYNCH
ANNEX III  OPINION OF MORGAN STANLEY
ANNEX IV  OPINION OF BLACKSTONE
ANNEX V   SECTION OF THE OHIO STATUTE RELATING TO
  DISSENTERS' RIGHTS
ANNEX VI  PROPOSED AMENDED AND RESTATED CHARTER OF
  SPG
ANNEX VII PROPOSED ALTERNATIVE AMENDED CHARTER OF SPG
ANNEX VIII PROPOSED AMENDED AND RESTATED BY-LAWS OF
  SPG

                                    SUMMARY

     The following summarizes certain information contained or incorporated by reference elsewhere in this Prospectus/Joint Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference elsewhere herein. As used herein, (i) the term "SPG" includes SPG and, where the context indicates, entities owned or controlled by SPG, including, without limitation, the SPG Operating Partnership (as defined below); (ii) the term "Simon DeBartolo Group" refers to SPG following the Merger, including, where the context indicates, entities owned or controlled by the Simon DeBartolo Group, including, without limitation, the Surviving Subsidiary Corporation, the Operating Partnership and the SPG Operating Partnership (each as defined below); and (iii) the term "DRC" includes DRC and, where the context indicates, entities owned or controlled by DRC, including, without limitation, the DRC Operating Partnership (as defined below) and DeBartolo Capital Partnership. Stockholders of SPG and shareholders of DRC are urged to review carefully this Prospectus/Joint Proxy Statement, each of the annexes hereto and the documents incorporated herein by reference. See "GLOSSARY" for the definition of certain capitalized terms used in this Prospectus/Joint Proxy Statement.

GENERAL

     This Prospectus/Joint Proxy Statement relates to the special meeting of stockholders (the "SPG Special Meeting") and the annual meeting of stockholders (the "SPG Annual Meeting" and, together with the SPG Special Meeting, the "SPG Meetings") of Simon Property Group, Inc., a Maryland corporation ("SPG"), and the special meeting of shareholders (the "DRC Special Meeting") of DeBartolo Realty Corporation, an Ohio corporation ("DRC"). At the respective special meetings of SPG and DRC, among other things, the SPG stockholders and the DRC shareholders will each consider a proposal involving the combination of SPG and DRC through the proposed merger (the "Merger") of Day Acquisition Corp., an Ohio corporation and a subsidiary of SPG ("Sub"), with and into DRC. Following the Merger, SPG will be renamed Simon DeBartolo Group, Inc. and will be referred to herein as the "Simon DeBartolo Group." At the SPG Special Meeting, as part of the Merger proposal, the stockholders of SPG will also be asked to consider an amendment to the Charter and By-laws of SPG (respectively, the "SPG Charter" and "SPG By-laws") to become effective upon consummation of the Merger, providing for, among other things, the expansion of its Board of Directors (the "SPG Board of Directors") to 13 members, which is intended to increase the number of directors elected by all holders of voting stock of the Simon DeBartolo Group and to provide representation thereon by certain members of the Board of Directors of DRC (the "DRC Board of Directors"). In the Merger, each outstanding common share, par value $0.01 per share, of DRC ("DRC Common Stock"), other than shares as to which dissenters' rights have been perfected ("Dissenters' Shares"), will be converted into the right to receive the Merger Consideration. The "Merger Consideration" with respect to each share of DRC Common Stock shall consist of sixty-eight one-hundredths (0.68) of a share of common stock ("SPG Common Stock"), par value $0.0001 per share, of SPG (the "Exchange Ratio"), plus a cash payment in lieu of any fraction of a share. The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of March 26, 1996, as amended (the "Merger Agreement"), among SPG, Sub and DRC, a copy of which is attached to this Prospectus/Joint Proxy Statement as Annex I. See "THE MERGER--Terms of the Merger" and "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

THE COMPANIES

  SPG

     SPG is a Maryland corporation that, through its 61.1%-owned subsidiary, Simon Property Group, L.P., a Delaware limited partnership (the "SPG Operating Partnership"), is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily super-regional and regional malls and community shopping centers. Since January 1, 1994, SPG has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The SPG Operating Partnership was formed to acquire the shopping center and real estate business of the Simons (as defined in the "GLOSSARY"), including Melvin and Herbert Simon and certain of their affiliates. SPG completed its initial public offering of SPG Common Stock in December, 1993 (the "SPG IPO").

     As of March 31, 1996, the SPG Operating Partnership owned or held interests in a diversified portfolio of 122 income-producing properties (the "SPG Portfolio Properties") containing an aggregate of approximately 62 million square feet of gross leasable area ("GLA"), of which approximately 37 million square feet is owned ("Owned GLA") by the SPG Operating Partnership. In addition, as of such date, the SPG Operating Partnership had interests in four properties under construction in the United States and six parcels of land held for development containing an aggregate of approximately 284 acres.

  DRC

     DRC is an Ohio corporation that, through its 61.9%-owned subsidiary, DeBartolo Realty Partnership, L.P., a Delaware limited partnership (the "DRC Operating Partnership"), is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of super-regional and regional malls and community shopping centers. Beginning in 1994, DRC has elected to be taxed as a REIT under the Code. The DRC Operating Partnership was formed to continue and expand the shopping center business of The Edward J. DeBartolo Corporation ("EJDC") and its affiliates. DRC completed its initial public offering of DRC Common Stock in April, 1994 (the "DRC IPO").

     As of March 31, 1996, the DRC Operating Partnership owned or held interests, directly or indirectly, in a portfolio of 50 super-regional and regional malls and 11 community centers (the "DRC Portfolio Properties") containing an aggregate of 47.1 million square feet of GLA. In addition, as of such date, the DRC Operating Partnership owned land held for development comprising an aggregate of approximately 433 acres.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

  SPG

     The SPG Board of Directors believes that the Merger, including the Exchange Ratio, is fair to and in the best interests of SPG and its stockholders. The SPG Board of Directors also believes that the modification to the SPG Charter and SPG By-laws giving effect to the increase of the size of its Board of Directors and the issuance of the Class C Common Stock (as defined in the "GLOSSARY") is in the best interests of SPG and its stockholders in light of the Merger and the Other Transactions (as defined in the "GLOSSARY"). Accordingly, the SPG Board of Directors has approved the SPG Proposal (as defined below; see "--SPG Stockholders Meetings; DRC Shareholders Meeting") and recommends that the stockholders of SPG vote FOR the SPG Proposal. The material factors that the SPG Board of Directors considered in granting such approval include, among other things, the following: (i) creation of the largest developer, owner and operator of shopping centers in the country with potentially greater access to capital markets; (ii) expansion of geographic diversification of the Simon DeBartolo Group's ownership and operation of properties; (iii) improvement in the strength and quality of tenant relationships; (iv) opportunities for economies of scale and operating efficiencies that should result from the Merger and which are expected to increase the Simon DeBartolo Group's Funds From Operations (as defined in the "GLOSSARY") per share; (v) creation of one of the most experienced management teams in the shopping center business; (vi) the opportunity to recognize unrealized potential in the DRC portfolio through anticipated improved leasing opportunities and the expected superior access to capital of the Simon DeBartolo Group; (vii) the expected tax-free nature of the Merger and certain of the Other Transactions; and (viii) significant increase in Total Market Capitalization (as defined in the "GLOSSARY") of the combined entity, which the Board believes would enhance liquidity through increased trading volume and may improve SPG's public market valuation. The Board also took into account the oral opinion of Merrill Lynch & Co. ("Merrill Lynch"), given March 25, 1996 (confirmed by means of a written opinion dated such date), to the effect that, as of such date and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to SPG. See "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the SPG Board of Directors; Reasons for the Merger" and "--Opinion of Financial Advisor to SPG."

  DRC

     The DRC Board of Directors believes that the Merger, including the Merger Consideration, is fair and in the best interests of the DRC shareholders. Accordingly, the DRC Board of Directors has approved the Merger Agreement and the terms of the Merger and recommends that the DRC shareholders adopt the Merger Agreement and authorize the Merger and the transactions contemplated thereby. Among the most important factors considered by the DRC Board of Directors were (i) the creation of the largest developer, owner and operator of super-regional and regional shopping malls in North America with one of the strongest management teams in the industry; (ii) the attractive opportunity, relative to historical trading prices of DRC Common Stock, for DRC shareholders to continue their investment in the stock of a regional mall company, but with significantly expanded geographic diversification and very little overlap of portfolios; (iii) the significant increase in the market capitalization of the combined company, which may enhance liquidity; (iv) anticipated improvement in access of the Simon DeBartolo Group to capital markets, which should make debt or other financing available on more attractive terms, thereby permitting the Simon DeBartolo Group to recognize the additional potential of the DRC portfolio; (v) the opportunity to recognize significant synergies; and (vi) the expected tax-free nature of the Merger and certain of the transactions related thereto. See "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the DRC Board of Directors; Reasons for the Merger." The decision of the DRC Board of Directors to approve the Merger Agreement and to recommend that the DRC shareholders vote to adopt the Merger Agreement and to approve the Merger is also based upon several other factors, including the opinions of

Morgan Stanley & Co. Incorporated ("Morgan Stanley") and The Blackstone Group L.P. ("Blackstone"), DRC's financial advisors for the Merger, to the effect, respectively, that the Merger Consideration and the Exchange Ratio of DRC Common Stock for SPG Common Stock reflected in the Merger Agreement are fair from a financial point of view to DRC's public shareholders. See "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the DRC Board of Directors; Reasons for the Merger" and "--Opinions of Financial Advisors to DRC."

OPINIONS OF FINANCIAL ADVISORS

  SPG

     Opinion of Merrill Lynch

     Merrill Lynch, an independent investment banking firm, has rendered its opinion (each and any opinion rendered by Merrill Lynch in connection with the Merger being referred to as the "Merrill Lynch Opinion") to the SPG Board of Directors to the effect that, based upon and subject to certain matters referred to therein, the Exchange Ratio is fair, from a financial point of view, to SPG as of the date such opinion was rendered. Merrill Lynch also participated as SPG's advisor in the negotiations with DRC concerning the Exchange Ratio and the structure of the Merger and the Other Transactions. A copy of the Merrill Lynch Opinion dated as of the date of this Prospectus/Joint Proxy Statement, which sets forth the matters considered by it, is attached to this Prospectus/Joint Proxy Statement as Annex II and should be read in its entirety. See "THE PROPOSED MERGER AND RELATED MATTERS--Opinion of Financial Advisor to SPG."

  DRC

     Opinion of Morgan Stanley

     Morgan Stanley, an independent investment banking firm, has rendered its opinion (each and any opinion rendered by Morgan Stanley in connection with the Merger being referred to as the "Morgan Stanley Opinion") to the DRC Board of Directors to the effect that the Merger Consideration to be received by the public holders of DRC Common Stock pursuant to the Merger Agreement is fair to such public shareholders of DRC from a financial point of view as of the date such opinion was rendered. Morgan Stanley also participated as DRC's advisor in the negotiations with SPG concerning the Exchange Ratio and the structure of the Merger and the Other Transactions. A copy of the Morgan Stanley Opinion dated as of the date of this Prospectus/Joint Proxy Statement, which sets forth the matters considered by it, is attached to this Prospectus/Joint Proxy Statement as Annex III, and should be read in its entirety. Joseph R. Perella, a Managing Director and a member of the Operating Committee of Morgan Stanley, is a member of the SPG Board of Directors. Mr. Perella did not participate in the rendering of advice to DRC, the preparation or approval of the Morgan Stanley Opinion or the consideration by or vote of the SPG Board of Directors to approve the Merger Agreement. See "THE PROPOSED MERGER AND RELATED MATTERS--Opinions of Financial Advisors to DRC--Opinion of Morgan Stanley."

     Opinion of Blackstone

     Blackstone, an independent investment banking firm, has rendered its opinion (each and any opinion rendered by Blackstone in connection with the Merger being referred to as the "Blackstone Opinion") to the DRC Board of Directors to the effect that the Exchange Ratio is fair to the public shareholders of DRC from a financial point of view as of the date such opinion was rendered. Blackstone also participated as DRC's advisor in the negotiations with SPG concerning the Exchange Ratio and structure of the Merger and the Other Transactions. A copy of the Blackstone Opinion dated as of the date of this Prospectus/Joint Proxy Statement, which sets forth the matters considered by it, is attached to this Prospectus/Joint Proxy Statement as Annex IV and should be read in its entirety. BJS Capital Partners L.P. ("BJS"), an affiliate of Blackstone, owns 6,347,016 shares of DRC Common Stock as a result of a debt-for-equity exchange which occurred in April, 1994. As of March 25, 1996, the shares of DRC Common Stock held by BJS represented 11.5% of the total issued and outstanding shares of DRC Common Stock. BJS also has a debt investment in EJDC. Mark T. Gallogly, a Senior Managing Director of Blackstone, is a member of the DRC Board of Directors. Mr. Gallogly did not participate in the preparation of the Blackstone Opinion. For a description of rights of BJS to sell shares of SPG Common Stock that it will receive in the Merger, see "DISTRIBUTION OF SHARES BY BJS." The Blackstone Opinion is more fully discussed in "THE PROPOSED MERGER AND RELATED MATTERS--Opinions of Financial Advisors to DRC-- Opinion of Blackstone."

STRUCTURE OF SPG, DRC AND THE SIMON DEBARTOLO GROUP

  EXISTING STRUCTURE OF SPG

     SPG owns or holds interests in the SPG Portfolio Properties through its 61.1% interest in the SPG Operating Partnership, of which it is sole general partner. On March 31, 1996, the Simons and certain third parties (the "SPG Limited Partners") held 37,282,628 SPG Units (as defined below), representing the remaining 38.9% interest in the SPG Operating Partnership not held by SPG. As of such date, the Simons beneficially owned 34,112,045 SPG Units, representing 35.6% of the outstanding SPG Units. The operations of SPG are carried on through the SPG Operating Partnership and the SPG Management Company (as defined in the "GLOSSARY").

     In addition to 55,360,225 shares of SPG Common Stock outstanding at March 31, 1996, SPG had outstanding at such date 3,200,000 shares of Class B Common Stock, par value $0.0001 per share ("Class B Common Stock"). The Simons, as holders of the Class B Common Stock, are entitled to elect four of the nine members of the SPG Board of Directors, unless their portion of the aggregate equity interest of SPG (including SPG Common Stock, Class B Common Stock and units of the SPG Operating Partnership ("SPG Units") considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of the closing of the Merger, in which case they will be entitled to elect only two members of the SPG Board of Directors. See "DESCRIPTION OF SPG'S CAPITAL STOCK--SPG Common Stock and Class B Common Stock." The shares of Class B Common Stock also convert automatically into an equal number of shares of SPG Common Stock in certain circumstances, including the reduction of the Simons' aggregate equity interest to less than 5%. SPG also had outstanding, as of March 31, 1996, 4,000,000 shares of Series A Preferred Stock (as defined in the "GLOSSARY"), all of which were issued on October 26, 1995. At any time on or after October 26, 1997, such shares may be converted into SPG Common Stock (as of March 31, 1996, 3,809,523 shares of SPG Common Stock). The proceeds from the issuance of the Series A Preferred Stock were contributed to the SPG Operating Partnership in exchange for preferred units in that partnership and such preferred units entitle SPG to distributions equal to the aggregate dividends payable on the Series A Preferred Stock, and convert into SPG Units on the same economic terms and conditions as the Series A Preferred Stock can convert into SPG Common Stock. Thus, under the SPG Partnership Agreement, a full conversion of the Series A Preferred Stock would result in a concurrent conversion of preferred units of the SPG Operating Partnership into SPG Units. The Series A Preferred Stock has voting power equal to the number of shares of SPG Common Stock into which such stock would be convertible. All references herein to SPG Units do not include preferred units of the SPG Operating Partnership owned by the Simon DeBartolo Group.

     SPG Units held by limited partners in the SPG Operating Partnership may be exchanged for shares of SPG Common Stock on a one-for-one basis or for cash at SPG's option (the "SPG Exchange Rights"). If all SPG Units held by SPG Limited Partners outstanding on March 31, 1996, including the Simons and the other SPG Limited Partners, were exchanged for SPG Common Stock, an aggregate 37,282,628 additional shares of SPG Common Stock would be issued. See "DESCRIPTION OF SPG'S CAPITAL STOCK."

  EXISTING STRUCTURE OF DRC

     Substantially all of DRC's assets are held by, and its operations are conducted through, the DRC Operating Partnership. DRC owns a 61.9% interest in the DRC Operating Partnership. The DeBartolos (as defined in the "GLOSSARY"), certain current and former employees of EJDC and a third party (collectively, the "DRC Limited Partners") hold the remaining 38.1% limited partnership interests in the DRC Operating Partnership. As of March 31, 1996, the DeBartolos beneficially owned a 36.5% limited partnership interest in the DRC Operating Partnership.

     Subject to certain restrictions, the limited partnership interests in the DRC Operating Partnership held by the DRC Limited Partners (the "DRC Interests") may be exchanged for shares of DRC Common Stock. As of March 31, 1996, if all such interests were exchanged, an aggregate of 34,100,867 additional shares of DRC Common Stock would be issued.

  STRUCTURE OF THE SIMON DEBARTOLO GROUP

     The Merger will result in the combination of the existing businesses and properties of SPG and DRC within the Simon DeBartolo Group. In structuring the transaction, SPG and DRC have determined that such businesses will be conducted and such properties will be held through the DRC Operating Partnership (following the Merger, to be renamed the Simon-DeBartolo Group, L.P. and referred to herein as the "Operating Partnership") and that DRC should survive the Merger as a subsidiary of the Simon DeBartolo Group. In the Merger, Sub will merge with and into DRC, with DRC (following the Merger, the "Surviving Subsidiary Corporation") being the surviving company and becoming a subsidiary of the Simon DeBartolo Group (with the Simon DeBartolo Group owning in excess of 99.9% of its outstanding common shares). In exchange for their shares of DRC Common Stock, the non-dissenting public shareholders of DRC will receive the Merger Consideration.

     The Operating Partnership will continue in existence after the Merger under an amended and restated limited partnership agreement (the "Amended Operating Partnership Agreement"). DRC Interests held by the DRC Limited Partners will be redesignated as units of interest in the Operating Partnership ("Units") which are exchangeable for shares of SPG Common Stock on a one-for-one basis or cash, at the election of the Simon DeBartolo Group. The partners of the existing SPG Operating Partnership will contribute SPG Units owned by them to the Operating Partnership in exchange for a like number of Units in the Operating Partnership. As discussed below, following the Merger the Simon DeBartolo Group intends to simplify the structure of the combined company and to consolidate operations into the Operating Partnership.

     The Simon DeBartolo Group will be the non-managing general partner, and the Surviving Subsidiary Corporation will be the managing general partner, of the Operating Partnership. The Simon DeBartolo Group will remain the sole general partner of the SPG Operating Partnership and the Operating Partnership will become a special limited partner in the SPG Operating Partnership. The Simon DeBartolo Group, both directly and indirectly through its ownership of the Surviving Subsidiary Corporation, will own a 61.4% interest in the Operating Partnership and the former SPG Limited Partners and the existing DRC Limited Partners as limited partners of the Operating Partnership will own beneficially, in the aggregate, a 38.6% interest in the Operating Partnership. In addition, the Simon DeBartolo Group, directly and indirectly through its ownership interest in the Operating Partnership and the Surviving Subsidiary Corporation, will own beneficially a 61.0% interest in the SPG Operating Partnership, with the balance of the interests in the SPG Operating Partnership owned beneficially by the limited partners of the Operating Partnership (such limited partners, the "Limited Partners").

     Immediately after the Effective Time (as defined below; see "--The Merger"), properties owned by the DRC Operating Partnership and the SPG Operating Partnership will continue to be owned by them immediately after the Effective Time. Subject to the receipt of required consents, it is contemplated that, subsequent to the first anniversary of the Closing Date (as defined in the "GLOSSARY"), additional reorganizational transactions will be effected that will have the effect of simplifying the structure of the Simon DeBartolo Group in existence after the Merger so that, ultimately, the Operating Partnership will directly own all of the property and partnership interests now owned by the SPG Operating Partnership.

     The SPG Operating Partnership will hold substantially all of the economic interest in the SPG Management Company, while the voting stock will be held by the Simons or their affiliates. The Operating Partnership will hold substantially all of the economic interest in the DRC Management Company (as defined in the "GLOSSARY"), while the voting stock will be held by the SPG Management Company.

                            STRUCTURE OF SPG AND DRC

                 PRIOR TO THE MERGER AND THE OTHER TRANSACTIONS

     [Corporate structure chart of each of SPG and DRC prior to the Merger and the Other Transactions]

- ---------------
The information provided in these notes is given as of March 31, 1996.

(1) Included within the public holdings of DRC Common Stock are shares owned by BJS representing 11.5% of the outstanding DRC Common Stock.

(2) The Simons own all of the outstanding Class B Common Stock and less than one percent of the outstanding SPG Common Stock.

(3) The Simons own a 35.6% limited partnership interest and, together with the other SPG Limited Partners, a 38.9% limited partnership interest, in the SPG Operating Partnership.

(4) SPG owns a 61.1% general partnership interest in the SPG Operating Partnership.

(5) SPG will own over 99.9% of the outstanding common stock of Sub, which will merge with and into DRC in the Merger.

(6) The DeBartolos own a 36.5% limited partnership interest and, together with the other DRC Limited Partners, a 38.1% limited partnership interest, in the DRC Operating Partnership.

(7) DRC, the general partner of the DRC Operating Partnership, owns a 61.9% interest therein.

(8) The SPG Operating Partnership, directly or indirectly, owns substantially all of SPG's property interests.

(9) The DRC Operating Partnership, directly or indirectly, owns substantially all of DRC's property interests.

                     STRUCTURE OF THE SIMON DEBARTOLO GROUP

        FOLLOWING CONSUMMATION OF THE MERGER AND THE OTHER TRANSACTIONS

            [Corporate structure chart of the Simon DeBartolo Group following consummation of the Merger and the Other Transactions]

- ---------------
The information provided in these notes gives effect to the Merger and the Other Transactions as if they occurred on March 31, 1996.

(1) Included within the public holdings of SPG Common Stock are shares owned by BJS that will represent 4.5% of the outstanding SPG Common Stock.

(2) The Simons will own less than 1% of the outstanding shares of SPG Common Stock and all of the Class B Common Stock.

(3) The DeBartolos will own less than 1% of the outstanding SPG Common Stock and all of the Class C Common Stock.

(4) The Simon DeBartolo Group will own over 99.9% of the common stock of the Surviving Subsidiary Corporation and, both directly and indirectly through its ownership of the Surviving Subsidiary Corporation, will own a 61.4% interest in the Operating Partnership and, as general partner, will own 1% of the SPG Units and a 49.5% interest in the capital of the SPG Operating Partnership.

(5) The Limited Partners as a group (including the Simons and the DeBartolos) will own a 38.6% beneficial interest in the Operating Partnership and the SPG Operating Partnership, of which the Simons will own 21.7% and the DeBartolos will own 14.2%.

(6) The Operating Partnership will own a 49.5% special limited partnership interest in, and an additional 49.5% interest in the profits of, the SPG Operating Partnership.

(7) Properties owned by the Operating Partnership will be held as they were held in the pre-Merger structure. Later acquired properties will be held by, and future operations will be conducted through, the Operating Partnership. Until transferred to the Operating Partnership (assuming all necessary consents can be obtained), properties owned by the SPG Operating Partnership will continue to be owned by the SPG Operating Partnership.

GOVERNANCE OF THE SIMON DEBARTOLO GROUP AFTER THE MERGER

  BOARD OF DIRECTORS

     At the SPG Special Meeting, holders of the Equity Stock (as defined below), voting as a single class, will consider and vote upon the election, effective upon the Effective Time, of the following 13 persons to serve on the Board of Directors of the Simon DeBartolo Group: from the existing Board of Directors of SPG, Birch Bayh, William T. Dillard, II, Terry S. Prindiville, J. Albert Smith, Jr., David Simon, Herbert Simon and Melvin Simon and from the existing Board of Directors of DRC, Edward J. DeBartolo, Jr., G. William Miller, Fredrick W. Petri, Richard S. Sokolov, Philip J. Ward and M. Denise DeBartolo York. See "THE MEETINGS OF STOCKHOLDERS OF SPG--Matters to be Considered at the Meetings," "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS" and "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

     In order to implement the Merger and achieve its full benefits, SPG is proposing and recommending to its stockholders at the SPG Special Meeting (and any postponement or adjournment thereof) the adoption and approval of the SPG Proposal, effective as of the Effective Time, including the adoption of the Amended SPG Charter and the Amended SPG By-laws (each as defined in the "GLOSSARY"), and will use its best efforts to seek and solicit the Required Vote (as defined below). If the Amended SPG Charter and Amended SPG By-laws are adopted and approved by the Required Vote at the SPG Special Meeting, upon or immediately following the Effective Time, SPG will issue the entire amount of Class C Common Stock to EJDC for nominal consideration. Adoption of the Amended SPG Charter and the Amended SPG By-laws will result in the expansion of the Board of Directors of the Simon DeBartolo Group to 13 members, composed of four directors elected by the holders of the Class B Common Stock voting separately as a single class, two directors elected by the holders of the Class C Common Stock voting separately as a single class and seven directors elected by the holders of the SPG Common Stock, the Class B Common Stock, the Class C Common Stock and the Series A Preferred Stock (the "Equity Stock") voting together as a single class. The terms of office of such last mentioned seven directors will be temporarily classified, ending in 1997 through 1999. Thereafter, all directors of the Simon DeBartolo Group will serve terms of one year. For a discussion and description of the Amended SPG Charter and the Amended SPG By-laws, see "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

     For a discussion of the disadvantages to the stockholders of the Simon DeBartolo Group of the failure to obtain the Required Vote (assuming the Merger is nonetheless duly approved and consummated) and a general discussion of the consequences thereof, including a discussion of the Alternative Amended SPG Charter and the Alternative Amended SPG By-laws (each as defined in the "GLOSSARY") and other arrangements (including the maintenance of a nine-member Board of Directors rather than its expansion to 13 members), see "RISK FACTORS--Risks Associated with Failure to Obtain Required Vote" and "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED."

SPG STOCKHOLDERS MEETINGS; DRC SHAREHOLDERS MEETING

  SPG STOCKHOLDERS MEETINGS

     The SPG Special Meeting will be held at the Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana, on August 6, 1996, at 10:00 a.m., Indianapolis time. The SPG Annual Meeting will be held immediately following the SPG Special Meeting at the same location as the SPG Special Meeting. At the SPG Special Meeting, the holders of Equity Stock, voting together as a class, will be asked to consider and vote upon a single proposal (the "SPG Proposal") (i) to approve the Merger Agreement and the issuance of the Merger Consideration, (ii) to approve certain amendments to the SPG Charter and the SPG By-laws and (iii) to elect a slate of 13 persons to an expanded Board of Directors for which SPG is seeking the approval of at least 80% of the aggregate votes entitled to be cast by holders of the Equity Stock, voting together as a single class (the "Required Vote"), as well as a majority of the votes entitled to be cast by holders of Class B Common Stock, voting separately. If the SPG Proposal is not approved by the Required Vote but is approved by a majority of the votes entitled to be cast with respect thereto, the Merger Agreement and the issuance with the Merger Consideration will be approved, a different set of amendments to the SPG Charter and the SPG By-laws will come into effect and a slate of nine persons will be seated on the Board of Directors of the Simon DeBartolo Group.

     The owners of the Class B Common Stock have executed an irrevocable proxy granting to certain representatives of DRC the full power to vote such shares, together with any other voting security of SPG that they may own, in favor of the SPG Proposal and against any proposal made in opposition to or in competition with the SPG Proposal.

     At the SPG Annual Meeting, the holders of the Equity Stock, voting together as a single class, will be asked to approve the election of five Common Stock Directors (as defined in the "GLOSSARY") to serve until the earlier to occur of the Effective Time of the Merger and the next annual meeting of stockholders (if the Merger is not consummated) and the appointment of Arthur Andersen LLP as independent accountants for SPG for 1996. The Common Stock Directors elected at the SPG Annual Meeting, if they are not to be members of the Board of Directors following the Merger, will cease to hold office as directors as of the Effective Time of the Merger and will be replaced by persons listed under "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group." At the SPG Annual Meeting, directors will be elected by a plurality of the votes cast by shares entitled to vote at such meeting. The appointment of independent accountants will require the affirmative vote of a majority of the votes cast on the matter at the SPG Annual Meeting.

     Holders of SPG Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the SPG stockholders, other than the election of directors elected exclusively by the holders of Class B Common Stock. Holders of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of SPG Common Stock into which such shares of Series A Preferred Stock would be convertible pursuant to the Conversion Formula (as defined in the "GLOSSARY"). As of March 31, 1996, (i) there were 55,360,225 shares of SPG Common Stock outstanding, (ii) there were 3,200,000 shares of Class B Common Stock outstanding and (iii) the aggregate voting power of all shares of Series A Preferred Stock was equal to that of 3,809,523 shares of SPG Common Stock. See "DESCRIPTION OF SPG'S CAPITAL STOCK--SPG Common Stock and Class B Common Stock" and "--Series A Preferred Stock."

     As of March 31, 1996, directors and executive officers of SPG as a group beneficially held outstanding shares of Equity Stock representing 5.5% of all the votes entitled to be cast by holders of Equity Stock at the SPG Meetings and as of the record date for the SPG Common Stock for purposes of voting on the SPG Proposal (the "SPG Record Date"), such persons as a group held outstanding shares of Equity Stock representing 5.5% of such shares.

     See "THE MEETINGS OF STOCKHOLDERS OF SPG."

  DRC SPECIAL MEETING

     The DRC Special Meeting will be held at DRC's corporate offices, 7655 Market Street, Youngstown, Ohio 44513 on August 6, 1996, at 11:00 a.m., Youngstown time. At the DRC Special Meeting, the holders of DRC Common Stock will be asked to consider and vote upon a proposal to adopt the Merger Agreement and to authorize the Merger and the other transactions contemplated thereby, as more fully described under "THE MEETING OF SHAREHOLDERS OF DRC--Matters to be Considered at the Meeting" and "THE MERGER." The holders of record of outstanding shares of DRC Common Stock on the DRC Record Date (as defined below) will be entitled to one vote per share on all matters to be considered at the DRC Special Meeting.

     BJS, which owned 6,347,016 shares of DRC Common Stock as of March 31, 1996, has executed an irrevocable proxy granting to certain representatives of SPG the full power to vote such DRC Common Stock, together with any other voting security of DRC that it may own at the time of the DRC Special Meeting, to adopt the Merger, the Merger Agreement and the transactions contemplated thereby and to vote against any proposal made in opposition to or in competition with the Merger, the Merger Agreement and the transactions contemplated thereby. The proxy granted by BJS is subject to withdrawal only upon withdrawal by DRC's Board of Directors of its recommendation that DRC's shareholders vote in favor of adopting the Merger Agreement and approving the Merger.

     As of the record date for the DRC Common Stock for purposes of voting on the Merger (the "DRC Record Date"), directors and executive officers of DRC as a group beneficially held shares of the outstanding DRC Common Stock representing less than one percent of all the votes entitled to be cast by holders of DRC Common Stock at the DRC Special Meeting.

     See "THE MEETING OF SHAREHOLDERS OF DRC."

THE MERGER

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, Sub will be merged with and into DRC, whereupon the separate existence of Sub will cease and DRC will be the surviving corporation of the Merger and will be a subsidiary of the Simon DeBartolo Group. See "THE MERGER--Effects of the Merger." The Merger will become effective upon the filing of a Certificate of Merger (as defined in the "GLOSSARY") with the Secretary of State of the State of Ohio (the "Effective Time"). At the Effective Time, each outstanding share of DRC Common Stock (other than Dissenters' Shares) will be converted into the right to receive the Merger Consideration. See "THE MERGER--Terms of the Merger" and "THE PROPOSED MERGER AND RELATED MATTERS-- Dissenters' Rights." Simultaneously with the consummation of the Merger, certain related contribution, sale and other transactions (the "Other Transactions") will occur and certain agreements will be entered into or become effective. For a discussion of these Other Transactions and these agreements, see "--Certain Other Transactions and Agreements," "THE MERGER--Certain Transactions and Agreements Relating to the Merger" and "CERTAIN AGREEMENTS."

     In addition to obtaining the SPG Stockholder Approvals and the DRC Shareholder Approvals (each as defined in the "GLOSSARY"), (i) the obligations of SPG on the one hand and DRC on the other to consummate the Merger are subject to the simultaneous consummation of the Other Transactions, the receipt of all material consents and waivers of lenders to EJDC necessary for the consummation of the Merger and the Other Transactions, and the satisfaction or waiver of certain other customary mutual conditions; (ii) the obligations of SPG to consummate the Merger are further subject to, among other things, receipt of material consents and waivers from non-governmental third parties which if not obtained would have a material adverse effect on DRC, receipt of opinions from counsel for SPG as to the Simon DeBartolo Group's status as a REIT and from counsel for DRC as to the treatment of the Merger as a tax-free reorganization and on the status of DRC as a REIT and there having been no change in DRC's business, results of operations or financial condition which would have a material adverse effect on DRC; and (iii) the obligations of DRC to consummate the Merger are also further subject to, among other things, receipt of consents and waivers from non-governmental third parties which if not obtained would have a material adverse effect on SPG, receipt of opinions from counsel for SPG as to, among other things, the Simon DeBartolo Group's status as a REIT and regarding the treatment of the Merger as a tax-free reorganization, and there having been no change in SPG's business, results of operations or financial condition which would have a material adverse effect on SPG. See "THE MERGER--Conditions to the Merger; Termination; Waiver and Amendment."

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, whether before or after the SPG Stockholder Approvals and the DRC Shareholder Approvals are obtained, as follows: (i) by mutual written consent of SPG and DRC; (ii) by SPG, upon a breach of any representation or warranty on the part of DRC set forth in the Merger Agreement, or if any such representation or warranty of DRC shall have become untrue (in either case, having a material adverse effect on DRC) or the breach in any material respect of any covenant or agreement of DRC set forth in the Merger Agreement; (iii) by DRC, upon a breach of any representation or warranty on the part of SPG set forth in the Merger Agreement, or if any such representation or warranty of SPG shall have become untrue (in either case, having a material adverse effect on SPG) or the breach in any material respect of any covenant or agreement of SPG set forth in the Merger Agreement; (iv) by either SPG or DRC, if any permanent injunction or other action preventing the consummation of the Merger shall have become final and nonappealable; (v) by either SPG or DRC, if the Merger shall not have been consummated before October 30, 1996 (and if the terminating party has not willfully breached any of its representations, warranties or covenants in the Merger Agreement); (vi) by either SPG or DRC, if either the SPG Stockholder Approvals or the DRC Shareholder Approvals are not obtained; (vii) by DRC, upon payment of the Break-Up Fee (as defined below; see "THE MERGER--No Solicitation; Board Action; Fees and Expenses") by DRC as directed by SPG, if the DRC Board of Directors shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in connection with, or recommended or approved, a Superior Competing Transaction (as defined below; see "THE MERGER--No Solicitation; Board Action; Fees and Expenses"); (viii) by SPG if the DRC Board of Directors or any committee thereof shall have (A) withdrawn or modified in a manner adverse to SPG its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Superior Competing Transaction, (B) entered into certain agreements with respect to any Competing Transaction (as defined below; see "THE MERGER--No Solicitation; Board Action; Fees and Expenses" or (C) resolved to do any of the foregoing or (ix) by DRC, if the average closing price of the SPG Common Stock on the NYSE for the period beginning on the eighteenth trading day prior to the DRC Special Meeting and through and including the third trading day prior to the DRC Special Meeting is less than $21.25.

     If the Merger Agreement is terminated in certain circumstances involving a Competing Transaction, then DRC shall be obligated to pay the Break-Up Fee, and in certain other circumstances expenses incurred by SPG in connection with the Merger Agreement and the Other Transactions, up to a maximum of $7.5 million. If the Merger Agreement is terminated in connection with the failure of SPG to obtain certain consents to the Merger and the Other Transactions which if not obtained would have a material adverse effect on SPG, then SPG shall be obligated to pay the Termination Fee (as defined below). For a complete discussion of such fees, see "THE MERGER--No Solicitation; Board Action; Fees and Expenses."

     In addition to customary mutual covenants, each of SPG and DRC are subject to covenants applicable prior to the Effective Time requiring them to operate their respective businesses in the ordinary course and imposing certain other specific restrictions on such operations. See "THE MERGER--Conduct of SPG's and DRC's Businesses Pending Completion of the Merger," "--Certain Additional Mutual Covenants," "--Certain Additional Covenants of SPG" and "--Certain Additional Covenants of DRC."

     Pursuant to the Merger Agreement, SPG and DRC have agreed to take certain actions with respect to, and to provide certain benefits under, the Benefit Plans of DRC and SPG, the DRC Stock Incentive Plan and the Severance Program (each as defined in the "GLOSSARY"). See "THE MERGER--Certain Provisions Relating to Employee Benefits and Incentive Plans."

AMENDMENTS TO SPG'S CHARTER AND BY-LAWS

     Under the Merger Agreement, SPG is required to propose and recommend to its stockholders at the SPG Special Meeting the adoption and approval, effective as of the Effective Time, of the SPG Proposal, including, among other things, the adoption of the Merger Agreement and the amendments giving effect to certain terms thereof through the adoption of the Amended SPG Charter and the Amended SPG By-laws. If the Amended SPG Charter and Amended SPG By-laws are adopted and approved at the SPG Special Meeting, upon or immediately following the Effective Time, SPG will issue the entire amount of Class C Common Stock to EJDC for nominal consideration.

     If the Required Vote is obtained at the SPG Special Meeting, the Simon DeBartolo Group's Board of Directors will have 13 members, continuing the existing majority of publicly elected independent directors while also continuing significant board representation of the Simons and the DeBartolos. The Simons will continue to have the right to elect four of such directors and the DeBartolos, acting through EJDC, will have the right to elect two of such directors. See "RISK FACTORS--Conflicts of Interest Related to the Merger--Continuing Substantial Influence of the Simons and the DeBartolos," "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS--Class C Common Stock" and "DESCRIPTION OF SPG'S CAPITAL STOCK--SPG Common Stock and Class B Common Stock."

     If, however, the Required Vote is not obtained at the SPG Special Meeting, but the Merger is nonetheless approved, the Alternative Amended SPG Charter and Alternative Amended SPG By-laws will become effective, providing for, among other things, a nine-person Board of Directors. For a discussion of the disadvantages of these alternative governance arrangements to the stockholders of the Simon DeBartolo Group, see "RISK FACTORS--Risks Associated with Failure to Obtain Required Vote" and "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED."

CERTAIN OTHER TRANSACTIONS AND AGREEMENTS

     In connection with the Merger Agreement and the Merger, certain additional agreements (the "Other Transaction Agreements") have been, or will be, entered into on or prior to the Effective Time which provide for the Other Transactions to be effected on or prior to the Effective Time. The Other Transaction Agreements consist of:

     - The Stock Purchase Agreement, dated as of March 26, 1996, between EJDC and the SPG Management Company (the "Stock Purchase Agreement"), pursuant to which the voting stock of the DRC Management Company currently held by EJDC will be purchased at the Effective Time by the SPG Management Company for $2.5 million in cash.

     - The several Contribution Agreements among DRC, the DRC Operating Partnership, SPG, the SPG Operating Partnership and the SPG Limited Partners (collectively, the "Contribution Agreement"), providing for the contribution to the DRC Operating Partnership at the Effective Time (i) by the SPG Limited Partners of their respective SPG Units in exchange for Units and (ii) by SPG, as general partner of the SPG Operating Partnership, of certain of its interests in the SPG Operating Partnership in exchange for a non-managing general partner interest in the Operating Partnership, so that following completion of the Other Transactions, the Operating Partnership will own a substantial economic interest in the SPG Operating Partnership. The Contribution Agreement also establishes the formula for the allocation of Units among the partners of the Operating Partnership at the Effective Time as well as the basis for the exchange of SPG Units for Units.

     - The Termination Agreement, dated as of March 26, 1996, among DRC, certain DRC Affiliates (as defined in the "GLOSSARY") and the DeBartolos (the "Termination Agreement"), providing for the termination, as of the Effective Time, of the rights of the DeBartolos and certain other DRC Affiliates under all the agreements providing exchange rights, cash tender rights and registration rights for the DeBartolos and other DRC Limited Partners and of the DRC Noncompetition Agreement (as defined in the "GLOSSARY"), which imposes certain noncompete restrictions on certain of the DeBartolos.

     See "THE MERGER--Certain Transactions and Agreements Relating to the
Merger."

     In addition, in connection with the Merger Agreement and the Merger, certain agreements (the "Related Agreements") have been entered into or will be entered into which consist of:

     - The Stockholders Agreement, dated as of March 26, 1996, among SPG, DRC, the Simons and the DeBartolos (the "Stockholders Agreement") providing for rights and duties imposed on the parties thereto, including (a) the voting of shares held by the Simons and the DeBartolos to effect the SPG Proposal, including the Merger, the amendments to the SPG Charter and SPG By-laws, the Other Transactions and the election of certain persons to the Board of Directors of the Simon DeBartolo Group and (b) the execution and delivery at or prior to the Effective Time of the amended and restated partnership agreements of the Operating Partnership and the SPG Operating Partnership. See "CERTAIN AGREEMENTS--Stockholders Agreement."

     - The Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership (the "Amended Operating Partnership Agreement"), to become effective at the Effective Time, among DRC, SPG, the DRC Limited Partners and the SPG Limited Partners, providing for (a) the admission to the Operating Partnership of SPG as the non-managing general partner and the SPG Limited Partners as limited partners and (b) the terms and provisions governing the Operating Partnership such as contribution of capital, allocation and distribution of capital and income, duties of the managing general partner, the non-managing general partner and the Limited Partners (as defined in the "GLOSSARY"), transfer of Units and the rights of Limited Partners to convert Units into shares of SPG Common Stock. See "CERTAIN AGREEMENTS--The Agreements of Limited Partnership."

     - The Third Amended and Restated Agreement of Limited Partnership of the SPG Operating Partnership, to become effective at the Effective Time, among SPG and DRC, as the managing general partner of the Operating Partnership (the "Amended SPG Partnership Agreement"), pursuant to which the Simon DeBartolo Group will continue as general partner of such partnership and the Operating Partnership will have a limited partnership interest in such partnership. See "CERTAIN AGREEMENTS--The Agreements of Limited Partnership."

     - A new Registration Rights Agreement, to be executed at or prior to the Effective Time, among SPG, the Simons, the DeBartolos and certain other Unit holders (collectively, the "Rights Holders") (the "New Registration Rights Agreement") pursuant to which the Simon DeBartolo Group will grant registration rights with respect to certain shares of SPG Common Stock. See "CERTAIN AGREEMENTS--The Registration Rights Agreements--The New Registration Rights Agreement."

     - The BJS Registration Rights Agreement, dated as of March 26, 1996, between BJS and SPG (the "BJS Registration Rights Agreement"), pursuant to which SPG has agreed to cause the registration of the shares of SPG Common Stock to be issued to BJS as an affiliated holder of DRC Common Stock in connection with the Merger in order to permit sales of some or all of such shares by BJS from time to time. Such registration is being effected pursuant to the Registration Statement of which this Prospectus/Joint Proxy Statement is a part. See "CERTAIN AGREEMENTS--The Registration Rights Agreements--The BJS Registration Rights Agreement" and "DISTRIBUTION OF SHARES BY BJS."

NEW YORK STOCK EXCHANGE LISTING OF SPG COMMON STOCK

     SPG has obtained preliminary approval for the listing on the NYSE of the shares of SPG Common Stock to be issued in the Merger. Approval of the listing of such shares for trading on the NYSE is a condition to the respective obligations of SPG and DRC to consummate the Merger. See "THE MERGER--Conditions to the Merger; Termination; Waiver and Amendment."

REGULATORY APPROVAL

     Other than (i) the Commission's declaring effective the Registration Statement containing this Prospectus/Joint Proxy Statement, (ii) approvals in connection with compliance with applicable Blue Sky or state securities laws,
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (iv) the filing of such reports under Section 13(a) of the Exchange Act as may be required in connection with the Merger Agreement and the Other Transactions and (v) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined in the "GLOSSARY"), neither the management of SPG nor the management of DRC believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is expected to qualify for treatment as a tax-free reorganization under Section 368(a) of the Code, and the DRC shareholders who exchange their DRC Common Stock for SPG Common Stock will not recognize any gain or loss on the exchange except where DRC shareholders receive cash proceeds in lieu of fractional interests in shares of SPG Common Stock greater than the tax basis allocated to such shareholders' fractional share interests. However, in the event that the Merger does not qualify as a reorganization, each DRC shareholder will recognize gain or loss equal to the difference between the shareholder's tax basis in the DRC Common Stock and the fair market value of the SPG Common Stock received in the Merger. Upon receipt of cash in exchange for its shares, a Dissenting Shareholder (as defined below; see "--Dissenters' Rights") will recognize a taxable gain or loss to the extent the cash received exceeds or is less than the Dissenting Shareholder's basis in its shares. See "THE MERGER--Federal Income Tax Consequences to Holders of DRC Common Stock."

DISSENTERS' RIGHTS

     Holders of shares of DRC Common Stock who do not vote in favor of adoption of the Merger Agreement and who otherwise comply with the requirements of Ohio law respecting the perfection of dissenters' rights ("Dissenting Shareholders") may dissent from the Merger and elect to have the "fair cash value" of their shares, excluding any appreciation or depreciation resulting from the Merger, judicially determined and paid to them. In order to have such "fair cash value" judicially determined and paid, a Dissenting Shareholder must deliver to DRC a written demand for payment of such "fair cash value" of its shares of DRC Common Stock not later than ten days after the taking of the vote on the Merger Agreement and must comply with other requirements of Section 1701.85 of the Ohio Statute (as defined in the "GLOSSARY"), the full text of which is attached as Annex V to this Prospectus/Joint Proxy Statement. Any deviation from such requirements may result in the forfeiture of rights as a Dissenting Shareholder. Upon receipt of cash in exchange for its shares, a Dissenting Shareholder will recognize a taxable gain or loss to the extent the cash received exceeds or is less than the Dissenting Shareholder's basis in its shares. Fair cash value is determined as of the day prior to the date on which the vote of the DRC shareholders authorizing the Merger is taken and excludes any appreciation or depreciation in market value resulting from the proposed Merger. See "THE PROPOSED MERGER AND RELATED MATTERS--Dissenters' Rights" and Annex V hereto.

     Holders of shares of SPG Common Stock will not have dissenters' rights under Maryland law.

COMPARATIVE RIGHTS OF SHAREHOLDERS OF DRC AND STOCKHOLDERS OF SPG

     DRC is incorporated under the laws of the State of Ohio, and SPG is incorporated under the laws of the State of Maryland. DRC shareholders will, upon consummation of the Merger, become stockholders of SPG and their rights as such will be governed by Maryland law and the SPG Charter and SPG By-laws. Important differences exist between the laws of Ohio and the rights of shareholders of DRC and the laws of Maryland and the rights of stockholders of SPG. Such differences include, but are not limited to, the following: (i) laws governing changes in control and business combinations; (ii) the removal of directors and the filling of vacancies on the board of directors; (iii) indemnification and liability of directors and officers; and (iv) voting requirements and various other rights of corporate security holders. For a description of these and other differences between Ohio and Maryland law, see "SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATE LAWS OF OHIO AND MARYLAND AND COMPARISON OF RIGHTS OF HOLDERS OF DRC COMMON STOCK AND SPG COMMON STOCK."

THE AMENDED OPERATING PARTNERSHIP AGREEMENT AND THE EXISTING SPG PARTNERSHIP AGREEMENT AND DRC PARTNERSHIP AGREEMENT

     For a discussion of the Amended Operating Partnership Agreement, which will set forth the terms and provisions governing the Operating Partnership and which establishes different, and in certain cases greater, rights of some or all of the partners than the existing SPG Partnership Agreement and DRC Partnership Agreement (each as defined in the "GLOSSARY"), see "CERTAIN AGREEMENTS--The Agreements of Limited Partnership."

HISTORICAL AND PRO FORMA PER SHARE INFORMATION

     The following table sets forth certain historical, pro forma and pro forma equivalent information giving effect to the Merger and the Other Transactions (see "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA"). The data is based on the historical and pro forma financial statements.

                                                FOR THE THREE MONTHS ENDED                        FOR THE YEAR ENDED
                                                      MARCH 31, 1996                               DECEMBER 31, 1995
                                         -----------------------------------------     -----------------------------------------
                                                                          DRC                                           DRC
                                                          PRO          PRO FORMA                        PRO          PRO FORMA
               PER SHARE                 HISTORICAL     FORMA(1)     EQUIVALENT(2)     HISTORICAL     FORMA(1)     EQUIVALENT(2)
- ---------------------------------------  ----------     --------     -------------     ----------     --------     -------------
Net Income per Share of Common Stock
  Before Extraordinary Items
  SPG..................................    $ 0.23        $ 0.25             --           $ 1.08        $ 1.13             --
  DRC..................................    $ 0.15            --          $0.17           $ 0.53            --          $0.77
Cash Distributions(3)
  SPG..................................    $ 0.49        $ 0.49             --           $ 1.97        $ 1.97             --
  DRC..................................    $ 0.32            --          $0.33           $ 1.26            --          $1.34
Book Value per Share of Common Stock
  SPG..................................    $ 1.98        $10.65             --              N/A           N/A            N/A
  DRC..................................    $ 0.24            --          $7.24              N/A           N/A            N/A

- ---------------
(1) The pro forma weighted average shares outstanding during the three months ended March 31, 1996 and the pro forma number of shares outstanding at March 31, 1996 used to compute the pro forma data after giving effect to the Merger were 96,266,696 and 96,444,745, respectively. The pro forma weighted average shares outstanding during the year ended December 31, 1995 used to compute pro forma net income per share after giving effect to the Merger was 93,194,398.

(2) The DRC pro forma equivalent per share amounts are calculated by multiplying pro forma Net Income per Share of Common Stock Before Extraordinary Items, pro forma Cash Distributions per share and pro forma Book Value per Share of Common Stock by the Exchange Ratio (0.68) so that the per share amounts are equated to the respective values for one share of DRC Common Stock.

(3) SPG currently pays a quarterly distribution of $0.4925 per share. Future distributions by the Simon DeBartolo Group, however, will be at the discretion of its Board of Directors and will depend on certain factors. See "POLICIES OF THE SIMON DeBARTOLO GROUP--Dividend and Distribution Policies."

DIVIDEND AND DISTRIBUTION POLICIES

     Prior to the Merger each of SPG and DRC shall make a distribution (a "Special Distribution") to their respective stockholders and shareholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. The Special Distribution of each party will be equal to that party's most recent quarterly distribution rate, multiplied by the number of days since the last distribution record date through and including the Effective Time, and divided by 91.

     While it is not currently intended that the Simon DeBartolo Group will reduce quarterly distributions as a result of the Merger and the Other Transactions, future distributions paid by the Simon DeBartolo Group will be at the discretion of its Board of Directors and will depend on its actual cash flow, financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code and such other factors as such Board of Directors deems relevant. The next full quarterly dividend paid by the Simon DeBartolo Group will be adjusted to take into account the Special Distribution. Assuming the Simon DeBartolo Group continues to make regular quarterly distributions at a current rate of $0.4925 per share of SPG Common Stock, following the Merger, each former shareholder of DRC, as a stockholder of the Simon DeBartolo Group, would be entitled to receive a quarterly distribution from the Simon DeBartolo Group equivalent to $0.3349 per share of DRC Common Stock held prior to the Merger.

     See "POLICIES OF THE SIMON DeBARTOLO GROUP--Dividend and Distribution Policies."

RISK FACTORS

     In considering whether to approve the Merger, the stockholders of SPG and shareholders of DRC should consider, in addition to the other information in this Prospectus/Joint Proxy Statement, the matters described under "RISK FACTORS," including the following risk factors:

     - Possible conflicts of interest resulting from the interests of certain members of the Board of Directors and management of each of SPG and DRC in the Merger and the Other Transactions that are in addition to the interests of and benefits to the shareholders of DRC and stockholders of SPG generally.

     - Substantial influence of the Simons and the DeBartolos on the Board of Directors of the Simon DeBartolo Group.

     - No assurance that costs or other factors associated with combining SPG and DRC would not adversely affect future combined results of operations or the benefits of expected cost savings.

     - The Merger is expected to result in the Simon DeBartolo Group having a greater ratio of debt to Total Market Capitalization than that of SPG (before giving effect to the Merger).

     In addition, there are certain risks associated with tax matters, the possible adverse effects on stock prices arising from shares of the SPG Common Stock available for future sale and other matters.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND THE OTHER TRANSACTIONS

     Certain persons will receive certain benefits in connection with or otherwise have interests in the Merger and the Other Transactions, as follows:

  INTERESTS OF THE SIMONS AND THE DEBARTOLOS

     If the Required Vote is obtained, the Simons and the DeBartolos will have the collective ability to elect six of 13 members of the Simon DeBartolo Group's Board of Directors. If the Merger is completed but the Required Vote is not obtained, then the Simons and DeBartolos collectively would have the ability to designate members constituting a majority of the nine member Board of Directors of the Simon DeBartolo Group. In either case, the Simons and the DeBartolos would have the ability to exercise substantial influence over the affairs of the Simon DeBartolo Group. See "RISK FACTORS--Conflicts of Interest Related to the Merger," "THE MERGER--Benefits of the Merger and the Other Transactions to the Simons and the DeBartolos--The Rights of the Simons and DeBartolos to Have Representation on the Board of Directors of the Simon DeBartolo Group," "RISK FACTORS--Risks Associated with Failure to Obtain Required Vote" and "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED--Certain Benefits of the Merger to the Simons and the DeBartolos if the Required Vote is not Obtained."

     Pursuant to the EJDC Sales Rights (as defined below), EJDC (an affiliate of the DeBartolos) will have the right to dispose of certain of its Units to satisfy certain amortization requirements under certain outstanding indebtedness of EJDC. See "RISK FACTORS--Possible Adverse Effects on Stock Prices Arising from Shares Available for Future Sale" and "CERTAIN AGREEMENTS--The Agreements of Limited Partnership." In addition, each of EJDC, Edward J. DeBartolo, Jr. and
M. Denise DeBartolo York have previously executed noncompetition agreements with DRC which will be terminated in connection with the Merger and replaced with agreements of the DeBartolos not to use the "DeBartolo" name in the shopping center business. See "RISK FACTORS--Conflicts of Interest Related to the Merger--Termination of Noncompetition Agreement" and "CERTAIN AGREEMENTS--Stockholders Agreement."

     Pursuant to the Stock Purchase Agreement, EJDC will receive $2.5 million in cash from the SPG Management Company for 95% of the outstanding common stock of the DRC Management Company. As a result of such sale, the Simons, who currently control the SPG Management Company, will control both the SPG Management Company and the DRC Management Company. See "RISK FACTORS--Conflicts of Interest Related to the Merger--Continuing Substantial Influence of the Simons and the DeBartolos" and "THE MERGER--Benefits of the Merger and the Other Transactions to the Simons and the DeBartolos."

  INTERESTS OF BJS AND ITS AFFILIATES

     BJS owns 6,347,016 shares of DRC Common Stock, representing, as of March 25, 1996, 11.5% of the total issued and outstanding DRC Common Stock. BJS also has a debt investment in EJDC. BJS will receive certain registration rights in respect of shares of SPG Common Stock it will receive in connection with the Merger. Blackstone, an affiliate of BJS, will receive a fee of $2,125,000 for services rendered as financial advisor to DRC upon consummation of the proposed transaction between SPG and DRC. See "--Opinions of Financial Advisors--DRC--Opinion of Blackstone" and "THE PROPOSED MERGER AND RELATED MATTERS--Opinions of Financial Advisors to DRC--Opinion of Blackstone."

  INTEREST OF CERTAIN OTHER PERSONS

     For a discussion of the interests of certain other persons in the Merger and the Other Transactions, including an executive employment agreement, director and officer insurance and indemnification and the rights of the Limited Partners of the Operating Partnership, see "RISK FACTORS--Conflicts of Interest Related to the Merger--Amended and Restated Partnership Agreements" and "--Other Conflicts."

SUMMARY PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA

  SIMON DEBARTOLO GROUP PRO FORMA COMBINED FINANCIAL DATA

     The following pro forma combined financial data for the Simon DeBartolo Group are derived from the historical financial data of SPG and DRC.

     The unaudited pro forma combined Balance Sheet Data as of March 31, 1996 is presented as if the Merger and the Other Transactions had occurred on March 31, 1996. The unaudited pro forma combined Operating Data for the three month period ended March 31, 1996 and the year ended December 31, 1995 are presented as if the Merger and the Other Transactions had occurred as of January 1, 1995 and carried forward through March 31, 1996.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of SPG and DRC. The assumptions give effect to the Merger and the Other Transactions under the purchase method of accounting in accordance with generally accepted accounting principles and the combined entity qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the Merger and the Other Transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of SPG and DRC incorporated by reference into this Prospectus/Joint Proxy Statement and, in selected form, set forth under "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA."

                             SIMON DEBARTOLO GROUP
                            PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    FOR THE THREE MONTHS
                                                                           ENDED             FOR THE YEAR ENDED
                                                                       MARCH 31, 1996        DECEMBER 31, 1995
                                                                    --------------------     ------------------
OPERATING DATA:
Total revenue.....................................................      $    228,810            $    889,714
Depreciation and amortization.....................................            43,075                 162,786
Operating income before interest..................................           101,379                 408,648
Interest expense..................................................            64,598                 251,113
Income of the Operating Partnership...............................            41,652                 173,482
Limited partners' interest in the Operating Partnership...........            15,294                  66,389
                                                                         -----------             -----------
Net income........................................................            26,358                 107,093
Preferred dividends...............................................             2,031                   1,490
                                                                         -----------             -----------
Net income available to common stockholders.......................      $     24,327            $    105,603
                                                                         ===========             ===========
EARNINGS PER COMMON SHARE:
Net income........................................................      $       0.25            $       1.13
Distributions per common share....................................      $       0.49            $       1.97
Weighted average shares outstanding...............................        96,266,696              93,194,398
BALANCE SHEET DATA:
Total assets......................................................      $  5,531,342                     N/A
Mortgages and notes payable.......................................         3,488,332                     N/A
Limited partners' interest in the Operating Partnership...........           650,085                     N/A
Stockholders' equity..............................................      $  1,127,080                     N/A
OTHER DATA:
Cash flow provided by (used in) (1):
  Operating activities............................................      $     71,285            $    303,236
  Investing activities............................................           (72,634)               (306,421)
  Financing activities............................................            70,905                 (88,481)
Funds From Operations of the Operating Partnership (2)............      $     86,778            $    354,491
                                                                         ===========             ===========
Funds From Operations allocable to the Simon DeBartolo Group......      $     53,282            $    217,657
                                                                         ===========             ===========

- ---------------
(1) The pro forma cash flow information for the three months ended March 31, 1996 and the year ended December 31, 1995 is based on the combined historical information of SPG and DRC adjusted as if the Merger and the Other Transactions had occurred as of the beginning of the respective periods.

(2) Funds From Operations, as used in the above table and as defined by NAREIT (as defined in the "GLOSSARY"), means the consolidated net income of the Operating Partnership without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Simon DeBartolo Group's ownership interest, of Funds From Operations of unconsolidated entities all determined on a consistent basis in accordance with generally accepted accounting principles. The management of SPG and DRC believe that Funds From Operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From Operations is presented to assist investors in analyzing the performance of the Simon DeBartolo Group. The method of calculating Funds From Operations as used in the above table may be different from methods used by other REITs. Funds From Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of Funds From Operations. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at Funds From Operations. The modified definition was adopted for the pro forma period ended March 31, 1996. If the modified definition had been adopted for the pro forma period ended December 31, 1995, Funds From Operations of the Operating Partnership and Funds From Operations allocable to the Simon DeBartolo Group would have been $346,017 and $212,454, respectively.

     The following table reconciles pro forma income of the Operating Partnership to pro forma Funds From Operations for the periods presented:

                                                                         FOR THE THREE        FOR THE YEAR
                                                                          MONTHS ENDED            ENDED
                                                                         MARCH 31, 1996     DECEMBER 31, 1995
                                                                         --------------     -----------------
Pro forma income of the Operating Partnership before extraordinary
  items................................................................     $ 41,652            $ 173,482
  Plus:
     Depreciation and amortization less minority interests for
      consolidated properties plus the Operating Partnership's share from
       unconsolidated affiliates.......................................       47,157              180,471
     Amortization included in interest expense.........................           --                3,774
  Less:
     Operating Partnership's share of gains on sales of assets.........           --               (1,746)
     Preferred distributions...........................................       (2,031)              (1,490)
                                                                             -------             --------
Pro forma Funds From Operations of the Operating Partnership...........     $ 86,778            $ 354,491
                                                                             =======             ========
Pro forma Funds From Operations allocable to the Simon DeBartolo
  Group................................................................     $ 53,282            $ 217,657
                                                                             =======             ========

  SUMMARY HISTORICAL FINANCIAL DATA OF SPG

     The following summary historical financial data of SPG and summary combined historical financial data of the SPG Predecessor (as defined in the "GLOSSARY") are derived from the Consolidated Financial Statements of SPG and the combined financial statements of the SPG Predecessor incorporated by reference into this Prospectus/Joint Proxy Statement.

                                                                                         SPG
                                                                             ---------------------------
                                                                              (IN THOUSANDS, EXCEPT PER
                                                                              SHARE AND PROPERTY DATA)
                                                                             FOR THE THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                                             ---------------------------
                                                                                1996             1995
                                                                             ----------       ----------
OPERATING DATA:
Total revenue..............................................................  $  139,444       $  129,490
Depreciation and amortization..............................................      24,672           21,107
Operating income before interest...........................................      61,073           58,865
Interest expense...........................................................      38,566           38,933
Income before extraordinary items..........................................      23,832           22,207
Extraordinary items........................................................        (265)              --
Income of SPG Operating Partnership after extraordinary items..............      23,567           22,207
Less--limited partners' interest in SPG Operating Partnership..............       8,382            9,560
                                                                             ----------       ----------
Net income.................................................................      15,185           12,647
Preferred dividends........................................................       2,031               --
                                                                             ----------       ----------
Net income.................................................................  $   13,154       $   12,647
                                                                             ==========       ==========
EARNINGS PER SHARE OF COMMON STOCK:
Income before extraordinary items..........................................  $     0.23       $     0.26
Extraordinary items........................................................        0.00             0.00
                                                                             ----------       ----------
Net income.................................................................  $     0.23       $     0.26
                                                                             ----------       ----------
Distributions per share of common stock....................................  $     0.49       $     0.49
                                                                             ==========       ==========
Weighted average shares outstanding........................................      58,382           49,378
BALANCE SHEET DATA:
Investment properties, net.................................................  $2,015,850       $1,876,222
Total assets...............................................................   2,532,548        2,306,434
Mortgages and notes payable................................................   1,995,620        1,959,972
Limited partners' interest in SPG Operating Partnership....................      78,366           55,263
Stockholders' equity.......................................................  $  216,082       $   75,289
OTHER DATA:
Cash flow provided by (used in):
  Operating activities.....................................................  $   39,248       $   41,735
  Investing activities.....................................................     (18,570)         (11,963)
  Financing activities.....................................................     (38,254)         (39,534)
Funds From Operations of SPG Operating Partnership(3)......................  $   48,680       $   44,743
                                                                             ==========       ==========
Funds From Operations allocable to SPG(3)..................................  $   29,727       $   25,480
                                                                             ==========       ==========

                                                                                         SPG
                                                                             ---------------------------
                                                                              (IN THOUSANDS, EXCEPT PER
                                                                                        SHARE
                                                                                 AND PROPERTY DATA)
                                                                             FOR THE THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                                             ---------------------------
                                                                                1996             1995
                                                                             ----------       ----------
EBITDA(4):
Wholly-owned and consolidated joint venture properties.....................  $   85,745       $   82,322
Non-consolidated joint venture portfolio properties........................      29,996           19,464
                                                                             ----------       ----------
Total of properties........................................................  $  115,741       $  101,786
                                                                             ==========       ==========
EBITDA after minority interest.............................................  $   91,112       $   85,123
PROPERTY DATA:
OCCUPANCY AT END OF PERIOD:
Regional malls(5)..........................................................        83.0%            84.3%
Community shopping centers.................................................        93.1%            94.0%
Total tenant sales (millions)(6)...........................................  $    1,032       $      934
NUMBER OF PORTFOLIO PROPERTIES AT END OF PERIOD:
  Regional malls...........................................................          62               59
  Specialty retail and mixed-use...........................................           5                5
  Community shopping centers...............................................          55               55
                                                                             ----------       ----------
     Total.................................................................         122              119
                                                                             ==========       ==========
AVERAGE RENT PER SQUARE FOOT AT END OF PERIOD(7):
Regional malls(5)..........................................................  $    19.70       $    17.79
Community shopping centers.................................................  $     7.36       $     7.21
GLA AT END OF PERIOD (IN THOUSANDS OF SQUARE FEET).........................      62,219           58,259

                                                     SPG                                  SPG PREDECESSOR
                                   ----------------------------------------   ---------------------------------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                                FOR THE          FOR THE
                                                              PERIOD FROM      PERIOD FROM
                                     FOR THE YEAR ENDED      DECEMBER 20 TO   JANUARY 1 TO      FOR THE YEAR ENDED
                                        DECEMBER 31,          DECEMBER 31,    DECEMBER 19,         DECEMBER 31,
                                   -----------------------   --------------   -------------   -----------------------
                                    1995(1)      1994(1)          1993            1993           1992         1991
                                   ----------   ----------   --------------   -------------   ----------   ----------
OPERATING DATA:
Total revenue....................  $  553,657   $  473,676     $   18,424       $ 405,869     $  400,852   $  378,029
Depreciation and amortization....      92,739       75,945          2,051          60,243         58,104       56,033
Operating income before
  interest.......................     251,136      214,298         12,278         169,825        166,066      148,073
Interest expense (2).............     150,224      150,164          3,548         156,909        178,075      159,798
Income (loss) before
  extraordinary items............     101,505       60,308          8,707           6,912        (11,692)     (15,865)
Extraordinary items..............      (3,285)     (17,980)       (30,481)         26,189             --           --
Income (loss) of SPG Operating
  Partnership after extraordinary
  items..........................      98,220       42,328        (21,774)         33,101        (11,692)     (15,865)
Less--limited partners' interest
  in SPG Operating Partnership...      38,949       18,951        (10,408)             --             --           --
                                   ----------   ----------     ----------        --------     ----------   ----------
Net income (loss)................      59,271       23,377        (11,366)         33,101        (11,692)     (15,865)
Preferred dividends..............       1,490           --             --              --             --           --
                                   ----------   ----------     ----------        --------     ----------   ----------
Net income (loss)................  $   57,781   $   23,377     $  (11,366)      $  33,101     $  (11,692)  $  (15,865)
                                   ==========   ==========     ==========        ========     ==========   ==========
EARNINGS PER SHARE OF COMMON
  STOCK:
Income before extraordinary
  items..........................  $     1.08   $     0.71     $     0.11             N/A            N/A          N/A
Extraordinary items..............       (0.04)       (0.21)         (0.39)            N/A            N/A          N/A
                                   ----------   ----------     ----------
Net income (loss)................  $     1.04   $     0.50     $    (0.28)            N/A            N/A          N/A
                                   ==========   ==========     ==========
Distributions per share of common
  stock..........................  $     1.97   $     1.90             --             N/A            N/A          N/A
Weighted average shares
  outstanding....................      55,312       47,012         40,950             N/A            N/A          N/A
BALANCE SHEET DATA:
Investment properties, net.......  $2,009,344   $1,829,111     $1,350,360             N/A     $1,156,009   $1,143,050
Total assets.....................   2,556,436    2,316,860      1,793,654             N/A      1,494,289    1,432,028
Mortgages and notes payable......   1,980,759    1,938,091      1,455,884             N/A      1,711,778    1,548,292
Limited partners' interest in SPG
  Operating Partnership..........      86,692       44,386         27,032             N/A            N/A          N/A
Stockholders' equity and owners'
  (deficit)......................  $  232,946   $   57,307     $   29,521             N/A     $ (565,566)  $ (418,697)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities...........  $  194,336   $  128,023            N/A             N/A            N/A          N/A
  Investing activities...........    (222,679)    (266,772)           N/A             N/A            N/A          N/A
  Financing activities...........     (14,075)     133,263            N/A             N/A            N/A          N/A
Funds From Operations of SPG
  Operating Partnership (3)......  $  208,348   $  176,384            N/A             N/A            N/A          N/A
                                   ==========   ==========
Funds From Operations allocable
  to SPG.........................  $  124,592   $   98,215            N/A             N/A            N/A          N/A
                                   ==========   ==========

                                                  1995         1994         1993         1992         1991
                                                --------     --------     --------     --------     --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
EBITDA(4):
Wholly-owned and consolidated joint venture
  properties..................................  $343,875     $290,243     $244,397     $224,170     $204,106
Non-consolidated joint venture portfolio
  properties..................................    93,673       96,592      102,282       92,365       78,220
                                                --------     --------     --------     --------     --------
Total of properties...........................  $437,548     $386,835     $346,679     $316,535     $282,326
                                                ========     ========     ========     ========     ========
EBITDA after minority interest................  $357,158     $307,372     $256,169     $227,931     $210,634
PROPERTY DATA:
OCCUPANCY AT END OF PERIOD:
Regional malls (5)............................      86.4%        86.2%        85.6%        84.6%        85.2%
Community shopping centers....................      95.1%        94.6%        89.3%        89.3%        86.4%
Total tenant sales (millions) (6).............  $  6,868     $  6,504     $  6,291     $  5,968     $  5,539
NUMBER OF PORTFOLIO PROPERTIES AT END OF
  PERIOD:
  Regional malls..............................        62           59           54           53           53
  Specialty retail and mixed-use..............         5            5            5            5            4
  Community shopping centers..................        55           55           55           52           51
                                                --------     --------     --------     --------     --------
     Total....................................       122          119          114          110          108
                                                ========     ========     ========     ========     ========
AVERAGE RENT PER SQUARE FOOT AT THE END OF
  PERIOD (7):
Regional malls (5)............................  $  18.68     $  17.43     $  16.91     $  16.14     $  14.96
Community shopping centers....................  $   7.27     $   7.09     $   6.88     $   6.78     $   6.27
GLA AT END OF PERIOD (IN THOUSANDS OF SQUARE
  FEET).......................................    62,232       58,200       54,042       52,404       51,375

- ---------------
  SPG Summary Historical Footnotes

(1) See Note 4 to the Financial Statements of SPG contained in SPG's Annual Report on Form 10-K for the year ended December 31, 1995 incorporated by reference into this Prospectus/Joint Proxy Statement which describes 1995 and 1994 real estate acquisitions.

(2) Interest expense for the year ended December 31, 1994 includes $27.2 million of additional contingent interest paid in connection with the refinancing of a property. The property lender was entitled to participate in the appreciated market value of the property upon refinancing. None of the other mortgages or debt instruments affecting the SPG Portfolio Properties contains similar provisions and SPG's management does not presently expect to enter into financing arrangements with similar participation features in the future. Accordingly, SPG's management considers the payment made to the lender unusual in nature. As explained in footnote (3) below, unusual or extraordinary items are excluded for purposes of computing Funds From Operations. Accordingly, this item has been excluded from Funds From Operations in this table.

(3) Funds From Operations, as used in the above table and as defined by NAREIT, means the consolidated net income of the SPG Operating Partnership without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on SPG's ownership interest, of Funds From Operations of unconsolidated entities, all determined on a consistent basis in accordance with generally accepted accounting principles. SPG's management believes that Funds From Operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From Operations is presented to assist investors in analyzing the performance of SPG. SPG's method of calculating Funds From Operations may be different from the methods used by other REITs. Funds From Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of Funds From Operations. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at Funds From Operations. The modified definition was adopted for the period ended March 31, 1996. If the modified definition had been adopted in each of the prior periods, Funds From Operations of SPG Operating Partnership would have been $41,936 for the three month period ended March 31, 1995 and $197,909 and $167,761 for the years ended December 31, 1995 and 1994, respectively. Similarly, Funds

    From Operations allocable to SPG would have been $23,882 for the three month period ended March 31, 1995 and $119,339 and $92,604 for 1995 and 1994,
    respectively.

(4) Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all properties. EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners.
    EBITDA: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. SPG's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. SPG's method of calculating EBITDA may be different from the methods used by other REITs. SPG's weighted average share of the operating results for the three months ended March 31, 1996 and 1995 was 61.0% and 57.0% and was 60.3%, 55.2% and 52.2% in 1995, 1994 and 1993, respectively. SPG's share of the SPG Operating Partnership was 61.1% and 57.7% at March 31, 1996 and 1995, respectively, and was 61.0% and 56.4% at December 31, 1995 and 1994, respectively.

(5) Includes mall and freestanding stores at regional malls. Also includes non-anchor specialty centers and the retail space at mixed-use properties.

(6) Based on reports of sales furnished by tenants. Does not include sales by retailers that own their own stores or are otherwise not required to report sales.

(7) Represents annualized base rent per leased square foot of mall and freestanding Owned GLA at regional malls and Owned GLA at community shopping centers.

  SUMMARY HISTORICAL FINANCIAL DATA OF DRC

     The following summary historical financial data of DRC and summary combined historical financial data of the DRC Predecessor (as defined in the "GLOSSARY") are derived from the Consolidated Financial Statements of DRC and the combined financial statements of the DRC Predecessor incorporated by reference into this Prospectus/Joint Proxy Statement.

                                                                                      DRC
                                                                           -------------------------
                                                                           (IN THOUSANDS, EXCEPT PER
                                                                           SHARE AND PROPERTY DATA)
                                                                             FOR THE THREE MONTHS
                                                                                     ENDED
                                                                                   MARCH 31,
                                                                           -------------------------
                                                                              1996           1995
                                                                           ----------     ----------
    OPERATING DATA:
    Total revenue........................................................  $   88,426     $   79,229
    Depreciation and amortization........................................      15,525         14,160
    Operating income before interest.....................................      39,744         36,812
    Interest expense.....................................................      29,524         30,873
    Income before extraordinary items....................................      13,766         11,739
    Extraordinary items..................................................       9,191             --
                                                                           ----------     ----------
    Income of DRC Operating Partnership after extraordinary items........      22,957         11,739
    Less--limited partners' interest in DRC Operating Partnership........      (8,762)        (4,842)
                                                                           ----------     ----------
      Net income.........................................................  $   14,195     $    6,897
                                                                            =========      =========
    EARNINGS PER SHARE OF COMMON STOCK:
    Income before extraordinary items....................................  $     0.15     $     0.14
    Extraordinary items..................................................        0.10             --
                                                                           ----------     ----------
    Net income...........................................................  $     0.25     $     0.14
                                                                            =========      =========
    Distributions per share of common stock..............................  $     0.32     $     0.32
    Weighted average shares outstanding..................................      55,610         48,982
    BALANCE SHEET DATA:
    Investment properties, net...........................................  $1,330,507     $1,216,882
    Total assets.........................................................   1,600,914      1,558,005
    Mortgages and notes payable (1)......................................   1,470,274      1,408,501
    Limited partners' interest in DRC Operating Partnership..............       8,295          5,332
    Stockholders' equity.................................................  $   13,451     $    7,593
    OTHER DATA:
    Cash flow provided by (used in):
      Operating activities...............................................  $   32,037     $   29,292
      Investing activities...............................................     (17,864)        (3,290)
      Financing activities...............................................     (32,651)       (26,116)
    DRC Operating Partnership's share of cash generated before debt
      repayments and capital expenditures(2).............................  $   33,700     $   28,700
                                                                            =========      =========
    Cash generated before debt repayments and capital expenditures
      applicable to DRC's shareholders(3)................................  $   20,800     $   16,900
                                                                            =========      =========

                                                                                      DRC
                                                                           -------------------------
                                                                           (IN THOUSANDS, EXCEPT PER
                                                                           SHARE AND PROPERTY DATA)
                                                                             FOR THE THREE MONTHS
                                                                                     ENDED
                                                                                   MARCH 31,
                                                                           -------------------------
                                                                              1996           1995
                                                                           ----------     ----------
    EBITDA(4):
    Wholly-owned and consolidated joint venture properties...............  $   55,322     $   51,025
    Non-consolidated joint venture portfolio properties..................      21,795         23,036
                                                                           ----------     ----------
    Total of properties..................................................  $   77,117     $   74,061
                                                                            =========      =========
    EBITDA after minority interest.......................................  $   63,449     $   59,510
    PROPERTY DATA:
    OCCUPANCY AT END OF PERIOD:
      Mall GLA leased at end of period...................................        84.2%          84.0%
      Mall store sales (thousands).......................................  $  612,300     $  590,200
    NUMBER OF PORTFOLIO PROPERTIES AT END OF PERIOD:
      Regional malls.....................................................          50             51
      Community shopping centers.........................................          11             11
                                                                           ----------     ----------
         Total...........................................................          61             62
                                                                            =========      =========

                                                 DRC                                 DRC PREDECESSOR
                                     ---------------------------   ----------------------------------------------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                      FOR THE         FOR THE
                                     FOR THE YEAR   PERIOD FROM     PERIOD FROM
                                        ENDED       APRIL 21 TO    JANUARY 1, TO
                                     DECEMBER 31,   DECEMBER 31,     APRIL 20,       FOR THE YEAR ENDED DECEMBER 31,
                                     ------------   ------------   -------------   ------------------------------------
                                         1995           1994           1994           1993         1992         1991
                                     ------------   ------------   -------------   ----------   ----------   ----------
OPERATING DATA:
Total revenue......................   $  332,657     $  228,943       $95,272      $  308,955   $  295,899   $  281,835
Depreciation and amortization......       58,603         39,578        16,616          54,227       54,751       48,939
Operating income before interest...      155,556        104,672        43,008         135,200      118,204      122,293
Interest expense...................      124,567         87,040        44,119         152,683      155,927      157,070
Income (loss) before extraordinary
  items............................       46,343         27,668         3,905          (9,762)     (25,448)     (22,095)
Extraordinary items................      (11,267)        (8,932)           --              --           --           --
                                      ----------     ----------       -------      ----------   ----------   ----------
Income (loss) of the DRC Operating
  Partnership after extraordinary
  items............................       35,076         18,736         3,905          (9,762)     (25,448)     (22,095)
Less--limited partners' interest in
  the DRC Operating Partnership....       14,165          7,728            --              --           --           --
                                      ----------     ----------       -------      ----------   ----------   ----------
Net income (loss)..................   $   20,911     $   11,008       $ 3,905      $   (9,762)  $  (25,448)  $  (22,095)
                                      ==========     ==========       =======      ==========   ==========   ==========
EARNINGS PER COMMON SHARE:
Income before extraordinary
  items............................   $     0.53     $     0.34           N/A             N/A          N/A          N/A
Extraordinary items................        (0.13)         (0.11)          N/A             N/A          N/A          N/A
                                      ----------     ----------
Net Income (loss)..................   $     0.40     $     0.23           N/A             N/A          N/A          N/A
                                      ==========     ==========
Distributions per common share.....   $     1.26     $    0.875           N/A             N/A          N/A          N/A
Weighted average shares
  outstanding......................       51,687         48,372           N/A             N/A          N/A          N/A
BALANCE SHEET DATA:
Investment properties, net.........   $1,219,325     $1,217,838           N/A      $1,228,453   $1,257,962   $1,215,663
Total assets.......................    1,531,994      1,572,970           N/A       1,645,080    1,683,717    1,674,802
Mortgages and notes payable (1)....    1,348,573      1,409,827           N/A       1,628,711    1,612,748    1,569,798
Limited partners' interest in the
  DRC Operating Partnership........       17,142         11,253           N/A              --           --           --
Shareholders' equity and owners'
  (deficit)........................   $   27,673     $   16,026           N/A      $ (114,702)  $  (79,524)  $  (68,933)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities.............   $  108,900            N/A           N/A             N/A          N/A          N/A
  Investing activities.............      (47,542)           N/A           N/A             N/A          N/A          N/A
  Financing activities.............      (74,406)           N/A           N/A             N/A          N/A          N/A
DRC Operating Partnership's share
  of cash generated before debt
  repayments and capital
  expenditures(2)..................   $  129,600            N/A           N/A             N/A          N/A          N/A
Cash generated before debt
  repayments and capital
  expenditures applicable to DRC's
  shareholders(3)..................   $   77,900            N/A           N/A             N/A          N/A          N/A

                                           1995           1994           1993           1992           1991
                                        ----------     ----------     ----------     ----------     ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
EBITDA(4):
Wholly-owned and consolidated joint
  venture portfolio properties........  $  214,369     $  207,932     $  189,427     $  177,437     $  171,232
Non-consolidated joint venture
  properties..........................      95,563         92,796         85,325         81,277         75,491
                                        ----------     ----------     ----------     ----------     ----------
Total of portfolio properties.........  $  309,932     $  300,728     $  274,752     $  258,714     $  246,723
                                        ==========     ==========     ==========     ==========     ==========
EBITDA after minority interest........  $  251,563     $  240,740     $  217,508     $  201,902     $  179,156
PROPERTY DATA:
OCCUPANCY AT END OF PERIOD:
  Mall GLA leased at end of year......        84.4%          85.0%          86.2%          87.2%          88.7%
  Mall store sales....................  $2,813,254     $2,786,625     $2,805,182     $2,782,239     $2,682,069
NUMBER OF PROPERTIES AT END OF PERIOD:
  Regional malls......................          51             51             51             51             51
  Community shopping centers..........          11             11             11             11             11
                                        ----------     ----------     ----------     ----------     ----------
     Total............................          62             62             62             62             62
                                        ==========     ==========     ==========     ==========     ==========
AVERAGE BASE RENT PER SQUARE FOOT FOR
  DEBARTOLO MALLS.....................  $    19.78     $    19.39     $    18.49     $    17.54     $    16.40
MALL GLA (IN THOUSANDS OF SQUARE
  FEET)...............................      15,163         15,300         14,945         14,886         14,926

- ---------------
  DRC Summary Historical Footnotes

(1) DRC's pro rata share of mortgages and notes payable (including nonconsolidated joint ventures) was $1,555,099 as of December 31, 1995.

(2) Industry analysts generally consider cash generated before debt repayments and capital expenditures (also commonly referred to as funds from operations) to be an appropriate measure of the performance of an equity REIT. Cash generated before debt repayments and capital expenditures represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (other than adjacent land located at DRC properties after April 21, 1994), plus depreciation and amortization and other non-cash items. DRC's management believes that cash generated before debt repayments and capital expenditures is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Cash generated before debt repayments and capital expenditures is presented to assist investors in analyzing the performance of DRC. DRC's method of calculating cash generated before debt repayments and capital expenditures may be different from the methods used by other REITs to calculate funds from operations. Cash generated before debt repayments and capital expenditures: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of cash generated before debt repayments and capital expenditures. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at cash generated before debt repayments and capital expenditures. The modified definition was adopted for the period ended March 31, 1996 and included the add-back of certain formation costs of $2,400 for such period as an unusual item. The cash generated before debt repayments and capital expenditures for the three month period ended March 31, 1995 has been restated to $28,400 from $28,700, which includes the add-back of certain formation costs of $3,900 for such period as an unusual item. If the modified definition had been adopted in each of the prior periods, cash generated before debt repayments and capital expenditures would have been $128,200 for the period ended December 31, 1995, which includes the add-back of certain formation costs of $12,700 for such period as an unusual item.

(3) Represents DRC's share of cash generated before debt repayments and capital expenditures.

(4) Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all properties. EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners.
    EBITDA: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. DRC's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. DRC's method of calculating EBITDA may be different from the methods used by other REITs. DRC's weighted average share of the operating results for the three months ended March 31, 1996 and 1995 was 61.8% and 58.8% and was 59.6% in 1995. DRC's share of the DRC Operating Partnership was 61.9% and 58.8% at March 31, 1996 and 1995, respectively, and was 61.8% and 58.8% at December 31, 1995 and 1994, respectively.

     See "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA."

                                  RISK FACTORS

     SPG stockholders and DRC shareholders should carefully consider, among other things, the following risk factors before approving the Merger. Certain statements set forth below under this caption may constitute "forward-looking statements" within the meaning of the Reform Act. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" for additional factors relating to such statements.

CONFLICTS OF INTEREST RELATED TO THE MERGER

     Conflicts of interest related to the Merger exist because certain members of the Board of Directors and management of each of SPG and DRC have certain interests in, and will receive certain benefits from, the Merger that are in addition to the interests of and benefits to the stockholders of SPG and shareholders of DRC generally.

  CONTINUING SUBSTANTIAL INFLUENCE OF THE SIMONS AND THE DEBARTOLOS

     If the Required Vote is obtained, the Amended SPG Charter will govern the Simon DeBartolo Group. As a result, the Simons and the DeBartolos, separately and collectively, may have influence over, among other things, matters that will be submitted by the Board of Directors of the Simon DeBartolo Group to its stockholders for a vote. Such matters could involve proposals effecting or preventing transactions that could result in a change of control of the Simon DeBartolo Group.

     The Amended SPG Charter will provide that the Board of Directors of the Simon DeBartolo Group will consist of 13 members. Under the Amended SPG Charter,
(i) the Simons will continue to own all the outstanding shares of Class B Common Stock, enabling the Simons to elect four of the 13 members of the Board of Directors, and (ii) the DeBartolos will own all of the outstanding shares of Class C Common Stock, enabling the DeBartolos to elect two of the 13 members of the Board of Directors of the Simon DeBartolo Group. Although the Simons and the DeBartolos will have the right to elect a total of six directors, all holders of Equity Stock (including the Class B and Class C Common Stock) will then have the right, voting together as a single class, to elect the remaining seven directors. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS--Size of the SPG Board of Directors."

     In addition, following the consummation of the Merger, the Simons will continue to own 95% of the outstanding voting common stock of the SPG Management Company, enabling the Simons to control all stockholder votes and the election of the board of directors of the SPG Management Company, which will own 95% of the outstanding voting stock of the DRC Management Company. See "THE MERGER--Certain Transactions and Agreements Relating to the Merger."

  AMENDED AND RESTATED PARTNERSHIP AGREEMENTS

     The Amended Operating Partnership Agreement differs from the existing SPG Operating Partnership Agreement and modifies the existing DRC Operating Partnership Agreement with respect to special tax distributions to Limited Partners on the sale of certain properties, certain rights to exchange Units for cash in lieu of SPG Common Stock and certain rights to sell such Units pursuant to particular exemptions to the general restrictions on transferability of the Units. In general, such benefits and restrictions are not applicable to, and do not run in favor of, the stockholders of SPG, the shareholders of DRC or, after the Effective Time, the stockholders of the Simon DeBartolo Group. Nevertheless, such differences between the treatment of limited partners under the Operating Partnership's partnership agreement and the stockholders of the Simon DeBartolo Group could give rise to conflicts or divergence of the interests of such security holders from time to time. See "CERTAIN AGREEMENTS--The Agreements of Limited Partnership."

     Pursuant to the Amended Operating Partnership Agreement, in each of 1996, 1997 and 1998 EJDC is permitted to dispose of Units held by EJDC (together with its affiliates) at the Effective Time in order to satisfy amortization requirements under certain outstanding indebtedness of EJDC (the "EJDC Sales Rights"). The EJDC Sales Rights modify similar rights granted to EJDC (and its affiliates) in the existing DRC Operating Partnership Agreement. See "--Possible Adverse Effects on Stock Prices Arising from Shares Available for Future Sale" and "CERTAIN AGREEMENTS--The Agreements of Limited Partnership."

  TERMINATION OF NONCOMPETITION AGREEMENT

     EJDC, Edward J. DeBartolo, Jr. and M. Denise DeBartolo York, among others, previously executed a noncompetition agreement with DRC, which agreement will be terminated in connection with the Merger. Pursuant to the Stockholders Agreement, Mr. DeBartolo and Ms. York have agreed to refrain from using the "DeBartolo" name in any business that owns, manages, leases or develops regional shopping malls. See "THE MERGER--Certain Transactions and Agreements Relating to the Merger--Other Transactions--Termination Agreement" and "CERTAIN AGREEMENTS--Stockholders Agreement."

  OTHER CONFLICTS

     For a discussion of an employment agreement to take effect at the Effective Time, changes in the Ownership Limit (as defined in the "GLOSSARY") and indemnification arrangements with respect to the DRC Board of Directors, see "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Employment Agreement," "AMENDMENTS TO SPG'S CHARTER AND
BY-LAWS--Restrictions on Transfer" and "THE MERGER--Certain Additional Covenants of SPG," respectively.

RISKS ASSOCIATED WITH FAILURE TO OBTAIN REQUIRED VOTE

     If the Required Vote is not obtained but the Merger is nonetheless approved, the Alternative Amended SPG Charter and Alternative Amended SPG By-laws will govern the Simon DeBartolo Group. The Alternative Amended SPG Charter will provide that the Board of Directors of the Simon DeBartolo Group will continue to consist of nine members. Under the Alternative Amended SPG Charter, (i) the Simons will continue to own all of the outstanding shares of Class B Common Stock, enabling the Simons to elect four of the nine members of the Board of Directors and (ii) no Class C Common Stock will be authorized. Nevertheless, under the terms of the Stockholders Agreement, the DeBartolos will have the right (i) to designate one nominee for election as a director, whom the Simons, as the holders of the Class B Common Stock, have agreed to elect, and
(ii) to designate for nomination two directors initially and, after two years, one director to be elected by the holders of Equity Stock, voting together as a single class. See "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED" and "THE MERGER--Benefits of the Merger and the Other Transactions to the Simons and the DeBartolos." While the directors so nominated by the DeBartolos technically will constitute "Independent Directors" under the Alternative Amended SPG Charter, the directors elected by the Simons and the directors designated by the DeBartolos together would constitute a majority of the Board of Directors of the Simon DeBartolo Group, effectively enabling the Simons and the DeBartolos, acting together, to control the Board of Directors or, acting separately, to exercise substantial influence over the Board of Directors.

POTENTIAL ADVERSE EFFECTS OF COMBINING THE COMPANIES

     SPG and DRC are large enterprises with operations nationwide. There can be no assurance that costs or other factors associated with the integration of the two companies would not adversely affect future combined results of operations or the benefits of expected cost savings.

CONFLICTS OF INTEREST RELATED TO OPERATIONS; FAILURE TO ENFORCE TERMS OF PARTNERSHIP AGREEMENT AND OTHER AGREEMENTS

     The potential for conflicts of interest currently exists in the operations of SPG and DRC because the Simons and the DeBartolos historically have been interested parties on both sides of certain transactions involving the business and properties of SPG and DRC, respectively. These historical arrangements and therefore the potential for such conflicts of interest will survive the Merger.

     Following the Merger, decisions regarding the enforcement of the terms of certain agreements of the Simon DeBartolo Group with the Simons and/or the DeBartolos including, but not limited to, partnership agreements, agreements related to the Property Partnerships (as defined in the "GLOSSARY") and noncompetition agreements will be made only by the Independent Directors. The failure to enforce the material terms of any such agreement, particularly the indemnification provisions and the remedy provisions for breaches of representations and warranties, could result in a substantial monetary loss to the Simon DeBartolo Group.

POSSIBLE ADVERSE EFFECTS ON STOCK PRICES ARISING FROM SHARES AVAILABLE FOR FUTURE SALE

     If the Merger had occurred on March 31, 1996, the Simon DeBartolo Group (including the Operating Partnership and the SPG Operating Partnership) would have outstanding at such date 93,242,546 shares of SPG Common Stock, 3,200,000 shares of Class B Common Stock, 4,000 shares of Class C Common Stock (assuming the Required Vote is obtained), 4,000,000 shares of Series A Preferred Stock (which are convertible into shares of SPG Common Stock), 60,543,423 Units and 2,069,134 stock options. On March 31, 1996, if the Merger had occurred on such date, in accordance with the New Registration Rights Agreement, up to a maximum of 59,033,584 shares of SPG Common Stock would have been subject to registration and sale at the demand of Rights Holders. In addition, in accordance with the BJS Registration Rights Agreement, the Simon DeBartolo Group has registered pursuant to the Registration Statement of which this Prospectus/Joint Proxy Statement is a part the 4,315,970 shares of SPG Common Stock to be issued to BJS in connection with the Merger in exchange for the DRC Common Stock owned by it in order to permit sales of some or all of such shares of SPG Common Stock by BJS from time to time. The New Registration Rights Agreement and the BJS Registration Rights Agreement are more fully described in "CERTAIN AGREEMENTS--The Registration Rights Agreements." Also, pursuant to the EJDC Sales Rights, in each of 1996, 1997 and 1998 EJDC is permitted to dispose of the Units held by EJDC (together with its affiliates) at the Effective Time in order to satisfy amortization requirements aggregating approximately $369.0 million under certain outstanding indebtedness of EJDC as more fully described in "CERTAIN AGREEMENTS--The Agreements of Limited Partnership."

     EJDC pledged its DRC Interests and other significant assets to secure certain outstanding EJDC indebtedness. This indebtedness will not be an obligation of the Simon DeBartolo Group, will not be secured by any of its assets of the Simon DeBartolo Group and will not be cross-defaulted with indebtedness of the Simon DeBartolo Group. A default on such EJDC indebtedness may cause EJDC's lenders to foreclose on EJDC's Units. In such an event, it is likely that the lenders or a single transferee from the lenders would attempt to dispose of these Units. Such lenders or such single transferee from the lenders may be permitted to exchange these Units for shares of SPG Common Stock or cash, at the option of the Simon DeBartolo Group, and (if SPG elects to issue shares) to dispose of such shares.

     Sales of substantial numbers of shares of SPG Common Stock or Units, or the perception that such sales could occur, could adversely affect the prevailing market price for the SPG Common Stock. If such sales reduce the market price of the SPG Common Stock, SPG's ability to raise additional capital in the equity market could be adversely affected. The existence of registration rights contained in various registration rights agreements also may adversely affect the terms upon which the Simon DeBartolo Group can obtain additional equity in the future. See "CERTAIN AGREEMENTS--The Registration Rights Agreements."

INCREASED INDEBTEDNESS OF SIMON DEBARTOLO GROUP AS COMPARED WITH SPG; NO LIMITATION ON FURTHER INDEBTEDNESS

     SPG currently has a policy of limiting the extent of its borrowings to not more than 50% of Total Market Capitalization. The ratios of debt to Total Market Capitalization of SPG and DRC on March 31, 1996 were 48.3% and 53.7%, respectively. The Simon DeBartolo Group expects that its ratio of debt to Total Market Capitalization will exceed 50% and does not intend to implement a policy of limiting the extent of its borrowings. Any increase in the Simon DeBartolo Group's ratio of indebtedness to Total Market Capitalization may have an adverse effect on the ability of the Simon DeBartolo Group to satisfy certain financial ratios specified in certain loan agreements as compared with SPG's ability to satisfy such ratios. Neither the Amended SPG Charter nor the Alternative Amended SPG Charter contains any limitation on the amount of indebtedness the Simon DeBartolo Group may incur or the percentage of its Total Market Capitalization that its borrowings may represent. Accordingly, the Simon DeBartolo Group could become more leveraged, resulting in an increased risk of default on the obligations of the Simon DeBartolo Group and in an increase in the debt service requirements, both of which could adversely affect the financial condition or results of operations of the Simon DeBartolo Group. The Simon DeBartolo Group will, however, be a party to certain loan agreements that contain restrictive covenants limiting the total amount of indebtedness that the Simon DeBartolo Group will be permitted to incur.

     As is currently the case with respect to SPG and DRC, the Simon DeBartolo Group will be subject to the risks normally associated with debt financing, including the risk that the Simon DeBartolo Group's cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. Certain significant expenditures associated with a property (such as mortgage payments) generally will not be reduced when circumstances cause a reduction in income from such property. Should such events occur, the Simon DeBartolo Group's Funds From Operations and its ability to make expected distributions to its stockholders may be adversely affected. If a property is mortgaged to secure payment of indebtedness and the Simon DeBartolo Group is unable to meet mortgage payments, the property could be transferred to the mortgagee with a possible consequent loss of income and asset value to the Simon DeBartolo Group. Certain of the mortgage indebtedness of the Simon DeBartolo Group will contain cross-default and cross-collateralization features among various properties. Under cross-default provisions, a default under any mortgage included in the cross-defaulted package constitutes a default under all such mortgages and can lead to acceleration of the indebtedness due on each property within the collateral package. Pursuant to the cross-collateralization feature, the excess of the value of a property over the mortgage indebtedness specific to that property serves as additional collateral for indebtedness against each other property within that particular financing package.

     Certain loans of the Simon DeBartolo Group have and will have floating interest rates. In certain cases, the Simon DeBartolo Group will continue to be a party to existing interest rate protection agreements and will consider additional ones with financial institutions whereby these institutions agree to indemnify the Simon DeBartolo Group against the risk of increases in interest rates above certain levels. Assuming the Merger occurred on March 31, 1996, of the $1,037.9 million total amount of the floating rate indebtedness of the Simon DeBartolo Group on such date, $304.2 million would not be covered by such arrangements.

     Approximately $2,323 million of the Simon DeBartolo Group's debt will mature on or before April 30, 2001. The Simon DeBartolo Group does not expect to have sufficient cash flow to make all of the balloon payments of principal when due under mortgages on certain properties. It is intended that the Simon DeBartolo Group will refinance such debt at or before maturity. However, there can be no assurance that the Simon DeBartolo Group will be able to refinance such indebtedness or otherwise to obtain funds by selling assets or by raising equity. An inability to make any such balloon payment when due would permit the mortgage lender to foreclose on such properties, which could have a material adverse effect on the Simon DeBartolo Group. Interest rates on any debt issued to refinance such mortgage debt may be higher than the rates on the current mortgages, which could adversely affect cash generated before debt repayments and capital expenditures available for distribution. See "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA."

ISSUANCE OF PREFERRED STOCK BY THE SIMON DEBARTOLO GROUP AND ISSUANCE OF PREFERRED UNITS BY THE OPERATING PARTNERSHIP AND THE SPG OPERATING PARTNERSHIP

     As is currently the case with each of SPG and DRC and their respective Partnerships (as defined in the "GLOSSARY"), following the Merger, the Simon DeBartolo Group will be authorized (i) to issue and sell preferred stock, which will have rights and preferences (including, but not limited to, the payment of dividends) senior to the SPG Common Stock and (ii) to use the proceeds of such issuances and sales to purchase preferred units in the Partnerships which will have rights and preferences (including, but not limited to, the payment of distributions) senior to Units or SPG Units, including Units or SPG Units owned by the Simon DeBartolo Group or the Operating Partnership. The issuance of preferred stock in the Simon DeBartolo Group and preferred units in the Partnerships will not require further action by the stockholders of the Simon DeBartolo Group.

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is expected to qualify for treatment as a tax-free reorganization under Section 368(a) of the Code; however, in the event that the Merger does not qualify as a Reorganization, each DRC shareholder will recognize gain or loss equal to the difference between the shareholder's tax basis in the DRC Common Stock and the fair market value of SPG Common Stock received in the Merger. See "THE MERGER--Federal Income Tax Consequences to Holders of DRC Common Stock." Any Dissenting Shareholder will recognize taxable gain or loss upon receipt of cash in exchange for its shares.

CERTAIN TAX RISKS

  LIMITS ON OWNERSHIP NECESSARY TO MAINTAIN REIT QUALIFICATION

     In order to maintain the Simon DeBartolo Group's and the Surviving Subsidiary Corporation's qualifications as REITs under the REIT Requirements (as defined in the "GLOSSARY"), not more than 50% in value of the outstanding capital stock of the Simon DeBartolo Group may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year). The Amended SPG Charter or the Alternative Amended SPG Charter, as the case may be, will prohibit ownership of more than 6% of the value of the outstanding shares of capital stock of the Simon DeBartolo Group by any single stockholder (with an exception for the Simons, who generally may not own more than 24% of the value of the outstanding shares of capital stock of the Simon DeBartolo Group).

  REIT CLASSIFICATION

     The Simon DeBartolo Group and the Surviving Subsidiary Corporation intend to continue to operate so as to qualify as REITs under the REIT Requirements. A REIT generally is not subject to federal income tax at the corporate level on income it currently distributes to its stockholders so long as it distributes at least 95% of its taxable income. The Simon DeBartolo Group and the Surviving Subsidiary Corporation expect to continue to qualify as REITs, but no assurance can be given that they will so qualify or be able to remain so qualified. As a result of the REIT asset tests, a failure on the part of the Surviving Subsidiary Corporation to qualify as a REIT would, in turn, cause the Simon DeBartolo Group to fail to qualify as a REIT. See "THE MERGER--Federal Income Tax Considerations Relating to the Simon DeBartolo Group and the Surviving Subsidiary Corporation--Requirements for Qualification--Asset Tests." No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     If either the Simon DeBartolo Group or the Surviving Subsidiary Corporation fails to qualify as a REIT, the nonqualifying entity will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, as discussed above, if the Surviving Subsidiary Corporation fails to qualify as a REIT, the Simon DeBartolo Group similarly will be subject to federal income tax. Unless entitled to relief under certain statutory provisions, the Simon DeBartolo Group and the Surviving Subsidiary Corporation will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the Funds From Operations of the Simon DeBartolo Group. See "THE MERGER--Federal Income Tax Considerations Relating to the Simon DeBartolo Group and the Surviving Subsidiary Corporation."

  EFFECT OF DISTRIBUTION REQUIREMENTS

     To obtain and maintain their status as REITs, both the Simon DeBartolo Group and the Surviving Subsidiary Corporation generally will be required each year to distribute to their stockholders at least 95% of their taxable income after certain adjustments. In addition, both the Simon DeBartolo Group and the Surviving Subsidiary Corporation will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by them during each calendar year are less than the sum of 85% of their ordinary income for such calendar year, 95% of their capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. For the year ended 1995, SPG and DRC each distributed an amount substantially in excess of 95% of its taxable income.

  CONSEQUENCES OF FAILURE TO QUALIFY THE PARTNERSHIPS OR THE PROPERTY PARTNERSHIPS AS PARTNERSHIPS

     The Operating Partnership and SPG Operating Partnership have received opinions of each of their respective counsel that they and each of the Property Partnerships are properly treated as partnerships for federal income tax purposes. If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of any such partnerships as a partnership for federal income tax purposes, the affected partnership would be taxable as a corporation. In such event, since the value of either the Simon DeBartolo Group's ownership interest or the Surviving Subsidiary Corporation's ownership interest in the affected partnership could exceed 5% of the value of its assets, the Simon DeBartolo Group or the Surviving Subsidiary Corporation could cease to qualify as a REIT. The same consequence could follow from a determination that the affected REIT owned more than 10% of the voting stock of the partnership that is then treated as a corporation. In addition, the imposition of a corporate tax on the Operating Partnership, the SPG Operating Partnership or any of the Property Partnerships would reduce the amount of Funds From Operations of the Simon DeBartolo Group. See "THE MERGER--Federal Income Tax Considerations Relating to the Simon DeBartolo Group and the Surviving Subsidiary Corporation--Income Taxation of the Partnerships, the Property Partnerships and Their Partners--Classification of the Partnerships and the Property Partnerships as Partnerships."

REAL ESTATE INVESTMENT RISKS

     Real property investments are relatively illiquid. The Simon DeBartolo Group will face competition from other shopping mall developers for the acquisition of prime development sites and for tenants and will be subject to the risks of real estate development, including the lack of financing, construction delays, budget overruns and lease-up. Various federal, state and local laws, ordinances and regulations impose liability on an owner of real estate in connection with the removal or remediation of certain hazardous or toxic substances on or in such property. Both SPG and DRC believe that adequate amounts have been reserved to cover the costs and expenses related to any environmental condition with respect to any of their respective properties that will become properties of the Simon DeBartolo Group. The ability of the Simon DeBartolo Group to maintain or increase its Funds From Operations and Cash Available for Distribution (each as defined in the "GLOSSARY") is dependant to a significant degree on the ability of the Simon DeBartolo Group to manage the risks associated with the inability to lease or add GLA.

LIMITED CONTROL WITH RESPECT TO CERTAIN PROPERTIES

     On April 30, 1996, if the Merger occurred on such date, the Simon DeBartolo Group would own interests in 53 Portfolio Properties (as defined in the "GLOSSARY") not wholly owned directly or indirectly by the Operating Partnership or the SPG Operating Partnership ("Joint Venture Properties"). With respect to these Joint Venture Properties, the Simon DeBartolo Group will be the sole general partner of 17 limited partnerships, the managing general partner of 16 limited partnerships, a limited partner of one limited partnership and a general partner of 28 general partnerships and will have day-to-day operational control over 48 limited partnerships and general partnerships. On a pro forma basis assuming the Merger occurred on December 31, 1994, in 1995 the Joint Venture Properties would have generated 18.1% of the Simon DeBartolo Group's EBITDA (as defined in the "GLOSSARY"). The third-party partners' ownership interests in Joint Venture Properties generally range from 20% to 70%.

     With respect to limited partnerships owning Joint Venture Properties for which the Simon DeBartolo Group will serve as general partner, the Simon DeBartolo Group will not have sole control of certain major decisions relating to such Joint Venture Properties, although the Simon DeBartolo Group generally will have a right of approval with respect to such matters. With respect to the limited or general partnerships owning Joint Venture Properties in which the Simon DeBartolo Group will not be the managing or co-managing general partner, the Simon DeBartolo Group will not have day-to-day operational control. These limitations may result in decisions by third parties with respect to such properties that do not fully reflect the interests of the Simon DeBartolo Group at such time, including decisions relating to the requirements with which the Simon DeBartolo Group must comply in order to maintain its status as a REIT for tax purposes. In addition, the sale or transfer of interests in certain of the partnerships is subject to rights of first refusal and certain partnership agreements provide for buy-sell or similar arrangements. Such rights may be triggered at a time when the Simon DeBartolo Group will not desire to sell but may be forced to do so because it does not have the cash to purchase the other party's interest.

     The Simon DeBartolo Group will be contractually restricted from selling certain of these properties without the consent of certain unrelated parties. These limitations on sale may adversely affect the Simon DeBartolo Group's ability to sell these properties at the most advantageous time for the Simon DeBartolo Group.

LIMITS ON CHANGE OF CONTROL; DISSENTERS' RIGHTS

     Certain provisions of the Amended SPG Charter and the Alternative Amended SPG Charter could have the effect of delaying or preventing a change of control of the Simon DeBartolo Group even if some of the Simon DeBartolo Group's stockholders deem such a change to be in the Simon DeBartolo Group's and their best interest. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS." Currently, under the Ohio Statute, DRC's shareholders have dissenters' rights with respect to certain mergers, asset sales and share exchanges, subject to certain exceptions. Except for certain instances, the Maryland General Corporation Law (the "MGCL") eliminates dissenters' rights with respect to shares of any class or series of stock listed on a national securities exchange. The stockholders of the Simon DeBartolo Group will be governed by the MGCL. See "SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATE LAWS OF OHIO AND MARYLAND AND COMPARISON OF RIGHTS OF HOLDERS OF DRC COMMON STOCK AND SPG COMMON STOCK--Dissenters' Rights."

DEPENDENCE ON KEY PERSONNEL

     The Simon DeBartolo Group will depend on the services of certain key personnel, including Melvin Simon, Herbert Simon, David Simon and Richard S. Sokolov (who has entered into an employment agreement), following the consummation of the Merger. Both SPG's management and DRC's management believe that the loss of the services of any of these key personnel could have an adverse effect on the results of the Simon DeBartolo Group's operations. See "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Senior Management of the Simon DeBartolo Group" and "--Employment Agreement."

IMPACT OF INTEREST RATES AND OTHER FACTORS ON STOCK PRICE

     Any significant increase in market interest rates from their current levels could lead holders of SPG Common Stock to seek higher yields through other investments, which could adversely affect the market price of the shares of SPG Common Stock. One of the factors that may influence the price of SPG Common Stock in public markets will be the annual distribution rate on SPG Common Stock as compared with the yields on alternative investments. Moreover, numerous other factors, such as governmental regulatory action and tax laws, could have a significant impact on the future market price of SPG Common Stock.

TERMINATION PAYMENTS IF MERGER FAILS TO OCCUR

     The Merger Agreement provides for fees up to $35.0 million payable by SPG or DRC to the other party in certain circumstances under which the Merger Agreement is terminated, which fees are more fully described in "THE MERGER--No Solicitation; Board Action; Fees and Expenses."

                       COMPARATIVE PER SHARE INFORMATION

COMPARATIVE MARKET DATA

     The shares of SPG Common Stock and DRC Common Stock are designated for trading on the NYSE under the symbols "SPG" and "EJD," respectively. The following table sets forth the distributions paid or declared per share and the high and low prices per share of SPG Common Stock and DRC Common Stock quoted on the NYSE, respectively, for the periods indicated, as reported in published financial sources:

                                                            SPG COMMON STOCK                      DRC COMMON STOCK
                                                    --------------------------------     ----------------------------------
                                                    HIGH       LOW     DISTRIBUTIONS     HIGH       LOW       DISTRIBUTIONS
                                                    ----       ---     -------------     ----       ---       -------------
1993:
  Fourth Quarter..................................  $22  5/8(1) $22 1/4(1)         --     --        --                --
1994:
  First Quarter...................................   28        22  1/2    $ 0.475         --        --                --
  Second Quarter..................................   28        23  5/8      0.475        $15  1/2(2) $13 3/4(2)    $ 0.245(2)
  Third Quarter...................................   27  7/8   25  1/8      0.475         15  1/4   14             0.315
  Fourth Quarter..................................   25  3/4   22  3/4      0.475         15        13             0.315
1995:
  First Quarter...................................   26        22  1/2     0.4925         15  1/8   13  3/8        0.315
  Second Quarter..................................   25  1/4   23  3/8     0.4925         14  7/8   13  1/2        0.315
  Third Quarter...................................   26        24  1/8     0.4925         14  7/8   13  7/8        0.315
  Fourth Quarter..................................   25  5/8   22  3/4     0.4925         14  1/8   12  5/8        0.315
1996:
  First Quarter...................................   24  1/2   21  1/8     0.4925         16  1/8   12  1/4        0.315
  Second Quarter(3)...............................   24  3/8   22  1/4         --         16  1/2   14  5/8           --

- ---------------
(1) From December 14, 1993.

(2) From April 15, 1994.

(3) Through June 25, 1996.

     The following table sets forth the closing price per share of each of SPG Common Stock and DRC Common Stock on (i) March 25, 1996, the last trading day prior to the public announcement of the Merger Agreement and (ii) June 25, 1996, the most recent date for which prices were available prior to mailing this Prospectus/Joint Proxy Statement.

                                                                SPG COMMON STOCK     DRC COMMON STOCK
                                                                ----------------     ----------------
    March 25, 1996............................................      $23 7/8               $14 5/8
    June 25, 1996.............................................      $24 1/4               $16 3/8

     At the Record Date (close of business on June 21, 1996), there were approximately 1,243 holders of record of SPG Common Stock and approximately 1,529 holders of record of DRC Common Stock.

     BECAUSE THE MARKET PRICE OF SPG COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SPG COMMON STOCK THAT HOLDERS OF DRC COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. SPG STOCKHOLDERS AND DRC SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SPG COMMON STOCK AND DRC COMMON STOCK.

HISTORICAL AND PRO FORMA PER SHARE INFORMATION

     The following table sets forth certain historical, pro forma and pro forma equivalent information giving effect to the Merger and the Other Transactions (see "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA"). The data is based on the historical and pro forma financial statements.

                                                     FOR THE THREE MONTHS                     FOR THE YEAR ENDED
                                                     ENDED MARCH 31, 1996                      DECEMBER 31, 1995
                                             -------------------------------------   -------------------------------------
                                                                          DRC                                     DRC
                                                            PRO        PRO FORMA                    PRO        PRO FORMA
                 PER SHARE                   HISTORICAL   FORMA(1)   EQUIVALENT(2)   HISTORICAL   FORMA(1)   EQUIVALENT(2)
- -------------------------------------------  ----------   --------   -------------   ----------   --------   -------------
Net Income per Share of Common Stock Before
  Extraordinary Items
  SPG......................................    $ 0.23      $ 0.25           --         $ 1.08      $ 1.13           --
  DRC......................................    $ 0.15          --        $0.17         $ 0.53          --        $0.77
Cash Distributions(3)
  SPG......................................    $ 0.49      $ 0.49           --         $ 1.97      $ 1.97           --
  DRC......................................    $ 0.32          --        $0.33         $ 1.26          --        $1.34
Book Value per Share of Common Stock
  SPG......................................    $ 1.98      $10.65           --            N/A         N/A          N/A
  DRC......................................    $ 0.24          --        $7.24            N/A         N/A          N/A

- ---------------
(1) The pro forma weighted average shares outstanding during the three months ended March 31, 1996 and the pro forma number of shares outstanding at March 31, 1996 used to compute the pro forma data after giving effect to the Merger were 96,266,696 and 96,444,745, respectively. The pro forma weighted average shares outstanding during the year ended December 31, 1995 used to compute pro forma net income per share after giving effect to the Merger was 93,194,398.

(2) The DRC pro forma equivalent per share amounts are calculated by multiplying pro forma Net Income per Share of Common Stock Before Extraordinary Items, pro forma Cash Distributions per share and pro forma Book Value per Share of Common Stock by the Exchange Ratio (0.68) so that the per share amounts are equated to the respective values for one share of DRC Common Stock.

(3) SPG currently pays a quarterly distribution of $0.4925 per share. Future distributions by the Simon DeBartolo Group, however, will be at the discretion of its Board of Directors and will depend on certain factors. See "POLICIES OF THE SIMON DeBARTOLO GROUP--Dividend and Distribution Policies."

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of SPG and DRC at March 31, 1996 and the pro forma combined capitalization of the Simon DeBartolo Group as adjusted to give effect to the Merger and the Other Transactions as if the Merger had occurred on March 31, 1996. The Merger would have resulted in the issuance of 37,884,520 shares of SPG Common Stock (the number of shares that would be issued as part of the Merger Consideration in exchange for all of the outstanding shares of DRC Common Stock assuming that there are 55,712,529 shares of DRC Common Stock outstanding immediately prior to the Effective Time). The following table should be read in conjunction with the historical and pro forma financial statements and related notes included elsewhere in, or incorporated by reference into, this Prospectus/Joint Proxy Statement.

                                                                            MARCH 31, 1996
                                                               ----------------------------------------
                                                                                               SIMON
                                                                                             DEBARTOLO
                                                                                               GROUP
                                                                  SPG            DRC         PRO FORMA
                                                               HISTORICAL     HISTORICAL      COMBINED
                                                               ----------     ----------     ----------
                                                                            (IN THOUSANDS)
Debt.........................................................  $1,995,620     $1,470,274     $3,488,332
Limited partners' interest in operating partnership..........      78,366          8,295        650,085
Stockholders' and shareholders' equity
  Series A convertible preferred stock.......................      99,923             --         99,923
  Common Stock...............................................           6            555             10
  Class B Common Stock.......................................           1             --              1
  Class C Common Stock.......................................          --             --             --(1)
  Capital in excess of par value.............................     269,771         12,896      1,180,765
  Accumulated deficit........................................    (146,702)            --       (146,702)
  Unamortized restricted stock award.........................      (6,917)            --         (6,917)
                                                               ----------     ----------     ----------
  Total stockholders' and shareholders' equity...............     216,082         13,451      1,127,080
                                                               ----------     ----------     ----------
       Total capitalization..................................  $2,290,068     $1,492,020     $5,265,497
                                                               ==========     ==========     ==========

- ---------------
(1) The Class C Common Stock will be issued if the Required Vote is obtained at the SPG Special Meeting and the Amended SPG Charter therefore becomes effective at the Effective Time. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

                      THE MEETINGS OF STOCKHOLDERS OF SPG

INTRODUCTION

     This Prospectus/Joint Proxy Statement is being furnished in connection with the solicitation of proxies by the SPG Board of Directors for use in connection with the SPG Special Meeting and the SPG Annual Meeting and any adjournments or postponements of such meetings.

     It is anticipated that the mailing of the Prospectus/Joint Proxy Statement
to SPG stockholders will commence on June   , 1996.

DATE, TIME AND PLACE OF MEETINGS

     The SPG Special Meeting will be held at the Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana, on August 6, 1996, at 10:00 a.m., Indianapolis time. The SPG Annual Meeting will be held immediately following the SPG Special Meeting, at the same location as the SPG Special Meeting.

MATTERS TO BE CONSIDERED AT THE MEETINGS

  SPG SPECIAL MEETING

     At the SPG Special Meeting, the holders of Equity Stock, voting together as a single class, will be asked to consider and vote upon the SPG Proposal, for which SPG is seeking the Required Vote (and the holders of Class B Common Stock voting as a separate class will also consider and vote on the SPG Proposal). The approval by the Required Vote (and a majority of the shares of Class B Common Stock) of the SPG Proposal will have the following effect: (i) the approval of the Merger Agreement among SPG, Sub and DRC and the issuance of the Merger Consideration thereunder, as more fully described under "THE MERGER" and (ii) the approval of the Amended SPG Charter and Amended SPG By-laws, providing for, among other things, a change in the name of SPG, an increase in the amount of authorized capital stock, the creation of a new class of common stock, a change in the Ownership Limit, the expansion of the Board of Directors from nine to 13 persons and the election of the 13 persons identified in "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group" and the adoption of a system of limited classified terms for Common Stock Directors, all as more fully described under "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

     If the SPG Proposal receives less than the Required Vote but receives the Majority Approval Vote (as defined in the "GLOSSARY"), then the Merger Agreement will have been approved; however, subject to the consummation of the transactions contemplated in the Merger Agreement, as of the Effective Time, the charter of the Simon DeBartolo Group will be the Alternative Amended SPG Charter, the Alternative Amended SPG By-laws previously approved by the Board of Directors will become effective without a stockholder vote and the Board of Directors of the Simon DeBartolo Group will have nine seats, which will be filled by the nine persons identified under "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED--Board of Directors of the Simon DeBartolo Group if the Required Vote is Not Obtained."

  SPG ANNUAL MEETING

     At the SPG Annual Meeting, the holders of Equity Stock, voting together as a single class, will be asked to consider the following proposals:

          (1) The election of five Common Stock Directors to serve until the earlier to occur of (i) the Effective Time of the Merger and (ii) the next annual meeting of stockholders or until their successors are elected and have qualified (such directors, if they are not to serve on the Board of Directors following the Merger, will cease to hold office as directors upon such Effective Time);

          (2) The approval of the appointment of Arthur Andersen LLP as independent accountants for SPG for 1996; and

          (3) Such other business as may come before the SPG Annual Meeting.

RECORD DATE AND VOTE REQUIRED

     The SPG Board of Directors has fixed the close of business on June 21, 1996 as the record date for the SPG Annual Meeting and the SPG Special Meeting. As of such date, there were 55,360,225 shares of SPG Common Stock, 3,200,000 shares of Class B Common Stock and 4,000,000 shares of Series A Preferred Stock outstanding. As to matters subject to the approval of holders of Equity Stock, holders of Series A Preferred Stock are entitled to a number of votes equal to the number of shares of SPG Common Stock into which their shares would be convertible pursuant to the Conversion Formula (as defined in the "GLOSSARY"). See "DESCRIPTION OF SPG'S CAPITAL STOCK--SPG Common Stock and Class B Common Stock" and "-- Series A Preferred Stock." As of March 31, 1996, (i) there were 55,360,225 shares of SPG Common Stock outstanding, (ii) there were 3,200,000 shares of Class B Common Stock outstanding and (iii) the aggregate voting power of all shares of Series A Preferred Stock was equal to that of 3,809,523 shares of SPG Common Stock. As a result, on such date, the holders of Equity Stock would have been entitled to cast an aggregate of 62,369,748 votes on matters subject to approval by the holders of Equity Stock.

     The presence, in person or by proxy, of SPG stockholders owning shares of Equity Stock representing a majority of all the votes entitled to be cast by holders of Equity Stock at the SPG Annual Meeting and the SPG Special Meeting, respectively, is necessary to constitute a quorum at each such meeting.

     As of March 31, 1996, directors and executive officers of SPG as a group beneficially held outstanding shares of Equity Stock representing 5.5% of all the votes entitled to be cast by holders of Equity Stock at the SPG Meetings and each such person has advised SPG that he or she intends to vote to approve and adopt the SPG Proposal.

     The number of affirmative votes required for approval of the SPG Proposal at the SPG Special Meeting is more fully described above under "--Matters to be Considered at the Meetings."

     At the SPG Annual Meeting, directors will be elected by a plurality of the votes cast by shares entitled to vote at such meeting. The appointment of independent accountants will require the affirmative vote of a majority of the votes cast on the matter at the SPG Annual Meeting.

     A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Such broker non-votes and abstentions will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. BECAUSE APPROVAL OF THE PROPOSAL AT THE SPG SPECIAL MEETING REQUIRES THE AFFIRMATIVE VOTE OF A PROPORTION OF THE OUTSTANDING SHARES OF EQUITY STOCK AS DESCRIBED MORE FULLY ABOVE IN "--MATTERS TO BE CONSIDERED AT THE MEETINGS," ANY BROKER NON-VOTES OR ABSTENTIONS ON THE PROPOSAL WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" AND WILL AFFECT WHETHER THE PROPOSAL WILL BE APPROVED. NEITHER OF THE MATTERS TO BE CONSIDERED AT THE SPG ANNUAL MEETING--THE ELECTION OF DIRECTORS AND THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS-- REQUIRES THE AFFIRMATIVE VOTE OF A SPECIFIED NUMBER OF SHARES OF EQUITY STOCK. ACCORDINGLY, NEITHER BROKER NON-VOTES NOR ABSTENTIONS WILL AFFECT THE DETERMINATION OF SUCH MATTERS IF A QUORUM IS PRESENT AT THE SPG ANNUAL MEETING.

PROXY

     Enclosed is a form of proxy which should be completed, dated, signed and returned by each SPG stockholder before the SPG Special and Annual Meetings to ensure that such stockholder's shares will be voted at the meetings. Any SPG stockholder signing and delivering a proxy has the power to revoke the proxy at any time prior to its use by filing with the Corporate Secretary of SPG a written revocation of the proxy or a duly executed proxy bearing a later date or by attending and voting in person at the meetings.

     Shares represented by a properly executed proxy will be voted in accordance with the instructions indicated on such proxy with respect to the proposal at the SPG Special Meeting and the election of directors and the appointment of independent accountants at the SPG Annual Meeting, and at the discretion of the proxy holders on all other matters to come properly before either meeting. If a stockholder executes a proxy with no instructions indicated thereon, shares represented by such proxy will be voted in favor of the proposal at the SPG Special Meeting and, at the SPG Annual Meeting, for the election as directors of all nominees listed on the form of proxy and for the appointment of Arthur Andersen LLP as independent accountants for SPG for 1996.

SOLICITATION OF PROXIES

     SPG will bear the expense of the proxy solicitation. Such solicitation will be by mail but also may be by telephone or in person by the directors, officers or employees of SPG who will not receive any additional compensation therefor. In addition, SPG retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. SPG anticipates that the cost of such proxy solicitation firm to SPG and DRC, in the aggregate, will not exceed $25,000, plus expenses. The telephone number of MacKenzie Partners, Inc. is
(212) 929-5500. SPG and DRC are also considering retaining another proxy solicitation firm to assist in the solicitation of proxies, but no final decision has been made with respect to the hiring of a second proxy solicitation firm and no specific fees have been discussed. SPG does not anticipate the hiring of another proxy solicitation firm will cause the aggregate cost of proxy solicitation to exceed $50,000.

IRREVOCABLE PROXY

     The owners of all the Class B Common Stock have executed an irrevocable proxy granting to certain representatives of DRC the full power to vote such shares, together with any other voting security of SPG that they may own, in favor of the SPG Proposal and against any proposal made in opposition to or in competition with the SPG Proposal.

OTHER MATTERS

     The SPG Board of Directors knows of no matters, other than those described in this Prospectus/Joint Proxy Statement, which are to be brought before the SPG Special and Annual Meetings. However, if any other matters properly come before either meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     STOCKHOLDERS OF SPG SHOULD NOT RETURN THEIR SHARES WITH THEIR PROXIES, THERE IS NO NEED FOR SPG'S STOCKHOLDERS TO RETURN THEIR SHARES IN CONNECTION WITH THE SPG MEETINGS OR THE MERGER.

                       THE MEETING OF SHAREHOLDERS OF DRC

INTRODUCTION

     This Prospectus/Joint Proxy Statement is being furnished to holders of DRC Common Stock in connection with the solicitation of proxies by the DRC Board of Directors for use at the DRC Special Meeting, and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Special Meeting of Shareholders.

     It is anticipated that the mailing of this Prospectus/Joint Proxy Statement
and accompanying form of proxy will commence on June   , 1996.

DATE, TIME AND PLACE OF MEETING

     The DRC Special Meeting will be held at DRC's corporate offices at 7655 Market Street, Youngstown, Ohio 44513. The DRC Special Meeting will be held on August 6, 1996 at 11:00 a.m., Youngstown time.

MATTERS TO BE CONSIDERED AT THE MEETING

     At the DRC Special Meeting, holders of DRC Common Stock will consider and vote upon (a) a proposal to adopt the Merger Agreement and authorize the Merger and the other transactions contemplated by the Merger Agreement and (b) such other matters as may properly come before the meeting. The adoption by DRC's shareholders of the Merger Agreement and the authorization of the Merger will result in the exchange of the outstanding DRC Common Stock for newly issued SPG Common Stock, as more fully described under "THE MERGER--Terms of the Merger" and "--Exchange of DRC Common Stock Certificates."

RECORD DATE AND VOTE REQUIRED

     The DRC Record Date for the determination of DRC's shareholders entitled to vote at the DRC Special Meeting has been fixed as the close of business on June 21, 1996. As of such date there were 55,493,524 shares of DRC Common Stock outstanding and entitled to vote at the DRC Special Meeting. Each share of DRC Common Stock outstanding on the DRC Record Date will be entitled to one vote on all matters to be considered at the DRC Special Meeting.

     The presence, in person or by proxy, of DRC shareholders owning at least a majority of the shares of outstanding DRC Common Stock entitled to vote at the DRC Special Meeting, is necessary to constitute a quorum at such meeting. The approval by the DRC shareholders of the Merger will require the affirmative vote of the holders of two-thirds of the shares of outstanding DRC Common Stock outstanding on the record date. As of the DRC Record Date, the directors and executive officers of DRC beneficially owned less than one percent of the outstanding DRC Common Stock and each such person has advised DRC that he or she intends to vote to approve and adopt the Merger and the Merger Agreement.

     A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to the proposals being considered at the DRC Special Meeting. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals, if any, that properly come before the meeting. ABSTENTIONS ON SPECIFIC PROPOSALS WILL BE CONSIDERED AS PRESENT, BUT NOT VOTING IN FAVOR OF SUCH PROPOSAL. BECAUSE APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF THE

DRC COMMON STOCK, ANY NONVOTING OR ABSTENTIONS ON SUCH MATTER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" AND WILL AFFECT WHETHER THE MERGER WILL BE APPROVED BUT WILL BE COUNTED FOR PURPOSES OF DETERMINING A QUORUM.

PROXY

     Enclosed is a form of proxy which should be completed, dated, signed and returned by each DRC shareholder before the DRC Special Meeting to ensure that such shareholder's shares will be voted at the meeting. Any DRC shareholder signing and delivering a proxy has the power to revoke the proxy at any time before its use by filing with the Corporate Secretary of DRC a written revocation of the proxy or a duly executed proxy bearing a later date, by giving notice of revocation in open meeting or by attending and voting in person at the DRC Special Meeting. Attendance at the DRC Special Meeting will not itself constitute a revocation of a proxy unless such proxy is formally revoked by one of the foregoing methods.

     Shares represented by a properly executed proxy will be voted in accordance with the instructions indicated on such proxy with respect to the adoption of the Merger Agreement and authorization of the Merger, and at the discretion of the proxy holders on all other matters to properly come before the meeting. If a shareholder executes a proxy with no instructions indicated thereon, shares represented by such proxy will be voted in favor of the proposal to adopt the Merger Agreement and to approve the Merger.

SOLICITATION OF PROXIES

     All expenses of this solicitation with respect to the solicitation of proxies from the DRC shareholders will be borne by DRC. Such solicitation will be by mail, but also may be in person by directors, officers or employees of DRC, who will not receive any additional compensation therefor, or by telephone. DRC has retained MacKenzie Partners, Inc. as its proxy solicitation firm, to assist in its solicitation of proxies. DRC anticipates that the costs of such proxy solicitation firm to SPG and DRC, in the aggregate, will not exceed $25,000, plus expenses. Its telephone number is (212) 929-5500. SPG and DRC are also considering retaining another proxy solicitation firm to assist in the solicitation of proxies, but no final decision has been made with respect to the hiring of a second proxy solicitation firm and no specific fees have been discussed. SPG does not anticipate the hiring of another proxy solicitation firm will cause the aggregate cost of proxy solicitation to exceed $50,000.

DISSENTERS' RIGHTS

     HOLDERS OF DRC COMMON STOCK HAVE THE RIGHT UNDER SECTION 1701.84 OF THE OHIO STATUTE TO DEMAND APPRAISAL OF, AND OBTAIN PAYMENT FOR, THE "FAIR VALUE" OF THEIR SHARES BY FOLLOWING THE PROCEDURES DESCRIBED IN SECTION 1701.85 OF THE OHIO STATUTE, A COPY OF WHICH IS ATTACHED AS ANNEX V HERETO. SEE "THE PROPOSED MERGER AND RELATED MATTERS--DISSENTERS' RIGHTS."

BJS IRREVOCABLE PROXY

     BJS, which owned 6,347,016 shares of DRC Common Stock as of March 31, 1996, has executed an irrevocable proxy granting to certain representatives of SPG the full power to vote such DRC Common Stock, together with any other voting security of DRC that it may own at the time of the DRC Special Meeting, to adopt the Merger, the Merger Agreement and the transactions contemplated thereby and to vote against any proposal made in opposition to or in competition with the Merger, the Merger Agreement and the transactions contemplated thereby. The proxy granted by BJS is subject to withdrawal only upon withdrawal by DRC's Board of Directors of its recommendation that DRC's shareholders vote in favor of adopting the Merger Agreement and approving the Merger.

OTHER MATTERS

     The DRC Board of Directors knows of no matters, other than those described in this Prospectus/Joint Proxy Statement, which are to be brought before the DRC Special Meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

  SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                    THE PROPOSED MERGER AND RELATED MATTERS

     Certain statements set forth below under this caption may constitute "forward-looking statements" within the meaning of the Reform Act. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" for additional factors relating to such statements.

BACKGROUND OF THE MERGER

     Both SPG and DRC are publicly owned REITs whose predecessors operated as a group of affiliated partnerships and related entities for the purpose of developing, owning and operating enclosed malls and community shopping centers throughout the United States.

     On October 25, 1995, David Simon, President and Chief Executive Officer of SPG, and Richard Sokolov, President and Chief Executive Officer of DRC, met in Atlanta, Georgia at a convention hosted by NAREIT, an industry trade organization, at which time they initially discussed each company's possible interest in pursuing a merger. At that time, Mr. Simon and Mr. Sokolov considered whether a merger would be in the best interests of both companies and their shareholders. Among the other issues considered were whether a merger would combine the talents of their respective companies, reduce corporate overhead by eliminating redundancies and create a larger company which might improve both companies' competitive position in the industry and be attractive to institutional investors thereby increasing access to public equity and debt markets.

     At the next meeting held to discuss such a transaction, held in Pittsburgh, Pennsylvania on November 28, 1995, Herbert Simon, the Co-Chairman of the Board of SPG, David Simon, Edward J. DeBartolo, Jr., the Chairman of the Board of DRC, Larry Thrailkill, Executive Vice President and Chief Operating Officer of EJDC, Anthony Liberati, a director of DRC, and Edward Muransky, President of DeBartolo Entertainment, Inc., held further discussions concerning a possible merger between SPG and DRC. At the conclusion of those discussions, it was agreed that SPG would attempt to arrive at an independent valuation for DRC and would share that valuation with DRC principals at a subsequent meeting.

     The next meeting at which representatives of SPG and DRC discussed the possibility of a merger occurred on December 21, 1995. Herbert Simon, David Simon, Edward J. DeBartolo, Jr., Richard Sokolov, Larry Thrailkill and M. Denise DeBartolo York, a director of DRC and Chairman of the Board of EJDC, met again in Pittsburgh, Pennsylvania to engage in discussions regarding a possible merger. During the course of this meeting, Herbert and David Simon proposed a merger pursuant to which the holders of DRC Common Stock would exchange each of their shares for 0.64 shares of SPG Common Stock. Representatives of DRC agreed at the end of that discussion to consider the proposal from SPG representatives.

     David Simon and Richard Sokolov next met to discuss the proposed transaction on January 10, 1996 in Akron, Ohio. At that meeting, they discussed the ways in which the combined entity might be organized following a merger as well as their respective views on the short and long term prospects of the shopping center business.

     David Simon, Richard Sokolov and Larry Thrailkill next met on February 8, 1996, in New York City, at which time Mr. Thrailkill and Mr. Sokolov indicated that the 0.64 exchange ratio previously proposed by Mr. Simon would not be sufficient consideration for the proposed transaction and suggested a ratio of
0.72 as a counterproposal. The parties at that meeting also discussed (i) governance matters for the surviving entity, including the composition of the Board of Directors and the naming of Mr. Sokolov as President and Chief Operating Officer and Mr. Simon as Chief Executive Officer of the surviving entity, (ii) certain tax and other matters which affected the DeBartolos and their DRC Interests, and the fact that those issues would have to be taken into account in any merger of SPG and DRC, (iii) the desirability of incorporating price protection mechanisms into the exchange ratio for the proposed merger transaction, (iv) the desirability of maintaining a portion of the combined company's operations in Youngstown, Ohio and (v) the necessity to secure the consent of various third parties, in particular, certain lenders of EJDC.

     David Simon, Richard Sokolov, James Barkley, General Counsel of SPG, and Larry Thrailkill held their next meetings to discuss a proposed merger in New York on February 28 and 29, 1996, together with representatives of Merrill Lynch, financial advisor to SPG, Morgan Stanley and Blackstone, financial advisors to DRC, Paul, Weiss, Rifkind, Wharton & Garrison, SPG's counsel, and Willkie Farr & Gallagher, DRC's counsel. At the meeting, the representatives of SPG and DRC and their respective advisors and counsel discussed a range of issues, including the basic terms and provisions of a proposed merger agreement, the size and composition of the Board of Directors and the mechanics of due diligence associated with the proposed merger. At the conclusion of the meeting, it was agreed that counsel for SPG would commence the drafting of definitive merger documentation for review by all parties. Representatives of SPG and DRC during the course of these meetings also executed a confidentiality agreement covering the proposed merger discussions and any materials exchanged between the parties during the course of those discussions.

     During the period from February 29 to March 11, 1996, several telephone conversations were held among Herbert Simon, David Simon, Richard Sokolov, Edward DeBartolo, Jr., M. Denise DeBartolo York, John C. York, II, Ms. York's husband, and Anthony Liberati. During such conversations, among other things, further proposals for the possible exchange ratio were discussed.

     During the week of March 11, 1996, David Simon, Richard Sokolov and Larry Thrailkill met in New York with counsel for both SPG and DRC, as well as their respective financial advisors, to discuss and negotiate the terms and conditions of drafts of the definitive documentation prepared by SPG's counsel to date. At the conclusion of these discussions, it was agreed that there were certain issues remaining to be resolved including the proposed ratio for the exchange of DRC stock for stock of SPG.

     On March 15, 1996, Herbert Simon, David Simon, Richard Sokolov, Edward J. DeBartolo, Jr., M. Denise DeBartolo York and Larry Thrailkill met in Cleveland, Ohio in an effort to discuss and, if possible, to resolve outstanding economic issues with respect to the proposed merger transaction. At that meeting, subject to resolution of several significant issues, a firm proposal was made for a ratio of 0.68 for exchanging stock of DRC for stock of SPG at the time of the merger. The representatives of SPG and EJDC present at the meeting also discussed what a fair price for the stock owned by the EJDC in the DRC Management Company would be. It was proposed that, subject to resolution of the outstanding issues, the total cash consideration for the purchase by the SPG Management Company of EJDC's interest in the DRC Management Company should be $2.5 million. At the conclusion of the meeting, the parties agreed to proceed as rapidly as possible to resolve all remaining issues and finalize the documentation for the proposed transaction.

     During the week of March 18, 1996, the parties discussed the necessity for SPG to gain approval by the Required Vote of SPG's stockholders to effect the proposed increase in the number of the Board members of the combined company from nine to thirteen, and the resulting changes in the Charter and By-laws of SPG. While all parties agreed that it was in the best interests of both SPG and DRC to increase the number of Board members of the Simon DeBartolo Group from nine to thirteen, they also determined it to be desirable and in the best interests of SPG's stockholders and DRC's shareholders to devise a method by which the transaction could be completed without an increase in the number of its Board members in the event that the Required Vote was not obtained but the proposed merger was approved. Discussions regarding this and other issues continued throughout the week of March 18, 1996, but had not yet been finally resolved as of Friday, March 22, 1996.

     On March 22, 1996, the SPG Board of Directors held a regularly scheduled meeting at which details of the status of the merger discussions and other, unrelated business matters were presented. Representatives of Merrill Lynch and Paul, Weiss, Rifkind, Wharton & Garrison were present at the meeting. Prior to the meeting, the members of the Board of Directors were furnished with a summary of the proposed transaction prepared by counsel for SPG, the then current drafts of the Merger Agreement, the Other Transaction Agreements and the Related Agreements, as well as financial material prepared for their consideration by Merrill Lynch. During the meeting, the SPG Board of Directors discussed the status of the proposed transaction, including the proposed exchange ratio and the issue concerning the composition of the Board of Directors and the Required Vote. Further, Merrill Lynch briefed the Board on the contents of the materials it had prepared. See "THE PROPOSED MERGER AND RELATED MATTERS--Opinions of Financial Advisor to SPG." David Simon then updated the SPG Board of Directors on the status of other unresolved issues with respect to the proposed transaction, including the matter of the increase in the number of Board members. David Simon informed the Board that this significant issue was outstanding and might not be resolved. The Board of Directors concluded that it would take no action at that meeting concerning the proposed transaction and that they agreed with the positions taken by SPG's management with respect to the outstanding issues regarding the proposed transaction. David Simon indicated to the Board that he would keep them apprised of any further developments.

     On March 22, 1996, the DRC Board of Directors held a special meeting to consider the proposed merger of DRC and SPG. Representatives of Morgan Stanley, Blackstone and of Willkie Farr & Gallagher were present at the meeting. At the meeting Mr. Sokolov presented a history of the negotiations that had led to the merger proposal as well as a detailed description of the benefits to DRC and its shareholders of the merger proposal. A detailed presentation by the financial advisors was made (see "THE PROPOSED MERGER AND RELATED MATTERS--Opinions of Financial Advisors to DRC"), at the conclusion of which both advisors indicated their oral opinion that the Merger Consideration, including the Exchange Ratio of 0.68 shares of SPG Common Stock per share of DRC Common Stock, was fair from a financial point of view. Counsel to DRC provided the directors with a review of the law applicable to the Board's consideration of the merger proposal as well as a detailed review of the Merger Agreement, the Other Transaction Agreements and the Related Agreements in their then current form.

     Mr. Sokolov and DRC's counsel described to DRC's Board of Directors the issues that remained unresolved in negotiations with SPG, the most important of which related to governance of the combined company. Members of the Board requested the negotiating team, among other things, to seek to reconsider provisions made for employees of DRC who might be terminated in the period following the Effective Date. Because of the significance of the open issues, the meeting was adjourned without a vote.

     During the period March 22 through March 25, 1996, more discussions were held by telephone between representatives of SPG and DRC. During those discussions, a tentative resolution of the Simon DeBartolo Group Board composition issue was reached, and the parties agreed to instruct their respective counsel and financial advisors to resume discussions on the documentation for the proposed transaction with a view to determining whether all outstanding issues could be finalized and the documentation completed.

     The DRC Board of Directors next convened by telephone on the evening of March 24th and received a report on the status of the negotiations. The Board was told that progress had been made on open issues and agreed that a special meeting would be held the following afternoon for formal consideration of the proposed transaction.

     During the evening of March 25, 1996, the SPG Board of Directors convened a special telephonic meeting. Also present by telephone at that meeting were representatives of Merrill Lynch and Paul, Weiss, Rifkind, Wharton & Garrison. David Simon briefed the Board on the status of discussions, indicated that agreements had been reached on all significant issues and informed the SPG Board of Directors that the terms and conditions of the proposed transaction required review and consideration by the Board at that time.

     Paul, Weiss, Rifkind, Wharton & Garrison and Mr. Barkley then reviewed and discussed with the SPG Board of Directors, among other things, each of the significant agreements that would be used to document the Merger, including the Merger Agreement, the Other Transaction Agreements and the Related Agreements, and relevant legal considerations. Following the discussion, Merrill Lynch presented its oral opinion to the Board of Directors of SPG (see "--Opinion of Financial Advisor to SPG"). Based upon the totality of the facts and circumstances considered at the meeting and the prior meeting, the SPG Board of Directors concluded that the Merger, including the Exchange Ratio, is fair and that the SPG Proposal, including the Merger and the proposed amendments to the SPG Charter and the SPG By-laws, among other things, to increase the size of the SPG Board of Directors to 13 members and the Other Transactions, is in the best interests of SPG and its stockholders. The SPG Board of Directors voted to approve the Merger and the Other Transactions and to recommend that the stockholders of SPG vote FOR the SPG Proposal.

     On the afternoon of March 25th, the DRC Board of Directors convened their next special meeting to discuss the proposed Merger by telephone. Representatives of DRC's financial advisors and Willkie Farr & Gallagher were again present. Mr. Sokolov and representatives of Willkie Farr reported to the Board that the parties were close to agreement on all substantive issues and that a materially improved offer had been received from SPG regarding the treatment of employees. The financial advisors to DRC then reviewed again for the Board its analysis of the proposed transaction and reaffirmed their opinion that the Merger Consideration was fair and that the Merger would be in the best interests of the DRC shareholders. The Board then voted that the Merger, including the Merger Consideration, is fair and in the best interests of DRC's shareholders, to approve the Merger Agreement and to recommend that the DRC shareholders adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby.

     On March 26, 1996, SPG and DRC issued a joint press release to the effect that an agreement in principle for the Merger had been reached and on March 28, 1996, SPG and DRC issued a joint press release to the effect that a definitive agreement for the Merger had been signed.

RECOMMENDATION OF THE SPG BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The SPG Proposal requests approval of the Merger Agreement itself, approval of the Amended SPG Charter and Amended SPG By-laws, the election of a slate of 13 persons to the expanded Board of Directors of the Simon DeBartolo Group and approval of several other subsidiary matters, all of which are necessary to give the Merger Agreement its full intended effect.

     The SPG Board of Directors believes that the Merger and such related matters, including the Exchange Ratio and the amendment to the SPG Charter and the SPG By-laws, is fair and in the best interests of SPG and its stockholders. Accordingly, the SPG Board of Directors has approved the SPG Proposal and recommends that the stockholders of SPG vote FOR approval and adoption of the SPG Proposal. In reaching this determination, the SPG Board of Directors consulted with SPG management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors that the SPG Board of Directors considered in approving the SPG Proposal and recommending approval of the SPG Proposal are discussed below.

          (i) The Merger would create the country's largest developer, owner and operator of shopping centers, providing, in the SPG Board of Directors' opinion, the Simon DeBartolo Group with potentially greater access to capital markets and a larger and more diverse portfolio.

          (ii) The combination of DRC's properties with those of SPG would expand the geographic diversification of the Simon DeBartolo Group's ownership and operation of properties into Florida, an attractive retail market because of its recent history of significant growth, and enhance the Simon DeBartolo Group's operations in the Midwest and the Northeast. In the SPG Board of Directors' view, this could limit the impact that adverse economic or real estate conditions in a particular region might have on the Simon DeBartolo Group as a whole.

          (iii) DRC has a significant tenant base and the Merger would improve the strength and quality of tenant relationships.

          (iv) The opportunities for economies of scale and operating efficiencies that should result from the Merger would lead, in the estimation of SPG's management based on assumptions which it believes to be reasonable, to significant savings, including estimated savings initially of $10.0 million per annum, increasing over time to up to $20.0 million per annum in administrative costs and public company expenses, which are expected to increase the Simon DeBartolo Group's Funds From Operations per share.

          (v) The Merger would result in one of the most experienced professional management teams in the shopping center business, combining the strengths and best practices of the two organizations.

          (vi) The combination could allow the Simon DeBartolo Group to capture significant, currently unrealized potential in the DRC portfolio. This potential includes, among other things, (i) anticipated improved leasing opportunities presented by DRC properties' location in markets with higher than average expected growth and (ii) redevelopment, portfolio upgrade and refinancing opportunities which are currently being pursued or potentially present in DRC's portfolio which can be exploited through the Simon DeBartolo Group's expected superior access to capital on favorable terms.

          (vii) For federal income tax purposes, the Merger and certain of the Other Transactions are expected to be tax-free transactions.

          (viii) The Total Market Capitalization of the Simon DeBartolo Group if the Merger and the Other Transactions occurred on March 18, 1996 would be approximately $7.5 billion, which would be substantially greater than SPG's current Total Market Capitalization. The SPG Board of Directors believes that it would provide SPG's stockholders with enhanced liquidity through increased trading volume, which may improve SPG's public market valuation.

          (ix) The oral opinion of Merrill Lynch on March 25, 1996, confirmed by means of a written opinion dated such date, to the effect that, as of such date and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to SPG, which the SPG Board of Directors viewed as favorable not only because of the conclusion reached by Merrill Lynch, but also because such conclusion was consistent with the opinion of SPG's management. See "--Opinion of Financial Advisor to SPG."

     The SPG Board of Directors also considered certain potentially negative factors which could arise from the Merger. These included, among others, the significant costs involved in connection with consummating the Merger and the substantial management time and effort required to effectuate the Merger and integrate the businesses of SPG and DRC. The SPG Board of Directors considered that the Merger would increase the ratio of debt to Total Market Capitalization of the Simon DeBartolo Group from the ratio of debt to Total Market Capitalization of SPG. The SPG Board of Directors recognized this increase could adversely affect the ability of the Simon DeBartolo Group to obtain debt financing for additional development and would subject SPG to the risks of higher leverage. See "RISK FACTORS-- Increased Indebtedness of Simon DeBartolo Group as Compared with SPG; No Limitation on Further Indebtedness." The SPG Board of Directors concluded that the increase in debt would not be at an unacceptable level. Finally, the SPG Board of Directors considered the risk that the anticipated benefits of the Merger might not be fully realized. The SPG Board of Directors did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the SPG Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

     The SPG Board of Directors believes that the adoption of the Amended SPG Charter and the Amended SPG By-laws and the election to the Board of Directors of the 13 persons identified in "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group" are necessary and desirable and in the best interests of SPG's stockholders in order to give the Merger Agreement its full intended effect and to realize in full the beneficial factors set forth above. Accordingly, a vote in favor of the SPG Proposal is a vote in favor of the Merger Agreement as well as a vote in favor of the adoption of the Amended

SPG Charter and the Amended SPG By-laws and in favor of the election of the 13 persons referred to above to the Board of Directors. The affirmative vote of at least 80% of the aggregate votes entitled to be cast by holders of the outstanding Equity Stock, voting together as a single class, is required for the adoption of all the elements of the SPG Proposal. Should the Required Vote not be achieved but the SPG Proposal nevertheless receives the affirmative vote of a majority of the aggregate votes entitled to be cast by holders of the outstanding Equity Stock, voting together as a single class, the Merger Agreement will be approved, but neither the Amended SPG Charter nor the Amended SPG By-laws can be adopted, and the 13 persons identified in "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group" cannot as a group become directors. Instead, the Alternative Amended SPG Charter will be adopted and the Alternative Amended SPG By-laws, having been previously approved by the Board of Directors, will become effective without a stockholder vote. The SPG Board of Directors believes that this outcome is significantly less desirable to SPG and its stockholders than the approval of the SPG Proposal by the Required Vote because the Amended SPG Charter provides for a 13-member Board of Directors of whom seven members would be Independent Directors, whereas the Alternative Amended SPG Charter provides for a nine-member Board of whom only three would be Independent Directors. If such approval is not obtained, SPG will seek such approval at the annual meetings in 1997 and 1998 of its stockholders. See "RISK FACTORS-- Conflicts of Interest Related to the Merger" and "--Risks Associated with Failure to Obtain Required Vote" and "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED."

     THE SPG BOARD OF DIRECTORS BELIEVES THAT THE MERGER, INCLUDING THE EXCHANGE RATIO, IS FAIR, BELIEVES THAT THE SPG PROPOSAL, INCLUDING THE MERGER AND THE ADOPTION OF THE AMENDED SPG CHARTER AND THE AMENDED SPG BY-LAWS, IS IN THE BEST INTERESTS OF SPG AND ITS STOCKHOLDERS, HAS APPROVED THE SPG PROPOSAL, AND RECOMMENDS THAT THE STOCKHOLDERS OF SPG VOTE FOR THE SPG PROPOSAL.

     In the event the Merger is not consummated for any reason, SPG will continue to pursue its business objectives of (i) maximizing Funds From Operations, (ii) increasing distributions per share of SPG Common Stock, (iii) increasing the value of its properties by continuing its growth through the active management and expansion of existing shopping centers and selective development and acquisition of new shopping centers and (iv) holding its properties for long-term investment. In addition, SPG may seek other acquisition opportunities and additional debt or equity financing.

RECOMMENDATION OF THE DRC BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The DRC Board of Directors has determined that the Merger, including the Merger Consideration, is fair and in the best interests of the shareholders of DRC and has approved the Merger Agreement. Accordingly, the DRC Board of Directors recommends that the shareholders of DRC vote FOR approval and adoption of the Merger Agreement and the authorization of the Merger and the transactions contemplated thereby.

     In reaching the determination that the Merger Agreement and the Merger are in the best interests of DRC and its shareholders, the DRC Board of Directors consulted with DRC management, as well as its financial advisors, legal counsel and accountants and considered the short-term and long-term interests of DRC based upon several factors to which relative weights were not assigned. Among the most important factors the DRC Board of Directors considered were the following:

          (i) The Merger would create the largest developer, owner and operator of super-regional and regional shopping malls in North America with one of the strongest management teams in the industry;

          (ii) The Merger Consideration represents an attractive opportunity, relative to historical trading prices of the DRC Common Stock, for DRC shareholders to continue their investment in the stock of a regional mall owner and operator, but with significantly expanded geographic diversification and very little overlap of portfolios;

          (iii) The Merger would significantly increase the market capitalization of the combined company, which, may enhance the liquidity of the SPG Common Stock after the Merger by increasing trading volumes;

          (iv) The Merger is anticipated to improve significantly the Simon DeBartolo Group's access to capital markets, which should make additional debt or other financing available upon more attractive terms, which in turn should permit the Simon DeBartolo Group to realize certain additional opportunities to improve the performance of certain properties in the DRC portfolio;

          (v) The Merger could allow opportunities to realize significant synergies, which are expected to have a positive effect on the financial results for the Simon DeBartolo Group;

          (vi) The tax-free nature of the Merger and certain of the transactions related thereto;

          (vii) General industry, economic and market conditions, both current and projected, the paramount interests of DRC's shareholders and the potential impact of the Merger upon the interests of DRC's employees, suppliers, creditors and customers as well as the possible impacts on the communities in which DRC has operations;

          (viii) The oral opinions of each of Morgan Stanley and Blackstone on March 25, 1996, confirmed, in each case, by means of a written opinion by such party dated such date, that the Merger Consideration and the Exchange Ratio, respectively, is fair from a financial point of view to the public holders of DRC Common Stock, as described under "--Opinions of Financial Advisors to DRC--Opinion of Morgan Stanley" and "--Opinion of Blackstone;" and

          (ix) Presentations from, and discussions with, senior executives of DRC, representatives of its outside legal counsel and representatives of Morgan Stanley and Blackstone regarding the business, financial, accounting and legal due diligence with respect to SPG and the terms and conditions of the Merger Agreement.

     The DRC Board of Directors also considered certain potentially negative factors which could arise from the Merger. These included, among others, the significant costs involved in connection with consummating the Merger, the substantial management time and effort required to effectuate the Merger and integrate the businesses of SPG and DRC and the related disruption to DRC's operations. The DRC Board of Directors also considered the loss of control inherent in the Merger as well as the risk that the anticipated benefits of the Merger might not be fully realized. The DRC Board of Directors did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

     THE DRC BOARD OF DIRECTORS BELIEVES THAT THE MERGER, INCLUDING THE MERGER CONSIDERATION, IS FAIR AND IN THE BEST INTERESTS OF DRC AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF DRC VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE TRANSACTIONS RELATED THERETO.

     In the event the Merger is not consummated for any reason, DRC will continue to pursue its fundamental strategy of capitalizing on the significant growth opportunities already existing in its portfolio of properties with the goal of increasing cash available per share for distribution. The Company expects to pursue this internal growth strategy through strategic expansion and renovations, enhancing lease revenues and improving operating margins. In conjunction with this primary focus, DRC expects to pursue new developments and acquisitions on a selected basis.

OPINION OF FINANCIAL ADVISOR TO SPG

     On March 25, 1996, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in written opinions dated as of March 25, 1996 and the date of this Prospectus/Joint Proxy Statement, to the SPG Board of Directors to the effect that, as of such dates and based upon the assumptions made, matters considered and limits of review, as set forth in such opinions, the Exchange Ratio was fair to SPG from a financial point of view.

     A COPY OF THE MERRILL LYNCH OPINION DATED THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT (UPDATING THE MERRILL LYNCH OPINION DATED MARCH 25, 1996), WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE WRITTEN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION. STOCKHOLDERS OF SPG ARE URGED TO READ IN ITS ENTIRETY THE MERRILL LYNCH OPINION. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE SPG BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SPG STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPG SPECIAL MEETING. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN SPG AND DRC.

     SPG retained Merrill Lynch to render financial advisory services with respect to SPG's proposed business combination with DRC. No limitations were imposed by the SPG Board of Directors upon Merrill Lynch with respect to the investigations made or the procedures followed by it in rendering its opinion.

     In connection with the preparation of its opinion dated March 25, 1996, Merrill Lynch, among other things: (i) reviewed DRC's Annual Report on Form 10-K and related financial information for the fiscal year ended

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

December 31, 1994 and a draft of DRC's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1995 as well as the related unaudited financial information for the three and nine month periods ended September 30, 1995; (ii) reviewed SPG's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1994 and a draft of SPG's Form 10-K, the Current Report on Form 8-K and related financial information for the fiscal year ended December 31, 1995; (iii) reviewed certain information, including financial information, relating to the business, earnings, cash flow, assets and prospects of DRC and SPG, which were based on information and specific assumptions provided to Merrill Lynch by DRC and SPG for tabulation and calculation by Merrill Lynch and, thereafter, reviewed and approved by SPG's management; (iv) conducted discussions with members of senior management of DRC and SPG concerning their respective businesses and prospects;
(v) reviewed the historical market prices and trading activity for DRC Common Stock and SPG Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to DRC and SPG, respectively; (vi) considered the pro forma effect of the Merger on SPG's capitalization ratios, funds from operations per share and cash flow per share;
(vii) reviewed a draft of the Merger Agreement dated March 25, 1996; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by DRC and SPG, and did not independently verify such information or undertake an independent appraisal of the assets of DRC or SPG. With respect to the financial information reviewed and approved by SPG in particular, Merrill Lynch relied upon, without independent investigation, the estimates of SPG's management of the expense savings achievable as a result of the Merger. In addition, Merrill Lynch assumed that the financial information furnished to it by DRC and SPG were based on reasonable assumptions and reflected the best currently available estimates and judgment of DRC's or SPG's management as to the expected future financial performance of DRC or SPG, as the case may be.

     The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of SPG and DRC, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to SPG, or the effect of any other arrangement in which SPG might engage.

     At the meetings of the SPG Board of Directors held on March 22, 1996 and March 25, 1996, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its March 25, 1996 opinion.

  ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES

     Using publicly available information and estimates of future financial results published by First Call (as defined in the "GLOSSARY"), Merrill Lynch compared certain financial and operating information and ratios for both SPG and DRC with the corresponding financial and operating information for a group of eight publicly traded companies engaged primarily in the ownership, management, operation and acquisition of regional mall properties which Merrill Lynch deemed to be reasonably comparable to SPG and DRC for the purpose of its analysis, including CBL & Associates Properties, Inc., General Growth Properties, Inc., JP Realty, Inc., The Macerich Company, The Mills Corp., Taubman Centers Inc., Urban Shopping Centers, Inc. and The Rouse Co. (the "Comparable Companies"). The estimates published by First Call were not prepared in connection with the Merger or at Merrill Lynch's request.

     Merrill Lynch's calculations resulted in the following relevant ranges for the Comparable Companies as of September 30, 1995 and for SPG and DRC as of December 31, 1995: a range of debt to total market capitalization of 20.9% to 67.4%, with a mean of 47.8% (with SPG at 46.5% and DRC at 53.3%); a range of payout ratios (each, a "Payout Ratio"), i.e., the ratio of dividends to Funds From Operations of 36.5% to 104.4%, with a mean of 80.1% calculated on the basis of actual results for 1995 (with SPG at 83.1% and DRC at 78.3%); equity market capitalization as a multiple of 1995 Funds From Operations of 9.1x to 11.9x, with a mean of 10.8x (with SPG at 10.8x and DRC at 9.1x); equity market capitalization as a multiple of projected 1996 Funds From Operations of 8.5x to 10.9x, with a mean of 9.9x (with SPG at 10.1x and DRC at 8.5x); and equity market capitalization as a multiple of projected 1997 Funds From Operations of 8.0x to 10.0x, with a mean of 9.2x (with SPG at 9.6x and DRC at 8.0x). In calculating SPG's projected 1996 and 1997 Funds

From Operations, the amortization of formation costs were given no effect, in order to make the basis for calculating SPG's projected Funds From Operations consistent in that regard with the methodology used by DRC to calculate its Funds From Operations.

     Merrill Lynch observed that based on the closing price of SPG Common Stock on the NYSE of $24.00 as of March 20, 1996, the Exchange Ratio yielded an offer value for the DRC Common Stock that was within the range of values implied by the above trading multiples.

     None of the companies utilized in the above analysis for comparative purposes is, of course, identical to SPG or DRC. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies as well as that of SPG or DRC. In addition, the multiples of equity market capitalization to estimated 1995, and projected 1996 and 1997 Funds From Operations for the Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

  DISCOUNTED CASH FLOW ANALYSIS

     Merrill Lynch also performed discounted cash flow analyses (i.e., an analysis of the present value for the projected cash flows for the periods and at the discount rates indicated) of both SPG and DRC based upon projections of SPG's and DRC's respective net cash flows (defined as total revenues minus property operating and maintenance expenses, property management expenses, real estate taxes, capital expenditures, and development capital) for the years 1996 through 2000, inclusive, using discount rates reflecting a weighted average cost of capital ranging from 10.5% to 12.5% and terminal value multiples of calendar year 2000 EBITDA ranging from 10.5x to 12.5x.

     Merrill Lynch observed that based on the closing price of SPG Common Stock on the NYSE of $24.00 as of March 20, 1996, the Exchange Ratio yielded an offer value for the DRC Common Stock that was within the range of values implied by the discounted cash flow analysis.

  IMPLIED EXCHANGE RATIO ANALYSIS

     Merrill Lynch utilized the results of the discounted cash flow analyses described above as well as the SPG management's estimates of the expense savings achievable as a result of the Merger to calculate a range of implied exchange ratios based on a comparison of the relative ranges of value for DRC and SPG. In the instance where estimated expense savings were given no effect, this analysis yielded a range of implied exchange ratios of SPG Common Stock for each share of DRC Common Stock which included the Exchange Ratio of 0.68.

     In the instance where estimated expense savings were allocated to the shareholders of DRC in proportion to such shareholders' proposed interest in the Simon DeBartolo Group (approximately 39%), this analysis yielded a range of implied exchange ratios of SPG Common Stock for each share of DRC Common Stock which was higher than the Exchange Ratio of 0.68.

  CONTRIBUTION ANALYSIS

     Merrill Lynch observed that DRC shareholders would receive 39.0% of the outstanding SPG Common Stock pursuant to the Merger, after giving effect to the issuance of SPG Common Stock in the Merger and assuming full conversion of outstanding Units. Merrill Lynch reviewed certain projected operating and financial information (including, among other things, rental income, total revenues, net operating income, and Funds From Operations) for SPG, DRC and the pro forma combined equity giving effect to the estimated expense savings. Merrill Lynch also analyzed the relative income statement and operating contributions of SPG and DRC to the combined entity. Merrill Lynch observed that in 1996, 1997, and 1998 DRC would contribute 40.3%, 40.4%, and 40.5% to the Simon DeBartolo Group's EBITDA, respectively, and 39.0%, 39.2%, and 39.2% to the Simon DeBartolo Group's Funds From Operations, respectively. Merrill Lynch observed that DRC's pro forma contribution to the Simon DeBartolo Group's projected EBITDA and Funds From Operations in 1996, 1997, and 1998 is roughly proportionate to the amount of the SPG Common Stock to be received by DRC shareholders in the Merger.

  PRO FORMA COMBINATION ANALYSIS

     Merrill Lynch also analyzed the pro forma effects resulting from the Merger, including the potential impact on SPG's projected stand alone Funds From Operations per share and the anticipated accretion (i.e., the incremental increase) to SPG's Funds From Operations per share resulting from the Merger. Merrill Lynch observed that, after giving

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

effect to SPG's management's estimate of the expense savings achievable as a result of the Merger, the Merger was accretive to SPG's projected Funds From Operations per share in each of the years 1996 through 2000.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its analyses set forth in its opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond SPG's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty.

     The SPG Board of Directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with SPG and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to SPG for which it has received customary compensation. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated as of March 5, 1996, SPG has agreed to pay Merrill Lynch (i) a $100,000 retainer fee, and (ii) a transaction fee equal to $4.0 million upon consummation of the Merger against which the amount referred to in clause (i) will be credited. The fees paid or payable to Merrill Lynch are not contingent upon the contents of the opinion delivered. In addition, SPG has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

     In the ordinary course of its business, Merrill Lynch actively trades in the securities of SPG for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINIONS OF FINANCIAL ADVISORS TO DRC

  OPINION OF MORGAN STANLEY

     DRC retained Morgan Stanley to act as DRC's financial advisor in connection with the merger and related matters based upon Morgan Stanley's qualifications, reputation and expertise. At the March 25, 1996 meeting of the DRC Board of Directors, Morgan Stanley rendered an oral opinion to the DRC Board of Directors that, as of such date and subject to the considerations expressed to the DRC Board of Directors, the Merger Consideration to be received by the public holders of DRC Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. Morgan Stanley confirmed its oral opinion by delivery of a written opinion dated March 25, 1996.

     THE FULL TEXT OF THE MORGAN STANLEY OPINION DATED THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT (UPDATING THE MORGAN STANLEY OPINION DATED MARCH 25, 1996), WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX III TO THIS PROSPECTUS/JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF DRC COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE DRC BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE PUBLIC HOLDERS OF DRC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF DRC COMMON STOCK AS TO HOW TO VOTE AT THE DRC SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS ANNEX III.

     In arriving at its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information of DRC, (ii) analyzed certain internal financial statements and other financial and operating data concerning DRC prepared by the management of DRC, (iii) analyzed certain financial projections prepared by the management of DRC, (iv) discussed the past and current operations and financial condition and prospects of DRC and certain of its real property assets with senior executives of DRC, (v) reviewed the reported prices and trading activity of DRC Common Stock, (vi) compared the financial performance of DRC and the prices and trading activity of DRC Common Stock with that of certain other comparable publicly-traded companies and their securities, (vii) analyzed certain publicly available financial statements and other information of SPG, (viii) analyzed certain internal financial statements and other financial and operating data concerning SPG prepared by the management of SPG, (ix) analyzed certain financial projections prepared by the management of SPG, (x) discussed the past and current operations and financial condition and prospects of SPG and certain of its real property assets with senior management of SPG, (xi) reviewed the reported prices and trading activity of SPG Common Stock, (xii) compared the financial performance of SPG and the prices and trading activity of SPG Common Stock with that of certain other comparable publicly-traded companies and their securities, (xiii) discussed with senior management of each of DRC and SPG their estimates of the synergies and other cost savings to be realized pursuant to the Merger, (xiv) participated in discussions and negotiations among representatives of the DRC, SPG and their financial and legal advisors, (xv) reviewed drafts of the Merger Agreement and certain drafts of the Other Transaction Agreements, the Related Agreements and other related documents, and (xvi) performed such other analyses as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the projected financial information, Morgan Stanley assumed that such information has been reasonably prepared on bases reflecting the best then available estimates and judgments of the future financial performance of DRC and SPG. Further, Morgan Stanley relied upon DRC's and SPG's estimates of the synergies and cost savings to be realized pursuant to the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of DRC or of SPG, nor was Morgan Stanley provided with any such appraisals. The Morgan Stanley Opinion rendered on March 25, 1996 is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of such date.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of DRC or any of its assets, nor did Morgan Stanley negotiate with any party, other than SPG, with respect to the possible acquisition of DRC or any of its assets.

     At the meetings of the DRC Board of Directors held on March 22, 1996 and March 25, 1996, Morgan Stanley presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. The following is a summary of the material financial and comparative analyses performed by Morgan Stanley in arriving at its March 25, 1996 opinion.

     Selected Comparable Public Companies Analysis

     Using publicly available information, Morgan Stanley compared selected historical and projected financial, operating and stock market performance data of DRC and SPG with the corresponding data of certain publicly-traded companies that Morgan Stanley considered comparable in certain respects with that of DRC and SPG for purposes of this analysis. The comparable companies consisted of regional mall REITs. Morgan Stanley considered DRC and SPG in relation to a set of comparables which consisted of CBL & Associates Properties, Inc., General Growth Properties, Inc., The Macerich Company, Taubman Centers Inc., Urban Shopping Centers, Inc. and The Rouse Co. (the "Mall Comparables"). The ratios of the common stock trading price to Funds From Operations per share (each, an "FFO Multiple") for 1995 and 1996 for the Mall Comparables were based on Funds From Operations per share as reported by the companies, if available, and as estimated by First Call and Morgan Stanley, computed on the same basis for each company as reported by such company and closing stock prices as of March 21, 1996. Funds From Operations estimates for DRC for 1996 were based on internal projections. Morgan Stanley noted that the Exchange Ratio of 0.68 shares of SPG Common Stock per share of DRC Common Stock multiplied by the SPG Common Stock trading price represented 10.8x and 10.1x DRC's reported 1995 and estimated 1996 Funds From Operations per share, respectively, equal to and higher than the average FFO Multiples of the Mall Comparables of 10.8x and 10.0x for 1995 and 1996, respectively. Morgan Stanley noted that DRC's leverage was higher than that of all but one of the Mall Comparables and that as a result DRC may be viewed negatively by the public relative to the Mall Comparables.

     Morgan Stanley compared SPG's FFO Multiple with the median FFO Multiple for the Mall Comparables. The FFO Multiple for SPG for the year ended December 31, 1995 was based on reported Funds From Operations, and for the year ended December 31, 1996 the FFO Multiple was based on SPG projections of Funds From Operations. In calculating the FFO Multiples for the periods, Morgan Stanley noted that SPG's 1995 FFO Multiple of 10.7x and 1996 FFO Multiple of 10.1x were comparable to the average FFO Multiples of the Mall Comparables of 10.8x and 10.0x for 1995 and 1996.

     Stock Trading History

     Morgan Stanley reviewed the history of trading prices and volume for DRC Common Stock and SPG Common Stock, both separately and in relation to the Standard & Poor's 500 Index and an index composed of the Mall Comparables. In addition, Morgan Stanley reviewed the trading prices of DRC Common Stock and SPG Common Stock for the periods ending two weeks prior to the public announcement by DRC and SPG of their intention to merge and commencing one year prior, two years prior and at the DRC IPO. The average trading price of SPG Common Stock multiplied by 0.68 was 20% greater than the average DRC Common Stock trading price for the latter period, with comparable premiums for the one-year and two-year periods. In addition, Morgan Stanley reviewed the historical ratio of the DRC Common Stock price to the SPG Common Stock price for the period commencing with the DRC IPO. Through March 20, 1996, the average of this ratio was 0.5664, as compared with the Exchange Ratio of 0.68.

     Contribution Analysis

     Morgan Stanley reviewed DRC's and SPG's financial contribution to the combined entity on a projected pro forma basis. On a pro forma basis, assuming conversion of all SPG Units and Units, DRC shareholders are retaining approximately 39%, based upon an Exchange Ratio of 0.68, of the ownership in the Simon DeBartolo Group. Based on DRC management's financial projections for 1996 through 1998 and SPG management's financial projections for the same period, DRC would contribute 37.6% of the Funds From Operations of the Simon DeBartolo Group. Morgan Stanley noted that DRC's shareholders will receive a greater percentage of the stock than would theoretically be indicated by their contribution of Funds From Operations. Morgan Stanley also noted that DRC's shareholders will receive a lesser percentage of stock than would be indicated by their contribution of EBITDA. With regard to the latter, Morgan Stanley noted that the contribution analysis is impacted by the level of debt on DRC's and SPG's balance sheets. Specifically, the greater percentage of debt in DRC's capital structure finances greater EBITDA but reduces relative Funds From Operations due to service costs of the debt. Based on projections provided to Morgan Stanley by DRC and the publicly disclosed September 30, 1995 debt outstanding for SPG, DRC's ratio of debt to total market capitalization was 55.6% while SPG's ratio of debt to total market capitalization was 47.6%.

     Pro Forma Merger Analysis

     Morgan Stanley performed an analysis of the effect of the Merger on SPG's Funds From Operations per share for the projected years ended December 31, 1996 through December 31, 2000, which assumed that the Merger had been consummated on January 1, 1996. Morgan Stanley combined the projected operating results of DRC and SPG and estimated cost savings, based on internal estimates provided by each company, to arrive at the Simon DeBartolo Group projected Funds From Operations. Morgan Stanley's analysis was based upon the Exchange Ratio of 0.68 and estimated annual expense savings resulting from the Merger and expected to arise primarily from savings in duplicative public company and general administrative expenses. Morgan Stanley then compared the Simon DeBartolo Group Funds From Operations per share with SPG's stand-alone Funds From Operations per share to determine the projected pro forma impact of the Merger on the Simon DeBartolo Group's Funds From Operations per share. This analysis indicated that the Simon DeBartolo Group's Funds From Operations per share on a pro forma basis in each of 1996 through 2000 would be higher than the stand-alone projections for SPG of Funds From Operations for each such year were the Merger not to occur. Morgan Stanley noted that the Merger would result in a dividend increase of approximately 6.3% for DRC shareholders, based on the Simon DeBartolo Group's maintenance of SPG's current $0.4925 quarterly dividend per share and the Exchange Ratio.

     Morgan Stanley noted that the Merger resulted in a slight increase in the leverage ratios and slight decrease in the debt service coverage ratios for SPG, and an improvement in these ratios for DRC shareholders in the surviving entity. Specifically, SPG's ratio of debt to Total Market Capitalization as of September 30, 1995 increased from 47.6% to 48.6% on a pro forma basis. SPG's ratio of EBITDA to interest expense for 12 months ended September 30, 1995 decreased from 2.3x to 2.28x. On a pro forma basis, DRC's debt to Total Market Capitalization decreased from 55.6% to 48.6% on a pro forma basis and DRC's pro forma EBITDA to interest coverage ratio increased from 2.07x to 2.28x. SPG's coverage and leverage ratios were computed using 100% of consolidated properties and estimated interest in non-consolidated joint ventures. DRC's coverage and leverage ratios were computed using 100% of consolidated properties and actual interest in non-consolidated Joint Venture Properties.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for a particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of DRC and SPG.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DRC and SPG. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of whether the Merger Consideration to be received by the public holders of DRC Common Stock is fair from a financial point of view to such holders, and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which DRC might actually be sold. Because such estimates are inherently subject to uncertainty, none of DRC, Morgan Stanley, or any other person assumes responsibility for their accuracy. The Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the DRC Board of Directors or the management of DRC with respect to the value of DRC or of whether Morgan Stanley would have rendered an opinion of fairness with respect to, or the DRC Board of Directors or the management of DRC would have been willing to agree to, any consideration other than the Merger Consideration.

     The DRC Board of Directors retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of DRC and SPG for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities. Joseph R. Perella, a Managing Director and a member of the Operating Committee of Morgan Stanley, is a member of the SPG Board of Directors. Mr. Perella did not participate in the rendering of advice to DRC, the preparation or approval of the Morgan Stanley Opinion or the consideration by or vote of the SPG Board of Directors to approve the Merger Agreement.

     Pursuant to a letter agreement dated March 21, 1996, as amended, between DRC and Morgan Stanley, Morgan Stanley is entitled to a transaction fee of $3.875 million which is payable upon consummation of the Merger, as well as to reimbursement of reasonable expenses. In addition, DRC has agreed to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws.

  OPINION OF BLACKSTONE

     At the March 22, 1996 meeting of the DRC Board of Directors, Blackstone presented certain financial analyses accompanied by written materials to the DRC Board of Directors, which analyses are summarized below. Blackstone reviewed the foregoing again at a meeting of the DRC Board of Directors on March 25, 1996 and rendered to the DRC Board of Directors an oral opinion, which was confirmed by Blackstone's written opinion dated March 25, 1996 to the DRC Board of Directors, that, as of the date of such opinion, the Exchange Ratio is fair to the public holders of DRC Common Stock from a financial point of view. Such opinion has been updated as of the date of the Prospectus/Joint Proxy Statement.

     DRC'S SHAREHOLDERS ARE URGED TO READ THE TEXT OF THE BLACKSTONE OPINION IN ITS ENTIRETY. A COPY OF THE FULL TEXT OF THE BLACKSTONE OPINION, DATED AS OF THE DATE OF THE PROSPECTUS/JOINT PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX IV HERETO AND IS INCORPORATED HEREIN BY REFERENCE. BLACKSTONE HAS CONSENTED TO THE USE AND PUBLICATION OF THE BLACKSTONE OPINION IN THE PROSPECTUS/JOINT PROXY STATEMENT AND ANNEX IV HERETO. THE SUMMARY DISCUSSION OF THE BLACKSTONE OPINION, DATED AS OF THE DATE OF THE PROSPECTUS/JOINT PROXY STATEMENT, SET FORTH IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE BLACKSTONE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF DRC COMMON STOCK AS TO HOW TO VOTE AT THE DRC SPECIAL MEETING. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN DRC AND SPG.

     In arriving at the Blackstone Opinion, Blackstone reviewed and analyzed:
(i) the terms of the draft Merger Agreement and certain related documents; (ii) certain publicly available information concerning the business, financial condition, assets and operations of DRC and SPG which Blackstone believed to be relevant to its inquiry; (iii) certain publicly available information relating to financial markets and industry and economic conditions; and (iv) certain non-public financial and other information, including financial forecasts, with respect to the business operation, assets, financial condition and prospects of DRC and SPG furnished to Blackstone by DRC and SPG. In addition, Blackstone met with management of DRC and of SPG to discuss the business, operations, assets, financial condition, history and prospects of DRC's and SPG's businesses. In particular, Blackstone discussed with management of DRC and of SPG their estimates of the synergies and other cost savings expected to be realized pursuant to the Merger.

     In the course of its investigation, Blackstone relied upon, and assumed the accuracy and completeness of, publicly available information and the financial and other information provided by DRC and SPG, but Blackstone did not assume any responsibility for independent verification of any such information. Blackstone relied upon the assurances of management of DRC and SPG that they are not aware of any facts that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts and pro forma financial forecasts of DRC and SPG and projected synergies and other cost savings in connection with the Merger, Blackstone relied upon DRC's and SPG's assurances that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of DRC's and SPG's management as to the future financial performance of DRC and SPG, respectively.

Blackstone expressed no view as to such financial forecasts or projected synergies or other cost savings or the assumptions on which they are based. Blackstone did not conduct a physical inspection of the properties and facilities of DRC or SPG and did not make an independent evaluation or appraisal of the assets of DRC or SPG, nor was it furnished with any such evaluations or appraisals. The Blackstone Opinion is necessarily based upon business, market (both concerning the financial markets and the regional mall market), economic, regulatory, tax and other conditions as they exist on, and can be evaluated as of, the date of the Blackstone Opinion. No limitations were imposed by DRC upon the investigation made by Blackstone or otherwise with respect to the Blackstone Opinion.

     In conducting its analysis, Blackstone considered: (i) certain publicly available and other information concerning the trading of, and the trading market for, DRC Common Stock and SPG Common Stock; (ii) the historical and current financial position and the historical and projected Funds From Operations and results of operations of DRC and SPG; (iii) publicly available historical and current financial information and stock price data with respect to certain public companies with operations that Blackstone considered comparable to those of DRC and SPG; and (iv) financial terms of certain business combinations and other transactions that Blackstone deemed relevant. In addition to the foregoing, Blackstone conducted such other studies, analyses and investigations as it deemed appropriate in arriving at the Blackstone Opinion. Blackstone was not requested to, nor did it, solicit third party indications of interest in acquiring DRC or any of DRC's assets.

     At the meeting of the DRC Board of Directors on March 22, 1996, and prior to delivering its oral opinion to the DRC Board of Directors that the Exchange Ratio is fair to the public holders of DRC Common Stock from a financial point of view, and again, at the meeting of the DRC Board of Directors on March 25, 1996, prior to delivering its written opinion that the Exchange Ratio is fair to the public holders of DRC Common Stock from a financial point of view, Blackstone reviewed and discussed certain information with the DRC Board of Directors.

     The following is a brief summary of certain analyses performed by Blackstone and reviewed with the DRC Board of Directors in connection with the preparation of the Blackstone Opinion and with its oral presentation on March 25, 1996.

     Trading Comparables Analysis

     Using publicly available information, Blackstone compared selected historical and projected financial, operating and stock market performance data of DRC and SPG with the corresponding data of certain publicly-traded companies that Blackstone considered comparable in certain respects with that of DRC and SPG for purposes of such analysis. The comparable companies consisted of regional mall REITs, including General Growth Properties, Inc., Taubman Centers, Inc., Urban Shopping Centers, Inc. and CBL & Associates Properties, Inc. The 1995 and 1996 FFO Multiples and dividend yield were based on reported figures, to the extent available, Morgan Stanley research estimates and closing stock prices as of March 20, 1996. For purposes of this discussion of the Blackstone Opinion, Funds From Operations (i) with respect to 1996, has the meaning set forth in the "GLOSSARY" and (ii) with respect to 1995, has the same meaning except (A) allowing the add-back to earnings of amortizing deferred financing fees and (B) allowing the add-back of depreciation of assets not relating to real estate.

     The estimated industry weighted mean 1996 and 1995 FFO Multiple was 9.9x and 10.5x, respectively. Blackstone noted that the Exchange Ratio of 0.68 shares of SPG Common Stock per share of DRC Common Stock represented a 10.1x and 10.8x FFO Multiple on DRC's estimated 1996 and reported 1995 Funds From Operations per share, respectively, which was higher than the estimated industry weighted mean 1996 and 1995 FFO Multiple of 9.9x and 10.5x, respectively, and higher than DRC's 1996 and 1995 FFO Multiple of 8.5x and 9.1x, respectively.

     Blackstone also noted that SPG's 1996 and 1995 FFO Multiples of 10.1x and 10.7x, respectively, were higher than the comparable industry weighted mean averages, whereas DRC's 1996 and 1995 FFO Multiples of 8.5x and 9.1x, respectively, were lower than the comparable industry weighted mean averages.

     Stock Trading History/Implied Exchange Ratio Analysis

     Blackstone reviewed the historical market prices and volume for DRC Common Stock, SPG Common Stock and comparable mall companies since their respective initial public offerings. In addition, Blackstone reviewed the historical ratio of the market price for the DRC Common Stock to the market price for SPG Common Stock for the period commencing with the DRC IPO. Blackstone noted that the historical average of such ratio was 0.56, as compared with the Exchange Ratio of 0.68. Blackstone noted that such historical ratio has never exceeded 0.68. Blackstone also noted that the Simon DeBartolo Group would likely have improved liquidity through increased trading volumes relative to either DRC or SPG analyzed separately.

     Precedent Transactions Analysis

     An analysis was conducted of the stock-for-stock mergers involving public REITs consummated since 1993. Blackstone noted that the Merger is substantially larger than the mergers of the REITs referred to above, and therefore it did not believe that those transactions provide a reliable comparison to the Merger or that such analysis regarding REIT mergers is significant to Blackstone's determination that the Exchange Ratio is fair to the public holders of DRC Common Stock from a financial point of view. Similar analysis was also done with respect to other public stock-for-stock mergers consummated since 1993. Blackstone noted that as a result of differences between REIT and non-REIT mergers, it did not believe that those transactions provide a reliable comparison to the Merger or that such analysis regarding non-REIT mergers is significant to Blackstone's determination that the Exchange Ratio is fair to the public holders of DRC Common Stock from a financial point of view.

     Pro Forma Merger Analysis

     Blackstone performed an analysis of the pro forma effects on SPG resulting from the Merger. Blackstone combined the projected operating results of DRC and SPG and estimated cost savings, based on estimates provided by each of DRC and SPG, to arrive at the Simon DeBartolo Group projected Funds From Operations. Blackstone noted that if there are annual cost savings as a result of the Merger, then the Merger would be accretive to SPG's Funds From Operations per share on a pro forma basis in 1996 based upon the Exchange Ratio. Blackstone noted that, based on estimates of potential cost savings in a combination of DRC and SPG provided to Blackstone by DRC and SPG, an acquisition by SPG of DRC would lead to accretions to SPG's Funds From Operations per share at prices involving significant premiums to the current price of DRC Common Stock. Blackstone presented a summary of the possible accretion to SPG's 1996 estimated Funds From Operations per share.

     THE BLACKSTONE OPINION DATED AS OF THE DATE OF THE PROSPECTUS/JOINT PROXY STATEMENT, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX IV, SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE FINANCIAL AND COMPARATIVE ANALYSES SET FORTH ABOVE CONTAINS A SUMMARY OF ALL MATERIAL ANALYSES EMPLOYED BY BLACKSTONE IN REACHING SUCH OPINION, BUT DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF BLACKSTONE'S PRESENTATION TO THE DRC BOARD OF DIRECTORS ON EITHER MARCH 22, 1996 OR MARCH 25, 1996 OR THE ANALYSES CONDUCTED BY BLACKSTONE. FURTHERMORE, ANY RANGE OF VALUES PRESENTED IN SUCH ANALYSES WERE NOT INTENDED IN ANY SPECIFIC INSTANCE TO REPRESENT DEFINITIVE CONCLUSIONS OF THE VALUE OF DRC. BLACKSTONE BELIEVES THAT ITS ANALYSES AND THE SUMMARY THEREOF SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES AND THE FACTORS CONSIDERED BY IT, WITHOUT CONSIDERING ALL THE FACTORS OR ANALYSES, COULD CREATE AN INCOMPLETE AND/OR MISLEADING VIEW OF THE PROCESS UNDERLYING THE BLACKSTONE OPINION. IN ADDITION, BLACKSTONE HAS GIVEN VARIOUS ANALYSES MORE OR LESS WEIGHT THAN OTHER ANALYSES, AND MAY HAVE DEEMED VARIOUS ASSUMPTIONS MORE OR LESS PROBABLE THAN OTHER ASSUMPTIONS, SO THAT ANY RANGES OF VALUES RESULTING FROM ANY PARTICULAR ANALYSIS DESCRIBED ABOVE SHOULD NOT BE TAKEN TO BE BLACKSTONE'S VIEW OF THE ACTUAL VALUE OF DRC. IN PERFORMING ITS ANALYSES, BLACKSTONE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF SPG OR DRC. ANY VALUE CONTAINED IN THE ANALYSES PERFORMED BY BLACKSTONE IS NOT NECESSARILY INDICATIVE OF THE ACTUAL VALUES OR ACTUAL FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN AS SET FORTH THEREIN. ANALYSES RELATING TO ANY RANGE OF VALUES OF THE BUSINESS OR DRC COMMON STOCK DO NOT PURPORT TO BE APPRAISALS OR TO REFLECT THE PRICES AT WHICH SUCH BUSINESS OR DRC COMMON STOCK MAY BE SOLD. ACCORDINGLY, SUCH ANALYSES AND ANY RANGES OF VALUES ARE INHERENTLY SUBJECT TO SUBSTANTIAL UNCERTAINTY. NO PUBLIC COMPANY UTILIZED AS A COMPARISON IS IDENTICAL TO DRC OR SPG, AND NONE OF THE PRECEDENT TRANSACTIONS UTILIZED AS A COMPARISON IS IDENTICAL TO THE MERGER. ACCORDINGLY, AN ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES AND PRECEDENT TRANSACTIONS IS NOT PURELY MATHEMATICAL; RATHER IT INVOLVES COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN FINANCIAL AND OPERATING CHARACTERISTICS OF THE COMPARABLE COMPANIES OR THE COMPANIES INVOLVED IN PRECEDENT TRANSACTIONS AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VALUE OF THE COMPARABLE COMPANIES OR COMPANY OR TRANSACTION WITH WHICH THEY ARE BEING COMPARED.

     DRC selected Blackstone primarily due to Blackstone's reputation and experience in investment banking, mergers and acquisitions, and the valuation of businesses and securities in connection with mergers and acquisitions in general, as well as Blackstone's knowledge and familiarity with DRC in particular. BJS, an affiliate of Blackstone, owns 6,347,016 shares of DRC Common Stock as a result of a debt-for-equity exchange which occurred in April, 1994. As of March 25, 1996, BJS' shares of DRC Common Stock represented 11.5% of the total issued and outstanding DRC Common Stock. BJS has negotiated with SPG for registration rights with respect to the SPG Common Stock to be received by BJS in connection with the Merger. See "CERTAIN AGREEMENTS--The Registration Rights Agreements--The BJS Registration Rights Agreement." The distribution of such SPG Common Stock by BJS may be effected from time to time, in one or more transactions pursuant to the registration of BJS's shares under the Registration Statement of which this Prospectus/Joint Proxy Statement is a part. See "DISTRIBUTION OF SHARES BY BJS." BJS also has a debt investment in EJDC. Mr. Mark T. Gallogly, a Senior Managing Director of Blackstone, is a member of the DRC Board of Directors. Mr. Gallogly did not participate in the preparation of the Blackstone Opinion.

     Pursuant to a letter agreement dated February 23, 1996, between DRC and Blackstone, DRC has agreed to pay Blackstone, as compensation for Blackstone's services as financial advisor in connection with a potential transaction between SPG and DRC, a fee of $2,125,000. DRC's obligation to pay such fee is conditioned upon the consummation of the Merger. DRC also agreed to reimburse Blackstone for all of Blackstone's reasonable travel and all other out-of-pocket fees and expenses in connection with Blackstone's engagement, and has agreed to indemnify Blackstone against certain liabilities and expenses in connection with Blackstone's engagement.

DISSENTERS' RIGHTS

     The rights and remedies of shareholders of DRC whose shares of DRC Common Stock are not voted in favor of the proposal to adopt the Merger Agreement are set forth in Section 1701.85 of the Ohio Statute (the text of which is included in Annex V to this Prospectus/Joint Proxy Statement). The following summary of
Section 1701.85 is not intended to be complete and is qualified in its entirety by reference to the full text of Annex V. It is recommended that each shareholder having questions in respect of its rights under the Ohio Statute consult with his or her legal counsel.

     Section 1701.85 provides, in effect, that a shareholder of DRC whose shares of DRC Common Stock are not voted in favor of the proposal to adopt the Merger Agreement is entitled, if the Merger is consummated, to be paid the fair cash value of such shares held of record by the shareholder on the DRC Record Date, if the shareholder serves a written demand therefor on DRC, or following the Effective Time on the Surviving Subsidiary Corporation (for purposes of Section 1701.85, DRC and the Surviving Subsidiary Corporation are together referred to as "DRC"), on or before the tenth day following the shareholders' vote authorizing the Merger and if the shareholder otherwise complies with Section 1701.85. Any such demand must specify the shareholder's name and address, the number of shares of DRC Common Stock as to which relief is sought and the amount claimed by the shareholder as the fair cash value thereof. If DRC and any shareholder cannot agree upon the fair cash value of such shares, DRC or the shareholder may, within the three months after the service of the written demand by the shareholder, file or join in a petition in the Court of Common Pleas of Mahoning County, Ohio, for a determination of the fair cash value thereof. Dissenting Shareholders will also be entitled to receive any Special Distribution in the same amounts as they would have received had they voted in favor of the Merger.

     The fair cash value of a share of DRC Common Stock for the purposes of
Section 1701.85 is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of such a share exceed the amount specified in the demand of the particular shareholder. FAIR CASH VALUE IS DETERMINED AS OF THE DAY PRIOR TO THE DATE ON WHICH THE VOTE OF THE DRC SHAREHOLDERS AUTHORIZING THE MERGER IS TAKEN AND EXCLUDES ANY APPRECIATION OR DEPRECIATION IN MARKET VALUE RESULTING FROM THE PROPOSED MERGER. The Supreme Court of Ohio has held that when the trial court finds that there is a reasonably suitable active market for shares, the market price as of the day prior to that on which the shareholder vote is taken, excluding any appreciation or depreciation in the market price resulting from the proposed transaction, would satisfy the willing seller-willing buyer test and would be the fair cash value of such shares.

     Upon receipt of cash in exchange for its shares, a Dissenting Shareholder will recognize a taxable gain or loss to the extent the cash received exceeds or is less than the Dissenting Shareholder's basis in its shares.

     Failure to vote against the Merger will not constitute a waiver of a shareholder's rights under Section 1701.85. Neither voting against the Merger nor abstaining from voting will constitute a written demand as required by that section. The rights of a dissenting shareholder to be paid the fair cash value of his or her shares will terminate (i) if the Merger is not consummated; (ii) if the shareholder fails to serve a timely and appropriate written demand upon DRC; (iii) if the shareholder does not, upon request of DRC, make timely and appropriate surrender of the certificates evidencing the shares for endorsement thereon of a legend to the effect that demand for the fair cash value of such shares has been made; (iv) if the demand is withdrawn with the consent of the directors of DRC; or (v) if DRC and the dissenting shareholder shall not have agreed upon the fair cash value of such shares and DRC has not filed, or such shareholder has not filed or joined in, an appropriate petition in the Court of Common Pleas of Mahoning County, Ohio, for an appraisal of the fair cash value of such shares within three months.

     FAILURE TO TAKE ANY OF THE STEPS REQUIRED UNDER SECTION 1701.85 ON A TIMELY BASIS MAY RESULT IN THE LOSS OF SUCH DISSENTERS' RIGHTS. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER, A HOLDER OF DRC COMMON STOCK WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS APPRAISAL RIGHTS MUST (I) VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT AND AUTHORIZATION OF THE MERGER OR
(II) ABSTAIN FROM VOTING ON ADOPTION OF THE MERGER AGREEMENT AND AUTHORIZATION OF THE MERGER.

     Holders of shares of SPG Common Stock will not have dissenters' rights under Maryland law.

                                   THE MERGER

GENERAL

     The following description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex I to this Prospectus/Joint Proxy Statement and incorporated herein by reference. Shareholders of DRC and stockholders of SPG are urged to read the Merger Agreement in its entirety.

EFFECTS OF THE MERGER

     The Merger Agreement provides that, subject to the approval of the Merger by the shareholders of DRC and the stockholders of SPG and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into DRC, whereupon the separate existence of Sub will cease and DRC will be the surviving corporation of the Merger and a subsidiary of the Simon DeBartolo Group. At the Effective Time, the conversion of DRC Common Stock pursuant to the Merger Agreement will be effected as described below. DRC's Articles of Incorporation ("DRC Articles") and its Regulations ("DRC Regulations") immediately prior to the Effective Time will be the Articles of Incorporation and Regulations of the Surviving Subsidiary Corporation. The Charter and By-laws of the Simon DeBartolo Group following the Effective Time will be either the Amended SPG Charter and Amended SPG By-laws or the Alternative Amended SPG Charter and the Alternative Amended SPG By-laws as described below in "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS" and "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED." Following completion of the Merger, the directors of the Simon DeBartolo Group will be the individuals identified below in "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group" (see also "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED--Board of Directors of the Simon DeBartolo Group if the Required Vote is Not Obtained"). The composition of the Board of Directors of the Surviving Subsidiary Corporation after the Effective Time will be the same as that of the Simon DeBartolo Group. The officers of the Simon DeBartolo Group will be the individuals identified below in "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Senior Management of the Simon DeBartolo Group," who will also serve as officers of the Surviving Subsidiary Corporation.

EFFECTIVE TIME OF THE MERGER

     Following the adoption of the Merger Agreement by the shareholders of DRC and the stockholders of SPG and subject to satisfaction or waiver of the terms and conditions thereof, the Merger will become effective upon the filing of a Certificate of Merger filed with the Secretary of State of the State of Ohio, which filing will be made as soon as practicable.

TERMS OF THE MERGER

     At the Effective Time, each outstanding share of DRC Common Stock (except Dissenters' Shares) shall, subject to Article NINTH of the SPG Charter (relating to the treatment of shares of Excess Stock (as defined in the "GLOSSARY")), be converted into the right to receive the Merger Consideration. For a discussion of Excess Stock, see "DESCRIPTION OF SPG'S CAPITAL STOCK." The Merger Consideration with respect to each share of DRC Common Stock will consist of sixty-eight one-hundredths (0.68) of a fully paid share of SPG Common Stock, and a cash payment in lieu of any fraction of a share of SPG Common Stock representing the proportionate interest, if any, of each holder of DRC Common Stock otherwise entitled to receive a fractional share of SPG Common Stock in the net proceeds from the sale by the Exchange Agent (as defined below), in one or more transactions on behalf of all such holders, of the fractional shares of SPG Common Stock, executed on the NYSE in round lots to the extent practicable. Each share of DRC Common Stock held by DRC in its treasury immediately prior to the Effective Time will be canceled and no payment will be made with respect thereto.

EXCHANGE OF DRC COMMON STOCK CERTIFICATES

     Following the Effective Time, The First National Bank of Chicago which will act as Exchange Agent (the "Exchange Agent") in connection with the Merger, shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of DRC Common Stock ("Certificates"), which shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (a "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     Each of SPG and DRC shall declare a Special Distribution to their respective stockholders and shareholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. The Special Distribution of each party will be equal to that party's most recent quarterly distribution rate, multiplied by the number of days elapsed since the last distribution record date through and including the Effective Time, and divided by 91.

     Upon the surrender of any Certificates to the Exchange Agent in connection with the Merger, by any holder thereof, together with a duly completed and executed Letter of Transmittal, such holder will be entitled to receive (i) the Merger Consideration with respect to the shares of DRC Common Stock represented by such Certificates and (ii) if such Certificates are exchangeable for one or more whole shares of SPG Common Stock, at the time of such surrender or other appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time theretofore declared with respect to such whole shares of SPG Common Stock.

     All Merger Consideration shall be paid upon the surrender of Certificates and there shall be no further registration of transfers on the stock transfer books of the Simon DeBartolo Group of the shares of DRC Common Stock which were outstanding immediately prior to the Effective Time, except that the cash payments to be made in lieu of fractional shares that is part of the Merger Consideration shall be made as soon as practicable after the Exchange Agent determines the aggregate amount of cash available to make such payments. If, after the Effective Time, Certificates are presented to the Simon DeBartolo Group for any reason, they shall be canceled and exchanged. No interest will be paid or accrued on the Merger Consideration. No such holder will be entitled to dividends or other rights in respect of any fractional interest other than cash in lieu of fractional shares of SPG Common Stock to which any DRC shareholder may be entitled as part of such shareholder's Merger Consideration. SHAREHOLDERS OF DRC SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH SHAREHOLDER HAS RECEIVED THE LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS.

     SPG or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of DRC Common Stock such amounts as SPG or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SPG or the Exchange Agent, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares of DRC Common Stock in respect of which such deduction and withholding was made by SPG or the Exchange Agent.

     If any certificate for shares of SPG Common Stock is to be issued to a person other than the person in whose name the certificate for shares of DRC Common Stock surrendered in exchange therefor is registered, it will be a condition of such issuance that the stock certificate so surrendered will be properly endorsed (with such signature guarantees as may be required by the Letter of Transmittal) and otherwise in proper form for transfer and that the person requesting such issuance will (i) pay any transfer or other taxes required by reason of the issuance of certificates for shares of SPG Common Stock to a person other than the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of SPG that such tax has been paid or is not applicable.

     At the Effective Time, the share transfer books of DRC will be closed and no transfers of shares of DRC Common Stock that were outstanding immediately prior to the Effective Time will thereafter be made. If a Certificate representing such shares is presented for transfer, it will be canceled and exchanged as described above.

     None of the Simon DeBartolo Group, SPG, DRC or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to the Simon DeBartolo Group, upon demand, and any holders of Certificates who have not theretofore complied with the exchange procedure described above and in the Letter of Transmittal shall thereafter look only to the Simon DeBartolo Group for delivery of the Merger Consideration, subject to applicable escheat and other similar laws.

     Shares of SPG Common Stock to be issued to shareholders of DRC in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of DRC or SPG within the meaning of Rule 145 under the Securities Act. It is expected that the affiliates of DRC and SPG will be able to sell such shares without registration in accordance with the applicable limitations of Rules 144 and 145 under the Securities Act. In addition, certain affiliates of DRC (and of SPG) will, following the Merger, have registration rights, including shelf registration rights. See "CERTAIN AGREEMENTS--The Registration Rights Agreements" and "DISTRIBUTION OF SHARES BY BJS."

DISSENTING SHARES

     For a discussion of the rights of holders of DRC Common Stock who do not vote in favor of the Merger and who deliver to DRC a written demand for the cash value of their shares of DRC Common Stock, see "THE PROPOSED MERGER AND RELATED MATTERS--Dissenters' Rights."

CONVERSION OF SUB COMMON STOCK

     In order to satisfy the minimum shareholder requirements necessary for qualification as a REIT under the Code, immediately prior to the Effective Time SPG shall hold 1,100 common shares, without par value, of Sub ("Sub Common Stock"), and 110 individuals will hold fractional shares of Sub Common Stock aggregating 0.11 of a share of Sub Common Stock, representing 0.0001% of Sub's outstanding shares. At the Effective Time, such shares or fractions of shares will be converted into shares of the Surviving Subsidiary Corporation at the rate of 1,000 common shares of the Surviving Subsidiary Corporation for each whole share of Sub Common Stock, such that following the Merger, the Simon DeBartolo Group will own 1,100,000 common shares of the Surviving Subsidiary Corporation and such 110 individuals will each own one common share.

CONDITIONS TO THE MERGER; TERMINATION; WAIVER AND AMENDMENT

     In addition to the SPG Stockholder Approvals and the DRC Shareholder Approvals, the obligations of SPG on the one hand and DRC on the other to consummate the Merger and the Other Transactions are subject to the satisfaction or waiver of certain other conditions including, among others: (i) that the Other Transaction Agreements have been executed and delivered and remain in full force and effect and the Other Transactions are being consummated prior to, or simultaneously with, the Merger; (ii) that the Related Agreements have been executed and delivered and remain in full force and effect; (iii) the receipt of all material consents and waivers of lenders to EJDC, an affiliate of the DeBartolos, necessary for the consummation of the Merger and the Other Transactions; (iv) the absence of any injunction or other legal prohibition against the Merger; (v) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; (vi) the receipt of all "Blue Sky" or state securities permits and authorizations and items necessary to issue the shares of SPG Common Stock as part of the Merger Consideration and the approval of such shares for listing on the NYSE; and (vii) the taking or obtaining of all material actions by or filings with governmental authorities required in connection with the Merger and Other Transactions.

     The obligations of SPG to consummate the Merger and the Other Transactions are further conditioned on the following: (i) the continuing accuracy in all material respects of the representations and warranties made by DRC in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by DRC under the Merger Agreement;
(iii) the receipt of consents and waivers from non-governmental third parties which if not obtained would cause a material adverse effect on DRC; (iv) the receipt of opinions from counsel for SPG as to the Simon DeBartolo Group's status as a REIT and from counsel for DRC as to the treatment of the Merger as a tax-free reorganization and on the status of DRC as a REIT; and (v) there having been no change in DRC's business, results of operations or financial condition which would have a material adverse effect on DRC. Materiality for the purpose of clauses (i), (iii) and (v) above being defined in the Merger Agreement as events resulting in aggregate net economic losses to DRC in excess of $58.0 million, and SPG would not be obligated to close if the net economic losses created by the failure of the conditions described in such clauses to be satisfied exceeded, in the aggregate, $58.0 million.

     The obligations of DRC to consummate the Merger and the Other Transactions are further conditioned on the following: (i) the continuing accuracy in all material respects of the representations and warranties made by SPG in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by SPG under the Merger Agreement;
(iii) the receipt of consents and waivers from non-governmental third parties which if not obtained would have a material adverse effect on SPG; (iv) the receipt of opinions from counsel for SPG as to the Simon DeBartolo Group's status as a REIT and regarding the treatment of the Merger as a tax-free reorganization and on certain other matters; and (v) no change in SPG's business, results of operations or financial condition had occurred which would have a material adverse effect on SPG. DRC would not, in any event, be obligated to close if the failure of the conditions described in clauses (i), (iii) and
(v) to be satisfied, in the aggregate, caused such a material adverse effect.

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, whether before or after the SPG Stockholder Approvals and DRC Shareholder Approvals: (i) by mutual written consent of SPG and DRC; (ii) by SPG, upon a breach of any representation or warranty on the part of DRC set forth in the Merger Agreement, or if any representation or warranty of DRC shall have become untrue (in either case, such that DRC would have net economic losses of $58.0 million) or the breach in any material respect of any covenant or agreement of DRC set forth in the Merger Agreement; (iii) by DRC, upon a breach of any representation or warranty on the part of SPG set forth in the Merger Agreement, or if any such representation or warranty of SPG shall have became untrue (in either case, having a

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

material adverse effect on SPG) or the breach in any material respect of any covenant or agreement of SPG set forth in the Merger Agreement; (iv) by either SPG or DRC, if any permanent injunction or action preventing the consummation of the Merger shall have become final and nonappealable; (v) by either SPG or DRC, if the Merger shall not have been consummated before October 30, 1996 (and if the terminating party has not willfully breached any of its representations, warranties or covenants in the Merger Agreement); (vi) by either SPG or DRC, if either the SPG Stockholder Approvals or the DRC Shareholder Approvals are not obtained; (vii) by DRC, upon payment of the Break-Up Fee (as defined below; see "--No Solicitation; Board Action; Fees and Expenses") by DRC as directed by SPG, if the DRC Board of Directors shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in connection with, or recommended or approved, a Superior Competing Transaction; (viii) by SPG if the DRC Board of Directors or any committee thereof shall have (A) withdrawn or modified in a manner adverse to SPG its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Superior Competing Transaction, (B) entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement in compliance with fiduciary obligations of the DRC Board of Directors) or (C) resolved to do any of the foregoing or (ix) by DRC, if the average closing price of the SPG Common Stock on the NYSE for the period beginning on the eighteenth trading day prior to the DRC Special Meeting and through and including the third trading day prior to the DRC Special Meeting is less than $21.25.

     SPG and DRC may, by an appropriate instrument executed at any time prior to the Effective Time, whether before or after the DRC Shareholder Approvals and the SPG Stockholder Approvals are obtained, amend the Merger Agreement; provided that after the receipt of such approvals, no amendment or modification may be made which alters the amount or changes the form of the consideration to be paid to the shareholders of DRC in the Merger or that in any way adversely affects such shareholders or SPG's stockholders.

     Either of the parties to the Merger Agreement may also, at any time prior to the Effective Time, by action taken by its Board of Directors: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) subject to limitations on amendment, waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by law.

NO SOLICITATION; BOARD ACTION; FEES AND EXPENSES

     The Merger Agreement provides that DRC shall not initiate, solicit (including by way of furnishing non-public information or assistance) any inquiries or make any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction or authorize or permit any of the officers, directors or employees of DRC or any representative retained by DRC to take any such action, and DRC must notify SPG in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement or a transaction with
SPG): (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40% or more of the assets of DRC in a single transaction or series of transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of DRC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Notwithstanding the above-described non-solicitation provision and other provisions of the Merger Agreement, to the extent required by the fiduciary obligations of the DRC Board of Directors, as determined in good faith based on the advice of DRC's outside counsel, DRC may: (i) disclose to its shareholders any information required by law to be disclosed, (ii) in response to an unsolicited request thereof, participate in discussions or negotiations with, or furnish information pursuant to a customary confidentiality agreement to, any person in connection with a Competing Transaction proposed by such person and
(iii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Merger) a bona fide proposal of a Competing Transaction made by a third party which the DRC Board of Directors determines in good faith (based on the advice of DRC's independent financial advisor) to be more favorable from a financial point of view to DRC's shareholders than the Merger, and for which financing, to the extent required, is then committed (a "Superior Competing Transaction").

     Except as described below, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses. However, if the Merger Agreement is terminated by reason of: (i) the breach by DRC of any covenant, agreement, representation or warranty contained therein and prior to termination of the Merger Agreement DRC shall have received a proposal for a

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

Competing Transaction and within 12 months after the date of such termination DRC shall have entered into a definitive agreement providing for a Competing Transaction that is equally or more favorable to DRC's shareholders than the Merger from a financial point of view; (ii) the failure of the DRC Shareholder Approvals to be obtained and prior to termination of the Merger Agreement DRC shall have received a proposal for a Competing Transaction and within 12 months after the date of such termination DRC shall have entered into a definitive agreement providing for a Competing Transaction that is equally or more favorable to DRC's shareholders than the Merger from a financial point of view;
(iii) the withdrawal, modification or change by the DRC Board of Directors of its recommendation of the Merger in connection with, or the approval or recommendation by such Board of Directors of, a Superior Competing Transaction; or (iv) the entry by DRC into any agreement in respect of a Competing Transaction (other than a confidentiality agreement as contemplated above), then DRC shall be obligated to pay as directed by SPG an amount equal to the lesser of (x) $35.0 million and (y) the maximum amount payable to SPG as a transaction termination fee that would not cause SPG to fail to qualify as a REIT (the "Break-Up Fee"). If the Merger Agreement is terminated by reason of the willful breach by DRC of any covenant, agreement, representation or warranty contained therein and prior to termination of the Merger Agreement DRC shall have received a proposal for a Competing Transaction and within 12 months after the date of such termination DRC shall have entered into a definitive agreement providing for a Competing Transaction that is not equally or more favorable to DRC's shareholders than the Merger from a financial point of view, then DRC shall be obligated to pay as directed by SPG an amount equal to the lesser of (x) SPG's out-of-pocket expenses incurred in connection with the Merger Agreement and Other Transactions (but in no event an amount greater than $7.5 million) and (y) the maximum amount payable to SPG as expenses in connection with the Merger and the Other Transaction that would not cause SPG to fail to qualify as a REIT.

     If the Merger Agreement is terminated in connection with the failure of SPG to obtain all non-governmental third-party consents which if not obtained would have a material adverse effect on SPG, then SPG shall pay as directed by the DRC Operating Partnership an amount equal to the lesser of (x) $35.0 million and (y) the maximum amount payable to the DRC Operating Partnership as a transaction termination fee that would not cause DRC to fail to qualify as a REIT (the "Termination Fee"). SPG and DRC have agreed that the payment of the Termination Fee shall be DRC's exclusive remedy for the termination of the Merger Agreement under such circumstances.

CONDUCT OF SPG'S AND DRC'S BUSINESSES PENDING COMPLETION OF THE MERGER

  COVENANTS OF DRC

     The Merger Agreement provides that, except as otherwise expressly permitted or contemplated by the Merger Agreement (including certain planned activities previously disclosed to SPG and certain specified exceptions described in the Merger Agreement) or as consented to by SPG, during the period from the date of the Merger Agreement to the Effective Time, DRC (including the DRC Operating Partnership and DRC's other subsidiaries and joint ventures): (a) will carry on its business in the usual, regular and ordinary course, substantially in the same manner as previously conducted and (b) will not (i) except for regular quarterly dividends not in excess of $0.315 per share of DRC Common Stock (and comparable regular quarterly distributions by the DRC Operating Partnership) and the Special Distribution, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or partnership interests, split, combine or reclassify any of its capital stock or partnership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or partnership interests or purchase, redeem or otherwise acquire any shares of its capital stock or partnership interests; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or partnership interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, partnership interest, voting securities or convertible securities; (iii) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities of DRC (including partnership interests of the DRC Operating Partnership (or such subsidiaries or joint ventures)) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to DRC (or such subsidiaries or joint ventures); (iv) amend its articles of incorporation, code of regulations or other comparable charter, partnership agreement or organizational documents; (v) in the case of DRC or the DRC Operating Partnership, merge or consolidate with any person; (vi) in a transaction involving capital, securities or other assets or indebtedness of DRC (including subsidiaries and joint ventures) in excess of (x) $10.0 million, without providing to SPG reasonable prior written notice of and an opportunity to consult in connection with such transaction or (y) $20.0 million, without obtaining the prior written consent of SPG, which consent is not to unreasonably be withheld or delayed: (A) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof or interest therein or any assets; (B) mortgage or otherwise encumber or subject to any lien or sell, lease or otherwise dispose of any of its material properties or assets; (C) make or agree to make any new capital expenditures, except in accordance with budgets

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

relating to DRC previously delivered to SPG; or (D) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person (or engage in any transactions of the types described in clauses (A), (B), (C) and (D) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness of DRC (including subsidiaries and joint ventures) in excess of $150.0 million), without obtaining the prior written consent of SPG, which consent is not to unreasonably be withheld or delayed; (vii) make any tax election (unless required by law or necessary to preserve DRC's status as a REIT); (viii) (A) except as required by generally accepted accounting principles, the Commission or applicable law, change in any material manner any of its methods, principles or practices of accounting in effect on December 31, 1995, or (B) make or rescind any election relating to taxes, settle or compromise any claim relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $5.0 million, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995; (ix) adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; (x) settle any shareholder derivative or class action claims arising out of or in connection with the Merger or the Other Transactions; (xi) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of March 26, 1996, were officers, directors or employees of DRC not approved by a majority of the "independent" members of the DRC Board of Directors or (xii) authorize or commit or agree to take any of the foregoing actions.

  COVENANTS OF SPG

     The Merger Agreement provides that, except as otherwise expressly permitted or contemplated by the Merger Agreement (including certain planned activities previously disclosed to DRC and certain specified exceptions described in the Merger Agreement) or as consented to by DRC, during the period from the date of the Merger Agreement to the Effective Time, SPG (including the SPG Operating Partnership and SPG's other subsidiaries and joint ventures): (a) will carry on its business in the usual, regular and ordinary course, substantially in the same manner as previously conducted and (b) will not (i) except for regular quarterly dividends determined in a manner consistent with past practice (and in no event in excess of 104% of the prior dividend) (and comparable regular quarterly distributions by the SPG Operating Partnership) and the Special Distribution, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or partnership interests, split, combine or reclassify any of its capital stock or partnership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or partnership interests or purchase, redeem or otherwise acquire any shares of its capital stock or partnership interests; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or partnership interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, partnership interest, voting securities or convertible securities; (iii) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities of SPG (including partnership interests of the SPG Operating Partnership (or such subsidiaries or joint ventures)) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to SPG (or such subsidiaries or joint ventures); (iv) amend its articles of incorporation, by-laws or code of regulations or other comparable charter, partnership agreement or organizational documents; (v) in the case of SPG or the SPG Operating Partnership, merge or consolidate with any person; (vi) in a transaction involving capital, securities or other assets or indebtedness of SPG (including subsidiaries and joint ventures) in excess of $89.4 million, without obtaining the prior written consent of DRC, which consent is not to unreasonably be withheld or delayed: (A) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof or interest therein or any assets; (B) mortgage or otherwise encumber or subject to any lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like; (C) make or agree to make any new capital expenditures, except in accordance with budgets relating to SPG previously delivered to DRC; or (D) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person (or engage in any transactions of the types described in clauses
(A), (B), (C) and (D) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness of SPG (including subsidiaries and joint ventures) in excess of $250.0 million), without obtaining the prior written consent of DRC, which consent is not to unreasonably be withheld or delayed; (vii) make any tax election (unless required by law or necessary to preserve SPG's status as a REIT); (viii) (A) except as required by generally accepted accounting principles, the Commission or

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

applicable law, change in any material manner any of its methods, principles or practices of accounting in effect on December 31, 1995, or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $5.0 million, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995; (ix) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of March 26, 1996 were officers, directors or employees of SPG not approved by a majority of the Common Stock Directors or (x) authorize or commit or agree to take any of the foregoing actions.

CERTAIN ADDITIONAL MUTUAL COVENANTS

     The Merger Agreement provides that each of SPG and DRC will (i) not take any action that would cause its representations and warranties to become untrue or any conditions to closing not be satisfied; (ii) cooperate with one another in preparing, responding to the Commission in respect of, and causing to be mailed to SPG's stockholders and DRC's shareholders this Prospectus/Joint Proxy Statement and the Registration Statement on Form S-4 in which it is included;
(iii) afford access to information regarding its business to the other and its representatives and hold in confidence nonpublic information relating to the other party (subject to customary exceptions); (iv) provide prompt notice to the other party of breaches by it of representations, warranties or covenants in the Merger Agreement; (v) consult with one another prior to making any public statements regarding statements regarding the Merger; (vi) cooperate with each other in preparing returns and other documents relating to any Transfer and Gains Taxes related to the Merger or the Other Transactions and to qualify the Merger as a tax-free reorganization; (vii) negotiate in good faith the Amended SPG Partnership Agreement, which negotiation has been completed; and (viii) comply with certain other customary covenants.

CERTAIN ADDITIONAL COVENANTS OF SPG

     The Merger Agreement provides that (i) the Simon DeBartolo Group will, following the Merger, cause the Operating Partnership or the SPG Operating Partnership to pay all Transfer and Gains Taxes, if any, incurred by SPG or DRC in connection with the consummation of the Merger or the Other Transactions;
(ii) prior to the Effective Time, SPG will use its best efforts to have the NYSE approve for listing, upon official notice of issuance, the SPG Common Stock to be issued in the Merger; (iii) SPG will use its best efforts to obtain state securities or "Blue Sky" approvals necessary in connection with the Merger and the Other Transactions; (iv) SPG will call, give notice of, and convene the SPG Special Meeting for the purpose of obtaining the SPG Stockholder Approvals; (v) SPG will use its best efforts to cause the conditions precedent to the Merger and the Other Transactions to become satisfied and to cause the expeditious consummation of the Merger and Other Transactions, including, (A) making governmental filings and taking all reasonable steps to obtain required governmental consents and approvals, (B) obtaining necessary non-governmental third-party consents, except that SPG is required to consult with DRC prior to making expenditures in obtaining such consents and (C) defending legal proceedings challenging the Merger Agreement or the Other Transactions or Related Agreements, except that SPG is not required to take any such action that would cause a court or administrative order to be issued restraining consummation of the Merger; (vi) SPG will (A) propose and recommend to its stockholders at the SPG Special Meeting (and any postponement or adjournment thereof) to adopt and approve, effective as of the Effective Time, the Amended SPG Charter and the Amended SPG By-laws and will use its best efforts (including postponement or adjournment of the SPG Special Meeting for a reasonable period of time and for a reasonable number of times) to seek and solicit the Required Vote (including retention of proxy solicitors), (B) if the Amended SPG Charter and Amended SPG By-laws are adopted and approved at the SPG Special Meeting, upon or immediately following the Effective Time issue the entire amount of Class C Common Stock to EJDC for nominal consideration (for discussion of the Simon DeBartolo Group's continuing obligations to seek approval of the Amended SPG Charter and the Amended SPG By-laws, if the Required Vote is not obtained, see "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED"); (vii) SPG will indemnify each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of DRC against all losses, liabilities and expenses (including attorneys' fees and expenses) in connection with any claim arising out of the fact that such person is or was a director or officer of DRC at or prior to the Effective Time and will obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary of the Effective Time directors and officers liability insurance with a coverage amount of $15.0 million and other terms and conditions comparable to SPG's current directors and officers liability insurance policy covering such directors and officers with respect to their service as such prior to the Effective Time; and
(viii) SPG will comply with certain other customary covenants.

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

CERTAIN ADDITIONAL COVENANTS OF DRC

     The Merger Agreement provides that (i) DRC will give notice of, and convene the DRC Special Meeting for the purpose of obtaining the DRC Shareholder Approvals; (ii) DRC will use its best efforts to cause the conditions precedent to the Merger and the Other Transactions to become satisfied and to cause the expeditious consummation of the Merger and Other Transactions, including, (A) making governmental filings and taking all reasonable steps to obtain required governmental consents and approvals, (B) obtaining necessary non-governmental third-party consents, except that DRC is required to consult with SPG prior to making expenditures in obtaining such consents and in no event will make payment of any such amount in excess of $5.0 million in obtaining such consents without obtaining the prior written consent of SPG, which consent is not to unreasonably be withheld or delayed, except that no payments of any kind by DRC will be made to obtain consents from any lender, financier or other holder of indebtedness of EJDC or the DeBartolos in such capacity and (C) defending legal proceedings challenging the Merger Agreement or the Other Transactions or Related Agreements, except that DRC is not required to take any such action that would cause a court or administrative order to be issued restraining consummation of the Merger; (iii) DRC will not solicit or take certain other actions in respect of Competing Transactions (see "--No Solicitation; Board Action; Fees and Expenses"); (iv) DRC will, in its capacity as general partner of the DRC Operating Partnership, execute and deliver (A) the Contribution Agreement with the holders of SPG Units and, in such capacity, perform its obligations thereunder, including obligations to issue Units of the Operating Partnership to SPG Limited Partners and SPG as general partner of the SPG Operating Partnership in exchange for their SPG Units and, in the case of SPG, other economic interests in the SPG Operating Partnership upon consummation of the Merger as part of the Other Transactions and (B) the Amended Operating Partnership Agreement; and (v) DRC will comply with certain other customary covenants.

CERTAIN PROVISIONS RELATING TO EMPLOYEE BENEFITS AND INCENTIVE PLANS

  BENEFIT PLANS

     After the Effective Time, SPG will maintain, or cause DRC to maintain, the Benefit Plans of DRC at benefit levels not materially less favorable than those in effect at DRC prior to the Merger. SPG will cause DRC to maintain its annual bonus plan as in effect at the Effective Time for the remainder of the 1996 fiscal year.

  STOCK INCENTIVE PLAN

     Immediately prior to or as of the Effective Time, as a result of the Merger DRC will accelerate the vesting of DRC Stock Options (as defined in the "GLOSSARY") previously granted under the DRC Stock Incentive Plan and will accelerate the vesting of and issue DRC Common Stock subject to previously earned deferred stock awards. As of the Effective Time, each outstanding DRC Stock Option will be assumed by SPG and will be deemed to constitute an option to acquire the same number of shares of SPG Common Stock as the holder would have been entitled to receive pursuant to the Merger had such holder exercised such DRC Stock Option in full immediately prior to the Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such DRC Stock Option divided by the number of full shares of SPG Common Stock deemed to be purchasable pursuant to such DRC Stock Option. Each share of DRC Common Stock (whether or not purchasable pursuant to options) will be converted into shares of SPG Common Stock at the Exchange Ratio.

     As of the Effective Time, DRC will grant deferred stock awards under the DRC Stock Incentive Plan as an incentive stay bonus for participants in the DRC Stock Incentive Plan who remain in the employ of DRC or a DRC Affiliate through the Effective Time (the "Stay Bonus"). Each share of DRC Common Stock granted pursuant to such award will be converted into shares of SPG Common Stock at the Exchange Ratio. Shares awarded pursuant to the Stay Bonus will vest in three equal installments on each of April 1, 1997, August 1, 1997 and January 1, 1998, subject to earlier vesting as provided in the Severance Program.

     As of the Effective Time, SPG will assume the DRC Stock Incentive Plan, providing for issuance of SPG Common Stock in lieu of DRC Common Stock and all DRC Common Stock will be converted into SPG Common Stock pursuant to the Merger Consideration. The committee administering the DRC Stock Incentive Plan will establish new Funds From Operations growth targets for the unearned long-term incentive stock awards previously allocated to participants in the DRC Stock Incentive Plan for fiscal years 1996, 1997 and 1998 which will match the growth target established by SPG under the SPG Employee Plan (as defined in the "GLOSSARY"). See "ANNUAL MEETING MATTERS-- Executive Compensation."

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

  THE SEVERANCE PROGRAM

     Immediately prior to or as of the Effective Time, DRC will adopt the Severance Program and SPG will cause DRC to maintain such Severance Program which will provide benefits to eligible employees of DRC who are terminated without Cause (as defined in the Severance Program) or who resign for Good Reason (as defined in the Severance Program) within the two-year period following the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties relating to, among other things: (i) the due organization, power and standing of SPG and DRC and similar corporate matters; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iii) the capital structure of SPG and DRC; (iv) conflicts under charters or by-laws, violations of any instruments or law and required consents or approvals; (v) certain documents filed by each of SPG and DRC with the Commission and the accuracy of information contained therein; (vi) litigation; (vii) conduct of business in the ordinary course and the absence of certain changes or events; (viii) taxes; (ix) compliance with laws; (x) indebtedness; (xi) brokers' and finders' fees with respect to the Merger; (xii) the nonapplicability of certain state takeover laws; (xiii) the percentage of SPG stockholders and DRC shareholders, respectively, required to approve the SPG Proposal (in the case of SPG) and the Merger (in the case of DRC); and (xiv) SPG's receipt of the Merrill Lynch Opinion and DRC's receipt of the Morgan Stanley Opinion.

NEW YORK STOCK EXCHANGE LISTING OF SPG COMMON STOCK

     SPG has obtained preliminary approval for the listing on the NYSE of the shares of SPG Common Stock to be issued in the Merger. Approval of the listing of such shares for trading on the NYSE is a condition to the respective obligations of SPG and DRC to consummate the Merger. See "--Conditions to the Merger; Termination; Waiver and Amendment."

EXCHANGE ACT REPORTING

     After the Merger is consummated, no shares of DRC Common Stock will be outstanding and public trading of DRC Common Stock will cease. Accordingly, DRC Common Stock will, at such time, be delisted from the NYSE and will be deregistered under, and cease to be subject to the reporting requirements of, the Exchange Act. SPG is and will, following consummation of the Merger, continue to be subject to the reporting requirements of the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF DRC COMMON STOCK

     The following discussion describes the material federal income tax consequences applicable to holders of DRC Common Stock that are expected to result from the Merger and certain transactions associated therewith. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussions of any state, local or foreign tax considerations. Accordingly, DRC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion is based on the Code, applicable Treasury Regulations (as defined in the "GLOSSARY"), judicial authority and administrative rulings and practice, all as of the date of this Prospectus/Joint Proxy Statement. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to DRC's shareholders.

     The Merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. It is expected that each of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to SPG, and Willkie Farr & Gallagher, counsel to DRC, will issue opinions at the closing of the Merger to such effect. Such opinions will be based upon the understanding that the relevant facts are as described in the Prospectus/Joint Proxy Statement and exhibits and appendices hereto, and in rendering such opinions such counsel will rely on the accuracy of the factual statements and representations in the foregoing documents and upon certain representations made in writing to such counsel. The issuance of such opinions is also contingent upon certain facts not ascertainable until after the DRC Special Meeting. The obligations of SPG and DRC to consummate the Merger are conditioned upon the receipt of such opinions. An opinion of

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

counsel is not binding on the Internal Revenue Service ("IRS") or the courts. Neither SPG nor DRC have requested or will request an advance ruling from the IRS.

     Assuming the Merger so qualifies, the material federal income tax consequences of the Merger will be as follows:

          (i) The exchange in the Merger of DRC Common Stock for SPG Common Stock will not result in the recognition of gain or loss to DRC shareholders with respect to such exchange, except as described in (ii) below.

          (ii) Each shareholder of DRC who receives cash proceeds in lieu of fractional interests in shares of SPG Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such shareholder's fractional share interests. Each Dissenting Shareholder who receives cash proceeds for the shares not voted in favor of the Merger will recognize a taxable gain or loss equal to the difference between such proceeds and the tax basis allocated to such shares. See "THE PROPOSED MERGER AND RELATED MATTERS--Dissenters' Rights" and Annex V hereto. Any such gain or loss recognized as described in this paragraph will constitute capital gain or loss if such shareholder's shares of DRC Common Stock were held as a capital asset at the Effective Time, unless the receipt of such cash by such shareholder has the effect of a distribution of a dividend, in which case such gain will be taxed as ordinary income to the extent of the earnings and profits of the Surviving Subsidiary Corporation.

          (iii) The tax basis of the shares of SPG Common Stock (including fractional share interests for which cash is ultimately received) received by a DRC shareholder will be equal to the tax basis of the shares of DRC Common Stock exchanged therefor, decreased by the amount of cash received by such shareholder, and increased by the amount of gain (if any) recognized by such shareholder in the Merger.

          (iv) A shareholder's holding period with respect to the SPG Common Stock received in the Merger will include the holding period of the DRC Common Stock exchanged in the Merger if such DRC Common Stock was held as a capital asset at the Effective Time.

          (v) No gain or loss will be recognized by DRC, Sub or SPG as a result of the Merger.

     In addition, even if the Merger would otherwise be a Reorganization, its status as a Reorganization may be adversely affected unless the following statements are true:

          (i) there is no plan or intention by the DRC shareholders to sell, exchange, or otherwise dispose of a number of shares of SPG Common Stock received in the Merger that would reduce the DRC shareholders' ownership of SPG Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding DRC Common Stock as of the same date (including, for this purpose, shares of DRC Common Stock exchanged for cash in lieu of fractional shares of SPG Common Stock); and

          (ii) the principal DRC shareholders (those shareholders known to the management of DRC to own beneficially more than five percent of the outstanding stock of DRC) have no present intention to sell or dispose of the SPG Common Stock received in the Merger.

     Even if the Merger qualifies as a Reorganization, a recipient of shares of SPG Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely shares of DRC Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain will also have to be recognized to the extent that a DRC shareholder is treated as receiving (directly or indirectly) consideration other than SPG Common Stock in exchange for such shareholder's DRC Common Stock.

     If the Merger is not a Reorganization, then each DRC shareholder will recognize gain or loss with respect to each share of DRC Common Stock equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the SPG Common Stock received in exchange therefor. In such event, an DRC shareholder's aggregate basis in any SPG Common Stock received will equal its fair market value, and the shareholder's holding period for such stock will begin the day after the Merger.

OPINIONS OF SPG'S COUNSEL

     In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison ("SPG's Counsel"), commencing with SPG's taxable year ending December 31, 1994 and assuming that the actions described in this discussion of "--Federal Income Tax Considerations Relating to the Simon DeBartolo Group and the Surviving Subsidiary Corporation" are completed in a timely fashion, SPG was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and the Simon DeBartolo Group will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. In the opinion of Willkie Farr & Gallagher, counsel to DRC, commencing with

DRC's taxable year ending December 31, 1994 and assuming that the actions described in this discussion of "--Federal Income Tax Considerations Relating to the Simon DeBartolo Group and the Surviving Subsidiary Corporation" are completed in a timely fashion, DRC was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code. It must be emphasized that counsels' opinions are based on various assumptions and are conditioned upon certain representations made by the companies as to factual matters. Such factual assumptions and representations are set forth below in this discussion of "--Federal Income Tax Considerations Relating to the Simon DeBartolo Group and the Surviving Subsidiary Corporation." In addition, counsels' opinions are based upon the factual representations of the companies concerning their businesses and properties, and the businesses and properties of the DRC Operating Partnership and the SPG Operating Partnership, as set forth in this Prospectus/Joint Proxy Statement. Moreover, such qualification and taxation as a REIT depend upon the ability of both the Simon DeBartolo Group and the Surviving Subsidiary Corporation to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not and will not be reviewed by SPG's Counsel or counsel to DRC. Accordingly, no assurance can be given that the actual results of the Companies' operations for any one taxable year will satisfy such requirements. See "--Federal Income Tax Consequences Relating to the Simon DeBartolo Group and the Surviving Subsidiary Corporation--Failure to Qualify."

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE SIMON DEBARTOLO GROUP AND THE SURVIVING SUBSIDIARY CORPORATION

     The following is a summary of material federal income tax considerations that may be relevant to a prospective stockholder of the Simon DeBartolo Group, is based upon current law, and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. This summary of federal income tax considerations reflects the views of SPG's Counsel. See "--Federal Income Tax Consequences to Holders of DRC Common Stock" for a discussion of certain tax consequences of the Merger to the DRC shareholders.

     EACH PROSPECTIVE STOCKHOLDER OF THE SIMON DeBARTOLO GROUP IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES OF THE SIMON DeBARTOLO GROUP COMMON STOCK AND OF THE SIMON DeBARTOLO GROUP'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  GENERAL

     Both SPG and DRC have made elections to be taxed as a REIT for federal income tax purposes commencing with their taxable years ending December 31, 1994. Management of both companies believe that both companies are organized and operated in such a manner as to qualify for taxation as a REIT under the Code. Both companies intend to continue to operate in such a manner, but no assurance can be given that they will operate in a manner so as to qualify or remain qualified. See "POLICIES OF THE SIMON DeBARTOLO GROUP--Dividend and Distribution Policies."

     The REIT Requirements relating to the federal income tax treatment of REITs and their stockholders are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  TAXATION OF THE SIMON DEBARTOLO GROUP AND THE SURVIVING SUBSIDIARY CORPORATION

     A REIT generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

     However, REITs may be subject to federal income tax in the following circumstances. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains. Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any.

Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, if the REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if a REIT acquires any asset from a C corporation (i.e., a corporation generally subject to a full corporate-level tax, but not including a corporation, such as SPG that also qualifies for treatment as a REIT) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the REIT (the "Restriction Period"), then pursuant to guidelines issued by the IRS in IRS Notice 88-19 (the "Built-in Gain Rules"), the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the REIT's adjusted basis in such asset as of the beginning of such Restriction Period (the "Built-in Gain") will be subject to a tax at the highest regular corporate rate. The Built-in Gain Rules may also apply with respect to the Simon DeBartolo Group's share of Built-in Gains, if any, arising from assets disposed of by the SPG Operating Partnership during the Restriction Period and attributable to appreciation during periods in which the Simon DeBartolo Group held interests in the SPG Operating Partnership and did not elect to be taxed as a REIT. The results described above with respect to the recognition of Built-in Gain assume that both the Simon DeBartolo Group and, to the extent applicable in the future, the Surviving Subsidiary Corporation will make elections pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury Regulations.

  REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, a corporation must elect to be so treated and must meet the requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

     Organizational Requirements

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the REIT Requirements; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; and (vi) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets must also be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     SPG has satisfied the requirements set forth in (i) through (v) above and believes that it has issued sufficient shares of SPG Common Stock to allow it to satisfy the requirement set forth in (vi) above. DRC has satisfied the requirements set forth in (i) through (v) above and believes that it has issued sufficient shares of DRC Common Stock to allow it to satisfy the requirement set forth in (vi) above. The Simon DeBartolo Group will satisfy the requirements set forth in (i) through (iv) above and the Amended SPG Charter includes certain restrictions regarding transfer of the SPG Common Stock that are intended to assist the Simon DeBartolo Group in satisfying the share ownership requirements described in (v) and (vi) above. See "DESCRIPTION OF SPG'S CAPITAL STOCK--Restrictions On Transfer." The Surviving Subsidiary Corporation will satisfy the requirements set forth in (i) through (v) above, and requirement
(vi) will be satisfied by virtue of the Simon DeBartolo Group's owning 99% of the Surviving Subsidiary Corporation's outstanding stock.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Both SPG and DRC's taxable year is the calendar year.

     The Simon DeBartolo Group will have several "qualified REIT subsidiaries." Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and such items (as the case may be) of the REIT. In applying the requirements described herein, the Simon DeBartolo Group's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities and items of the Simon DeBartolo Group.

     In the case of a REIT which is a partner in a partnership, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the income tests and asset tests. Thus, the Simon DeBartolo Group and the Surviving Subsidiary Corporation's proportionate share of the assets, liabilities and items of income of the Operating Partnership, the SPG Operating Partnership and the partnerships in which those two partnerships will have an interest will be treated as assets, liabilities and items of income of the Simon DeBartolo Group and the Surviving Subsidiary Corporation for purposes of applying the requirements described herein, provided that the Operating Partnership, the SPG Operating Partnership and the Property Partnerships are treated as partnerships for federal income tax purposes. See "--Income Taxation of the Partnerships, the Property Partnerships and Their Partners."

     Income Tests

     For the Simon DeBartolo Group and the Surviving Subsidiary Corporation to maintain qualification as REITs, there are three gross income requirements that each of the companies must satisfy annually. First, at least 75% of the company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from qualified REITs and, in certain circumstances, interest) or from "qualified temporary investment income" (described below). Second, at least 95% of the company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the company's gross income (including gross income from prohibited transactions) for each taxable year. In applying these tests, the Simon DeBartolo Group and the Surviving Subsidiary Corporation will be treated as realizing their share of the income and bearing their share of the loss of the Operating Partnership and the SPG Operating Partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     Rents received by each of the companies will qualify as "rents from real property" only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of ten percent or more of the REIT, directly or constructively owns ten percent or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the REIT may directly perform certain customary services (e.g., furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property (e.g., renting parking spaces on a reserved basis to tenants). The law concerning types of services that may be rendered by a REIT and its tenants is constantly evolving and the consequences of rendering impermissible services are somewhat uncertain.

     It is expected that both of the companies' real estate investments will give rise to income that will enable them to satisfy all of the income tests described above. Substantially all of the Simon DeBartolo Group and the Surviving Subsidiary Corporation's income will be derived from their interests in the Operating Partnership and the SPG Operating

Partnership, which income will, for the most part, qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests.

     Neither company presently charges, nor does either company anticipate charging, more than a de minimis amount of rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above). The determination of whether a tenant is a Related Party Tenant is made after the application of complex attribution rules. Accordingly, neither company can be absolutely certain whether all Related Party Tenants have been or will be identified. However, neither company anticipates receiving rents in excess of a de minimis amount from Related Party Tenants. Neither company anticipates holding a lease on any property in which rents attributable to personal property constitute greater than 15% of the total rents received under the lease. Neither company will knowingly directly perform services considered to be rendered to the occupant of property. Both companies, through the Operating Partnership and the SPG Operating Partnership, will perform all development, construction and leasing services for, and will operate and manage, wholly-owned properties directly without using an "independent contractor." SPG's management believes that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only.

     The IRS has issued private rulings holding that if a partnership in which a REIT is a partner provides management services to properties not wholly owned by such partnership, the income received from such services or properties should qualify as "rents from real property" to the extent of such REIT's interest in such property. (For example, if the Operating Partnership provides management services to a property in which it holds a 75% interest, 75% of the income received from the provision of such services should qualify as "rents from real property.") It is intended that neither the Operating Partnership nor the SPG Operating Partnership will provide such services as of the Effective Time, but they may provide such services in the future.

     The SPG Operating Partnership owns five percent of the voting common stock, substantially all of the nonvoting common stock and all of the preferred stock of the SPG Management Company, a corporation that is taxable as a regular corporation. The Operating Partnership will own five percent of the voting common stock and all of the preferred stock of the DRC Management Company, a corporation that is also taxable as a regular corporation. The SPG Management Company, after the Merger, will own 95% of the voting common stock of the DRC Management Company. The SPG Management Company and the DRC Management Company (together, the "Management Companies") will perform management, development, construction and leasing services for the Joint Venture Properties, the Excluded Properties (as defined in the "GLOSSARY") and other real estate owned in whole or in part by third parties. The income earned by and taxed to the Management Companies would be nonqualifying income if earned by either the Simon DeBartolo Group or the Surviving Subsidiary Corporation through the Operating Partnership and the SPG Operating Partnership to the extent that such properties are owned by third parties. As a result of the corporate structure, the income will be earned by and taxed to the Management Companies and will be received by the Operating Partnership and the SPG Operating Partnership only indirectly as dividends and interest that qualify under the 95% test.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any Person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Operating Partnership and the SPG Operating Partnership may advance money from time to time to tenants for the purpose of financing tenant improvements. The Operating Partnership and the SPG Operating Partnership do not intend to charge interest that will depend in whole or in part on the income or profits of any person.

     If either the Simon DeBartolo Group or the Surviving Subsidiary Corporation fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of income is attached to that company's return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Simon DeBartolo Group or the Surviving Subsidiary Corporation would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the Simon DeBartolo Group and the Surviving Subsidiary Corporation," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and in such case, the Simon DeBartolo Group or the Surviving Subsidiary Corporation would cease to qualify as a REIT. See "--Failure to Qualify."

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

     Asset Tests

     In order for either the Simon DeBartolo Group or the Surviving Subsidiary Corporation to qualify as a REIT, at the close of each quarter of its taxable year each company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the company's total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which the company or a "qualified REIT subsidiary" of the company owns an interest, (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of the company and held for not more than one year from the date the company receives such proceeds), cash, cash items, and government securities and (iii) shares in qualified REITs. Second, not more than 25% of the company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the company may not exceed five percent of the value of the company's total assets, and the company may not own more than ten percent of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another
REIT).

     Both SPG and DRC anticipate that the Simon DeBartolo Group and the Surviving Subsidiary Corporation will be able to comply with these asset tests. Both companies are presently deemed to and will continue to be deemed to hold directly their proportionate shares of all real estate and other assets of the SPG Operating Partnership and the Operating Partnership, respectively, and they should be considered to hold their proportionate share of all assets deemed owned by those partnerships through the partnerships' ownership of partnership interests in other partnerships. As a result, each company plans to hold more than 75% of their assets as real estate assets. In addition, neither company plans to hold any securities representing more than ten percent of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding five percent of the value of either the Simon DeBartolo Group or the Surviving Subsidiary Corporation's gross assets, respectively (determined in accordance with generally accepted accounting principles).

     The securities of the Surviving Subsidiary Corporation held by the Simon DeBartolo Group will not violate this asset test as long as the Surviving Subsidiary Corporation qualifies as a REIT. If, however, the Surviving Subsidiary Corporation fails to qualify as a REIT for any reason, the Simon DeBartolo Group would then fail this asset test because the Surviving Subsidiary Corporation's voting securities, more than ten percent of which the Simon DeBartolo Group will own, would no longer be excludable.

     The SPG Operating Partnership owns five percent of the voting common stock, substantially all of the nonvoting common stock and all of the participating preferred stock of the SPG Management Company. The Operating Partnership will own five percent of the voting common stock and all of the nonvoting preferred stock of the DRC Management Company. Neither the SPG Operating Partnership nor the Operating Partnership will own more than ten percent of the voting securities of the SPG Management Company or the DRC Management Company respectively. SPG's management believes that (a) neither the value of the securities of SPG Management Company nor the value of DRC Management Company held by the Simon DeBartolo Group will exceed five percent of the value of the total assets of the Simon DeBartolo Group and (b) neither the value of the securities of SPG Management Company nor the value of DRC Management Company held by the Surviving Subsidiary Corporation will exceed five percent of the value of the total assets of the Surviving Subsidiary Corporation. No independent appraisals have been obtained. SPG's Counsel, in rendering its opinion as to the qualification of both the Simon DeBartolo Group and the Surviving Subsidiary Corporation as REITs, is relying on the conclusions of SPG's management as well as DRC's management regarding the values of such securities of the Management Companies.

     After initially meeting the asset tests at the close of any quarter, neither the Simon DeBartolo Group nor the Surviving Subsidiary Corporation will lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. It is intended that both the Simon DeBartolo Group and the Surviving Subsidiary Corporation maintain adequate records of the value of their assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

     Annual Distribution Requirements

     In order to be taxed as REITs, both the Simon DeBartolo Group and the Surviving Subsidiary Corporation will be required to meet certain annual distribution requirements. Each company will have to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to
(i) the sum of (a) 95% of the company's "REIT taxable income" (computed without regard to the dividends paid deduction and the company's net capital gain) and

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

(b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, during the Restriction Period, if the Simon DeBartolo Group disposes of any asset that is subject to the Built-in Gain Rules, the Simon DeBartolo Group will be required, pursuant to guidelines issued by the IRS, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

     To the extent that either company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if either company fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the company will be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed. Both the Simon DeBartolo Group and the Surviving Subsidiary Corporation intend to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is expected that the Simon DeBartolo Group's REIT taxable income will be less than its cash flow, due to the allowance of depreciation and other noncash charges in computing the Simon DeBartolo Group taxable income. Accordingly, the Simon DeBartolo Group anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

     It is possible that, from time to time, either the Simon DeBartolo Group or the Surviving Subsidiary Corporation may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of either company or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, either company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends. If the amount of nondeductible expenses exceeds noncash deductions, either company may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, either the Simon DeBartolo Group or the Surviving Subsidiary Corporation may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in either company's deduction for dividends paid for the earlier year. Thus, either company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, such company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  FAILURE TO QUALIFY

     If either the Simon DeBartolo Group or the Surviving Subsidiary Corporation fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Simon DeBartolo Group (and the Surviving Subsidiary Corporation) would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which either the Simon DeBartolo Group or the Surviving Subsidiary Corporation fails to qualify will not be deductible by the Simon DeBartolo Group nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Simon DeBartolo Group (and the Surviving Subsidiary Corporation) will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances either the Simon DeBartolo Group or the Surviving Subsidiary Corporation would be entitled to such statutory relief.

  TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of shares of SPG Common Stock that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source. For any

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

taxable year for which the Simon DeBartolo Group qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows:

     Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Simon DeBartolo Group's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Simon DeBartolo Group makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholders' shares of SPG Common Stock, and distributions in excess of the U.S. Stockholders' tax basis in their respective shares of the SPG Common Stock are taxable as gain realized from the sale of such shares. Dividends declared by the Simon DeBartolo Group in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Simon DeBartolo Group and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Simon DeBartolo Group during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of the Simon DeBartolo Group.

     The Simon DeBartolo Group will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Simon DeBartolo Group up to the greater of its current or accumulated earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Simon DeBartolo Group's earnings and profits.

     Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by the Simon DeBartolo Group as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Simon DeBartolo Group's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Passive Activity and Loss; Investment Interest Limitations

     Distributions from the Simon DeBartolo Group and gain from the disposition of the shares of the SPG Common Stock will not ordinarily be treated as passive activity income, and therefore, U.S. Stockholders generally will not be able to apply any "passive losses" against such income. Dividends from the Simon DeBartolo Group (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of SPG Common Stock and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

     Dispositions of Shares of Common Stock

     A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of SPG Common Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Losses incurred on the sale or exchange of shares of the SPG Common Stock held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

     Treatment of Tax-Exempt U.S. Stockholders

     The IRS has ruled that amounts distributed by a REIT to a tax-exempt pension trust did not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by the Simon DeBartolo Group in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI to a tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the acquisition indebtedness rules.

     In addition, qualified trusts that hold more than ten percent (by value) of the interests in a REIT are required to treat a percentage of REIT dividends as UBTI. The requirement applies only if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals,

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

including qualified trusts (see "DESCRIPTION OF SPG'S CAPITAL STOCK--Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts. It is not anticipated that qualification of either the Simon DeBartolo Group or the Surviving Subsidiary Corporation as a REIT will depend upon application of the "look-through" exception or that the Simon DeBartolo Group or the Surviving Subsidiary Corporation will be "predominantly held" by qualified trusts.

  SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in the Simon DeBartolo Group, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in the Simon DeBartolo Group if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the Simon DeBartolo Group is not so effectively connected. The Simon DeBartolo Group expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Simon DeBartolo Group, or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Simon DeBartolo Group, claiming that the distribution is "effectively connected" income.

     A distribution by the Simon DeBartolo Group that is not attributable to gain from the sale or exchange by the Simon DeBartolo Group of a United States real property interest and that is not designated by the Simon DeBartolo Group as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of the Simon DeBartolo Group's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of the SPG Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

     Distributions by the Simon DeBartolo Group that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

     The Simon DeBartolo Group will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Simon DeBartolo Group designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Simon DeBartolo Group's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Simon DeBartolo Group's current or accumulated earnings and profits. Tax treaties may reduce the Simon DeBartolo Group's withholding obligations. If the amount withheld by the Simon DeBartolo Group with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

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

     Unless the shares of the SPG Common Stock constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. The shares of the SPG Common Stock will not constitute a United States real property interest if the Simon DeBartolo Group is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Simon DeBartolo Group will be a domestically controlled REIT, and therefore that the sale of shares in the Simon DeBartolo Group will not be subject to taxation under FIRPTA. However, because the shares of the SPG Common Stock are publicly traded, no assurance can be given that the Simon DeBartolo Group will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If the Simon DeBartolo Group did not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of shares of the SPG Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which the shares of the SPG Common Stock are listed) and on the size of the selling stockholder's interest in the Simon DeBartolo Group. If the gain on the sale of the Simon DeBartolo Group's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of shares of the SPG Common Stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares of the SPG Common Stock are "regularly traded" on an established securities market or if the Simon DeBartolo Group is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of shares of the SPG Common Stock may be required to withhold ten percent of the purchase price and remit such amount to the IRS.

  INCOME TAXATION OF THE PARTNERSHIPS, THE PROPERTY PARTNERSHIPS AND THEIR PARTNERS

     The following discussion summarizes certain federal income tax considerations applicable to the Simon DeBartolo Group's investment in the Operating Partnership, the SPG Operating Partnership and the Property Partnerships.

     Classification of the Partnerships and the Property Partnerships as Partnerships

     The Simon DeBartolo Group will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership and the SPG Operating Partnership (including the Operating Partnership and the SPG Operating Partnership's share of the income or losses of the Property Partnerships) only if the Partnerships and the Property Partnerships are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations. An organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests.

     None of the Operating Partnership, SPG Operating Partnership, the Property Partnerships, DRC Operating Partnership nor the partnerships in which DRC owns an interest have requested, nor do they intend to request, a ruling from the IRS that they will be treated as partnerships for federal income tax purposes. In the opinion of SPG's Counsel, which is based on the provisions of the partnership agreements of the Operating Partnership, SPG Operating Partnership and the Property Partnerships and on certain factual assumptions and representations of SPG and DRC, the SPG Operating Partnership and the Property Partnerships have been and continue to be, and giving effect to the Merger the Operating Partnership will be, treated as partnerships for federal income tax purposes. In the opinion of counsel to DRC, which is based on the provisions of the partnership agreements of the Operating Partnership, the DRC Operating Partnership and the partnerships in which DRC owns an interest and on certain factual assumptions and representations of SPG and DRC, the DRC Operating Partnership and the partnerships in which DRC owns an interest have been and continue to be treated as partnerships for federal income tax purposes. SPG's Counsel's opinions are not binding on the IRS or the courts.

     If for any reason the Operating Partnership, the SPG Operating Partnership or one of the Property Partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, neither the Simon DeBartolo Group nor the Surviving Subsidiary Corporation would be able to satisfy the requirements for REIT status. See "--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change

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

in any such partnership's status for tax purposes might be treated as a taxable event, in which case both the Simon DeBartolo Group and the Surviving Subsidiary Corporation might incur a tax liability without any related cash distribution. See "--Requirements for Qualification--Annual Distribution Requirements." Further, items of income and deduction of any such partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Any such partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership's taxable income.

     Partners, Not Partnerships, Subject to Tax

     A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

     Partnership Allocations

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the Operating Partnership and the SPG Operating Partnership are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Sale of Partnership Property

     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, both the Simon DeBartolo Group and the Surviving Subsidiary Corporation's shares, as partners, of any gain realized by the Operating Partnership or the SPG Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Simon DeBartolo Group and the Surviving Subsidiary Corporation." Such prohibited transaction income will also have an adverse effect upon both the Simon DeBartolo Group and the Surviving Subsidiary Corporation's ability to satisfy the income tests for REIT status. See "--Requirements for Qualification--Income Tests." Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed ten percent of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership and the SPG Operating Partnership intend to hold the Portfolio Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating and leasing the Portfolio Properties and to make such occasional sales of the Portfolio Properties, including peripheral land, as are consistent with the investment objectives of the Simon DeBartolo Group, the Surviving Subsidiary Corporation, the Operating Partnership and the SPG Operating Partnership. No assurance can be given, however, that every property sale by the Operating Partnership or the SPG Operating Partnership will constitute a sale of property held for investment.

  INFORMATION REPORTING REQUIREMENT AND BACKUP WITHHOLDING TAX

     Both the Simon DeBartolo Group and the Surviving Subsidiary Corporation will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, the Simon DeBartolo Group may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Simon DeBartolo Group. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

  STATE AND LOCAL TAX CONSIDERATIONS

     Both the Simon DeBartolo Group and the Surviving Subsidiary Corporation are, and their stockholders may be, subject to state or local taxation in various state or local jurisdictions, including those in which the Simon DeBartolo Group, the Surviving Subsidiary Corporation, their stockholders, the Operating Partnership, the SPG Operating Partnership or the Property Partnerships transact business or reside. The state and local tax treatment of the Simon DeBartolo Group, the Surviving Subsidiary Corporation and their stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Simon DeBartolo Group.

  POSSIBLE FEDERAL TAX DEVELOPMENTS

     The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Simon DeBartolo Group, the Surviving Subsidiary Corporation or of their stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Simon DeBartolo Group, the Surviving Subsidiary Corporation or their stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

ACCOUNTING TREATMENT

     The Merger and Other Transactions will be accounted for by SPG using the purchase method of accounting in accordance with generally accepted accounting principles. These transactions result for financial reporting purposes in the effective purchase of substantially all the DRC Common Stock and DRC Limited Partners' interest in the DRC Operating Partnership. Accordingly, 100% of the assets and liabilities of DRC will be adjusted to fair value and the results of operations of DRC will be included in the results of operations of SPG for periods subsequent to the Effective Time.

REGULATORY APPROVAL

     Other than (i) the Commission's declaring effective the Registration Statement containing this Prospectus/Joint Proxy Statement, (ii) approvals in connection with compliance with applicable Blue Sky or state securities laws,
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (iv) the filing of such reports under Section 13(a) of the Exchange Act, as may be required in connection with the Merger Agreement and the Other Transactions and (v) such filings as may be required in connection with the payment of any Transfer and Gains Taxes, neither the management of SPG nor the management of DRC believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger.

CERTAIN TRANSACTIONS AND AGREEMENTS RELATING TO THE MERGER

  OTHER TRANSACTIONS

     In connection with the Merger Agreement and the Merger, certain Other Transaction Agreements (as listed below) have been or will be entered into on or prior to the Effective Time which provide for the consummation of the Other Transactions on or prior to the Effective Time.

     Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, dated as of March 26, 1996, EJDC will sell, at the Effective Time, all of its 665 (out of 700 authorized issued and outstanding) shares of common stock of the DRC Management Company to the SPG Management Company for $2.5 million in cash. As a result, EJDC will no longer have any interest in the DRC Management Company and the SPG Management Company will have control of the DRC Management Company; however, the Operating Partnership, as the continuing holder of the nonvoting preferred stock of the DRC Management Company, is entitled to receive substantially all of the after-tax economic benefit in the form of preferred stock dividends of the DRC Management Company.

     The consummation of the transactions contemplated by the Stock Purchase Agreement are subject to the consummation of the Merger, and to the continued accuracy of customary representations and warranties with respect to EJDC's ownership of its shares of common stock of the DRC Management Company to be sold and compliance with customary covenants with respect to the business conduct of the DRC Management Company prior to the consummation of such transactions.

     Contribution Agreement. Pursuant to the Contribution Agreement, SPG, as the general partner of the SPG Operating Partnership, and all of the SPG Limited Partners (including members of the Simon family) at the Effective Time will transfer to the Operating Partnership respective SPG Units (and in the case of SPG an interest in the profits of the SPG Operating Partnership) in exchange for Units of the Operating Partnership. In this regard, SPG, which owns 61.1% of the SPG Units, will transfer to the Operating Partnership SPG Units equal to 10.6% of the total SPG Units outstanding and assign a 49.5% interest in the profits of the SPG Operating Partnership in exchange for a non-managing general partner interest in the Operating Partnership and the SPG Limited Partners will transfer their SPG Units (which SPG Units constitute 38.9% of the total outstanding SPG Units), such that following completion of the Other Transactions and the Operating Partnership will own 49.5% of the total outstanding SPG Units (38.9% from the SPG Limited Partners and 10.6% from SPG) and an additional 49.5% interest in the profits of the SPG Operating Partnership. It is anticipated that subsequent to the first anniversary of the Closing Date, SPG will transfer to the Operating Partnership all of its remaining economic interest in the SPG Operating Partnership except for one percent of the total issued and outstanding SPG Units, representing SPG's general partnership interest which will be retained pending receipt of the consents necessary to terminate the SPG Operating Partnership. It is also anticipated that 13 months after the Closing Date, all preferred units owned by SPG will be transferred to the Operating Partnership in exchange for the same number of preferred units in the Operating Partnership. The Simons, who hold 35.6% of the SPG Units, have agreed to contribute such Units as contemplated above; the remaining SPG Limited Partners, who hold 3.3% of the SPG Units, are not subject to this requirement, although the election of any or all of such remaining SPG Limited Partners not to contribute their SPG Units shall not affect the completion of the Merger or any of the Other Transactions and such SPG Limited Partners could, at their election, remain SPG Limited Partners following completion of such transactions. The terms of the Units are more fully described in "CERTAIN AGREEMENTS--The Agreements of Limited Partnership." The transactions contemplated by the Contribution Agreement will occur simultaneously with the Merger.

     An exchange formula more fully described in the Contribution Agreement sets forth the methodology used to determine the number of Units to be outstanding after the Merger and to be allocated to the current partners of the DRC Operating Partnership, SPG and the SPG Limited Partners. The principle of the exchange formula is to make the ownership of the Operating Partnership, as between the former SPG general and limited partners, on the one hand, and the DRC general and limited partners, on the other hand, identical to the respective percentages of the outstanding shares of common stock of the Simon DeBartolo Group which would be owned by the former DRC shareholders and by the SPG stockholders if all interests and units in both the DRC Operating Partnership and the SPG Operating Partnership held by their respective limited partners were converted into shares of the respective corporations prior to the Merger (the "Ownership Percentages"). On the assumption that no additional SPG Units or DRC Interests are issued prior to the Effective Time, the former SPG partners would be allocated 61.0% of the Units, of which 37.3% would be allocated to the Simon DeBartolo Group, as the non-managing general partner, and 23.7% would be allocated to the exchanging Limited Partners, and the DRC partners would own 39.0% of the Units, of which 24.1% would be owned by the Simon DeBartolo Group as general partner, and the balance by the existing DRC Limited Partners. The same beneficial ownership percentages will apply in the case of the SPG Operating Partnership. Assuming that the Ownership Percentages accurately reflect the relative values of the DRC Operating Partnership and the SPG Operating Partnership, the failure of any of the SPG partners to contribute will not affect the aggregate value of the economic interest owned in the two partnerships on a combined basis by the Simon DeBartolo Group.

     The consummation of the Contribution Agreement is subject to the execution and delivery of the Amended Operating Partnership Agreement and the Amended SPG Operating Partnership. The Contribution Agreement contains customary representations and warranties of each transferor of SPG Units with respect to its ownership of the SPG Units.

     Termination Agreement. The Termination Agreement, dated as of March 26, 1996, provides for the termination, as of the Effective Time, of certain rights of or restrictions on certain of the DeBartolos pursuant to the following existing agreements: (a) the Exchange Rights Agreement (as defined in the "GLOSSARY") addressing rights of DRC Limited Partners to exchange their respective DRC Interests for DRC Common Stock), (b) the Cash Tender Agreement (as defined in the "GLOSSARY") (addressing rights of the DeBartolos to require DRC to purchase their respective DRC Interests for cash), (c) the DRC Registration Rights Agreement (as defined in the "GLOSSARY") granting to any DRC Limited Partner holding DRC Common Stock received pursuant to the Exchange Rights Agreement the right to have shares of such DRC Common Stock registered under the Securities Act and (d) the Noncompetition Agreement which restrict the activities of certain DeBartolos by limiting their ability to engage in activities competing with the business of DRC.

  RELATED AGREEMENTS

     In connection with to the Merger Agreement and the Merger, SPG, DRC, certain of the Simons and certain of the DeBartolos have entered or will enter into the Related Agreements on or prior to the Effective Time. The Related Agreements are (a) the Stockholders Agreement, executed as of March 26, 1996,
(b) the Amended Operating Partnership Agreement and the Amended SPG Partnership Agreement, each to be entered into on or prior to the Effective Time, and (c) the New Registration Rights Agreement, to be entered into on or prior to the Effective Time, and the BJS Registration Rights Agreement, dated as of March 26, 1996. See "CERTAIN AGREEMENTS."

STRUCTURE OF THE SIMON DEBARTOLO GROUP

     The Merger will result in the combination of the existing businesses and properties of SPG and DRC within the Simon DeBartolo Group. In structuring the transaction, SPG and DRC have determined that such businesses will be conducted and such properties will be held through the Operating Partnership and that DRC should survive the Merger as a subsidiary of the Simon DeBartolo Group. In order to accomplish those goals, SPG has formed and will effect the Merger through Sub. In the Merger, Sub will merge with and into DRC, with DRC as the Surviving Subsidiary Corporation being the surviving entity and becoming a subsidiary of the Simon DeBartolo Group (with the Simon DeBartolo Group owning in excess of 99.9% of its outstanding common shares). In exchange for their shares of DRC Common Stock, the non-dissenting public shareholders of DRC will receive the Merger Consideration.

     The Operating Partnership will continue in existence after the Merger under the Amended Operating Partnership Agreement. DRC Interests held by the DRC Limited Partners will be redesignated as Units which are exchangeable for shares of SPG Common Stock on a one-for-one basis or cash, at the election of the Simon DeBartolo Group. The partners of the existing SPG Operating Partnership will contribute SPG Units owned by them to the Operating Partnership in exchange for a like number of Units in the Operating Partnership.

     The Simon DeBartolo Group will be the non-managing general partner, and the Surviving Subsidiary Corporation will be the managing general partner, of the Operating Partnership. The Simon DeBartolo Group will remain the sole general partner of the SPG Operating Partnership and the Operating Partnership will become a special limited partner in the SPG Operating Partnership. The Simon DeBartolo Group, both directly and indirectly through its ownership of the Surviving Subsidiary Corporation, will own a 61.4% interest in the Operating Partnership and the former SPG Limited Partners and the existing DRC Limited Partners as limited partners of the Operating Partnership will own beneficially, in the aggregate, a 38.6% interest in the Operating Partnership. In addition, the Simon DeBartolo Group, directly and indirectly through its ownership interest in the Operating Partnership and the Surviving Subsidiary Corporation, will own beneficially a 61.0% economic interest in the SPG Operating Partnership, with the balance of the interests in the SPG Operating Partnership owned beneficially by the Limited Partners of the Operating Partnership. The foregoing percentages do not reflect the ownership by the Simon DeBartolo Group of preferred units in the SPG Partnership. Should these preferred units be converted into SPG Units (which will occur if the outstanding Series A Preferred Stock is converted into SPG Common Stock), the net result would be a slight increase in the percentage ownership of the Simon DeBartolo Group in the Operating Partnership which would be coupled with a slight increase in the amount of funds available for distribution to the Partners.

     To the extent that the SPG Units are not so contributed to the Operating Partnership, the direct and indirect interest of the Simon DeBartolo Group (i) in the Operating Partnership will be increased above the 61.4% interest and (ii) in the SPG Operating Partnership will be reduced below the 61.0% interest. See "--Certain Transactions and Agreements Relating to the Merger."

     Immediately after the Effective Time, the Simon DeBartolo Group will continue to hold 1.0% of the SPG Units and an additional 49.5% interest in the capital of the SPG Operating Partnership. In addition, properties owned by the DRC Operating Partnership and the SPG Operating Partnership will continue to be owned by them immediately after the

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

Effective Time. Subject to the receipt of required consents, it is contemplated that, subsequent to the first anniversary of the Closing Date, additional reorganizational transactions will be effected that will have the effect of simplifying the structure of the Simon DeBartolo Group in existence after the Merger so that, ultimately, the Operating Partnership will directly own all of the property and partnership interests now owned by the SPG Operating Partnership.

     The SPG Operating Partnership will hold substantially all of the economic interest in the SPG Management Company, while the voting stock will be held by the Simons or their affiliates. The Operating Partnership will hold substantially all of the economic interest in the DRC Management Company, while the voting stock will be held by the SPG Management Company.

BENEFITS OF THE MERGER AND THE OTHER TRANSACTIONS TO THE SIMONS AND THE
DEBARTOLOS

     The Simons and the DeBartolos will receive certain material benefits in connection with the Merger and the Other Transactions, including:

  THE RIGHTS OF THE SIMONS AND DEBARTOLOS TO HAVE REPRESENTATION ON THE
     BOARD OF DIRECTORS OF THE SIMON DEBARTOLO GROUP

     Assuming completion of the Merger, the DeBartolos' Ownership Interest will be 14.2%. Pursuant to the Amended SPG Charter and the Amended SPG By-laws (which will be in effect assuming the Required Vote is obtained), the DeBartolos will be entitled to vote their Class C Common Stock, separately as a class, to elect two Class C Directors (as defined in the "GLOSSARY") (or one director, if the DeBartolos' Ownership Interest is reduced by more than 50% by reason of sale or transfer of their Units or any of their capital stock of the Simon DeBartolo Group) of the Board of Directors of the Simon DeBartolo Group. If the DeBartolos' Ownership Interest is reduced for any reason to less than five percent, the rights of the DeBartolos enumerated above will terminate. See also "RISK FACTORS--Conflicts of Interest Related to the Merger--Continuing Substantial Influence of the Simons and the DeBartolos."

     The Simons and the DeBartolos, as holders of the Class B Common Stock and the Class C Common Stock, respectively, will be entitled to elect six of the 13 directors of the Simon DeBartolo Group in the aggregate, each class of stock voting as a separate class, and together with holders of SPG Common Stock and Series A Preferred Stock, voting together as a single class, to elect the remaining seven directors of the Simon DeBartolo Group. This will enable the Simons and the DeBartolos, acting separately or together as a group, to exert considerable influence over the affairs of the Simon DeBartolo Group. See "RISK FACTORS--Conflicts of Interest Related to the Merger--Continuing Substantial Influence of the Simons and the DeBartolos," "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS" and "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

     For a discussion of the even greater influence that the Simons and DeBartolos will be able to exercise on the Board of Directors of the Simon DeBartolo Group if the Merger is completed but the Required Vote is not obtained, see "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED." See also "RISK FACTORS--Risks Associated with Failure to Obtain Required Vote."

  POTENTIAL FOR EJDC TO OBTAIN LIQUIDITY BY DISPOSING OF UNITS

     Pursuant to the Amended Operating Partnership Agreement, in 1996, 1997 and 1998 EJDC is permitted to dispose of Units held by EJDC (together with its affiliates) at the Effective Time in order to satisfy amortization requirements aggregating approximately $369.0 million under certain outstanding indebtedness of EJDC as more fully described in "CERTAIN AGREEMENTS--The Agreements of Limited Partnership--The Agreement of Limited Partnership of the Operating Partnership--Exchange Rights." Such disposition may, at the option of the Simon DeBartolo Group, be effected by any of the following means: (a) conversion of such number of Units into shares of SPG Common Stock and disposition of such shares under a registration statement filed by the Simon DeBartolo Group (such registration statement not to be subject to any "hold-backs" or "black-outs" imposed by the Simon DeBartolo Group), (b) redemption of such number of Units by the Simon DeBartolo Group for cash at a predetermined price or (c) the sale by EJDC of such number of Units to up to three institutional investors. Other Limited Partners will not have the right to dispose of Units (other than to their respective affiliates) without the consent of the Simon DeBartolo Group. In addition, such dispositions may have a negative impact on the market price of the SPG Common Stock.

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

  REALIZATION BY THE DEBARTOLOS OF LIQUIDITY IN THE DRC MANAGEMENT COMPANY

     Pursuant to the Stock Purchase Agreement, as more fully described in "--Certain Transactions and Agreements Relating to the Merger," EJDC will sell, at or prior to the Effective Time, to the SPG Management Company all of the shares of common stock of the DRC Management Company held by EJDC (such shares constituting 95% of the authorized, issued and outstanding common stock of the DRC Management Company) for $2.5 million in cash. The Operating Partnership retains the nonvoting preferred stock of the DRC Management Company, which entitles it to receive substantially all of the after tax economic benefit in the form of preferred stock dividends of the DRC Management Company.

                    AMENDMENTS TO SPG'S CHARTER AND BY-LAWS

     At the SPG Special Meeting, stockholders of SPG will be asked to vote upon and approve the Amended SPG Charter and Amended SPG By-laws, reflecting the following significant amendments:

     - to change the name of SPG to Simon DeBartolo Group, Inc.;

     - to increase the size of SPG Board of Directors from nine to 13 directors;

     - to authorize the creation of a class of common stock called Class C Common Stock;

     - to change the Ownership Limit for the stockholders of SPG; and

     - to increase the authorized capital stock of SPG.

     Each of these significant amendments will be discussed below.

     The Amended SPG Charter also incorporates the Articles Supplementary (as defined in the "GLOSSARY") dated October 26, 1995 to the SPG Charter, which Articles Supplementary set forth the rights and restrictions of the Series A Preferred Stock, and includes various conforming changes.

     The following summary does not purport to be complete and is qualified by reference to the Amended SPG Charter and Amended SPG By-laws, copies of which are attached to this Prospectus/Joint Proxy Statement. See also "CERTAIN PROVISIONS OF SPG'S CHARTER AND BY-LAWS AND OF MARYLAND LAW" and "DESCRIPTION OF SPG'S CAPITAL STOCK."

     For a discussion of the Alternative Amended SPG Charter and the Alternative Amended SPG By-laws which would become effective if the Merger is approved but the Required Vote is not obtained, see "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED."

NAME

     The name of SPG is proposed to be changed from "Simon Property Group, Inc." to "Simon DeBartolo Group, Inc." to reflect the combination of the businesses conducted prior to the Effective Time by SPG and DRC.

SIZE OF THE SPG BOARD OF DIRECTORS

     The Amended SPG Charter provides that, subject to any rights of holders of the preferred stock to elect additional directors under specified circumstances, the number of directors will be 13 while both the Class B Common Stock and Class C Common Stock are outstanding, and nine while either (but not both) of the Class B Common Stock or the Class C Common Stock is outstanding. Out of such 13, four will be Class B Directors (elected by holders of Class B Common Stock voting as a single class), two will be Class C Directors (elected by holders of Class C Common Stock) and seven will be Common Stock Directors (elected by holders of Equity Stock, voting together as a single class).

     The size of the SPG Board of Directors is increased by the creation of two new seats each for Class C Directors and for Common Stock Directors, so as to create vacancies for representatives of the DeBartolos and DRC to be appointed to the SPG Board of Directors after the Merger to advise SPG with respect to the combined businesses of SPG and DRC. Three of the initial seven Common Stock Directors to be nominated will be current independent directors of DRC. See "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

     Under the Amended SPG Charter, the Simons and the DeBartolos, in addition to electing their respective Class B Directors and Class C Directors through their holdings of Class B Common Stock and Class C Common Stock, will also participate in the election of Common Stock Directors with holders of SPG Common Stock and Series A Preferred

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

Stock. This will enable them, acting together, to exert considerable influence over the affairs of the Simon DeBartolo Group.

     The Amended SPG By-laws provide that vacancies on the SPG Board of Directors occurring prior to the expiration of the term, if filled by the SPG stockholders, will be filled for the remainder of such term and, if filled by the SPG Board of Directors, will be filled until the next annual meeting. Subject to any right of holders of preferred stock, vacancies created by the resignation or removal of a director elected by the holders of Class B Common Stock will be filled by the holders of the Class B Common Stock, and vacancies created by the resignation or removal of a director elected by the holders of the Equity Stock, voting together as a single class, may be filled by the stockholders, or by a majority of the directors then in office.

     Any vacancies on the SPG Board of Directors with respect to a director elected by the holders of Class C Common Stock will be filled as follows:

          (a) at any time after the Closing Date, any vacancy resulting from death or disability will be filled by holders of Class C Common Stock, voting as a separate class, to elect as a replacement director a candidate who (i) is the Chief Executive Officer of EJDC (or any successor to such corporation), provided that such right may be exercised only once and may be exercised only to fill a vacancy resulting from the death or disability of Edward J. DeBartolo, Jr. or M. Denise DeBartolo York, or (ii) has similar experience and standing in the business community to the Independent Directors and who has been approved by a majority of the Independent Directors elected by the holders of SPG Common Stock and other capital stock entitled to vote with the SPG Common Stock as a single class. If such Independent Directors do not approve such candidate, the holders of Class C Common Stock may propose another candidate. The right of holders of Class C Common Stock to propose candidates will continue until one such candidate is approved by a majority of the Independent Directors;

          (b) at any time prior to the fourth anniversary of the Closing Date, any vacancy other than one resulting from a death or disability will reduce by such vacancy an equivalent number of the directors that holders of Class C Common Stock may, voting as a separate class, elect, and such a vacancy will be filled by a majority of the entire SPG Board of Directors. If consequently the number of directors that holders of Class C Common Stock may elect is reduced to zero, then immediately and automatically each share of Class C Common Stock will be converted into one share of SPG Common Stock;

          (c) at any time during the period from and including the fourth anniversary to but not including the fifth anniversary of the Closing Date, any vacancy other than one resulting from a death or disability will be filled by holders of Class C Common Stock, voting as a separate class, to elect as a replacement director a candidate who meets the qualifications and has been selected in accordance with the procedures summarized in paragraph (a)(ii) above; provided that if during such period vacancies result other than from death or disability with respect to both of the directors who were directors on the fourth anniversary date, then the number of directors that the holders of Class C Common Stock may, voting as a separate class, elect will be reduced to one, and the vacancy with respect to the second resigned director will be filled by a majority of the entire SPG Board of Directors; and

          (d) at any time after the fifth anniversary of the Closing Date, any vacancy other than one resulting from a death or disability will be filled by holders of Class C Common Stock, voting as a separate class, to elect as a replacement director a candidate who meets the qualifications and has been selected in accordance with the procedures summarized in paragraph
     (a)(ii) above.

     The Amended SPG Charter and Amended SPG By-laws continue to require generally that a majority of a quorum is necessary to approve any matter to come before the SPG Board of Directors; however, the Amended SPG By-laws require that at least six of the Independent Directors approve the sale of any property owned by any partnership in which SPG acts as general partner, and the Amended SPG Charter requires that a majority of the Independent Directors approve any transaction between the Simon DeBartolo Group on the one hand and the Simons and/or the DeBartolos on the other hand.

     Amendments to the Amended SPG Charter will require a resolution adopted by a majority of the SPG Board of Directors (including a majority of the Independent Directors, a majority of the directors elected by the Class B Common Stock and one director elected by the Class C Common Stock), and the affirmative vote of holders of not less than a majority of the aggregate votes entitled to be cast thereon, voting as a single class. However, amendments to certain provisions in the Amended SPG Charter with respect to (i) the director's duties with respect to certain business combination transactions; (ii) liabilities of officers and directors; (iii) stockholders' presenting proposals in connection with stockholders meetings; or (iv) amendments, will each continue to require the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon, voting as a single class. In addition, amendments with respect to
(x) the composition or procedure of the SPG Board of Directors will require the affirmative vote of not less than 80% of the

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

aggregate votes entitled to be cast thereon, voting as a single class, and the affirmative vote of not less than a majority of the aggregate votes entitled to be cast thereon by holders of each of the Class B Common Stock and Class C Common Stock, each voting as a separate class; and (y) rights or restrictions of Class B Common Stock or Class C Common Stock will require the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon, voting as a single class, and the affirmative vote of not less than a majority of the aggregate votes entitled to be cast by the holders of Class B Common Stock or Class C Common Stock, as the case may be.

CLASS C COMMON STOCK

     Four thousand shares of Class C Common Stock will be authorized in the Amended SPG Charter. Class C Common Stock will be issued to EJDC for nominal consideration in connection with the transactions contemplated by the Merger Agreement to enable the DeBartolos to elect two Class C Directors to the SPG Board of Directors under the Amended SPG Charter. Except with respect to the right to elect directors, as summarized below, each share of Class C Common Stock has the same rights and restrictions as a share of Class B Common Stock. See "DESCRIPTION OF SPG'S CAPITAL STOCK."

     All shares of Class C Common Stock, when issued, will be duly authorized, fully paid and nonassessable. The holders of Class C Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of Class B Common Stock. Holders of Class C Common Stock, together with holders of SPG Common Stock, Class B Common Stock and Series A Preferred Stock, voting as a single class, will be entitled to vote and elect the Common Stock Directors. Holders of Class C Common Stock will have no right to cumulative voting for the election of directors. Subject to preferential rights with respect to any outstanding preferred stock, holders of Class C Common Stock will be entitled to receive ratably, together with holders of SPG Common Stock and Class B Common Stock, such dividends as may be declared by the Board of Directors out of funds legally available therefor. If SPG is liquidated, subject to the right of any holders of preferred stock (including any Excess Stock into which such preferred stock has been converted) to receive preferential distributions, each outstanding share of Class C Common Stock will be entitled to participate pro rata (together with shares of SPG Common Stock, Class B Common Stock and Excess Stock (other than Excess Stock issued upon the conversion of preferred stock)) in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of SPG.

     The holders of Class C Common Stock will initially be entitled to elect two of the 13 members of the SPG Board of Directors. At such time as the DeBartolos sell or otherwise transfer to unaffiliated parties at least 50% of their aggregate Ownership Interest (i.e., all SPG Common Stock, Class C Common Stock and Units), through their ownership of Class C Common Stock, the DeBartolos will be entitled to elect only one of the 13 members of the SPG Board of Directors.

     The shares of Class C Common Stock may be converted at the option of the holder into an equal number of shares of SPG Common Stock. If the DeBartolos' aggregate Ownership Interest on a fully diluted basis has been reduced to less than five percent, the outstanding shares of Class C Common Stock convert automatically into an equal number of shares of SPG Common Stock. Shares of Class C Common Stock will also convert automatically into an equal number of shares of SPG Common Stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos.

     Holders of shares of Class C Common Stock will have no sinking fund, redemption rights or preemptive rights to subscribe for any securities of SPG.

RESTRICTIONS ON TRANSFER

     The Amended SPG Charter will continue to contain certain restrictions on the number of shares of capital stock of SPG (including the SPG Common Stock, Class B Common Stock and Class C Common Stock) that individual stockholders may own. Because the SPG Board of Directors currently believes it is essential for SPG to continue to qualify as a REIT, the Amended SPG Charter provides that no holder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than six percent (based on the lower of outstanding shares, voting power or value) of the capital stock of SPG other than shares of Excess Stock, if any (with an exception for the Simons, whose limit is 24%). See "DESCRIPTION OF SPG'S CAPITAL STOCK--Restrictions On Transfer."

     The Ownership Limit under the Amended SPG Charter is more liberal to a stockholder of SPG (other than the Simons), who will be subject to a six percent SPG Ownership Limit (as opposed to a 4.9% limit under the SPG Charter), but more restrictive to the Simons (whose limit will be 24% rather than 30%) and more restrictive to shareholders of DRC (whose ownership limit under the DRC Articles is 9.9%).

AUTHORIZED CAPITAL

     The authorized capital of SPG is proposed to be changed as follows:

                            NUMBER OF SHARES OF                            CURRENT        PROPOSED
    -------------------------------------------------------------------  -----------     -----------
    SPG Common Stock...................................................  246,000,000     383,996,000
    Class B Common Stock...............................................   12,000,000      12,000,000
    Class C Common Stock...............................................           --           4,000
    Series A Preferred Stock...........................................    4,000,000       4,000,000
    Excess Stock.......................................................  150,000,000     250,000,000
                                                                           ---------       ---------
      Total Authorized.................................................  412,000,000     650,000,000

     The SPG Board of Directors believes it is desirable to authorize additional shares of capital stock so that there will be sufficient shares available for issuance for purposes that the SPG Board of Directors may hereafter determine to be in the best interests of SPG and its stockholders. Such purposes could include the offer of shares for cash, the declaration of stock splits and stock dividends, mergers and acquisitions and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transactions on a timely basis. While the SPG Board of Directors does not have a present plan to issue additional shares of SPG Common Stock, it believes it should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of capital stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

     The availability for issuance of additional SPG Common Stock could enable the SPG Board of Directors to render more difficult or discourage an attempt to obtain control of the Simon DeBartolo Group; however, the Simon DeBartolo Group is not aware of any pending or threatened efforts to obtain such control.

AMENDED SPG BY-LAWS

     Conforming changes will be required of the SPG By-laws to conform the provisions of the SPG By-laws to those of the Amended SPG Charter.

     In particular, the Amended SPG By-laws will provide that a Class C Director will be appointed to each committee of the SPG Board of Directors, other than the Audit Committee, all of whose members must be Independent Directors, and amendments to the Amended SPG By-laws adopted by the SPG Board of Directors will require the vote of two-thirds of the SPG Board of Directors, including a majority of the Class B Directors and at least one Class C Director.

     The Amended SPG By-laws will also eliminate certain provisions in the SPG By-laws which allow directors numbering less than the required quorum to act in certain circumstances.

RECOMMENDATION OF THE SPG BOARD OF DIRECTORS

     The SPG Board of Directors considers the Amended SPG Charter and Amended SPG By-laws to be in the best interest of SPG and the stockholders and recommends that stockholders vote IN FAVOR of their adoption. Adoption of such Amended SPG Charter and Amended SPG By-laws requires the affirmative vote of not less than (i) 80% of the aggregate votes entitled to be cast thereon by holders of Equity Stock, voting as a single class, and (ii) a majority of the aggregate votes entitled to be cast by the holders of the Class B Common Stock. See also "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the SPG Board of Directors; Reasons for the Merger" and "THE MEETINGS OF STOCKHOLDERS OF SPG."

     Each vote cast in favor of the Amended SPG Charter and SPG By-laws constitutes a vote in favor of the election of the slate of 13 directors to the SPG Board of Directors effective as of the Effective Time, as set forth in "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

                                 THE COMPANIES

SPG

  GENERAL

     SPG is a Maryland corporation that, through its 61.1%-owned subsidiary, the SPG Operating Partnership, is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. On March 31, 1996, SPG was the sole general partner of the SPG Operating Partnership. The SPG Operating Partnership was formed to acquire the shopping center and real estate business of the Simons. SPG completed the SPG IPO in December, 1993.

     In addition, the SPG Operating Partnership owns a preferred stock and non-controlling common stock interest in the SPG Management Company, which manages regional malls and community shopping centers not wholly owned by the SPG Operating Partnership and certain other properties and also engages in certain property development activities.

     As of March 31, 1996, the SPG Operating Partnership owned or held interests in a diversified portfolio of 122 SPG Portfolio Properties, including 62 enclosed regional malls, 55 community shopping centers, two specialty retail centers and three mixed-use properties located in 28 states. The SPG Portfolio Properties contain an aggregate of approximately 62 million square feet of GLA, of which approximately 37 million square feet is Owned GLA. More than 2,200 different retailers occupy approximately 7,000 stores in the SPG Portfolio Properties. Total estimated retail sales at the SPG Portfolio Properties approached $8.9 billion in 1995. As of March 31, 1996, mall and freestanding Owned GLA was 82.9% leased in the regional malls and 93.1% leased for Owned GLA in the community shopping centers. In addition, as of such date, the SPG Operating Partnership had interests in four properties under construction in the United States, and six parcels of land held for development containing an aggregate of approximately 284 acres.

     SPG has elected, effective January 1, 1994, to be taxed as a REIT under sections 856 through 860 of the Code and applicable Treasury Regulations relating to REIT qualification. SPG is self-administered and self-managed and does not engage or pay a REIT advisor. SPG provides management, leasing, accounting, design and construction expertise through its own personnel or, where appropriate, through outside professionals.

  EXISTING STRUCTURE OF SPG

     SPG owns or holds interests in the SPG Portfolio Properties through the SPG Operating Partnership of which it is sole general partner. On March 31, 1996 the SPG Limited Partners held 37,282,628 SPG Units, representing the remaining 38.9% interest in the SPG Operating Partnership not held by SPG. As of such date, the Simons beneficially owned 34,112,045 SPG Units, representing 35.6% of the outstanding SPG Units. The operations of SPG are carried on through the SPG Operating Partnership and the SPG Management Company. The expenses of SPG are borne by the SPG Operating Partnership. Substantially all of the economic interest in the SPG Management Company is held by the SPG Operating Partnership, while the voting stock is controlled by the Simons through other affiliates.

     In addition to 55,360,225 shares of SPG Common Stock outstanding at March 31, 1996, SPG had outstanding at such date 3,200,000 shares of Class B Common Stock. The Simons, as holders of Class B Common Stock, are entitled to elect four of the nine members of the SPG Board of Directors, unless their portion of the aggregate equity interest of SPG (including SPG Common Stock, Class B Common Stock and SPG Units considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of the closing of the Merger, in which case they will be entitled to elect only two members of the SPG Board of Directors. See "DESCRIPTION OF SPG'S CAPITAL STOCK--SPG Common Stock and Class B Common Stock." The shares of Class B Common Stock also convert automatically into an equal number of shares of SPG Common Stock in certain circumstances, including the reduction of the Simons' aggregate equity interest to less than 5%. SPG also had outstanding, as of March 31, 1996, 4,000,000 shares of Series A Preferred Stock, all of which were issued on October 26, 1995. At any time on or after October 26, 1997, such shares may be converted into SPG Common Stock (as of March 31, 1996, 3,809,523.6 shares of SPG Common Stock) determined pursuant to the Conversion Formula. The proceeds from the issuance of the Series A Preferred Stock were contributed to the SPG Operating Partnership in exchange for preferred units in that partnership and such preferred units entitle SPG to distributions equal to the aggregate dividends payable on the Series A Preferred Stock, and convert into SPG Units on the same economic terms and conditions as the Series A Preferred Stock can convert into SPG Common Stock. Thus, under the SPG Partnership Agreement, a full conversion of the Series A Preferred Stock would result in a concurrent conversion of preferred units of the SPG Operating Partnership into SPG Units. The Series A Preferred Stock has voting power equal to the number of shares of SPG Common Stock, including fractional shares, into which it would be convertible.

     SPG Units held by limited partners in the SPG Operating Partnership, including the Simons and the other SPG Limited Partners, may be exchanged for shares of SPG Common Stock on a one-for-one basis or for cash at SPG's option. If all SPG Units held by the SPG Limited Partners outstanding on March 31, 1996 were exchanged for SPG Common Stock, an aggregate 37,282,628 additional shares of SPG Common Stock would be issued. See "DESCRIPTION OF SPG'S CAPITAL STOCK."

DRC

  GENERAL

     DRC is an Ohio corporation that through its 61.9%-owned subsidiary, the DRC Operating Partnership, is primarily engaged in the ownership, development, management, leasing, acquisition and expansion of super-regional and regional malls and community shopping centers. Beginning in 1994, DRC has elected to be taxed as an REIT under the Code. As of March 31, 1996, DRC was the sole general partner of the DRC Operating Partnership. The DRC Operating Partnership was formed to continue and expand the shopping center business of EJDC and its affiliates. DRC is self-administered and self-managed and does not engage or pay a REIT advisor. DRC completed the DRC IPO in April, 1994.

     As of March 31, 1996, the DRC Operating Partnership owned or held interests in the 61 DRC Portfolio Properties, including 50 super-regional and regional malls and 11 community centers located in 16 states. The DRC Portfolio Properties contain an aggregate of 47.1 million square feet of GLA. At the malls included in the DRC Portfolio Properties, there are approximately 5,000 mall stores and over 200 anchors operating under 39 trade names. In addition, as of such date, the DRC Operating Partnership owned land held for development comprising an aggregate of approximately 433 acres.

  EXISTING STRUCTURE OF DRC

     Substantially all of DRC's assets are held by, and its operations are conducted through, the DRC Operating Partnership. DRC owns a 61.9% interest in the DRC Operating Partnership. The DRC Limited Partners hold the remaining 38.1% limited partnership interests in the DRC Operating Partnership. As of March 31, 1996, the DeBartolos beneficially owned a 36.5% limited partnership interest in the DRC Operating Partnership.

     In addition, the DRC Operating Partnership owns 100% of the nonvoting preferred stock and 5% of the common stock of the DRC Management Company, which provides architectural, design, construction and other services to substantially all of the DRC Portfolio Properties as well as certain other regional malls and community shopping centers owned by third parties. Substantially all of the economic interest in the DRC Management Company is held by the DRC Operating Partnership, while the remaining 95% of the voting stock is owned by EJDC.

     Subject to certain restrictions, the DRC Interests held by the DRC Limited Partners may be exchanged for shares of DRC Common Stock. If all DRC Interests outstanding on March 31, 1996 were exchanged, an aggregate of 34,100,867 additional shares of DRC Common Stock would be issued.

                     POLICIES OF THE SIMON DEBARTOLO GROUP

     The following is a discussion of dividend and distribution policies, investment policies, financing policies, conflicts of interest policies and policies with respect to certain other activities of the Simon DeBartolo Group which the Simon DeBartolo Group expects to continue following the Merger. The policies with respect to these activities have been determined by the SPG Board of Directors and may be amended or rescinded from time to time following the Merger at the discretion of the Board of Directors of the Simon DeBartolo Group without a vote of the stockholders of the Simon DeBartolo Group.

DIVIDEND AND DISTRIBUTION POLICIES

     It is intended that the Simon DeBartolo Group operate so as to qualify as a REIT under sections 856 through 860 of the Code and applicable Treasury Regulations. To obtain and maintain its status as a REIT, the Simon DeBartolo Group generally will be required each year to distribute to its stockholders at least 95% of its taxable income after certain adjustments. In the event that Funds From Operations are insufficient to meet these distribution requirements, the Simon DeBartolo Group could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions required to retain REIT status.

     While the Simon DeBartolo Group does not intend to reduce quarterly distributions as a result of the Merger and the Other Transactions, future distributions paid by the Simon DeBartolo Group will be at the discretion of its Board of Directors and will depend on its actual cash flow, financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. The next full quarterly dividend paid by the Simon DeBartolo Group will be adjusted to take into account the Special Distribution. Assuming the Simon DeBartolo Group continues to make regular quarterly distributions at a current rate of $0.4925 per share of SPG Common Stock, following the Merger, each former shareholder of DRC, as a stockholder of the

Simon DeBartolo Group, would be entitled to receive a quarterly distribution from the Simon DeBartolo Group equivalent to $0.3349 per share of DRC Common Stock held prior to the Merger.

     It is anticipated that Funds From Operations of the Simon DeBartolo Group will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Simon DeBartolo Group. Distributions by the Simon DeBartolo Group to the extent of current or accumulated earnings and profits for federal income tax purposes, other than capital gains dividends, will be taxable to stockholders as ordinary dividend income. Any dividend designated by the Simon DeBartolo Group as a capital gain dividend generally will give rise to capital gain for stockholders. Distributions in excess of the Simon DeBartolo Group's current or accumulated earnings and profits will be treated as a non-taxable reduction of a stockholder's basis in its share of SPG Common Stock to the extent thereof, and thereafter as capital gain. Distributions treated as non-taxable reductions in basis will have the effect of deferring taxation until the sale of a stockholder's shares of SPG Common Stock or future distributions in excess of the stockholder's basis in the share of SPG Common Stock.

     The Simon DeBartolo Group will maintain a distribution reinvestment plan under which stockholders may elect to reinvest their distributions automatically in additional shares of SPG Common Stock. To fulfill its obligations under the distribution reinvestment plan, the Simon DeBartolo Group may, from time to time, elect to purchase shares of SPG Common Stock in the open market on behalf of participating stockholders or issue new shares of SPG Common Stock to such stockholders. The Simon DeBartolo Group may suspend or amend such plan at any time. This Prospectus/Joint Proxy Statement does not constitute an offer of any shares of SPG Common Stock that may be issued by the Simon DeBartolo Group in connection with a distribution reinvestment program, and such shares may be purchased only pursuant to a separate prospectus contained in an effective registration statement.

     Prior to the Merger, each of SPG and DRC shall declare a Special Distribution to their respective shareholders, the record date for which shall be the close of business on the last business day prior to the Effective Time.

INVESTMENT POLICIES

     The Simon DeBartolo Group will conduct all its investment activities through the Operating Partnership and the SPG Operating Partnership for as long as such partnerships exist. New activities of the Simon DeBartolo Group will be conducted primarily through the Operating Partnership and it is intended that, if all necessary consents can be obtained, the assets of the SPG Operating Partnership ultimately be transferred to the Operating Partnership. The Simon DeBartolo Group's primary business objective will be to increase Funds From Operations per share and the value of its properties and operations. It is intended that the Simon DeBartolo Group will achieve these objectives by pursuing an aggressive leasing strategy; continuing to improve the performance of the Portfolio Properties through both traditional and innovative management techniques; where appropriate, renovating and/or expanding Portfolio Properties; developing new shopping centers whenever such development meets the economic criteria of the Simon DeBartolo Group; and acquiring additional shopping centers and the portfolios of other retail real estate companies that meet its investment criteria, although no assurance can be given that the Simon DeBartolo Group will achieve such objectives. The Simon DeBartolo Group's policy will be to develop and acquire properties primarily for generation of current income and long-term value appreciation. The Simon DeBartolo Group will not have a policy limiting the amount or percentage of assets that may be invested in any particular property or type of property or in any geographic area.

     The Simon DeBartolo Group may purchase or lease properties for long-term investment, develop or redevelop its properties or sell such properties, in whole or in part, when circumstances warrant. SPG currently participates and the Simon DeBartolo Group may continue to participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that have priority over the equity interest of SPG or the Simon DeBartolo Group.

     While SPG emphasizes equity real estate investments, the Simon DeBartolo Group may, in its discretion, invest in mortgages (which may or may not be insured by a governmental agency) and other real estate interests consistent with its qualification as a REIT. It is not intended that the Simon DeBartolo Group invest to a significant extent in mortgages or deeds of trust, but it may invest in participating or convertible mortgages if the Simon DeBartolo Group concludes that it may benefit from the cash flow or any appreciation in the value of the property.

     Subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, the Simon DeBartolo Group may also invest in securities of other entities engaged in real estate activities or securities of other issuers. The Simon DeBartolo Group may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate (normally general or limited partnership interests in special purpose partnerships owning one or more properties). The Simon DeBartolo Group may in the future acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with its investment policies. It is not intended that the Simon DeBartolo Group invest in securities of other issuers (other than the Operating Partnership and the SPG Operating Partnership and certain wholly-owned subsidiaries and to acquire interests in real estate) for the purpose of exercising control. It is not intended that the Simon DeBartolo Group's investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, as amended, and it is intended that the Simon DeBartolo Group divest securities before any such registration would be required.

FINANCING POLICIES

     Prior to the Merger, SPG maintained a policy of limiting its ratio of debt to Total Market Capitalization to not more than 50%. Following the Merger it is intended that the Simon DeBartolo Group will not have a stated policy limitation. Moreover, the Amended SPG Charter or Alternative Amended SPG Charter will not contain any limitation on the amount or percentage of indebtedness the Simon DeBartolo Group may incur. Certain agreements relating to indebtedness of SPG (which will become agreements of the Simon DeBartolo Group) do, however, set forth restrictions on the amount of indebtedness that the Simon DeBartolo Group will be permitted to incur. If SPG's pro rata share of indebtedness of all unconsolidated Joint Venture Properties were included, the Simon DeBartolo Group's ratio of debt to Total Market Capitalization is expected to be in excess of 50%. See "RISK FACTORS--Increased Indebtedness of Simon DeBartolo Group as Compared with SPG; No Limitation on Further Indebtedness."

     To the extent that its Board of Directors determines to seek additional capital, the Simon DeBartolo Group may raise such capital through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods.

     If the Simon DeBartolo Group's Board of Directors determines to raise additional equity capital, it may, without stockholder approval, issue additional shares of SPG Common Stock or other capital stock of the Simon DeBartolo Group up to the amount of its authorized capital in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Such securities may be senior to the outstanding classes of Equity Stock and may include additional classes of preferred stock (which may be convertible into SPG Common Stock). Existing stockholders will have no preemptive right to purchase shares in any subsequent offering of securities by the Simon DeBartolo Group, and any such offering could cause a dilution of a stockholder's investment in the Simon DeBartolo Group.

     Following the Merger, as long as the Operating Partnership is in existence, the proceeds of the sale of any equity securities by the Simon DeBartolo Group will be contributed to the Operating Partnership in exchange for Units, which will dilute the ownership interest, if any, of the Limited Partners. It is anticipated that, following the Merger, any additional borrowings would be made through the Operating Partnership, although the Simon DeBartolo Group might incur borrowings that would be reloaned to the Operating Partnership. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties, any of which indebtedness may be unsecured or may be secured by any or all of the assets of the Simon DeBartolo Group, the Operating Partnership, the SPG Operating Partnership, or any existing or new property-owning partnership and may have full or limited recourse to all or any portion of the assets of the Simon DeBartolo Group, the Operating Partnership, the SPG Operating Partnership, or any existing or new property-owning partnership. Although the Simon DeBartolo Group may borrow to fund the payment of dividends, it currently has no intention or expectation that it will do so.

     To the extent that the Simon DeBartolo Group's Board of Directors determines to obtain additional debt financing, it is intended that the Simon DeBartolo Group do so generally through mortgages on properties and drawings against revolving lines of credit in a manner consistent with its debt capitalization policy. These mortgages may be recourse, non-recourse or cross-collateralized. The Simon DeBartolo Group will not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties.

     The Simon DeBartolo Group may seek to obtain unsecured or secured lines of credit or may determine to issue debt securities (which may be convertible into capital stock or be accompanied by warrants to purchase capital stock) in addition to the outstanding debt securities of the SPG Operating Partnership, or to sell or securitize its lease receivables. The proceeds from any borrowings may be used to finance acquisitions, to develop or redevelop properties, to refinance existing indebtedness, for working capital or capital improvements, or for meeting the income distribution requirements applicable to REITs if the Simon DeBartolo Group has income without the receipt of cash sufficient to enable it to meet such distribution requirements. The Simon DeBartolo Group also may determine to finance acquisitions through the exchange of properties or issuance of additional Units in the Operating Partnership, shares of SPG Common Stock, shares of preferred stock or other securities. The ability to offer Units to transferors may result in a beneficial structure for the transferors because the exchange of Units for properties may defer the recognition of gain for tax purposes by the transferor and may be an advantage for the Simon DeBartolo Group since certain investors may be limited in the number of shares of SPG Common Stock that they may purchase.

CONFLICTS OF INTEREST POLICIES

     The Simon DeBartolo Group will continue certain policies of SPG and enter into certain agreements designed to reduce or eliminate potential conflicts of interest. Any transaction between the Simon DeBartolo Group and the Simons or the DeBartolos (including property acquisitions, service and property management agreements and retail space leases) must be approved by a majority of the Simon DeBartolo Group's Independent Directors (or, in the case of a nine-member Board of Directors, by the Special Committee (as defined below) and other directors not otherwise affiliated with the Simons or the Simon DeBartolo Group; see "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED--Alternative Amendments to SPG's Charter and By-laws"). The SPG Management Company has agreed with SPG that if in the future the Simon DeBartolo Group is permitted by applicable tax law and regulations to conduct any or all of the activities that are now being conducted by the SPG Management Company, the SPG Management Company will not compete with SPG or the Simon DeBartolo Group with respect to new or renewal business of this nature.

     Following the Merger, six of the seven Independent Directors (or the Special Committee and other directors not otherwise affiliated with the Simons or the Simon DeBartolo Group) have the power to authorize and require the sale of any Portfolio Property because the sale of Portfolio Properties may have an adverse tax impact on the Simons or the DeBartolos and the other Limited Partners and therefore may involve conflicts of interest that could have an adverse impact on the stockholders of the Simon DeBartolo Group. The exercise of such powers is subject to applicable agreements with third parties. In addition, decisions with respect to the exercise of the options to acquire Excluded Retail Properties (as defined in the "GLOSSARY") from the Simons or the DeBartolos and the enforcement of contracts between SPG and the Simons or the DeBartolos, will be made by the Independent Directors (or the Special Committee and other directors not otherwise affiliated with the Simons or the Simon DeBartolo Group). See "RISK FACTORS-- Conflicts of Interest Related to the Merger." The Simon Noncompetition Agreements (as defined in the "GLOSSARY") contain covenants limiting the ability of the Simons to participate in certain shopping center activities in North America. The Stockholders Agreement imposes restrictions on the use of the "DeBartolo" name by the DeBartolos. See "CERTAIN AGREEMENTS--Stockholders Agreement."

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     It is not intended that the Simon DeBartolo Group make investments other than as previously described. It is intended that the Simon DeBartolo Group make investments in such a manner as to be consistent with the REIT Requirements, unless, because of changing circumstances or changes in the REIT Requirements, the Simon DeBartolo Group's Board of Directors determines that it is no longer in the best interests of the Simon DeBartolo Group to qualify as a REIT. The Simon DeBartolo Group has authority to offer shares of its capital stock or other securities in exchange for property and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. SPG may in the future issue shares of SPG Common Stock to holders of Units in the Operating Partnership upon exercise of their SPG Exchange Rights. SPG has not made loans to other entities or persons, including its officers and directors, other than the SPG Management Company. The Simon DeBartolo Group may in the future make loans to joint ventures in which it participates. It is not intended that the Simon DeBartolo Group engage in (i) trading, underwriting or agency distribution or sale of securities of other issuers and (ii) the active trade of loans and investments.

                MANAGEMENT OF SPG AND THE SIMON DEBARTOLO GROUP
                          BEFORE AND AFTER THE MERGER

BOARD OF DIRECTORS OF THE SIMON DEBARTOLO GROUP

     The following table sets forth the proposed composition of the Board of Directors of the Simon DeBartolo Group at the Effective Time, if the Required Vote is obtained at the SPG Special Meeting.

                                                                       YEAR OF         CLASS OF
                                                                      EXPIRATION     DIRECTORSHIP
                               NAME                           AGE      OF TERM       OF SUCCESSOR
        --------------------------------------------------    ---     ----------     ------------
        G. William Miller.................................    71         1998        Common Stock
        Fredrick W. Petri.................................    49         1999        Common Stock
        Philip J. Ward....................................    47         1999        Common Stock
        Birch Bayh........................................    68         1997        Common Stock
        William T. Dillard, II............................    51         1998        Common Stock
        Terry S. Prindiville..............................    60         1998        Common Stock
        J. Albert Smith, Jr...............................    55         1999        Common Stock
        Melvin Simon......................................    69         1997        Class B
        Herbert Simon.....................................    61         1997        Class B
        David Simon.......................................    34         1997        Class B
        Richard S. Sokolov................................    46         1997        Class B
        Edward J. DeBartolo, Jr...........................    49         1997        Class C
        M. Denise DeBartolo York..........................    45         1997        Class C

     If the Required Vote is not obtained but the Merger is nonetheless approved and consummated, no Class C Common Stock will be authorized or issued and the Simon DeBartolo Group will have a nine-member Board of Directors. For a description of the composition of the Board of Directors of the Simon DeBartolo Group if the Required Vote is not obtained, see "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED."

     Messrs. Birch Bayh, William T. Dillard, II, Terry S. Prindiville, J. Albert Smith, Jr., David Simon, Herbert Simon and Melvin Simon are currently directors of SPG and Messrs. DeBartolo, Miller, Petri, Sokolov and Ward and Ms. York are currently directors of DRC.

     Set forth below is a summary of the business experience of the nominees for directorships.

     G. William Miller, a director of DRC since the DRC IPO, has been Chairman of the Board and Chief Executive Officer of G. William Miller & Co. Inc., a merchant banking firm, since 1983. He is a former Secretary of the U.S. Treasury and a former Chairman of the Federal Reserve Board. From January 1990 until February 1992, he was Chairman and Chief Executive Officer of Federated Stores, Inc., the parent company of predecessors to Federated Department Stores, Inc. Mr. Miller is Chairman of the Board and a director of Waccamaw Corporation. He is also a director of GS Industries, Inc., Kleinwort Benson Australian Income Fund, Inc. and Repligen Corporation.

     Fredrick W. Petri, a director of DRC since the DRC IPO, is a partner of Petrone, Petri & Company, a real estate investment firm he founded in 1993, and an officer of Housing Capital Company since its formation in 1994. Prior thereto, he was an Executive Vice President of Wells Fargo Bank, where for over 18 years he held various real estate positions. Mr. Petri is currently a trustee of the Urban Land Institute and a director of Storage Trust Realty. He previously was a member of the Board of Governors and a Vice President of the National Association of Real Estate Investment Trusts and a director of the National Association of Industrial and Office Park Development. He is a director of the University of Wisconsin's Real Estate Center.

     Philip J. Ward, a director of DRC since the DRC IPO, is Senior Managing Director, Head of Real Estate Investments, for CIGNA Investments, Inc., a wholly-owned subsidiary of CIGNA Corporation. He is a member of the International Council of Shopping Centers, the Urban Land Institute, the National Association of Industrial and Office Parks and the Society of Industrial and Office Realtors. He is a director of the Connecticut Housing Investment Fund.

     Birch Bayh, 68 is the senior partner in the Washington, D.C. law firm of Bayh, Connaughton & Malone, P.C. He served as a United States Senator from Indiana from 1963 to 1981. Mr. Bayh also serves as a director of ICN Pharmaceuticals and Acordia, Inc.

     William T. Dillard, II, 51, is President and Chief Operating Officer of Dillard Department Stores, Inc., a retailing chain, a position he has held since 1977. Mr. Dillard also serves as a director of Dillard Department Stores, Inc., Frederick Atkins, Inc., Texas Commerce Bancshares, Inc., Acxiom Corporation and Barnes & Noble, Inc.

     Terry S. Prindiville, 60, retired as Executive Vice President and Director of Support Services of J.C. Penney Company, Inc. a retailing chain, a position he held from 1988 until 1995. He is also the Chairman of the Board of Directors of JCP Realty, Inc., a wholly-owned subsidiary of J.C. Penney Company, Inc. and a holder of SPG Units which will be exchanged for Units pursuant to the Contribution Agreement as part of the Other Transactions.

     J. Albert Smith, Jr., 55, is the President of Bank One, Indianapolis, NA, a commercial bank, a position he has held since September 30, 1994. Prior to his current position, he was the President of Banc One Mortgage Corporation, a mortgage banking firm, a position he held since 1975.

     Melvin Simon is the Co-Chairman of the SPG Board of Directors. In addition, he is the Chairman of the Board of Directors of Melvin Simon & Associates, Inc. ("MSA, Inc."), a company he founded in 1960 with his brother, Herbert Simon.

     Herbert Simon is the Co-Chairman of the SPG Board of Directors. Mr. Simon served as Chief Executive Officer from SPG's incorporation through January 2, 1995, when he was appointed Co-Chairman of the Board. In addition, Mr. Simon is the Chief Executive Officer and President of MSA, Inc., positions he has held since its founding. Mr. Simon is also a director of Kohl's Corporation, a specialty retailer.

     David Simon is the President and Chief Executive Officer of SPG. Mr. Simon has served as President from SPG's incorporation and was appointed Chief Executive Officer on January 3, 1995. In addition, he has been Executive Vice President, Chief Operating Officer and Chief Financial Officer of MSA, Inc. since 1990. From 1988 to 1990, Mr. Simon was Vice President of Wasserstein Perella & Company, a firm specializing in mergers and acquisitions. He is the son of Melvin Simon, the nephew of Herbert Simon and a director of Healthcare Compare Corp.

     Richard S. Sokolov has been the President, Chief Executive Officer and a director of DRC since its formation. Prior to that he had served as Senior Vice President, Development of EJDC since 1986 and as Vice President and General Counsel since 1982. In addition, Mr. Sokolov is a trustee and a member of the Executive Committee of the International Council of Shopping Centers.

     Edward J. DeBartolo, Jr. has been the Chairman of the DRC Board of Directors since its formation. Mr. DeBartolo has been President and Chief Executive Officer of EJDC since 1994 and a director of EJDC since 1973. He previously served as President and Chief Administrative Officer of EJDC since 1979. He has been associated with EJDC in an executive capacity since 1973. Mr. DeBartolo is Chairman of the San Francisco 49ers professional football team and is also Chairman and Chief Executive Officer of DeBartolo Entertainment, Inc. EJDC owns a majority of the interests in the San Francisco 49ers. Mr. DeBartolo, Jr. is the son of the late Edward J. DeBartolo and the brother of M. Denise DeBartolo York.

     M. Denise DeBartolo York, a director of DRC since February 1995, serves as Chairman of the Board of EJDC and DeBartolo, Inc. Ms. York previously served EJDC as Executive Vice President of Personnel/Communications and has been associated with EJDC in an executive capacity since 1975. She is the daughter of the late Edward J. DeBartolo and the sister of Edward J. DeBartolo, Jr.

     The adoption and approval of the Amended SPG Charter and the Amended SPG By-laws and election of the 13 persons set forth above to the SPG Board of Directors by the Required Vote will also create, within the seven Independent Directors so elected, three categories of Independent Directors: one that serves until the annual meeting in 1997, one that serves until the annual meeting in 1998, and one that serves until the annual meeting in 1999. Directors not subject to such limited classified arrangement will serve on a year-to-year basis.

     Such classified board structure is part of the arrangements contemplated by the Merger Agreement, and is limited in both scope and time: it is limited to Independent Directors only (which will constitute only seven out of a board of 13 directors under the Amended SPG Charter), and expires at the annual meeting in 1999. The SPG Board of Directors has concluded that such classified board structure in the years immediately after the Merger would be beneficial to the Simon DeBartolo Group. The SPG Board of Directors believes that the continuity and stability provided by Independent Directors with prior knowledge of DRC or SPG before the Merger would be conducive to the long-term planning that will help ensure maximum exploitation of the synergies of the combined businesses and continued creation of stockholder value.

     The adoption of the classified board structure will not, and is not intended to, insulate any SPG director from the desires of stockholders or from the directors' fiduciary duties, or act as an anti-takeover device.

     Such classified board structure will make it more difficult to change the composition of Independent Directors in one single stockholders' meeting, prior to 1999. In particular, it will make it impossible, other than for cause, (i) prior to the annual meeting in 1999, to remove all Independent Directors at a single stockholders' meeting, and (ii) prior to the annual meeting in 1998, to remove a majority of the Independent Directors at a single stockholders' meeting. However, subject to the rights of the holders of any class separately entitled to elect one or more directors, any or all of the directors of the Simon DeBartolo Group may still be removed at any time for cause by the affirmative vote of holders of at least a majority of the combined voting power of all classes of capital stock, voting as a single class.

SENIOR MANAGEMENT OF THE SIMON DEBARTOLO GROUP

     The following table sets forth certain information with respect to the persons who will be executive officers of the Simon DeBartolo Group upon completion of the Merger.

    NAME                                   AGE     POSITION
    -------------------------------------  ---     -------------------------------------------------
    Melvin Simon(1)......................  69      Co-Chairman
    Herbert Simon(1).....................  61      Co-Chairman
    David Simon(1).......................  34      Chief Executive Officer
    Richard S. Sokolov...................  46      President and Chief Operating Officer
    Randolph L. Foxworthy................  51      Executive Vice President--Corporate Development
    William J. Garvey....................  57      Executive Vice President--Property Development
    James A. Napoli......................  50      Executive Vice President--Leasing
    James M. Barkley.....................  44      General Counsel; Secretary

- ---------------
(1) Melvin Simon is the brother of Herbert Simon and the father of David Simon.

     Set forth below is a summary of the business experience of the persons who will be executive officers of the Simon DeBartolo Group. The executive officers of the Simon DeBartolo Group will serve at the pleasure of the Simon DeBartolo Group's Board of Directors. For biographical information of Melvin Simon, Herbert Simon, David Simon and Richard S. Sokolov, see "--Board of Directors of the Simon DeBartolo Group."

     Mr. Foxworthy is the Executive Vice President--Corporate Development and a director of SPG. Mr. Foxworthy joined MSA, Inc., the principal entity constituting the SPG Predecessor businesses, in 1980 and has been an Executive Vice President of MSA, Inc. since 1986 in charge of Corporate Development and has held the same position with SPG since the SPG IPO. Prior to assuming the position of Executive Vice President, Mr. Foxworthy served as General Counsel, in which capacity he supervised all legal operations of MSA, Inc.

     Mr. Garvey is the Executive Vice President--Property Development of SPG. Mr. Garvey, who was Executive Vice President and Director of Development at MSA, Inc., joined MSA, Inc. in 1979 and has held various positions with MSA, Inc. since that date and has held his current position with SPG since the SPG IPO.

     Mr. Napoli is the Executive Vice President--Leasing of SPG. Mr. Napoli also served as Executive Vice President and Director of Leasing of MSA, Inc. and has held his current position with SPG since the SPG IPO. Mr. Napoli was Executive Vice President and Director of Leasing for May Centers, Inc. before he joined MSA, Inc. in 1989.

     Mr. Barkley serves as SPG's General Counsel and Secretary. Mr. Barkley holds the same position for MSA, Inc. and has held his current position with SPG since the SPG IPO. He joined MSA, Inc. in 1978 as Assistant General Counsel for Development Activity.

EMPLOYMENT AGREEMENT

     SPG and its indirect majority-owned subsidiary, the Simon Property Group Administrative Services Partnership, L.P. ("SAS") have entered into an employment agreement (the "Employment Agreement") with Richard S. Sokolov to be effective as of the Closing Date. The Employment Agreement has a one-year term with automatic renewals for successive one-year periods on each of the first two anniversaries of the Closing Date, unless either party gives at least ninety days' written notice to the other electing not to renew.

     Under the Employment Agreement, Mr. Sokolov will be employed as the President and Chief Operating Officer of SPG. In addition, SPG will use its best efforts to nominate Mr. Sokolov for election to, and to cause Mr. Sokolov to be elected to, the SPG Board of Directors and the Executive Committee of the SPG Board of Directors. Mr. Sokolov's initial principal base of operations will be in Youngstown, Ohio.

     All compensation under the Employment Agreement will be paid by SAS. Mr. Sokolov's compensation will include a base salary of $508,500 per annum, subject to annual review by SPG and SAS, and a maximum annual bonus opportunity of up to 75% of base salary under SPG's (or its affiliates') annual cash bonus plan for senior executives of SPG. In addition, currently outstanding Deferred Stock Awards under DRC's existing incentive plan relating to performance for 1994 and 1995 will be converted into SPG Shares pursuant to the Merger and deemed fully vested immediately prior to the Merger; the awards relating to performance for 1996 will be converted into SPG Shares pursuant to the Merger and will no longer be subject to vesting on the basis of performance, but will vest in equal one-third portions on each of the first, second and third anniversaries of the Closing Date subject to Mr. Sokolov's continued employment with SPG and accelerated vesting upon termination by SPG without "cause," by Mr. Sokolov for "good reason" (each as defined in the Employment Agreement) and upon Mr. Sokolov's death or disability; and the remaining currently outstanding awards relating to performance for 1997 and 1998 will be converted into SPG Shares pursuant to the Merger and will be "earned" based upon SPG's achievement of certain Funds From Operations growth targets in respect of fiscal years 1997 and 1998, subject to a three-year vesting schedule and acceleration of earned shares upon termination by SPG without cause, by Mr. Sokolov for good reason, upon Mr. Sokolov's death or disability or the failure of SPG to offer continued employment to Mr. Sokolov after the third anniversary of the Closing Date on substantially equivalent terms (other than location of employment).

     Under the Employment Agreement, Mr. Sokolov is prohibited from competing with SPG or its affiliates during the term of his employment with SPG or for one year thereafter. In addition, Mr. Sokolov will be subject to a customary confidentiality covenant and will be prohibited from soliciting away employees or clients and hiring employees of SPG or its affiliates for one year following termination.

     Upon a termination of Mr. Sokolov's employment by SPG without cause, by Mr. Sokolov for good reason, or due to the failure of SPG to renew the employment term through the third anniversary of the Closing Date or to offer Mr. Sokolov continued employment thereafter under substantially equivalent terms (other than location of employment), Mr. Sokolov will be entitled to severance in an amount equal to the sum of one year's base salary and the maximum target bonus for the year of termination, payable in 12 equal monthly installments. Upon termination for any other reason, Mr. Sokolov will not be entitled to receive severance payments, other than base salary accrued through the date of termination and any accrued but unpaid compensation in respect of any previously completed fiscal year; provided that if Mr. Sokolov resigns his employment as of the third anniversary of the Closing Date as a result of the receipt of an offer of continued employment with SPG on substantially equivalent terms but that would require Mr. Sokolov to relocate from Youngstown, Ohio, Mr. Sokolov will, at his election, be entitled to either the cash severance described above or the acceleration of vesting of his earned deferred stock awards.

MANAGEMENT OF SPG PRIOR TO THE MERGER

     The following table sets forth certain information with respect to the executive officers of SPG as of the date of this Prospectus/Joint Proxy Statement.

    NAME                                   AGE     POSITION
    -------------------------------------  ---     -------------------------------------------------
    Melvin Simon(1)......................  69      Co-Chairman
    Herbert Simon(1).....................  61      Co-Chairman
    David Simon(1).......................  34      President and Chief Executive Officer
    Randolph L. Foxworthy................  51      Executive Vice President--Corporate Development
    William J. Garvey....................  57      Executive Vice President--Property Development
    James A. Napoli......................  50      Executive Vice President--Leasing
    John R. Neutzling....................  43      Executive Vice President--Property Management
    James M. Barkley.....................  44      General Counsel; Secretary
    Dennis L. Cavanagh...................  47      Senior Vice President--Financial Services

- ---------------
(1) Melvin Simon is the brother of Herbert Simon and the father of David Simon.

     Set forth below is a summary of the business experience of the executive officers of SPG. The executive officers of SPG serve at the pleasure of the SPG Board of Directors and have served in such capacities since the completion of the SPG IPO. For biographical information of Melvin Simon, Herbert Simon and David Simon, see "--Board of Directors of the Simon DeBartolo Group." For biographical information of Randolph L. Foxworthy, William J. Garvey, James A. Napoli and James M. Barkley, see "--Senior Management of the Simon DeBartolo Group."

     Mr. Neutzling holds the position of Executive Vice President--Property Management of SPG. Mr. Neutzling has also been an Executive Vice President of MSA, Inc. since 1992 overseeing all property and asset management functions and has held his current position with SPG since the SPG IPO. He joined MSA, Inc. in 1974 and has held various positions with MSA, Inc. since that date.

     Mr. Cavanagh, SPG's Senior Vice President--Financial Services, also served as Senior Vice President of Financial Services for MSA, Inc and has held his current position with SPG since the SPG IPO. Before joining MSA, Inc. in 1990, he served as Executive Vice President and Chief Financial Officer of LJ Hooker, a real estate development firm, from 1989 to 1990 and Senior Vice President and Chief Financial Officer of May Centers, Inc. prior to 1989.

                               CERTAIN AGREEMENTS

STOCKHOLDERS AGREEMENT

  GENERAL

     The Stockholders Agreement was entered into as of March 26, 1996 among SPG, DRC, the Simons and the DeBartolos. The following description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which has been filed as an exhibit to this Prospectus/Joint Proxy Statement.

     The provisions of the Stockholders Agreement are applicable to all shares of SPG Common Stock, Class B Common Stock, Class C Common Stock (if issued), DRC Common Stock, SPG Units, DRC Interests and Units owned by the Simons or the DeBartolos, including those acquired after March 26, 1996.

  CERTAIN AGREEMENTS EFFECTIVE PRIOR TO THE EFFECTIVE TIME

     Pursuant to the Stockholders Agreement, SPG has agreed to nominate for election to the Simon DeBartolo Group Board of Directors, effective as of the Effective Time, the persons set forth under "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

     The Simons have agreed to vote their shares of Equity Stock to approve, and, together with SPG, have agreed to use best efforts to ensure that the SPG stockholder vote approves, the Merger and Other Transactions, including the amendment of the SPG Charter and SPG By-laws and consequent election to the SPG Board of Directors of the persons set forth under "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

     The DeBartolos have agreed to vote their shares of voting securities in DRC, and to support all reasonable efforts to secure DRC shareholder approval, to approve the Merger and Other Transactions.

     At or prior to the Effective Time, SPG and the Simons that own SPG Units have agreed to execute and deliver the Contribution Agreement. See "THE MERGER--Certain Transactions and Agreements Relating to the Merger." At or prior to the Effective Time, the DeBartolos, the Simons that are to be parties to the Contribution Agreement, DRC and SPG have agreed to, and have agreed to cause their affiliates that they control to, execute and deliver the Amended SPG Partnership Agreement and the Amended Operating Partnership Agreement to, among other things, create a special limited partnership interest in the SPG Operating Partnership to be held by the Operating Partnership following the Effective Time. At the Effective Time, SPG has agreed to execute and deliver the New Registration Rights Agreement. See "--The Registration Rights Agreements--The New Registration Rights Agreement" below.

     The DeBartolos have covenanted that prior to the Effective Time, except as the result of the exercise by a secured creditor of remedies arising from certain pledges and debt agreements, they will not (A) sell, assign, dispose of, encumber or otherwise transfer any DRC Common Stock or DRC Interests or (B) convert or exchange (or allow the conversion or exchange of) any DRC Interests into or for shares of DRC Common Stock; except that EJDC has the right to dispose of the DRC Interests held by the DeBartolos to no more than three institutional investors under certain limited circumstances and within certain limitations set forth in the Stockholders Agreement.

     Each DeBartolo has also covenanted and agreed that, for a period of seven years after the date of the Stockholders Agreement, without the express prior written consent of SPG or the Simon DeBartolo Group and the Simons, it will not, singly or with others, directly or indirectly, except with respect to any action taken in furtherance of approving certain amendments to SPG's Charter and SPG's By-laws as contemplated by the Merger Agreement, (i) make, or participate in, any solicitation of proxies with respect to the SPG Common Stock (including by the execution of action by written consent), become a participant in any election contest with respect to SPG or the Simon DeBartolo Group, seek to advise, encourage or influence any person or entity with respect to the voting of any SPG Common Stock or demand a copy of SPG's or the Simon DeBartolo Group's stock ledger, list of stockholders or other books and records, (ii) participate in or encourage the formation of any group which owns or seeks or offers to acquire beneficial ownership of securities of SPG or the Simon DeBartolo Group or which seeks or offers to affect control of SPG or the Simon DeBartolo Group or for the purpose of circumventing any provision of the Stockholders Agreement, (iii) otherwise act, alone or in concert with others (including by providing financing for another party), to seek to exercise a controlling influence over the management, SPG Board of Directors or policies of SPG or the Simon DeBartolo Group, (iv) deposit any SPG Common Stock into a voting trust or subject any SPG Common Stock to any arrangement with respect to voting of any SPG Common Stock, other than any trust for relatives or family members over which the DeBartolos retain sole voting power or any charitable trust or charitable foundation otherwise in compliance with the Stockholders Agreement, (v) make a request to SPG or the Simon DeBartolo Group to amend or waive any provision of the Stockholders Agreement, the SPG Charter or SPG By-laws, including any request to permit the DeBartolos or any other person to take any action in respect of the matters referred to above, or (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; except that the prohibitions summarized above will not prohibit any person who is serving as a director of the Simon DeBartolo Group from, solely in his or her capacity as such director, (A) taking any action or making any statement at any meeting of the Simon DeBartolo Group's Board of Directors or any committee thereof; (B) making any statement to any officer, director or agent of the Simon DeBartolo Group; or (C) making any statement or disclosure required under the federal securities laws or other applicable laws.

     The Simons have covenanted that prior to the Effective Time, they will not
(i) sell, assign, dispose of, encumber or otherwise transfer any of the SPG Common Stock, Class B Common Stock or the SPG Units that they beneficially own or (ii) convert (or allow the conversion of) any SPG Units that they beneficially own into shares of SPG Common Stock.

  CERTAIN AGREEMENTS EFFECTIVE AFTER THE EFFECTIVE TIME

     SPG has agreed to nominate Edward J. DeBartolo, Jr. and M. Denise DeBartolo York to the Simon DeBartolo Group Board of Directors, effective as of the Effective Time, and Edward J. DeBartolo, Jr. and M. Denise DeBartolo York have each agreed to be so nominated and, upon being so elected and subject to reelection by the stockholders in each annual meeting thereafter, both have agreed not to resign (except if disabled) as a director prior to the fourth anniversary date of the Effective Time and that one of them may not resign as a director prior to the fifth anniversary date of the Effective Time.

     After the Effective Time and until such time as the DeBartolo family name ceases to be used in connection with a material portion of the operations or assets of the Simon DeBartolo Group and, except with respect to certain excluded properties, the DeBartolos have agreed not to use or license to any third party the DeBartolo family name, and have agreed not to permit any third party (other than certain affiliates and persons who otherwise have the legal right to use the DeBartolo family name other than through permission granted by the DeBartolo family members) to use or license the DeBartolo family name, in connection with
(i) any of the businesses of owning, managing, leasing or developing regional shopping malls or (ii) purchasing land initially intended to be held for regional shopping mall development; provided that such agreement will not require that (A) any person existing on the date of the Stockholders Agreement cease using the DeBartolo family name in any activity not permitted by clauses
(i) or (ii) above; or (B) DeBartolo Entertainment, Inc. or its successors and assigns cease or restrict or change its current use of the DeBartolo family name in connection with the businesses currently conducted by it, including arranging for the creation and leasing of retail properties located on or adjacent to office, hotel, casino or entertainment facilities.

     The parties to the Stockholders Agreement have provided for various agreements if the Amended SPG Charter and the Amended SPG By-laws are not adopted because of the failure to obtain the Required Vote but the Majority Approval Vote is obtained and the Merger is consummated. See "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED."

  TERMINATION

     The Stockholders Agreement will terminate on the earliest of the occurrence of (i) the termination of the Merger Agreement, (ii) such time after the Effective Time as no DeBartolo holds any Class C Common Stock, SPG Common Stock or Units, (iii) such time after the Effective Time as no Simon holds any SPG Common Stock, Class B Common Stock or Units, (iv) such time as may be agreed among the Simons and the DeBartolos or (v) the failure of SPG and DRC to consummate the Merger on or before December 31, 1996.

THE AGREEMENTS OF LIMITED PARTNERSHIP

  GENERAL

     After giving effect to the Other Transactions, although both the Operating Partnership and the SPG Operating Partnership will be operating partnerships of the Simon DeBartolo Group and the Surviving Subsidiary Corporation, the Operating Partnership will become the primary operating partnership while the SPG Operating Partnership will become a subsidiary partnership of the Operating Partnership. To effectuate this change, it is anticipated that subsequent to the first anniversary of the Closing Date, the Simon DeBartolo Group will transfer to the Operating Partnership all of its remaining directly-held economic interest in the SPG Operating Partnership other than SPG's general partnership interest represented by SPG Units constituting one percent of the total SPG Units outstanding. Furthermore, it is the intention of SPG and DRC that the Simon DeBartolo Group as general partner and the Operating Partnership as general partner and limited partner of the SPG Operating Partnership, respectively, cause the SPG Operating Partnership to transfer, subsequent to the first anniversary of the Closing Date, substantially all of its assets to the Operating Partnership, if all necessary consents to such a transfer can be obtained. If such transfer of assets can be effected, then the Simon DeBartolo Group's remaining one percent interest in the SPG Limited Partnership and any preferred units in the SPG Operating Partnership would be contributed to the Operating Partnership and the SPG Limited Partnership's existence would terminate. See "THE MERGER--Structure of the Simon DeBartolo Group."

     The Amended Operating Partnership Agreement contains material changes from the SPG Partnership Agreement and the DRC Partnership Agreement. In particular, the Amended Operating Partnership Agreement is materially different from the SPG Partnership Agreement in that it provides for two general partners and affords the following additional rights to certain Limited Partners: (i) any Limited Partner has the option of electing to be unconditionally liable to the Operating Partnership for any deficit in its capital account, (ii) during the first five years after the Effective Time, a Limited Partner that is allocated pre-contribution gain on a Covered Sale (as defined in the "GLOSSARY") is entitled to a distribution, pro rata with all partners, of sufficient cash to pay the tax on such gain and distribution, (iii) during the sixth through the eighth years after the Effective Time, a Limited Partner that is one of the DeBartolos and that is allocated gain on a Covered Sale can, to the extent of the tax due on such allocation and exchange, require the Operating Partnership to exchange such Limited Partner's Units pursuant to the exchange rights under the Amended Operating Partnership Agreement for cash and (iv) during the first three years after the Effective Time, EJDC as a Limited Partner has the right to dispose of up to 30% of the Units held by the EJDC (and its affiliates) as of the Effective Time in each such year for the purposes and in the manner and subject to the limits described below.

     The proposed Amended and Restated SPG Partnership Agreement differs from the current SPG Partnership Agreement in that it provides for the admission of the Operating Partnership as a limited partner and grants the Operating Partnership the right to approve, among others, the following actions by the SPG Operating Partnership: the disposition or encumbrance of any property; any borrowing or lending of funds; the admission of any additional partners; and a merger, liquidation, dissolution or sale of all or substantially all assets. In addition, as discussed herein, all future property acquisitions will be effected by the Operating Partnership and, if the necessary consents can be obtained, it is contemplated that the SPG Operating Partnership will liquidate and transfer its properties to the Operating Partnership.

  THE AGREEMENT OF LIMITED PARTNERSHIP OF THE OPERATING PARTNERSHIP

     The following summary of the Amended Operating Partnership Agreement and the descriptions of certain provisions set forth elsewhere in this Prospectus/Joint Proxy Statement are qualified in their entirety by reference to the Amended Operating Partnership Agreement which is filed as an exhibit to the Registration Statement of which this Prospectus/Joint Proxy Statement is a part.

     Management

     The Operating Partnership will be a continuation of the DRC Operating Partnership, organized on November 18, 1993 as a Delaware limited partnership pursuant to the terms of the DRC Partnership Agreement then in effect. As part of the Other Transactions, this agreement will be amended and restated at the Effective Time as the Amended Operating Partnership Agreement. Generally, pursuant to the Amended Operating Partnership Agreement, the Simon DeBartolo Group as the non-managing general partner and the Surviving Subsidiary Corporation as the managing general partner, collectively, will have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership and the Limited Partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, for so long as the Simons own at least ten percent of the Units, the consent of the Simons will be required, and for so long as the DeBartolos own at least ten percent of the Units, the consent of the DeBartolos will be required, for the Operating Partnership (i) to make a general assignment for the benefit of creditors, (ii) to take title to any property other than in the name of the Operating Partnership or one of its affiliates, (iii) to institute any proceeding for bankruptcy or to dissolve, liquidate or wind up the affairs of the Operating Partnership, (iv) to act or cause the taking or refraining from the taking of any action with respect to the dissolution and winding up of the Operating Partnership or an election to continue the business of the Operating Partnership, (v) to issue preferred units, (vi) to make any withdrawal or modification of any federal income tax election and (vii) to sell, exchange, transfer or otherwise dispose of all or substantially all of the Operating Partnership's assets (including by way of merger, consolidation or other combination in one or a series of transactions). In addition, the consent of Limited Partners who hold in the aggregate more than 50% of the limited partnership interests in the Operating Partnership then allocable to and held by such Limited Partners will be required in order to amend materially the Amended Operating Partnership Agreement.

     Further, under the terms of the Amended Operating Partnership Agreement (i) any property acquisitions shall be acquired through the Operating Partnership or one of its subsidiary partnerships and not through the SPG Operating Partnership, (ii) except for funds contributed to the SPG Operating Partnership 99% by the Operating Partnership as its limited partner and one percent by the Simon DeBartolo Group as its general partner and funds raised for the purpose of maintaining, renovating or expanding a property owned by the SPG Operating Partnership or funds raised for the refinancing of debt of the SPG Operating Partnership, any funds raised, whether by issuance of stock, borrowing or otherwise, will be made available to the Operating Partnership, whether as capital contributions, loans or otherwise, as appropriate and (iii) the Simon DeBartolo Group and the Surviving Subsidiary Corporation will conduct their respective affairs, to the extent they are so able to do, in a manner which will preserve the equivalence in value between a Unit and a share of SPG Common Stock.

     Transferability of Interests

     The Amended Operating Partnership Agreement provides that (i) the Surviving Subsidiary Corporation may not withdraw from the Operating Partnership, merge or consolidate with another person, sell or assign substantially all of its assets, or sell, assign, pledge, encumber or otherwise dispose of any portion of its interest in the Operating Partnership except where such merger, consolidation, sale, assignment, pledge or other disposal is with, or to, the Simon DeBartolo Group as its sole successor, (ii) the Simon DeBartolo Group may not withdraw from the Operating Partnership, merge or consolidate with another person other than the Surviving Subsidiary Corporation, sell or assign substantially all of its assets, or transfer or assign its interest in the Operating Partnership, without the consent of Limited Partners who hold in the aggregate more than 50% of the limited partnership interests in the Operating Partnership then allocable to and held by such Limited Partners and (iii) except as described below in the immediately succeeding paragraph, the Limited Partners may not transfer their interests in the Operating Partnership without the consent of the Simon DeBartolo Group and the Surviving Subsidiary Corporation. Limited Partners will be permitted to assign Units to affiliates and will be permitted to pledge Units and the related pledgee will have the ability to acquire such pledged Units in foreclosure.

     In addition, (i) EJDC (which for purposes of this description of the Agreement of Limited Partnership of the Operating Partnership shall mean EJDC as a Limited Partner and any of its affiliates) is given the option, exercisable during the first five years after the Effective Time, to exchange or transfer certain of its Units (see "--Exchange Rights"), (ii) certain transfers by Limited Partners that were formerly DRC Limited Partners must be consented to in writing by EJDC's lenders, (iii) the JCP (as defined in the "GLOSSARY") limited partner (or its pledgee) has the right to transfer its partnership interest to a single accredited investor and any such transferee shall be admitted to the Operating Partnership as a substitute Limited Partner and (iv) certain lenders of EJDC, upon a loan default, have the right to transfer to themselves Units pledged to them as security and to transfer such Units to one or more third parties.

     Additional Funds and Capital Contributions

     To the extent that the Operating Partnership does not borrow all funds required for its operations, the Amended Operating Partnership Agreement provides additional methods of obtaining funds. The Simon DeBartolo Group and/or the Surviving Subsidiary Corporation may borrow and then lend to the Operating Partnership, on the same terms, such required funds. The Simon DeBartolo Group and/or the Surviving Subsidiary Corporation may also contribute the required funds to the Operating Partnership as additional capital contributions. In the event of any such additional capital contributions, the Simon DeBartolo Group's and/or the Surviving Subsidiary Corporation's partnership interests in the Operating Partnership, as the case may be, will be increased proportionately based upon the amount of such additional capital contributions and the value of a Unit at the time of such contributions. As a consequence of such contributions, the partnership interests of the partners not making any additional capital contributions will be decreased proportionately. The Simon DeBartolo Group may also contribute or lend, as preferred contributed funds or as a loan having the same terms and conditions as the preferred stock issued by it, the proceeds received by the Simon DeBartolo Group from the sale of its preferred stock and shall receive in exchange for such contribution a number of preferred units in the Operating Partnership equal to the number of shares of preferred stock so sold. Such preferred units shall be entitled to priority distributions (which distributions will match the amount of dividends payable to holders of the preferred stock) and shall entitle the Simon DeBartolo Group, as holder, to substantially the same economic rights as a holder of the preferred stock. See "--Distributions."

     Each Limited Partner also has the option of electing to be unconditionally liable to the Operating Partnership for any deficit in its capital account.

     Awards Under Stock Option Plan

     If stock options granted in connection with the SPG Stock Option Plans (as defined in the "GLOSSARY") are exercised at any time or from time to time, the Amended Operating Partnership Agreement requires the Simon DeBartolo Group to sell to the Operating Partnership, at fair market value, shares of the Simon DeBartolo Group sufficient to satisfy the exercised stock options. The Simon DeBartolo Group also is obligated to purchase Units for cash in an amount equal to the fair market value of such shares.

     Exchange Rights

     The Limited Partners will have the right to exchange all or any portion of their Units for cash or SPG Common Stock on a one-for-one basis, as selected by the Simon DeBartolo Group. The amount of cash received by the Limited Partners will be based upon the trading price of the SPG Common Stock at the time of exchange. During the three-year period beginning on the fifth anniversary of the Effective Time and ending on the eighth such anniversary, Limited Partners that are one of the DeBartolos may, to the extent of tax due as a result of gain allocated on a Covered Sale and the subsequent exercise of such Limited Partner's exchange rights, require the Simon DeBartolo Group to exchange its Units for cash. See "--Distributions."

     To give EJDC sufficient liquidity to satisfy aggregate amortization requirements of approximately $369.0 million with regard to certain indebtedness of EJDC, EJDC will have, in addition to the above described exchange rights, the following option to dispose of certain of its Units. Solely for the purpose of meeting such amortization requirements, in 1996, 1997 and 1998 EJDC has the option to dispose annually of up to 30% of the Units held by EJDC (and its affiliates) as of the Effective Time by one of the following methods, as selected by the Simon DeBartolo Group: (1) EJDC may exchange the Units for SPG Common Stock and then sell the SPG Common Stock in a registered offering not subject to restrictions that must be imposed on the exercise of registration rights, (2) the Simon DeBartolo Group may redeem the Units for cash or (3) EJDC may sell the Units to up to three institutional investors who are then admitted to the Operating Partnership as substitute Limited Partners. The proceeds of EJDC's disposition of Units pursuant to the above-described option may not be used by EJDC for any purpose other than to satisfy transaction costs and taxes payable in connection with such disposition and the amortization requirements for each year, as follows: The amortization requirement (i) for 1996 may not exceed $180.0 million (consisting of a scheduled $90.0 million amortization requirement in 1996 and permitted prepayments of EJDC's scheduled $90.0 million amortization requirement for 1997), (ii) for 1997 may not exceed $180.0 million minus the actual amortization payment (including prepayments) made by EJDC in 1996 and (iii) for 1998 may not exceed $189.0 million. On March 31, 1996, the DeBartolos would own 22,245,611 Units, representing 14.2% of the total outstanding Units, if the Merger and the Other Transactions had occurred on such date.

     Distributions

     Distributions, other than liquidating distributions, will be made first to holders of preferred units, if any, in an amount equal to the aggregate dividends or redemption amounts payable by the Simon DeBartolo Group on any class or series of preferred stock issued by the Simon DeBartolo Group, the proceeds of which have been contributed to the Operating Partnership (see "--Additional Funds and Capital Contributions") and all distributions in excess of such amounts will be made to the partners in accordance with their proportionate ownership of Units. It is intended that the Surviving Subsidiary Corporation, as managing general partner, will cause the Operating Partnership to make such distributions in sufficient amounts to enable the Simon DeBartolo Group and the Surviving Subsidiary Corporation to pay stockholder dividends that will satisfy the REIT Requirements. See "RISK FACTORS--Certain Tax Risks--Effect of Distribution Requirements."

     In the event of a Covered Sale which occurs during the five-year period beginning with the Effective Time and ending on the fifth anniversary of such date, and which gives rise to an allocation of taxable income or gain to one or more Limited Partners, the Surviving Subsidiary Corporation, as managing general partner, shall cause the Operating Partnership to distribute to the Partners, pro rata, in accordance with partnership Units, sufficient amounts to enable such Limited Partners to pay any tax liability incurred by reason of such allocation and distribution.

     Operations

     The Operating Partnership will assume and pay when due, or reimburse the Surviving Subsidiary Corporation or the Simon DeBartolo Group for payment of, all administrative and operating expenses of the Operating Partnership and a portion of the costs and expenses relating to the operation of the Simon DeBartolo Group and the Surviving Subsidiary Corporation, as appropriately apportioned between the Operating Partnership and the SPG Operating Partnership by the Surviving Subsidiary Corporation. However, most administrative and operating functions will be conducted at the Operating Partnership and SPG Operating Partnership levels. In the event of any conflict in the fiduciary duties owed by the Simon DeBartolo Group to its stockholders and, as non-managing general partner of the Operating Partnership, to the Limited Partners, the Simon DeBartolo Group will fulfill its fiduciary duties to the Limited Partners by acting in the best interests of the Simon DeBartolo Group's stockholders.

  THE AGREEMENT OF LIMITED PARTNERSHIP OF THE SPG OPERATING PARTNERSHIP

     The following summary of the Amended SPG Partnership Agreement and the descriptions of certain provisions set forth elsewhere in this Prospectus/Joint Proxy Statement are qualified in their entirety by reference to the Amended SPG Partnership Agreement which is filed as an exhibit to the Registration Statement of which this Prospectus/Joint Proxy Statement is a part.

     Management

     The SPG Operating Partnership was organized on November 19, 1993 as a Delaware limited partnership pursuant to the terms of the SPG Partnership Agreement and, as part of the Other Transactions, such agreement will be amended and restated as the Amended SPG Partnership Agreement. Generally, pursuant to the Amended SPG Partnership Agreement, the Simon DeBartolo Group as general partner and the Operating Partnership as limited partner, collectively, will have full, exclusive and complete responsibility and discretion in the management and control of the SPG Operating Partnership.

     Further, the Simon DeBartolo Group and the Operating Partnership have agreed in the Amended SPG Partnership Agreement that (i) any property acquisitions shall be acquired through the Operating Partnership or one of its subsidiary partnerships and not through the SPG Operating Partnership, (ii) except for funds contributed to the SPG Operating Partnership 99% by the Operating Partnership as its limited partner and one percent by the Simon DeBartolo Group as its general partner and funds raised for the purpose of maintaining, rehabilitating or expanding a property owned by the SPG Operating Partnership or funds raised to refinance debt of the SPG Operating Partnership, any funds raised by the Simon DeBartolo Group, whether by issuance of stock, borrowing or otherwise, will be made available to the Operating Partnership whether as capital contributions, loans or otherwise, as appropriate and (iii) as general partner and limited partner, the Simon DeBartolo Group and the Operating Partnership will conduct their respective affairs, to the extent they are so able to do, in a manner which will preserve the equivalence in value between an SPG Unit and a share of SPG Common Stock.

     Transferability of Interests

     The Amended SPG Partnership Agreement provides that (i) the Simon DeBartolo Group may not withdraw from the SPG Operating Partnership, merge or consolidate with another person, sell substantially all of its assets, or sell, assign, pledge, encumber or otherwise dispose of any portion of its interest in the SPG Operating Partnership except where such merger, consolidation, sale, assignment, pledge or other disposal is with, or to, the Operating Partnership as its sole successor and (ii) the Operating Partnership may not withdraw from the SPG Operating Partnership, merge or consolidate with another person other than the Simon DeBartolo Group, sell substantially all of its assets, or transfer or assign its interest in the SPG Operating Partnership, without the consent of the Simon DeBartolo Group. Any violation of (ii), above, will result in immediate termination of the SPG Operating Partnership.

     Additional Funds and Capital Contributions

     To the extent that the SPG Operating Partnership does not borrow all funds required for its operations, the Amended SPG Partnership Agreement provides the following methods for the SPG Operating Partnership to obtain such funds: (i) the Simon DeBartolo Group and/or the Operating Partnership may borrow and then lend to the SPG Operating Partnership, on equivalent terms, such required funds;
(ii) the Simon DeBartolo Group may contribute or lend, as preferred contributed funds or as a loan having the same terms as preferred stock issued by it, the proceeds received by the Simon DeBartolo Group from the sale of its preferred stock and shall receive in exchange for such contribution, a number of preferred units in the SPG Operating Partnership, equal to the number of shares of preferred stock so sold. Such preferred units shall be entitled to priority distributions and shall entitle the Simon DeBartolo Group, as holder, to substantially the same economic rights as a holder of the preferred stock. See "--Distributions"; and (iii) the Simon DeBartolo Group, as general partner, may contribute to the SPG Operating Partnership one percent and the Operating Partnership, as limited partner, 99% of the required funds as additional capital contributions. In the event of any such additional capital contributions, the Simon DeBartolo Group's and Operating Partnership's partnership interests in the SPG Operating Partnership will be increased proportionately based upon the amount of such additional capital contributions and the value of the SPG Operating Partnership at the time of such contributions. Any loan or contribution of preferred contributed funds by the Simon DeBartolo Group to the SPG Operating Partnership may be made only for the purpose of funding the maintenance, rehabilitation or expansion of a property or refinancing a debt of the SPG Operating Partnership.

     Distributions

     Distributions under the Amended SPG Partnership Agreement, other than liquidating distributions, will be made first to holders of preferred units in the SPG Operating Partnership in an amount equal to the aggregate dividends or redemption payments payable by the Simon DeBartolo Group on the Series A Preferred Stock or other classes or series of preferred stock issued by the Simon DeBartolo Group the proceeds of which have been contributed to the SPG Operating Partnership (see "--Additional Funds and Capital Contributions") and all distributions in excess of such amounts will be made to the partners in accordance with their interests in the SPG Operating Partnership. It is intended that the Simon DeBartolo Group, as general partner, will cause the SPG Operating Partnership to make such distributions in amounts sufficient to enable the Simon DeBartolo Group and the Surviving Subsidiary Corporation to satisfy the REIT Requirements. See "RISK FACTORS--Certain Tax Risks--Effect of Distribution Requirements."

     In order to preserve the equivalence in value between an SPG Unit and the SPG Common Stock, the Simon DeBartolo Group shall make an additional capital contribution of required funds, in exchange for additional units (not including preferred units), only where the Operating Partnership also makes such a contribution on a 99% to one percent basis with the Simon DeBartolo Group (see "--Additional Funds and Capital Contributions").

     Operations

     Pursuant to the Amended SPG Partnership Agreement, the SPG Operating Partnership will assume and pay when due, or reimburse the Simon DeBartolo Group or the Operating Partnership for payment of, all administrative and operating expenses of the SPG Operating Partnership and a portion of the costs and expenses relating to the operations of the Simon DeBartolo Group and the Surviving Subsidiary Corporation, as appropriately apportioned between the SPG Operating Partnership and the Operating Partnership by the Operating Partnership as limited partner of the SPG Operating Partnership. However, most administrative and operating functions will be conducted at the Operating Partnership and SPG Operating Partnership levels. Pursuant to the Amended SPG Partnership Agreement, the limited partner agrees that in the event of any conflict in the fiduciary duties owed by the Simon DeBartolo Group to its stockholders and, as general partner, to the limited partner, the Simon DeBartolo Group will fulfill its fiduciary duties to the limited partner by acting in the best interests of the Simon DeBartolo Group's stockholders.

THE REGISTRATION RIGHTS AGREEMENTS

  THE NEW REGISTRATION RIGHTS AGREEMENT

     The Simon DeBartolo Group will enter into the New Registration Rights Agreement to enable the Rights Holders to register under the Securities Act the following categories of shares: (a) shares issuable upon exchange of the Units, see "--The Agreements of Limited Partnership," (b) shares issuable upon the conversion of the Class B Common Stock, see "DESCRIPTION OF SPG'S CAPITAL STOCK--SPG Common Stock and Class B Common Stock," and (c) shares issuable upon conversion of Class C Common Stock, see "DESCRIPTION OF SPG'S CAPITAL STOCK--Proposed Class C Common Stock." The terms and conditions of the New Registration Rights Agreement are substantially similar to those of the existing SPG registration rights agreement.

     Pursuant to the New Registration Rights Agreement, any Rights Holder has the right to cause in any 12-month period upon a written demand to the Simon DeBartolo Group the registration of their shares of SPG Common Stock (provided that all such shares required to be registered by the Simon DeBartolo Group have an estimated market value of at least $10.0 million). In addition, the Rights Holders have the right to "piggyback" on a registration statement of the Simon DeBartolo Group.

     All expenses of any registration made pursuant to the New Registration Rights Agreement are to be borne by the Simon DeBartolo Group, other than underwriting discounts or selling commissions of any Rights Holder, which shall be borne by such Rights Holder.

  THE BJS REGISTRATION RIGHTS AGREEMENT

     Under the terms and conditions of the BJS Registration Rights Agreement and pursuant to the Registration Statement of which this Prospectus/Joint Proxy Statement is a part, the Simon DeBartolo Group has registered 4,315,970 shares of SPG Common Stock to be issued to BJS pursuant to the Merger in exchange for shares of DRC Common Stock in order to permit sales from time to time. See "DISTRIBUTION OF SHARES BY BJS." The registration rights of BJS with respect to its DRC Common Stock pursuant to the DeBartolo Registration Rights Agreement will be terminated pursuant to the Termination Agreement.

EMPLOYMENT AGREEMENT

     The Simon DeBartolo Group will enter into an agreement with the current Chief Executive Officer of DRC, Richard S. Sokolov, who will become the President and Chief Operating Officer of the Simon DeBartolo Group at the Effective Time. See "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Employment Agreement."

                         DISTRIBUTION OF SHARES BY BJS

     The Merger is a transaction which falls under Rule 145 under the Securities Act ("Rule 145"). While shareholders of DRC who are not affiliates of DRC or SPG may resell the SPG Common Stock acquired by them in connection with the Merger without restriction, the resale of the SPG Common Stock received by such affiliates is subject to certain limitations. BJS is considered to be an "Affiliate" of DRC and will be deemed to be an underwriter of the SPG Common Stock received by it upon resale of such securities pursuant to Rule 145(c). The Registration Statement of which this Prospectus/Joint Proxy Statement is a part also relates to and covers the resale of all of the SPG Common Stock to be received by BJS pursuant to the Merger (which shares are referred to herein as the "Resale Shares"). If the Merger is consummated, BJS has advised SPG that it intends to offer and sell such Resale Shares, subject to certain limitations contained in the BJS Registration Rights Agreement, from time to time following the consummation of the Merger in negotiated transactions or otherwise in light of prevailing market conditions, as more fully described below.

     The following table sets forth the number of shares of DRC Common Stock beneficially owned by BJS as of the record date for the DRC Shareholders Meeting, the number of shares of SPG Common Stock which will be beneficially owned by it as of the Effective Date if the Merger is consummated and the number of shares of SPG Common Stock that may be reoffered hereby.

                                                           DRC
                                                         COMMON        SPG SHARES
                                                          STOCK        TO BE OWNED       MAXIMUM        SPG SHARES
                                                       BENEFICIALLY    BENEFICIALLY    SPG SHARES      BENEFICIALLY
                                                       OWNED AS OF      AS OF THE      THAT MAY BE       OWNED IF
                                                         THE DRC        EFFECTIVE        OFFERED         OFFERING
             NAME OF SELLING STOCKHOLDER               RECORD DATE       TIME(1)        HEREBY(1)        COMPLETED
- -----------------------------------------------------  -----------     -----------     -----------     -------------
BJS Capital Partners L.P.............................   6,347,016       4,315,970       4,315,970            0

- ---------------
(1) Based on the Exchange Ratio of 0.68 shares of SPG Common Stock for each share of DRC Common Stock.

     The distribution of Resale Shares by BJS may be effected from time to time, in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. BJS has agreed that it will not sell any Resale Shares pursuant to the Registration Statement during the 90-day period following the Effective Time other than pursuant to Rule 144 under the Securities Act. BJS may effect such transactions by selling Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from BJS and/or purchasers of Resale Shares for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all Resale Shares covered by this Prospectus/Joint Proxy Statement either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus/Joint Proxy Statement. BJS and any broker-dealer that participates with BJS in the distribution of Resale Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Resale Shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act. The engagement of a broker for the reoffering or resale of any of the Resale Shares covered by the Registration Statement of which this Prospectus/Joint Proxy Statement forms a part may be terminated at any time by BJS or the broker.

     SPG will not receive any of the proceeds from any sale of Resale Shares by BJS.

     Pursuant to certain provisions of the New Registration Rights Agreement incorporated by reference by the BJS Registration Rights Agreement, SPG has agreed to indemnify BJS and any broker-dealers that participate in the distribution of the Resale Shares from certain liabilities, including liabilities under the Securities Act.

                  CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS
                      AND RELATED MATTERS IF THE REQUIRED
                              VOTE IS NOT OBTAINED

     SPG is seeking approval at the SPG Special Meeting of the SPG Proposal, which includes, in addition to the Merger, the adoption of the Amended SPG Charter and Amended SPG By-laws, providing for, among other things, the expansion of the Board of Directors of the Simon DeBartolo Group to 13 members and the election of an initial slate of 13 persons to serve on the expanded Board of Directors. See "THE MEETINGS OF STOCKHOLDERS OF SPG," "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS" and "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER." The SPG Board of Directors has stated above that it believes that it is in the best interests of the stockholders of SPG for the stockholders to approve the SPG Proposal because, among other reasons, the 13-member Board of Directors provided for under the SPG Proposal establishes seven independent board seats not to be occupied by affiliates of the Simon DeBartolo Group or of the Simons or DeBartolos. The approval of the SPG Proposal requires the Required Vote of 80% of all the votes entitled to be cast with respect to the SPG Proposal (which includes all the outstanding Equity Stock). See "RISK FACTORS--Risks Associated with Failure to Obtain Required Vote."

     In addition, if the Merger is approved but the Required Vote is not obtained at the SPG Special Meeting and therefore effective at the Effective Time, the Alternative Amended SPG Charter and Alternative Amended SPG By-laws become effective, the Simon DeBartolo Group is obligated under the Stockholders Agreement to use its best efforts to have the Amended SPG Charter and SPG By-laws adopted at the annual stockholders meeting in 1997 or 1998.

     Pursuant to the Stockholders Agreement, if the Merger is approved by the Majority Approval Vote but the Required Vote is not received, at the Effective Time, the Board of Directors of the Simon DeBartolo Group will consist of the nine persons listed under "--Board of Directors of the Simon DeBartolo Group if the Required Vote is not Obtained" below, including M. Denise DeBartolo York as a Class B Director and Edward J. DeBartolo, Jr., Richard S. Sokolov and G. William Miller as Common Stock Directors. As a result, while a majority of the nine directors of the Simon DeBartolo Group will be Independent Directors under the Alternative Amended SPG Charter, four of the nine directors will be elected by the Simons as the holders of the Class B Common Stock and three of the five other directors will be former officers or directors of DRC. Furthermore, the Alternative Amended SPG Charter and the Stockholders Agreement provide that, so long as the DeBartolos maintain a certain minimum ownership interest in the Simon DeBartolo Group, one Class B Director and one and, prior to the annual stockholders meeting in 1999, two nominees for Common Stock Directors will always be designated by the DeBartolos. In addition, pursuant to the Employment Agreement, Richard S. Sokolov, an officer of DRC, has the right to be nominated for election to the Board of Directors of the Simon DeBartolo Group during the term of such agreement, all as more fully described below. See "RISK FACTORS--Risks Associated with Failure to Obtain Required Vote."

BOARD OF DIRECTORS OF THE SIMON DEBARTOLO GROUP IF THE REQUIRED VOTE IS NOT OBTAINED

     The following table sets forth the composition of the nine-member Board of Directors of the Simon DeBartolo Group at the Effective Time if the Required Vote is not obtained at the SPG Special Meeting but the Merger is approved and consummated and the Alternative Amended SPG Charter and the Alternative Amended SPG By-laws become effective.

Each director's term will expire at the next annual meeting of stockholders of the Simon DeBartolo Group following the Effective Time.

                                                                                       CLASS OF
                                    NAME                                   AGE       DIRECTORSHIP
    ---------------------------------------------------------------------  ---     ----------------
    Edward J. DeBartolo, Jr..............................................  49      Common Stock
    G. William Miller....................................................  71      Common Stock
    Richard S. Sokolov...................................................  46      Common Stock
    Birch Bayh...........................................................  68      Common Stock
    J. Albert Smith, Jr. ................................................  55      Common Stock
    Melvin Simon.........................................................  69      Class B
    Herbert Simon........................................................  61      Class B
    David Simon..........................................................  34      Class B
    M. Denise DeBartolo York.............................................  45      Class B

For a summary of the directors' business experience, see "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

PROVISIONS OF THE MERGER AGREEMENT APPLICABLE IF THE REQUIRED VOTE IS NOT
OBTAINED

     If the Merger is approved but the Required Vote is not obtained at the SPG Special Meeting, and, therefore, the Alternative Amended SPG Charter and the Alternative Amended SPG By-laws become effective, SPG has agreed under the Merger Agreement that it will (i) propose and recommend, at the annual stockholders meeting of the Simon DeBartolo Group in 1997 (and if the Required Vote is not obtained at such meeting, at the annual stockholders meeting in
1998), the adoption and approval of the Amended SPG Charter and the Amended SPG By-laws, (ii) use its best efforts to seek and solicit the Required Vote in such meeting, subject to the maintenance of a certain Ownership Interest in the Simon DeBartolo Group by the DeBartolos and (iii) upon such adoption and approval thereof, issue the entire amount of Class C Common Stock to EJDC for nominal consideration.

ALTERNATIVE AMENDMENTS TO SPG'S CHARTER AND BY-LAWS

     In the event that the Required Vote is not obtained and the Amended SPG Charter and Amended SPG By-laws are not adopted but the Merger is approved and consummated, amendments to the SPG Charter and SPG By-laws are proposed in the form of the Alternative Amended SPG Charter (which requires stockholder approval by a majority of the votes entitled to be cast thereon by holders of SPG Equity Stock, considered as a single class) and Alternative Amended By-laws (which have been adopted by the Board and do not require stockholder approval, but will become effective contingent upon the effectiveness of the Alternative Amended SPG Charter).

     The Alternative Amended SPG Charter and Alternative Amended By-laws represent the minimum amendments required of the SPG Charter and SPG By-laws, in the event the Merger is consummated and approved but the Amended SPG Charter and Amended SPG By-laws are not adopted and approved by the Required Vote, to enable SPG to conduct the combined businesses of SPG and DRC after the Merger, and to enable representatives of the DeBartolos or the current DRC Board of Directors to be elected to the Board of Directors of the Simon DeBartolo Group to advise the Simon DeBartolo Group respecting such combined businesses.

     The following summary does not purport to be complete and is qualified by reference to the Alternative Amended SPG Charter (attached as Annex VII to this Prospectus/Joint Proxy Statement) and Alternative Amended SPG By-laws, copies of which have also been filed as exhibits to the Registration Statement of which this Prospectus/Joint Proxy Statement forms a part.

  ALTERNATIVE AMENDED SPG CHARTER

     The following significant amendments to the SPG Charter are proposed by the Alternative Amended SPG Charter:

     - to change the name of SPG to Simon DeBartolo Group, Inc. (see "AMENDMENTS TO SPG's CHARTER AND BY-LAWS--Name"),

     - to increase the authorized capital of SPG (see "AMENDMENTS TO SPG's CHARTER AND BY-LAWS-- Authorized Capital," except that no Class C Common Stock will be authorized, and the proposed authorized share of SPG Common Stock will be 384,000,000 rather than 383,996,000), and

     - to change the Ownership Limit for the stockholders of SPG (see "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS--Restrictions on Transfer").

     Under the Alternative Amended SPG Charter, no Class C Common Stock will be authorized and the size of the Board of Directors of the Simon DeBartolo Group will remain at nine. See "--Certain Provisions of the Stockholders Agreement" below for a discussion of the provisions with respect to the nomination and election of certain members of the DeBartolo family and certain other members of the DRC Board of Directors to the Board of Directors of the Simon DeBartolo Group.

  ALTERNATIVE AMENDED SPG BY-LAWS

     Concurrent with the effectiveness of the Alternative Amended SPG Charter, certain amendments to the SPG By-laws previously adopted by the SPG Board of Directors will become effective. These amendments conform the provisions of the SPG By-laws to those of the Alternative Amended SPG Charter.

     In particular, the Alternative Amended By-laws will provide for the establishment of a Special Committee initially of three directors (the "Special Committee"), none of whom may be employed by the Simon DeBartolo Group or affiliated with the Simons or the DeBartolos. Transactions with the Simons or the DeBartolos and certain affiliates will require the approval of a majority of the Special Committee.

  RECOMMENDATION OF THE SPG BOARD OF DIRECTORS

     In the event the Required Vote is not obtained, the SPG Board of Directors considers the Alternative Amended SPG Charter to be in the best interest of SPG and its stockholders and recommends that stockholders vote IN FAVOR of its adoption. Adoption of such amendments requires at least the Majority Approval Vote. See also "THE PROPOSED MERGER AND RELATED MATTERS--Recommendation of the SPG Board of Directors; Reasons for the Merger" and "THE MEETINGS OF STOCKHOLDERS OF SPG."

     Each vote considered to be cast in favor of the Alternative Amended SPG Charter constitutes a vote in favor of the election of the slate of nine directors of the Board of Directors of the Simon DeBartolo Group effective as of the Effective Time, as set forth in "--Board of Directors of the Simon DeBartolo Group if the Required Vote is not Obtained."

CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT

     If the Amended SPG Charter and the Amended SPG By-laws are not adopted because of the failure to obtain the Required Vote but the Merger is consummated then until such time as such amendments are adopted, the parties to the Stockholders Agreement have agreed to vote two representatives of the DeBartolos for election to the Simon DeBartolo Group Board of Directors, one as a Class B Director (the "DeBartolo Seat") and the other as a Common Stock Director (the "Other Seat").

     Under the Stockholders Agreement, SPG has agreed to obtain the resignations of four directors, one of whom would be a Class B Director, at or prior to the Effective Time. The Simons have agreed to vote all their Class B Common Stock to elect M. Denise DeBartolo York to the DeBartolo Seat, for so long as she is alive and not disabled and until she resigns. SPG has agreed that the Simon DeBartolo Group will nominate Edward J. DeBartolo, Jr., for so long as he is alive and not disabled and until he resigns, to the Other Seat. The Simons have agreed to vote all their Class B Common Stock and other voting securities, if any, in SPG in favor of such election. For so long as the DeBartolo Seat is occupied by a director selected by the DeBartolos, a director occupying either the DeBartolo Seat or the Other Seat will serve on all committees of the SPG Board of Directors other than the Audit Committee and the Special Committee (or any other committee on which only "Outside Directors" (as defined below) may be members). For purposes of the Stockholders Agreement, an Outside Director is a director of the Simon DeBartolo Group who is neither employed by the Simon DeBartolo Group nor affiliated with the Simons or the DeBartolos.

     For the remaining directors designated in the SPG Special Meeting to be elected by holders of all Equity Stock of SPG voting as a single class, SPG has agreed to designate Richard S. Sokolov, G. William Miller and two individuals from the current SPG Board of Directors.

     Any vacancy with respect the DeBartolo Seat or the Other Seat will be filled in a manner similar to that described under "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS--Size of the SPG Board of Directors" for filling a vacancy arising with respect to a director elected by holders of Class C Common Stock, i.e., depending on whether the vacancy results from death, disability, or otherwise, and depending on when it occurs. If the DeBartolos were to lose any rights with respect to a board seat, they would lose their rights first to the Other Seat, then to the DeBartolo Seat.

     At such time as the DeBartolos sell or otherwise transfer to unaffiliated parties at least 50% of their initial aggregate equity interest in the Simon DeBartolo Group (i.e., SPG Common Stock and Units), the DeBartolos will lose their rights to the Other Seat. If the DeBartolos' Ownership Interest in the Simon DeBartolo Group on a fully diluted basis is reduced to less than five percent, the DeBartolos will lose their rights to both the DeBartolo Seat and the Other Seat.

     If the Amended SPG Charter and the Amended SPG By-laws are not adopted because of the failure to obtain the Required Vote in the 1997 or 1998 annual meetings, the parties to the Stockholders Agreement have agreed that EJDC may at the 1997 annual meeting nominate a candidate for the seat initially occupied by Mr. Miller, which candidate must be approved by a majority of the Special Committee and must be a person of similar experience and standing in the business community to the other Outside Directors of the Simon DeBartolo Group. If the Special Committee does not approve any such candidate EJDC may propose another candidate until one such candidate is approved. EJDC will have the right to renominate such approved candidate for re-election at the 1998 annual meeting without the approval of the Special Committee. Each Simon has agreed to vote or to cause to be voted all such Simon's capital stock of the Simon DeBartolo Group entitled to vote thereon in favor of the adoption of the Amended SPG Charter and the Amended SPG By-laws in the 1997 (and, if applicable, 1998) annual meeting pursuant to the Simon DeBartolo Group's compliance with its obligations under the Merger Agreement. In addition, each Simon has agreed to vote or cause to be voted all such Simon's capital stock of the Simon DeBartolo Group entitled to vote thereon in favor of each nominee designated pursuant to the voting provisions described above.

CERTAIN BENEFITS OF THE MERGER TO THE SIMONS AND THE DEBARTOLOS IF THE REQUIRED VOTE IS NOT OBTAINED

     In the event that the Required Vote is not obtained and the Alternative Amended SPG Charter and the Alternative Amended SPG By-laws become effective, and as a result no Class C Common Stock is issued to the DeBartolos, under the Stockholders Agreement, (i) the Simons are obligated (provided that the DeBartolos' Ownership Interest is not reduced by more than 50% by reason of sale or transfer of their Units or any of their capital stock of the Simon DeBartolo Group) to elect as one of the four Class B Directors M. Denise DeBartolo York and (ii) SPG has agreed to nominate and the Simons have agreed to vote all their Equity Stock for Edward J. DeBartolo, Jr. as a Common Stock Director. If the DeBartolos' Ownership Interest is reduced for any reason to less than five percent, the rights of the DeBartolos enumerated in this paragraph will terminate.

     Under the Alternative Amended SPG Charter and the Alternative Amended SPG By-laws, the Simons will be entitled, as holders of the Class B Common Stock voting as a separate class, to elect four of the nine directors of the Simon DeBartolo Group in the aggregate (one of such four to be M. Denise DeBartolo
York), and together with holders of the SPG Common Stock and Series A Preferred Stock, voting as a single class, to vote for the election of the remaining five directors of the Simon DeBartolo Group. As discussed above, pursuant to the Stockholders Agreement, SPG has agreed to nominate and the Simons have agreed to vote their shares of Equity Stock to elect Edward J. DeBartolo, Jr. as one of the remaining five directors. This will enable the Simons and the DeBartolos, acting separately, to be able to exert considerable influence over the affairs of the Simon DeBartolo Group or, acting together as a group, to control the Simon DeBartolo Group, because under such circumstances five of the nine members of the Board of Directors of the Simon DeBartolo Group would be the Simons or the DeBartolos; though a Special Committee of the Board of Directors would make decisions regarding certain matters involving conflicts of interest. See "--Board of Directors of the Simon DeBartolo Group if the Required Vote is not Obtained," "--Certain Provisions of the Stockholders Agreement" and "RISK FACTORS--Risks Associated with Failure to Obtain Required Vote."

                      FEDERAL SECURITIES LAW CONSEQUENCES

     All SPG Common Stock issued in connection with the Merger will be freely transferable, except that any SPG Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of SPG or DRC prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of SPG or DRC, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of SPG, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of SPG or DRC generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal stockholders of such person.

     Affiliates may not sell their SPG Common Stock acquired in connection with the Merger except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities

Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of SPG) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell SPG Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding SPG Common Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if SPG remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate will be able to sell such SPG Common Stock without being subject to such manner of sale or volume limitations provided that SPG is current with its Exchange Act informational filings and such affiliate is not then an affiliate of SPG. Three years after the Effective Time, an affiliate will be able to sell such SPG Common Stock without any restrictions so long as such affiliate had not been an affiliate of SPG for at least three months prior to the date of such sale. See "THE MERGER-- Accounting Treatment."

           PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA

SIMON DEBARTOLO GROUP PRO FORMA COMBINED FINANCIAL DATA

     The following pro forma combined financial data for the Simon DeBartolo Group are derived from the historical financial data of SPG and DRC.

     The unaudited pro forma combined Balance Sheet Data as of March 31, 1996 is presented as if the Merger and the Other Transactions had occurred on March 31, 1996. The unaudited pro forma combined Operating Data for the three month period ended March 31, 1996 and the year ended December 31, 1995 are presented as if the Merger and the Other Transactions had occurred as of January 1, 1995 and carried forward through March 31, 1996.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of SPG and DRC. The assumptions give effect to the Merger and the Other Transactions under the purchase method of accounting in accordance with generally accepted accounting principles and the combined entity qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the Merger and the Other Transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of SPG and DRC incorporated by reference into this Prospectus/Joint Proxy Statement.

                             SIMON DEBARTOLO GROUP

                            PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    FOR THE THREE MONTHS
                                                                           ENDED             FOR THE YEAR ENDED
                                                                       MARCH 31, 1996        DECEMBER 31, 1995
                                                                    --------------------     ------------------
OPERATING DATA:
Total revenue.....................................................      $    228,810            $    889,714
Depreciation and amortization.....................................            43,075                 162,786
Operating income before interest..................................           101,379                 408,648
Interest expense..................................................            64,598                 251,113
Income of the Operating Partnership...............................            41,652                 173,482
Limited partners' interest in the Operating Partnership...........            15,294                  66,389
                                                                         -----------             -----------
Net income........................................................            26,358                 107,093
Preferred dividends...............................................             2,031                   1,490
                                                                         -----------             -----------
Net income available to common stockholders.......................      $     24,327            $    105,603
                                                                         ===========             ===========
EARNINGS PER COMMON SHARE:
Net income........................................................      $       0.25            $       1.13
Distributions per common share....................................      $       0.49            $       1.97
Weighted average shares outstanding...............................        96,266,696              93,194,398
BALANCE SHEET DATA:
Total assets......................................................      $  5,531,342                     N/A
Mortgages and notes payable.......................................         3,488,332                     N/A
Limited partners' interest in the Operating Partnership...........           650,085                     N/A
Stockholders' equity..............................................      $  1,127,080                     N/A
OTHER DATA:
Cash flow provided by (used in)(1):
  Operating activities............................................      $     71,285            $    303,236
  Investing activities............................................           (72,634)               (306,421)
  Financing activities............................................            70,905                 (88,481)
Funds From Operations of the Operating Partnership (2)............      $     86,778            $    354,491
                                                                         ===========             ===========
Funds From Operations allocable to the Simon DeBartolo Group......      $     53,282            $    217,657
                                                                         ===========             ===========

- ---------------

(1) The pro forma cash flow information for the three months ended March 31, 1996 and the year ended December 31, 1995 is based on the combined historical information of SPG and DRC adjusted as if the Merger and the Other Transactions had occurred as of the beginning of the respective periods.

(2) Funds From Operations, as used in the above table and as defined by NAREIT (as defined in the "GLOSSARY"), means the consolidated net income of the Operating Partnership without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Simon DeBartolo Group's ownership interest, of Funds From Operations of unconsolidated entities all determined on a consistent basis in accordance with generally accepted accounting principles. The management of SPG and DRC believe that Funds From Operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From Operations is presented to assist investors in analyzing the performance of the Simon DeBartolo Group. The method of calculating Funds From Operations as used in the above table may be different from methods used by other REITs. Funds From Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of Funds From Operations. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at Funds From Operations. The modified definition was adopted for the pro forma period ended March 31, 1996. If the modified definition had been adopted for the pro forma period ended December 31, 1995, Funds From Operations of the Operating Partnership and Funds From Operations allocable to the Simon DeBartolo Group would have been $346,017 and $212,454, respectively.

     The following table reconciles pro forma income of the Operating Partnership to pro forma Funds From Operations for the periods presented:

                                                                         FOR THE THREE
                                                                          MONTHS ENDED      FOR THE YEAR ENDED
                                                                         MARCH 31, 1996     DECEMBER 31, 1995
                                                                         --------------     ------------------
Pro forma income of the Operating Partnership before extraordinary
  items................................................................     $ 41,652             $173,482
  Plus:
     Depreciation and amortization less minority interests for
      consolidated properties plus the Operating Partnership's share
      from unconsolidated affiliates...................................       47,157              180,471
     Amortization included in interest expense.........................           --                3,774
  Less:
     Operating Partnership's share of gains on sales of assets.........           --               (1,746)
     Preferred distributions...........................................       (2,031)              (1,490)
                                                                             -------             --------
Pro forma Funds From Operations of the Operating Partnership...........     $ 86,778             $354,491
                                                                             =======             ========
Pro forma Funds From Operations allocable to the Simon DeBartolo
  Group................................................................     $ 53,282             $217,657
                                                                             =======             ========

SUMMARY HISTORICAL FINANCIAL DATA OF SPG

     The following summary historical financial data of SPG and summary combined historical financial data of the SPG Predecessor (as defined in the "GLOSSARY") are derived from the Consolidated Financial Statements of SPG and the combined financial statements of the SPG Predecessor incorporated by reference into this Prospectus/Joint Proxy Statement.

                                                                                       SPG
                                                                         -------------------------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE
                                                                               AND PROPERTY DATA)
                                                                           FOR THE THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                         -------------------------------
                                                                            1996                 1995
                                                                         ----------           ----------
OPERATING DATA:
Total revenue..........................................................  $  139,444           $  129,490
Depreciation and amortization..........................................      24,672               21,107
Operating income before interest.......................................      61,073               58,865
Interest expense.......................................................      38,566               38,933
Income before extraordinary items......................................      23,832               22,207
Extraordinary items....................................................        (265)                  --
Income of SPG Operating Partnership after extraordinary items..........      23,567               22,207
Less--limited partners' interest in SPG Operating Partnership..........       8,382                9,560
                                                                         ----------           ----------
Net income.............................................................      15,185               12,647
Preferred dividends....................................................       2,031                   --
                                                                         ----------           ----------
Net income.............................................................  $   13,154           $   12,647
                                                                         ==========           ==========
EARNINGS PER SHARE OF COMMON STOCK:
Income before extraordinary items......................................  $     0.23           $     0.26
Extraordinary items....................................................        0.00                 0.00
                                                                         ----------           ----------
Net income.............................................................  $     0.23           $     0.26
                                                                         ==========           ==========
Distributions per share of common stock................................  $     0.49           $     0.49
                                                                         ==========           ==========
Weighted average shares outstanding....................................      58,382               49,378
BALANCE SHEET DATA:
Investment properties, net.............................................  $2,015,850           $1,876,222
Total assets...........................................................   2,532,548            2,306,434
Mortgages and notes payable............................................   1,995,620            1,959,972
Limited partners' interest in SPG Operating Partnership................      78,366               55,263
Stockholders' equity...................................................  $  216,082           $   75,289
OTHER DATA:
Cash flow provided by (used in):
  Operating activities.................................................  $   39,248           $   41,735
  Investing activities.................................................     (18,570)             (11,963)
  Financing activities.................................................     (38,254)             (39,534)
Funds From Operations of SPG Operating Partnership(3)..................  $   48,680           $   44,743
                                                                         ==========           ==========
Funds From Operations allocable to SPG(3)..............................  $   29,727           $   25,480
                                                                         ==========           ==========

                                                                                       SPG
                                                                         (IN THOUSANDS, EXCEPT PER SHARE
                                                                               AND PROPERTY DATA)
                                                                           FOR THE THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                            1996                 1995
                                                                         ----------           ----------
EBITDA(4):
Wholly-owned and consolidated joint venture properties.................  $   85,745           $   82,322
Non-consolidated joint venture portfolio properties....................      29,996               19,464
                                                                         ----------           ----------
Total of properties....................................................  $  115,741           $  101,786
                                                                         ==========           ==========
EBITDA after minority interest.........................................  $   91,112           $   85,123
PROPERTY DATA:
OCCUPANCY AT END OF PERIOD:
Regional malls(5)......................................................        83.0%                84.3%
Community shopping centers.............................................        93.1%                94.0%
Total tenant sales (millions)(6).......................................  $    1,032           $      934
NUMBER OF PORTFOLIO PROPERTIES AT END OF PERIOD:
  Regional malls.......................................................          62                   59
  Specialty retail and mixed-use.......................................           5                    5
  Community shopping centers...........................................          55                   55
                                                                         ----------           ----------
     Total.............................................................         122                  119
                                                                         ==========           ==========
AVERAGE RENT PER SQUARE FOOT AT END OF PERIOD(7):
Regional malls(5)......................................................  $    19.70           $    17.79
Community shopping centers.............................................  $     7.36           $     7.21
GLA AT END OF PERIOD (IN THOUSANDS OF SQUARE FEET).....................      62,219               58,259

                                                     SPG                                  SPG PREDECESSOR
                                   ----------------------------------------   ---------------------------------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                                FOR THE          FOR THE
                                                              PERIOD FROM      PERIOD FROM
                                     FOR THE YEAR ENDED      DECEMBER 20 TO   JANUARY 1 TO      FOR THE YEAR ENDED
                                        DECEMBER 31,          DECEMBER 31,    DECEMBER 19,         DECEMBER 31,
                                   -----------------------   --------------   -------------   -----------------------
                                    1995(1)      1994(1)          1993            1993           1992         1991
                                   ----------   ----------   --------------   -------------   ----------   ----------
OPERATING DATA:
Total revenue....................  $  553,657   $  473,676     $   18,424       $ 405,869     $  400,852   $  378,029
Depreciation and amortization....      92,739       75,945          2,051          60,243         58,104       56,033
Operating income before
  interest.......................     251,136      214,298         12,278         169,825        166,066      148,073
Interest expense(2)..............     150,224      150,164          3,548         156,909        178,075      159,798
Income (loss) before
  extraordinary items............     101,505       60,308          8,707           6,912        (11,692)     (15,865)
Extraordinary items..............      (3,285)     (17,980)       (30,481)         26,189             --           --
Income (loss) of SPG Operating
  Partnership after extraordinary
  items..........................      98,220       42,328        (21,774)         33,101        (11,692)     (15,865)
Less--limited partners' interest
  in SPG Operating Partnership...      38,949       18,951        (10,408)             --             --           --
                                   ----------   ----------     ----------        --------     ----------   ----------
Net income (loss)................      59,271       23,377        (11,366)         33,101        (11,692)     (15,865)
Preferred dividends..............       1,490           --             --              --             --           --
                                   ----------   ----------     ----------        --------     ----------   ----------
Net income (loss)................  $   57,781   $   23,377     $  (11,366)      $  33,101     $  (11,692)  $  (15,865)
                                   ==========   ==========     ==========        ========     ==========   ==========
EARNINGS PER SHARE OF COMMON
  STOCK:
Income before extraordinary
  items..........................  $     1.08   $     0.71     $     0.11             N/A            N/A          N/A
Extraordinary items..............       (0.04)       (0.21)         (0.39)            N/A            N/A          N/A
                                   ----------   ----------     ----------
Net income (loss)................  $     1.04   $     0.50     $    (0.28)            N/A            N/A          N/A
                                   ==========   ==========     ==========
Distributions per share of common
  stock..........................  $     1.97   $     1.90             --             N/A            N/A          N/A
Weighted average shares
  outstanding....................      55,312       47,012         40,950             N/A            N/A          N/A
BALANCE SHEET DATA:
Investment properties, net.......  $2,009,344   $1,829,111     $1,350,360             N/A     $1,156,009   $1,143,050
Total assets.....................   2,556,436    2,316,860      1,793,654             N/A      1,494,289    1,432,028
Mortgages and notes payable......   1,980,759    1,938,091      1,455,884             N/A      1,711,778    1,548,292
Limited partners' interest in SPG
  Operating Partnership..........      86,692       44,386         27,032             N/A            N/A          N/A
Stockholders' equity and owners'
  (deficit)......................  $  232,946   $   57,307     $   29,521             N/A     $ (565,566)  $ (418,697)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities...........  $  194,336   $  128,023            N/A             N/A            N/A          N/A
  Investing activities...........    (222,679)    (266,772)           N/A             N/A            N/A          N/A
  Financing activities...........     (14,075)     133,263            N/A             N/A            N/A          N/A
Funds From Operations of SPG
  Operating Partnership (3)......  $  208,348   $  176,384            N/A             N/A            N/A          N/A
                                   ==========   ==========     ==========        ========     ==========   ==========
Funds From Operations allocable
  to SPG.........................  $  124,592   $   98,215            N/A             N/A            N/A          N/A
                                   ==========   ==========     ==========        ========     ==========   ==========

                                                          1995       1994       1993       1992       1991
                                                        --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
EBITDA(4):
  Wholly-owned and consolidated joint venture
     properties.......................................  $343,875   $290,243   $244,397   $224,170   $204,106
  Non-consolidated joint venture portfolio
     properties.......................................    93,673     96,592    102,282     92,365     78,220
                                                        --------   --------   --------   --------   --------
  Total of properties.................................  $437,548   $386,835   $346,679   $316,535   $282,326
                                                        ========   ========   ========   ========   ========
  EBITDA after minority interest......................  $357,158   $307,372   $256,169   $227,931   $210,634
PROPERTY DATA:
OCCUPANCY AT END OF PERIOD:
  Regional malls(5)...................................      86.4%      86.2%      85.6%      84.6%      85.2%
  Community shopping centers..........................      95.1%      94.6%      89.3%      89.3%      86.4%
  Total tenant sales (millions)(6)....................  $  6,868   $  6,504   $  6,291   $  5,968   $  5,539
NUMBER OF PORTFOLIO PROPERTIES AT END OF PERIOD:
  Regional malls......................................        62         59         54         53         53
  Specialty retail and mixed-use......................         5          5          5          5          4
  Community shopping centers..........................        55         55         55         52         51
                                                        --------   ---- ----  ---- ----  ---- ----  ---- ----
          Total.......................................       122        119        114        110        108
                                                        ========   ========   ========   ========   ========
AVERAGE RENT PER SQUARE FOOT AT THE END OF PERIOD(7):
  Regional malls(5)...................................  $  18.68   $  17.43   $  16.91   $  16.14   $  14.96
  Community shopping centers..........................  $   7.27   $   7.09   $   6.88   $   6.78   $   6.27
GLA AT END OF PERIOD (IN THOUSANDS OF SQUARE FEET)....    62,232     58,200     54,042     52,404     51,375

- ---------------
  SPG SUMMARY HISTORICAL FOOTNOTES

(1) See Note 4 to the Financial Statements of SPG contained in SPG's Annual Report on Form 10-K for the year ended December 31, 1995 incorporated by reference into this Prospectus/Joint Proxy Statement which describes 1995 and 1994 real estate acquisitions.

(2) Interest expense for the year ended December 31, 1994 includes $27.2 million of additional contingent interest paid in connection with the refinancing of a property. The property lender was entitled to participate in the appreciated market value of the property upon refinancing. None of the other mortgages or debt instruments affecting the SPG Portfolio Properties contains similar provisions and SPG's management does not presently expect to enter into financing arrangements with similar participation features in the future. Accordingly, SPG's management considers the payment made to the lender unusual in nature. As explained in footnote (3) below, unusual or extraordinary items are excluded for purposes of computing Funds From Operations. Accordingly, this item has been excluded from Funds From Operations in this table.

(3) Funds From Operations, as used in the above table and as defined by NAREIT, means the consolidated net income of the SPG Operating Partnership without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on SPG's ownership interest, of Funds From Operations of unconsolidated entities, all determined on a consistent basis in accordance with generally accepted accounting principles. SPG's management believes that Funds From Operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds From Operations is presented to assist investors in analyzing the performance of SPG. SPG's method of calculating Funds From Operations may be different from the methods used by other REITs. Funds From Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of Funds From Operations. The modified definition provides that amortization of deferred financing costs and depreciation of nonrental real estate assets are no longer to be added back to net income in arriving at Funds From Operations. The modified definition was adopted for the period ended March 31, 1996. If the modified definition had been adopted in each of the prior periods, Funds From Operations of SPG Operating Partnership would have been $41,936 for the three month period ended March 31, 1995 and $197,909 and $167,761 for the years ended December 31, 1995 and 1994, respectively. Similarly, Funds From Operations allocable to SPG would have been $23,882 for the three month period ended March 31, 1995 and $119,339 and $92,604 for 1995 and 1994, respectively.

(4) Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all properties. EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners.
    EBITDA: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. SPG's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. SPG's method of calculating EBITDA may be different from the methods used by other REITs. SPG's weighted average share of the operating results for the three months ended March 31, 1996 and 1995 was 61.0% and 57.0% and was 60.3%, 55.2% and 52.2% in 1995, 1994 and 1993, respectively. SPG's share of the SPG Operating Partnership was 61.1% and 57.7% at March 31, 1996 and 1995, respectively, and was 61.0% and 56.4% at December 31, 1995 and 1994, respectively.

(5) Includes mall and freestanding stores at regional malls. Also includes non-anchor specialty centers and the retail space at mixed-use properties.

(6) Based on reports of sales furnished by tenants. Does not include sales by retailers that own their own stores or are otherwise not required to report sales.

(7) Represents annualized base rent per leased square foot of mall and freestanding Owned GLA at regional malls and Owned GLA at community shopping centers.

SUMMARY HISTORICAL FINANCIAL DATA OF DRC

     The following summary historical financial data of DRC and summary combined historical financial data of the DRC Predecessor (as defined in the "GLOSSARY") are derived from the Consolidated Financial Statements of DRC and the combined financial statements of the DRC Predecessor incorporated by reference into this Prospectus/Joint Proxy Statement.

                                                                                      DRC
                                                                       ----------------------------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                               AND PROPERTY DATA)
                                                                        FOR THE THREE MONTHS ENDED MARCH
                                                                                      31,
                                                                       ----------------------------------
                                                                          1996                   1995
                                                                       ----------             -----------
OPERATING DATA:
Total revenue........................................................  $   88,426             $    79,229
Depreciation and amortization........................................      15,525                  14,160
Operating income before interest.....................................      39,744                  36,812
Interest expense.....................................................      29,524                  30,873
Income before extraordinary items....................................      13,766                  11,739
Extraordinary items..................................................       9,191                      --
                                                                       ----------              ----------
Income of DRC Operating Partnership after extraordinary items........      22,957                  11,739
Less--limited partners' interest in DRC Operating Partnership........      (8,762)                 (4,842)
                                                                       ----------              ----------
Net income...........................................................  $   14,195             $     6,897
                                                                       ==========              ==========
EARNINGS PER SHARE OF COMMON STOCK:
Income before extraordinary items....................................  $     0.15             $      0.14
Extraordinary items..................................................        0.10                      --
                                                                       ----------              ----------
Net income...........................................................  $     0.25             $      0.14
                                                                       ==========              ==========
Distributions per share of common stock..............................  $     0.32             $      0.32
Weighted average shares outstanding..................................      55,610                  48,982
BALANCE SHEET DATA:
Investment properties, net...........................................  $1,330,507             $ 1,216,882
Total assets.........................................................   1,600,914               1,558,005
Mortgages and notes payable (1)......................................   1,470,274               1,408,501
Limited partners' interest in DRC Operating Partnership..............       8,295                   5,332
Stockholders' equity.................................................  $   13,451             $     7,593
OTHER DATA:
Cash flow provided by (used in):
  Operating activities...............................................  $   32,037             $    29,292
  Investing activities...............................................     (17,864)                 (3,290)
  Financing activities...............................................     (32,651)                (26,116)
DRC Operating Partnership's share of cash generated before debt
  repayments and capital expenditures(2).............................  $   33,700             $    28,700
                                                                       ==========              ==========
Cash generated before debt repayments and capital expenditures
  applicable to DRC's shareholders(3)................................  $   20,800             $    16,900
                                                                       ==========              ==========

                                                                                      DRC
                                                                       ----------------------------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                               AND PROPERTY DATA)
                                                                        FOR THE THREE MONTHS ENDED MARCH
                                                                                      31,
                                                                       ----------------------------------
                                                                          1996                   1995
                                                                       ----------             -----------
EBITDA(4):
Wholly-owned and consolidated joint venture properties...............  $   55,322             $    51,025
Non-consolidated joint venture portfolio properties..................      21,795                  23,036
                                                                       ----------              ----------
Total of properties..................................................  $   77,117             $    74,061
                                                                       ==========              ==========
EBITDA after minority interest.......................................  $   63,449             $    59,510
PROPERTY DATA:
OCCUPANCY AT END OF PERIOD:
  Mall GLA leased at end of period...................................        84.2%                   84.0%
  Mall store sales (thousands).......................................  $  612,300             $   590,200
NUMBER OF PORTFOLIO PROPERTIES AT END OF PERIOD:
  Regional malls.....................................................          50                      51
  Community shopping centers.........................................          11                      11
                                                                       ----------              ----------
     Total...........................................................          61                      62
                                                                       ==========              ==========

                                                   DRC                                 DRC PREDECESSOR
                                       ---------------------------   ---------------------------------------------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                        FOR THE        FOR THE
                                         FOR THE      PERIOD FROM    PERIOD FROM
                                        YEAR ENDED    APRIL 21 TO    JANUARY 1 TO
                                       DECEMBER 31,   DECEMBER 31,    APRIL 20,       FOR THE YEAR ENDED DECEMBER 31,
                                       ------------   ------------   ------------   ------------------------------------
                                           1995           1994           1994          1993         1992         1991
                                       ------------   ------------   ------------   ----------   ----------   ----------
OPERATING DATA:
Total revenue........................   $   332,657    $   228,943     $ 95,272     $  308,955   $  295,899   $  281,835
Depreciation and amortization........        58,603         39,578       16,616         54,227       54,751       48,939
Operating income before interest.....       155,556        104,672       43,008        135,200      118,204      122,293
Interest expense.....................       124,567         87,040       44,119        152,683      155,927      157,070
Income (loss) before extraordinary
  items..............................        46,343         27,668        3,905         (9,762)     (25,448)     (22,095)
Extraordinary items..................       (11,267)        (8,932)          --             --           --           --
                                         ----------     ----------      -------     ----------   ----------   ----------
Income (loss) of the DRC Operating
  Partnership after extraordinary
  items..............................        35,076         18,736        3,905         (9,762)     (25,448)     (22,095)
                                         ----------     ----------      -------     ----------   ----------   ----------
Less--limited partners' interest in
  the DRC Operating Partnership......        14,165          7,728           --             --           --           --
                                         ----------     ----------      -------     ----------   ----------   ----------
Net income (loss)....................   $    20,911    $    11,008     $  3,905     $   (9,762)  $  (25,448)  $  (22,095)
                                         ==========     ==========      =======     ==========   ==========   ==========
EARNINGS PER COMMON SHARE:
Income before extraordinary items....   $      0.53    $      0.34      N/A            N/A          N/A          N/A
Extraordinary items..................         (0.13)         (0.11)     N/A            N/A          N/A          N/A
                                         ----------     ----------
Net income (loss)....................   $      0.40    $      0.23      N/A            N/A          N/A          N/A
                                         ==========     ==========
Distributions per common share.......   $      1.26    $     0.875      N/A            N/A          N/A          N/A
Weighted average shares
  outstanding........................        51,687         48,372      N/A            N/A          N/A          N/A
BALANCE SHEET DATA:
Investment properties, net...........   $ 1,219,325    $ 1,217,838      N/A         $1,228,453   $1,257,962   $1,215,663
Total assets.........................     1,531,994      1,572,970      N/A          1,645,080    1,683,717    1,674,802
Mortgages and notes payable(1).......     1,348,573      1,409,827      N/A          1,628,711    1,612,748    1,569,798
Limited partners' interest in the DRC
  Operating Partnership..............        17,142         11,253      N/A                 --           --           --
Shareholders' equity and owners'
  (deficit)..........................   $    27,673    $    16,026      N/A         $ (114,702)  $  (79,524)  $  (68,933)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities...............   $   108,900       N/A           N/A            N/A          N/A          N/A
  Investing activities...............       (47,542)      N/A           N/A            N/A          N/A          N/A
  Financing activities...............       (74,406)      N/A           N/A            N/A          N/A          N/A
DRC Operating Partnership's share of
  cash generated before debt
  repayments and capital
  expenditures(2)....................   $   129,600       N/A           N/A            N/A          N/A          N/A
Cash generated before debt repayments
  and capital expenditures applicable
  to DRC's shareholders(3)...........   $    77,900       N/A           N/A            N/A          N/A          N/A

                                                      (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
                                                   1995         1994         1993         1992         1991
                                                ----------   ----------   ----------   ----------   ----------
EBITDA(4):
Wholly-owned and consolidated joint venture
  portfolio properties........................  $  214,369   $  207,932   $  189,427   $  177,437   $  171,232
Non-consolidated joint venture properties.....      95,563       92,796       85,325       81,277       75,491
                                                ----------   ----------   ----------   ----------   ----------
Total of portfolio properties.................  $  309,932   $  300,728   $  274,752   $  258,714   $  246,723
                                                ==========   ==========   ==========   ==========   ==========
EBITDA after minority interest................  $  251,563   $  240,740   $  217,508   $  201,902   $  179,156
PROPERTY DATA:
OCCUPANCY AT END OF PERIOD:
  Mall GLA leased at end of year..............        84.4%        85.0%        86.2%        87.2%        88.7%
  Mall store sales............................  $2,813,254   $2,786,625   $2,805,182   $2,782,239   $2,682,069
NUMBER OF PROPERTIES AT END OF PERIOD:
  Regional malls..............................          51           51           51           51           51
  Community shopping centers..................          11           11           11           11           11
                                                ----------   ----------   ----------   ----------   ----------
     Total....................................          62           62           62           62           62
                                                ==========   ==========   ==========   ==========   ==========
AVERAGE BASE RENT PER SQUARE FOOT FOR
  DEBARTOLO MALLS.............................  $    19.78   $    19.39   $    18.49   $    17.54   $    16.40
MALL GLA (IN THOUSANDS OF SQUARE FEET)........      15,163       15,300       14,945       14,886       14,926

- ---------------
DRC SUMMARY HISTORICAL FOOTNOTES

(1) DRC's pro rata share of mortgages and notes payable (including nonconsolidated joint ventures) was $1,555,099 as of December 31, 1995.

(2) Industry analysts generally consider cash generated before debt repayments and capital expenditures (also commonly referred to as funds from operations) to be an appropriate measure of the performance of an equity REIT. Cash generated before debt repayments and capital expenditures represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (other than adjacent land located at DRC properties after April 21, 1994), plus depreciation and amortization and other non-cash items. DRC's management believes that cash generated before debt repayments and capital expenditures is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Cash generated before debt repayments and capital expenditures is presented to assist investors in analyzing the performance of DRC. DRC's method of calculating cash generated before debt repayments and capital expenditures may be different from the methods used by other REITs to calculate funds from operations. Cash generated before debt repayments and capital expenditures: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of cash generated before debt repayments and capital expenditures. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at cash generated before debt repayments and capital expenditures. The modified definition was adopted for the period ended March 31, 1996 and included the add-back of certain formation costs of $2,400 for such period as an unusual item. The cash generated before debt repayments and capital expenditures for the three month period ended March 31, 1995 has been restated to $28,400 from $28,700, which includes the add-back of certain formation costs of $3,900 for such period as an unusual item. If the modified definition had been adopted in each of the prior periods, cash generated before debt repayments and capital expenditures would have been $128,200 for the period ended December 31, 1995, which includes the add-back of certain formation costs of $12,700 for such period as an unusual item.

(3) Represents DRC's share of cash generated before debt repayments and capital expenditures.

(4) Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all properties. EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners.
    EBITDA: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. DRC's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. DRC's method of calculating EBITDA may be different from the methods used by other REITs. DRC's weighted average share of the operating results for the three months ended March 31, 1996 and 1995 was 61.8% and 58.8% and was 59.6% in 1995. DRC's share of the DRC Operating Partnership was 61.9% and 58.8% at March 31, 1996 and 1995, respectively, and was 61.8% and 58.8% at December 31, 1995 and 1994, respectively.

SIMON DEBARTOLO GROUP PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (UNAUDITED)

     The accompanying financial statements present the unaudited pro forma combined condensed Balance Sheet of the Simon DeBartolo Group as of March 31, 1996 and the unaudited pro forma combined condensed Statement of Operations of the Simon DeBartolo Group for the three month period ended March 31, 1996 and for the year ended December 31, 1995.

     The unaudited pro forma combined condensed Balance Sheet as of March 31, 1996 is presented as if the Merger and the Other Transactions had occurred on March 31, 1996. The unaudited pro forma combined condensed Statement of Operations for the three month period ended March 31, 1996 and for the year ended December 31, 1995 are presented as if the Merger and the Other Transactions had occurred as of January 1, 1995 and carried forward through March 31, 1996.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of SPG and DRC. The assumptions give effect to the Merger and the Other Transactions under the purchase method of accounting in accordance with generally accepted accounting principles and the combined entity qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of SPG and DRC incorporated by reference into this Prospectus/Joint Proxy Statement.

                             SIMON DEBARTOLO GROUP

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                        MERGER AND
                                                                                          OTHER              PRO
                                                                                       TRANSACTIONS         FORMA
                                                         SPG               DRC          PRO FORMA          COMBINED
                                                   (HISTORICAL)(A)   (HISTORICAL)(A)   ADJUSTMENTS        CONDENSED
                                                   ---------------   ---------------   ------------       ----------
ASSETS:
  Investment in properties, partnerships and
     joint ventures, net.........................    $ 2,081,210       $ 1,376,241      $ 1,611,668(B)    $5,069,119
  Cash, cash equivalents and short-term
     investments.................................         45,145            27,133          (36,200)(C)       36,078
  Receivables....................................        138,901            42,137          (26,293)(D)      154,745
  Note receivable from the SPG Management
     Company.....................................         91,478                --               --           91,478
  Other assets...................................        121,105           118,967          (60,150)(E)      179,922
                                                      ----------        ----------       ----------       ----------
          TOTAL ASSETS...........................    $ 2,477,839       $ 1,564,478      $ 1,489,025       $5,531,342
                                                      ==========        ==========       ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
  Mortgages and other notes payable..............    $ 1,995,620       $ 1,470,274      $    22,438(F)    $3,488,332
  Accounts payable, accrued expenses and other
     liabilities.................................        167,548            72,458            5,616(G)       245,622
  Investment in the SPG Management Company.......         20,223                --               --           20,223
                                                      ----------        ----------       ----------       ----------
          TOTAL LIABILITIES......................      2,183,391         1,542,732           28,054        3,754,177
                                                      ----------        ----------       ----------       ----------
LIMITED PARTNERS' INTEREST IN THE OPERATING
  PARTNERSHIP....................................         78,366             8,295          563,424(H)       650,085
STOCKHOLDERS' EQUITY:
  Preferred stock................................         99,923                --               --           99,923
  Common stock...................................              7               555             (551)(H)           11
  Capital in excess of par value.................        269,771            12,896          898,098(H)     1,180,765
  Accumulated deficit............................       (146,702)               --               --         (146,702)
  Unamortized restricted stock award.............         (6,917)               --               --           (6,917)
                                                      ----------        ----------       ----------       ----------
          TOTAL STOCKHOLDERS' EQUITY.............        216,082            13,451          897,547        1,127,080
                                                      ----------        ----------       ----------       ----------
          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY...............................    $ 2,477,839       $ 1,564,478      $ 1,489,025       $5,531,342
                                                      ==========        ==========       ==========       ==========

The accompanying notes and management's assumptions are an integral part of this statement.

  SIMON DEBARTOLO GROUP--NOTES AND MANAGEMENT ASSUMPTIONS TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

  1. Accounting Treatment

     The exchange of DRC Common Stock for SPG Common Stock, the Merger, and the transfer by the SPG and the SPG Limited Partners' interests in the SPG Operating Partnership to the DRC Operating Partnership under the contribution agreement technically result in a reverse merger for financial reporting purposes. In substance, DRC and the DRC Limited Partners' interests in the DRC Operating Partnership are being acquired and accordingly will be adjusted to fair value in connection with the application of purchase accounting. The interests transferred by SPG and SPG Limited Partners to the DRC Operating Partnership have been appropriately reflected at historical cost.

  2. Adjustments To Pro Forma Combined Condensed Balance Sheet

(A)   Certain reclassifications have been made to the SPG and DRC historical balance sheets to conform to the desired pro forma combined condensed balance sheet presentation.
(B)
      Represents adjustments to record the Merger and the Other Transactions in accordance with the purchase method of accounting, based upon an assumed purchase price of $1,505,317 assuming a market value of SPG Common Stock of $24.25 (which was the closing price of
      SPG's Common Stock on May 31, 1996), and the Exchange Ratio of 0.68 as follows:
      Value of DRC Common Stock (55,712,529 shares outstanding immediately prior to the Merger) and 34,203,623 DRC Operating Partnership interests multiplied by
           the Exchange Ratio and the market value of SPG Common Stock.............   $1,482,717
      Merger and the Other Transactions costs (see below)..........................       22,600
                                                                                     -----------
                                                                                      $1,505,317
                                                                                       =========
      Estimated fees and expenses related to the Merger and the Other Transactions, as follows:
      Advisory fees................................................................      $11,000
      Legal and accounting.........................................................        6,200
      Severance and relocation costs...............................................       19,000
                                                                                     -----------
                                                                                          36,200
      Less DRC expenses............................................................       13,600
                                                                                     -----------
      SPG transaction costs........................................................      $22,600
                                                                                       =========
      Adjustment to reflect investment in properties, partnerships and joint ventures, net at fair value:
      Purchase price (see above)...................................................   $1,505,317
      Historical book value of DRC equity acquired as of the Effective Time:
      Historical book value of the DRC Operating Partnership.......................     (21,746)
      To adjust equity for the Stay Bonus and to reflect accelerated vesting of accrued compensation settled with DRC Common Stock (for a description of the
           Stay Bonus, see "THE MERGER--Certain Provisions Relating to Employee
           Benefits and Incentive Plans--Stock Incentive Plans")...................        5,616
      To reflect DRC's expenses associated with the Merger and the Other
      Transactions (for a description of the Other Transactions, see "THE
           MERGER--Certain Transactions and Agreements Related to the Merger").....       13,600
                                                                                     -----------
                                                                                        $(2,530)
                                                                                       =========

      Adjustments to reflect certain assets and liabilities of DRC at fair value:
      Receivables (see Note (D))...................................................       26,293
      Other assets (see Note (E))..................................................       60,150
      Mortgages and other notes payable (see Note (F)).............................       22,438
                                                                                     -----------
      Adjustment required to reflect investment in properties, partnerships and
      joint ventures, net at fair value............................................   $1,611,668
                                                                                       =========
(C)
      To reflect the decrease in cash and cash equivalents due to the estimated
      Merger and the Other Transactions costs, including expenses of DRC...........    $(36,200)
                                                                                       =========
(D)
      To reflect the adjustment to eliminate DRC's deferred asset related to the
      straight-lining of rent related to leases....................................    $(26,293)
                                                                                       =========
(E)
      Adjustments to other assets:
      To eliminate deferred financing, interest rate buy-downs and similar costs
      related to mortgages and other notes payable and organization costs..........    $(55,202)
      To adjust DRC's historical basis in the DRC Management Company to estimated
      fair market value of $15,000.................................................       14,237
      To eliminate deferred leasing costs..........................................     (19,185)
                                                                                     -----------
                                                                                       $(60,150)
                                                                                       =========
(F)
      To record a premium required to adjust mortgages and other notes payable to fair value using a discount rate estimated on an instrument by instrument
      basis........................................................................      $22,438
                                                                                       =========
(G)
      To record accrued compensation expense related to the Stay Bonus ($8,424 and
      DRC Common Stock issued in the amount of $1,318) and to reflect the accelerated vesting of accrued compensation settled with DRC Common Stock
      ($1,490).....................................................................       $5,616
                                                                                       =========
(H)
      To adjust DRC's shareholders' equity and the DRC Limited Partners' interests to reflect the issuance of 37,884,520 shares of SPG Common Stock and the conversion of the DRC
      Limited Partners' interests in the DRC Operating Partnership into Units in the Operating
      Partnership at the Exchange Ratio (assuming that there are 55,712,529 shares of DRC Common
      Stock and 34,203,623 DRC Limited Partners' interests outstanding immediately prior to the
      Effective Time) with an assumed value of $24.25 per SPG share (which was the closing price of SPG's Common Stock on May 31, 1996), and per Unit, respectively, in exchange for substantially all of the outstanding DRC Common Stock and DRC Interests, as follows:

                                                                                            TOTAL                        TOTAL
                                                                                           COMMON                      EQUITY OF
                                                                                        STOCKHOLDERS'     LIMITED         THE
                                                                                             AND         PARTNERS'     OPERATING
                                                             CAPITAL IN                 SHAREHOLDERS'    INTEREST     PARTNERSHIP
                                                               EXCESS                   EQUITY BEFORE     IN THE        BEFORE
                                                    COMMON     OF PAR     ACCUMULATED   UNRESTRICTED     OPERATING     PREFERRED
                                                    STOCK      VALUE        DEFICIT      STOCK AWARD    PARTNERSHIP      UNITS
                                                    ------   ----------   -----------   -------------   -----------   -----------
    Value of Shares and Interests Acquired........  $   4    $  918,696    $      --     $   918,700     $ 564,017    $1,482,717
    Historical Value of SPG.......................      7       269,771     (146,702)        123,076        78,366       201,442
                                                    -----    ----------    ---------      ----------      --------    ----------
    Combined Equity...............................     11     1,188,467     (146,702)      1,041,776       642,383     1,684,159
    --------------------------------------------------------------------------------------------------------------------------
    Pro Forma Ownership...........................                                              61.4%         38.6%        100.0%
                                                                                          ==========      ========    ==========
    Pro Forma Equity..............................     11     1,180,765     (146,702)      1,034,074       650,085     1,684,159
    Less Historical Value of SPG..................      7       269,771     (146,702)        123,076        78,366       201,442
    Less Historical Value of DRC..................    555        12,896           --          13,451         8,295        21,746
                                                    -----    ----------    ---------      ----------      --------    ----------
    Pro Forma Adjustments.........................  $(551 )  $  898,098    $      --     $   897,547     $ 563,424    $1,460,971
                                                    =====    ==========    =========      ==========      ========    ==========

                             SIMON DEBARTOLO GROUP

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                MERGER AND
                                                                            OTHER TRANSACTIONS         PRO FORMA
                                              SPG              DRC              PRO FORMA               COMBINED
                                          (HISTORICAL)     (HISTORICAL)        ADJUSTMENTS             CONDENSED
                                          ------------     ------------     ------------------     ------------------
REVENUE
  Minimum rent..........................  $     78,454     $     56,554        $        940(A)        $    135,948
  Overage rent..........................         4,967            2,794                  --                  7,761
  Tenant reimbursements.................        46,656           23,040                  --                 69,696
  Other income..........................         9,367            6,038                  --                 15,405
                                             ---------        ---------           ---------              ---------
          Total revenue.................       139,444           88,426                 940                228,810
                                             ---------        ---------           ---------              ---------
EXPENSES
  Property and other operating
     expenses...........................        53,699           33,157              (2,500)(B)             84,356
  Depreciation and amortization.........        24,672           15,525               2,878(C)              43,075
                                             ---------        ---------           ---------              ---------
          Total expenses................        78,371           48,682                 378                127,431
                                             ---------        ---------           ---------              ---------
OPERATING INCOME........................        61,073           39,744                 562                101,379
INTEREST EXPENSE........................        38,566           29,524              (3,492)(D)             64,598
                                             ---------        ---------           ---------              ---------
INCOME BEFORE MINORITY INTEREST.........        22,507           10,220               4,054                 36,781
MINORITY PARTNERS' INTEREST.............          (503)              65                  --                   (438)
                                             ---------        ---------           ---------              ---------
INCOME BEFORE UNCONSOLIDATED ENTITIES...        22,004           10,285               4,054                 36,343
INCOME FROM UNCONSOLIDATED ENTITIES.....         1,828            3,481                  --                  5,309
                                             ---------        ---------           ---------              ---------
INCOME OF THE OPERATING PARTNERSHIP.....        23,832           13,766               4,054                 41,652
LESS LIMITED PARTNERS' INTEREST
  IN THE OPERATING PARTNERSHIP..........         8,485            5,254               1,555(E)              15,294
                                             ---------        ---------           ---------              ---------
NET INCOME FROM CONTINUING OPERATIONS...        15,347            8,512               2,499                 26,358
PREFERRED DIVIDENDS.....................         2,031               --                  --                  2,031
                                             ---------        ---------           ---------              ---------
NET INCOME FROM CONTINUING OPERATIONS
  AVAILABLE TO COMMON STOCKHOLDERS
  BEFORE EXTRAORDINARY ITEMS............  $     13,316     $      8,512        $      2,499           $     24,327
                                             =========        =========           =========              =========
NET INCOME BEFORE EXTRAORDINARY ITEMS
  PER SHARE OF COMMON STOCK.............  $       0.23     $       0.15                               $       0.25
                                             =========        =========                                  =========
WEIGHTED AVERAGE SHARES OUTSTANDING.....    58,382,176       55,610,000                                 96,266,696(F)
                                             =========        =========                                  =========

The accompanying notes and management's assumptions are an integral part of this statement.

                             SIMON DEBARTOLO GROUP

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                     MERGER AND
                                                                                       OTHER
                                                                                    TRANSACTIONS       PRO FORMA
                                                      SPG              DRC           PRO FORMA         COMBINED
                                                  (HISTORICAL)     (HISTORICAL)     ADJUSTMENTS        CONDENSED
                                                  ------------     ------------     ------------      -----------
REVENUE
  Minimum rent..................................  $    307,849     $    205,056       $  3,400(A)     $   516,305
  Overage rent..................................        23,278           12,924             --             36,202
  Tenant reimbursements.........................       191,535           82,147             --            273,682
  Other income..................................        30,995           32,530             --             63,525
                                                   -----------      -----------       --------        -----------
          Total revenue.........................       553,657          332,657          3,400            889,714
                                                   -----------      -----------       --------        -----------
EXPENSES
  Property and other operating expenses.........       209,782          118,498        (10,000)(B)        318,280
  Depreciation and amortization.................        92,739           58,603         11,444(C)         162,786
                                                   -----------      -----------       --------        -----------
          Total expenses........................       302,521          177,101          1,444            481,066
                                                   -----------      -----------       --------        -----------
OPERATING INCOME................................       251,136          155,556          1,956            408,648
INTEREST EXPENSE................................       150,224          124,567        (23,678)(D)        251,113
                                                   -----------      -----------       --------        -----------
INCOME BEFORE MINORITY INTEREST.................       100,912           30,989         25,634            157,535
MINORITY PARTNERS' INTEREST.....................        (2,681)           1,029             --             (1,652)
GAIN ON SALE OF ASSET...........................         1,871            5,460             --              7,331
                                                   -----------      -----------       --------        -----------
INCOME BEFORE UNCONSOLIDATED ENTITIES...........       100,102           37,478         25,634            163,214
INCOME FROM UNCONSOLIDATED
  ENTITIES......................................         1,403            8,865             --             10,268
                                                   -----------      -----------       --------        -----------
INCOME OF THE OPERATING
  PARTNERSHIP...................................       101,505           46,343         25,634            173,482
LESS LIMITED PARTNERS' INTEREST IN
  THE OPERATING PARTNERSHIP.....................        40,297(G)        18,715(G)       7,377(E)          66,389
                                                   -----------      -----------       --------        -----------
NET INCOME FROM CONTINUING OPERATIONS...........        61,208           27,628         18,257            107,093
PREFERRED DIVIDENDS.............................         1,490               --             --              1,490
                                                   -----------      -----------       --------        -----------
NET INCOME FROM CONTINUING OPERATIONS AVAILABLE
  TO COMMON STOCKHOLDERS BEFORE
  EXTRAORDINARY ITEMS...........................  $     59,718     $     27,628       $ 18,257        $   105,603
                                                   ===========      ===========       ========        ===========
NET INCOME BEFORE EXTRAORDINARY ITEMS PER SHARE
  OF COMMON STOCK...............................  $       1.08     $       0.53                       $      1.13
                                                   ===========      ===========                       ===========
WEIGHTED AVERAGE SHARES OUTSTANDING.............    55,312,078       51,687,000                        93,194,398(F)
                                                   ===========      ===========                       ===========

The accompanying notes and management's assumptions are an integral part of this statement.

  3. Adjustments To Pro Forma Combined Condensed Statement of Operations

     Immediately prior to the Merger and the Other Transactions, DRC will expense $8,424 in connection with the Stay Bonus which has not been included in the Pro Forma Combined Condensed Statement of Operations. DRC will also incur $13,600 of expenses in connection with the Merger and the Other Transactions which have not been included in the Pro Forma Combined Condensed Statement of Operations.

                                                                             FOR THE
                                                                           THREE MONTHS        FOR THE YEAR
                                                                              ENDED                ENDED
                                                                          MARCH 31, 1996     DECEMBER 31, 1995
                                                                          --------------     -----------------
(A)   To recognize revenue from straight-lining rent related to leases which will be reset in connection with the Merger and the Other
      Transactions......................................................    $      940          $     3,400
                                                                            ==========           ==========
(B)   To reflect cost savings to eliminate duplicative public company costs and other identified redundancies which have been estimated based upon historical costs for those items as a result of the
      Merger and the Other Transactions.................................    $   (2,500)         $   (10,000)
                                                                            ==========           ==========
(C)   To reflect the increase in depreciation as a result of recording the investment properties of DRC at acquisition value versus historical cost and utilizing an estimated useful life of 35 years offset by the decrease in amortization expense as a result of the
      elimination of deferred leasing costs.............................    $    2,878          $    11,444
                                                                            ==========           ==========
(D)   To reflect the following adjustments to interest expense:
      (1) To reflect the elimination of amortization of deferred mortgage costs related to DRC written-off in connection with the
          Merger and the Other Transactions.............................    $   (2,557)         $   (18,929)
      (2) To reflect the amortization of the premium required to adjust
          mortgages and other notes payable to fair value...............          (935)              (4,749)
                                                                            ----------           ----------
                                                                            $   (3,492)         $   (23,678)
                                                                            ==========           ==========
(E)   To adjust the allocation of the Limited Partners' interest in the net income of the Operating Partnership, after consideration of the preferred unit distribution, that will not be owned by Simon
      DeBartolo Group. The Limited Partners' pro forma ownership interest for the three months ended March 31, 1996 and for the
      year ended December 31, 1995 was 38.6%............................    $    1,555          $     7,377
                                                                            ==========           ==========
(F)   The pro forma weighted average shares outstanding is computed as follows:
      SPG Historical Weighted Average Shares Outstanding................    58,382,176           55,312,078
      Issuance of shares of SPG Common Stock in connection with the
      Merger and the Other Transactions (assuming that there are
      55,712,529 shares of DRC Common Stock outstanding immediately
      prior to the Effective Time)......................................    37,884,520           37,882,320
                                                                            ----------           ----------
                                                                            96,266,696           93,194,398
                                                                            ==========           ==========
(G) The historical amounts of the Limited Partners' interest in the operating partnership of SPG and DRC have been adjusted to exclude the Limited Partners' pro rata share of historical extraordinary items ($1,348 for SPG and $4,550 for DRC). The adjustments were required to determine the Limited Partners' interest in pro forma income of the Operating Partnerships from continuing operations.

                       DESCRIPTION OF SPG'S CAPITAL STOCK

     The following summary is a description of certain provisions of the SPG Charter and SPG By-laws. This summary does not purport to be complete and is qualified by reference to the SPG Charter and SPG By-laws, which have been filed as exhibits to the Registration Statement of which this Prospectus/Joint Proxy Statement is a part. See also "CERTAIN PROVISIONS OF SPG'S CHARTER AND BY-LAWS AND OF MARYLAND LAW" and "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS." Except as otherwise discussed below or in the section "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS," the provisions of the SPG Charter and SPG By-laws described below will continue to apply to the Simon DeBartolo Group and will not be affected by (i) the Amended SPG Charter and Amended SPG By-laws, if the Required Vote is obtained, and (ii) the Alternative Amended SPG Charter and Alternative Amended SPG By-laws, if the Required Vote is not obtained but the Majority Approval Vote is obtained.

GENERAL

     Under the SPG Charter, the total number of shares of all classes of capital stock that SPG has authority to issue is 412,000,000 shares, par value $0.0001 per share, currently consisting of 246,000,000 shares of SPG Common Stock, 12,000,000 shares of Class B Common Stock, 4,000,000 shares of Series A Preferred Stock and 150,000,000 shares of Excess Stock. An increase in the amount of authorized capital stock is proposed. The SPG Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series. If approved by the Required Vote, 4,000 shares of Class C Common Stock will be authorized. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

SPG COMMON STOCK AND CLASS B COMMON STOCK

     All outstanding shares of SPG Common Stock and Class B Common Stock are duly authorized, fully paid and nonassessable. Holders of SPG Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of Class B Common Stock (and, if the Required Vote is obtained, the Class C Common Stock). Holders of SPG Common Stock and Class B Common Stock have no right to cumulative voting for the election of directors. Subject to preferential rights with respect to the Series A Preferred Stock, the holders of SPG Common Stock and Class B Common Stock (and, if the Required Vote is obtained, the Class C Common Stock) are entitled to receive ratably such dividends as may be declared by the SPG Board of Directors out of funds legally available therefor. If SPG is liquidated, subject to the right of the holders of Series A Preferred Stock (including any Excess Stock into which such Series A Preferred Stock has been converted) to receive preferential distributions, each outstanding share of SPG Common Stock and Class B Common Stock (and, if the Required Vote is obtained, the Class C Common Stock), including shares of Excess Stock (other than those issued upon the conversion of Series A Preferred Stock), if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of SPG.

     The holders of Class B Common Stock currently are entitled to elect four Class B Directors. If the Simons sell or otherwise transfer to unaffiliated parties 50% or more of their aggregate Ownership Interest in SPG (including all SPG Common Stock, Class B Common Stock and SPG Units convertible into SPG Common Stock), then the holders of the Class B Common Stock will be entitled to elect only two Class B Directors.

     Shares of Class B Common Stock may be converted at the holder's option into shares of SPG Common Stock. If the Simons' aggregate equity interest in SPG on a fully diluted basis has been reduced to less than five percent, the outstanding shares of Class B Common Stock convert automatically into an equal number of shares of SPG Common Stock. Shares of Class B Common Stock also convert automatically into an equal number of shares of SPG Common Stock upon the sale or transfer thereof to a person not affiliated with the Simons. Holders of shares of SPG Common Stock and Class B Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of SPG.

     Pursuant to the MGCL, a corporation generally cannot dissolve, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the Board of Directors and by the affirmative vote of at least two-thirds of the votes entitled to cast on the matter.

     The SPG Partnership Agreement further provides that SPG may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the SPG Operating Partnership, which merger requires the approval of the holders of a majority of the SPG Units. This voting requirement might limit the possibility for acquisition or change in control of SPG, even if some of SPG's stockholders deem such a change to be in SPG's and their best interest.

PROPOSED CLASS C COMMON STOCK

     It is contemplated that a new class of SPG capital stock, denoted Class C Common Stock, will be created in connection with the proposed Merger. For a complete description of the terms applicable to such proposed Class C Common Stock, see "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

SERIES A PREFERRED STOCK

     Series A Preferred Stock ranks, with respect to dividends, voting, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation, senior to SPG Common Stock and Class B Common Stock (and, if the Required Vote is obtained, Class C Common Stock). Classification of authorized but unissued capital stock into additional shares of preferred stock and issuance thereof, unless ranking junior to or on a parity with Series A Preferred Stock, must be approved by an 80% vote of the holders of Series A Preferred Stock. See "--Series A Preferred Stock-- Voting Rights," below. The Series A Preferred Stock has no preemptive rights and is not subject to any sinking fund or other obligation of SPG to purchase or redeem it.

  DIVIDENDS

     Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of the greater of either (i) $0.5078125 per share per calendar quarter, or (ii) the aggregate amount of dividends paid since the end of the previous calendar quarter on the number of shares of SPG Common Stock into which each share of Series A Preferred Stock is convertible, in either case payable in arrears when and as declared by the SPG Board of Directors, out of funds legally available therefor, on the last business day of each quarter. Dividends are cumulative from the payment date of any such declaration and accrue whether or not there are funds of SPG legally available for the payment of such dividends.

     SPG may not declare or pay any dividend on the SPG Common Stock or the Class B Common Stock (and, if the Required Vote is obtained, Class C Common Stock) or on any other class of stock ranking junior to Series A Preferred Stock as to dividends and upon liquidation, distribution or winding up of SPG (the SPG Common Stock, Class B Common Stock (and, if the Required Vote is obtained, Class C Common Stock), and any other such junior class being referred to as the "Junior Stock"), other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and SPG may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or make any distribution in respect thereof, in each case, either directly or indirectly and whether in cash or property or in obligations or shares of SPG, unless and until such time as all accrued and unpaid dividends with respect to Series A Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to Series A Preferred Stock.

  REDEMPTION

     SPG may not redeem any shares of the Series A Preferred Stock unless all accrued and unpaid dividends on Series A Preferred Stock shall have been paid or are contemporaneously declared and paid in full. If such dividends have been paid or will be paid contemporaneously, the Series A Preferred Stock is redeemable:

          (i) by each holder thereof, at any time after SPG notifies the holder that SPG intends to issue to a "foreign person" (as defined in Section 897(h)(4)(B) of the Code) an amount of SPG's equity securities sufficient to give the "foreign person" a 48% or larger share of SPG's outstanding equity securities, at a redemption price of $25.00 per share;

          (ii) by SPG, after October 26, 1997, if the closing price of the SPG Common Stock on 20 out of any 30 consecutive trading days is more than 120% of the then-current Conversion Price (as defined in the "GLOSSARY"), at a redemption price--payable in shares of SPG Common Stock--of the number of shares of SPG Common Stock into which the Series A Preferred Stock is then convertible; and

          (iii) by SPG, after October 26, 2000, at a specified price per share that begins at $26.75 (beginning October 26, 2000) and decreases at a rate of $0.25 per year to a price of $25.00 (beginning October 26, 2007, and thereafter).

     Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise re-acquired by SPG become authorized but unissued SPG Common Stock and may be reissued as SPG Common Stock or may be reclassified into any other class or series of stock.

  LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the affairs of SPG (any or all of such events, a "liquidation"), whether voluntary or involuntary, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of SPG, before any payment shall be made to the holders of the Junior Stock, an amount equal to $25 per share, plus an amount equal to any unpaid cumulative dividends on Series A Preferred Stock

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accrued to the date when such payment shall be made available to the holders thereof. Neither a consolidation or merger of SPG with or into any other corporation or corporations, nor a sale or transfer by SPG of all or substantially all of its assets, nor a statutory share exchange in which stockholders of SPG may participate shall be deemed to be a liquidation of SPG.

  VOTING RIGHTS

     As noted previously, SPG may not, without the approval of the holders of 80% of Series A Preferred Stock, voting as a single class, (a) classify or authorize the issuance of any new, or increase the authorized number of shares of any existing, class of capital stock of SPG which would be senior or superior as to dividends or upon liquidation to Series A Preferred Stock, or (b) take any action to cause any amendment, alteration or repeal of any of the provisions of the SPG Charter that would adversely affect, alter or change the rights of holders of Series A Preferred Stock.

     In addition, the holders of Series A Preferred Stock have the right to vote with the holders of the SPG Common Stock on all other matters. In such votes, holders of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of SPG Common Stock, including fractional shares, into which Series A Preferred Stock is convertible (as of March 31, 1996, 0.9523809 votes per share of Series A Preferred Stock) pursuant to the Conversion Formula.

     If dividends on Series A Preferred Stock are in arrears and are unpaid for any four consecutive calendar quarters, then the holders of Series A Preferred Stock (voting as a separate class) have an additional right to vote on any acquisition of SPG by any other entity, including by merger, consolidation or reorganization, as well as on the sale of all or substantially all of SPG's assets. This separate voting right does not arise, however, if (i) SPG's stockholders will have at least 50% of the aggregate voting power of the surviving entity following the merger, consolidation, reorganization or other acquisition, or (ii) the terms of the acquisition or sale provide for the contemporaneous full payment of all accrued and unpaid dividends on the Series A Preferred Stock.

  CONVERSION AND REDEMPTION RIGHTS

     At any time on or after October 26, 1997, the holders of Series A Preferred Stock have the right to convert any or all of their shares into fully paid and nonassessable shares of SPG Common Stock, pursuant to the Conversion Formula. As of March 31, 1996, the Conversion Formula provided a ratio of 0.9523809 shares of SPG Common Stock for each share of Series A Preferred Stock. The conversion rate is to be adjusted based on the occurrence of certain events, such as stock splits or dividends, as provided in the SPG Charter. Whenever SPG shall call for redemption any Series A Preferred Stock, the conversion rights of the holders shall terminate as to the shares called for redemption at the close of business on the business day next preceding the redemption date unless a default shall have been made in the payment of the redemption price or in the conversion thereof. All shares of Series A Preferred Stock converted into SPG Common Stock shall be retired and canceled and shall resume the status of authorized but unissued shares of SPG Common Stock.

RESTRICTIONS ON TRANSFER

     The SPG Charter contains (and the Amended SPG Charter and Alternative Amended SPG Charter will both contain) certain restrictions on the number of shares of capital stock of the Simon DeBartolo Group (including the SPG Common Stock, Class B Common Stock, Series A Preferred Stock and, if the Required Vote is obtained, Class C Common Stock) that individual stockholders may own. For the Simon DeBartolo Group to qualify as a REIT under the Code, not more than 50% in value of the outstanding capital stock of the Simon DeBartolo Group may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year). The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Simon DeBartolo Group's gross income must be from particular activities. See "RISK FACTORS-- Certain Tax Risks--Limits on Ownership Necessary to Maintain REIT Qualification." Because the management of SPG currently believes it is essential for the Simon DeBartolo Group to maintain its status as a REIT, the provisions of the Amended SPG Charter and the Alternative Amended SPG Charter with respect to Excess Stock will both contain restrictions on the acquisition of its capital stock intended to ensure compliance with these requirements. See "POLICIES OF THE SIMON DeBARTOLO GROUP--Dividend and Distribution Policies."

     The Amended SPG Charter and the Alternative Amended SPG Charter will both provide that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit, which will be equal to six percent (24% in the case of the Simons) of any class of capital stock of the Simon DeBartolo Group (calculated based on the lower of outstanding shares, voting power or value). The Ownership Limit under the SPG Charter is currently 4.9% (30% in the case of the Simons). In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the Ownership Limit, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess

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

of the Ownership Limit would be deemed void ab initio and the intended transferee would acquire no rights in such shares of stock. Such shares of stock would automatically be converted into shares of Excess Stock, according to rules set forth in the SPG Charter (and the Amended SPG Charter and the Alternative Amended SPG Charter), to the extent necessary to ensure that the purported transfer or other event does not result in ownership of shares of stock in violation of the Ownership Limit. The board of directors of the Simon DeBartolo Group may exempt a person from the Ownership Limit if they receive a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize the Simon DeBartolo Group's status as a REIT.

     Upon a purported transfer or other event that results in Excess Stock, the Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a Qualifying Charitable Organization designated by the Simon DeBartolo Group. Such Excess Stock will be issued and outstanding stock of the Simon DeBartolo Group, and it will be entitled to dividends equal to any dividends which are declared and paid. Any dividend or distribution paid prior to the discovery by the Simon DeBartolo Group that stock has been converted into Excess Stock is to be repaid upon demand. The recipient of such dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void ab initio with respect to the such shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which such shares were converted. Such Excess Stock will also be entitled to such voting rights as are ascribed to the stock from which such shares of Excess Stock were converted. Any voting rights exercised prior to discovery by the Simon DeBartolo Group that shares of stock were converted to Excess Stock will be rescinded and recast as determined by the trustee.

     While Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to such Excess Stock only to a person whose ownership of the shares of stock would not violate the Ownership Limit, at which time the Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Excess Stock was originally exchanged.

     The SPG Charter contains (and the Amended SPG Charter and the Alternative Amended SPG Charter will both contain) provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which such Excess Stock was exchanged during the period that such Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Stock may be deemed, at the option of the Simon DeBartolo Group, to have acted as an agent on behalf of the trust in acquiring or holding such Excess Stock and to hold such Excess Stock on behalf of the trust.

     The SPG Charter further provides (and the Amended SPG Charter and the Alternative Amended SPG Charter will both also provide) that the Simon DeBartolo Group may purchase, for a period of 90 days during the time the Excess Stock is held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the stock by the purported transferee (or if no notice of such purchase price is given, at a price to be determined by the Board of Directors of the Simon DeBartolo Group, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date the Simon DeBartolo Group exercises its purchase option) and the closing market price for the stock on the date the Simon DeBartolo Group exercises its option to purchase. The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to the Simon DeBartolo Group of the transfer or (if no notice is given) the date the Board of Directors of the Simon DeBartolo Group determines that a violative transfer or other event has been made.

     The SPG Charter further provides (and the Amended SPG Charter and the Alternative Amended SPG Charter will also provide) that in the event of a purported issuance or transfer that would, if effective, result in the Simon DeBartolo Group's being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void ab initio, and the intended transferee would acquire no rights to the stock.

     All certificates representing shares of any class of stock of SPG bear (and will bear) a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than five percent (or such other percentage as may be required by the Code or regulations promulgated thereunder) of the outstanding stock must file an affidavit with the Simon DeBartolo Group containing the information specified in the SPG Charter (or, as the case may be, the Amended SPG Charter or the Alternative Amended SPG Charter) before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to the Simon DeBartolo Group in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors of the Simon DeBartolo Group deems necessary to comply with the provisions of the SPG Charter (or the Amended SPG

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

Charter or the Alternative Amended SPG Charter) or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The Excess Stock provision will not be removed automatically even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Simon DeBartolo Group's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Simon DeBartolo Group without the approval of the Board of Directors of the Simon DeBartolo Group.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the SPG Common Stock is First National Bank of Chicago, Chicago, Illinois.

                    CERTAIN PROVISIONS OF SPG'S CHARTER AND
                          BY-LAWS AND OF MARYLAND LAW

     The following summary of certain provisions of Maryland law and the SPG Charter and SPG By-laws does not purport to be complete, and is qualified by reference to Maryland Law and the SPG Charter and SPG By-laws. See "SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATE LAWS OF OHIO AND MARYLAND AND COMPARISON OF RIGHTS OF HOLDERS OF DRC COMMON STOCK AND SPG COMMON STOCK." Except as otherwise discussed below or in the section "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS," the provisions of the SPG Charter and SPG By-laws described below remain unchanged and are not affected by (i) the Amended SPG Charter and Amended SPG By-laws, if the Required Vote is obtained, and (ii) the Alternative Amended SPG Charter and Alternative Amended SPG By-laws, if the Required Vote is not obtained, but the Majority Approval Vote is obtained.

     The SPG Charter and SPG By-laws and certain Maryland statutes contain provisions that may be deemed to have an anti-takeover effect and that may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SPG to negotiate first with its Board of Directors. SPG's management believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

EVALUATION OF BUSINESS COMBINATIONS AND CHANGES IN CONTROL

     SPG's Charter provides that, when evaluating a proposed "business combination" or "change in control" and determining what is in the best interest of SPG and its stockholders, a director must give due consideration to all relevant factors, including (i) the economic effect of the proposed transaction, both immediate and long-term, upon SPG's stockholders, including stockholders, if any, who do not participate in the transaction; (ii) the social and economic effect of the proposed transaction on the employees of, customers of, and others dealing with, SPG and in the communities in which SPG operates or is located;
(iii) whether the proposed transaction is acceptable based on the historical and current operating results or financial condition of SPG; (iv) whether a more favorable price could be obtained for SPG's stock or other securities in the future; (v) the reputation and business practices of the offeror and its management and affiliates as these factors would affect the employees of SPG;
(vi) the future value of the stock or any other securities of SPG; (vii) any antitrust or other legal and regulatory issues that are raised by the proposed transaction; and (viii) the business and financial condition and earnings prospects of the potential acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity. Pursuant to this provision, the SPG Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose and take any lawful action to defeat a business combination or other transaction which, as an exclusively financial matter, might be attractive to some, or a majority, of SPG's stockholders.

ADDITIONAL CLASSES AND SERIES OF CAPITAL STOCK

     The SPG Board of Directors is authorized to establish one or more classes and series of capital stock, including series of preferred stock, from time to time and to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series, without any further vote or action by the stockholders (except in limited circumstances by holders of Series A Preferred Stock), unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which SPG's securities may be listed or traded. The issuance of additional classes or series of capital stock may have the effect of delaying, deferring or preventing a change in

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control of SPG without further action of its stockholders. The issuance of additional classes or series of capital stock with voting and conversion rights may adversely affect the voting power of the holders of capital stock of SPG, including the loss of voting control to others. The ability of the SPG Board of Directors to issue additional classes or series of capital stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of SPG.

NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

     The SPG Charter and SPG By-laws effectively fix the number of directors of the SPG Board of Directors at nine. The SPG Charter and SPG By-laws provide that, subject to any separate rights of holders of preferred stock, any vacancy created by the resignation, death or removal of a Class B Director will be filled by the holders of the Class B Common Stock, and that any vacancy created by the resignation, death or removal of a Common Stock Director, may be filled by a majority of the remaining directors or by the stockholders at a special meeting. If such a vacancy has not been filled within 30 days after it occurs, a special meeting of the holders of shares of SPG Common Stock and Class B Common Stock must be called to fill the vacancy. Accordingly, the SPG Board of Directors could temporarily prevent a stockholder from filling new directorships with such stockholder's own nominees. If approved by the Required Vote, the number of directors of the Simon DeBartolo Group will be fixed at 13, and provisions with respect to the filling of vacancies of a director elected by the holders of Class C Common Stock are described in "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

     The SPG Charter and SPG By-laws provide that, subject to the right of holders of any class separately entitled to elect one or more directors, if any such right has been granted, directors may be removed only for cause and only upon the affirmative vote of holders of at least a majority of the voting power of all the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

STOCKHOLDER MEETINGS

     The SPG By-laws provide that stockholder action can be taken at an annual meeting or at a special meeting of stockholders. While stockholders may take action by written consent, such action requires the unanimous consent of the stockholders entitled to vote on the matter. The SPG Charter requires stockholders to give timely written notice to SPG of any stockholder proposals, including nominations for directors, to come before an annual meeting. Special meetings of stockholders may be called (i) by the Chairman of the Board or the President, (ii) by a majority of the SPG Board of Directors, or (iii) with certain exceptions, at the request of stockholders holding at least 25% of the outstanding capital stock of SPG entitled to vote at the meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The SPG Charter and SPG By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of SPG. This procedure provides that (i) only persons who are nominated by, or at the direction of, the SPG Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of SPG prior to the meeting at which directors are to be elected, will be eligible for election as directors of SPG, and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the SPG Board of Directors or by a stockholder who has given timely written notice to the Secretary of SPG of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or business to be made at an annual meeting to be timely, such notice must be received by SPG not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Such notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     The purpose of requiring stockholders to give SPG advance notice of nominations and other business is to afford the SPG Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the SPG Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the SPG By-laws do not give the SPG Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to SPG and its stockholders.

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

DIRECTOR ACTION

     The SPG Charter and SPG By-laws generally require that a majority of a quorum is necessary to approve any matter to come before the SPG Board of Directors; however, certain matters including sales of property, transactions with the Simons (or, after the Merger, the DeBartolos) and certain affiliates and certain other matters will also require approval of a majority of SPG's Independent Directors. If approved by the Required Vote, the Amended SPG By-laws will require that at least six of the Independent Directors approve the sale of any property owned by any partnership in which SPG acts as general partner, and the Amended SPG Charter requires that a majority of the Independent Directors approve any transaction between the Simon DeBartolo Group on the one hand and the Simons and/or the DeBartolos on the other hand. See "POLICIES OF THE SIMON DeBARTOLO GROUP--Conflict of Interest Policies."

CERTAIN MARYLAND STATUTES

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The SPG Board of Directors has exempted from these provisions of the MGCL any business combination with the Simons or the officers of SPG (and, effective upon the Merger, with the DeBartolos), any current or future affiliate or associate of theirs or any other person acting in concert or as a group with any of the foregoing persons. The exemption may not be revoked so long as any shares of Class B Common Stock remain outstanding without obtaining the approval of a majority of such holders. If approved by the Required Vote, similar provisions will be applicable to the Class C Common Stock. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

     The MGCL provides that "control shares" (as defined below) of a Maryland corporation acquired in a "control share acquisition" (as defined below) have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers of the corporation or by directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or
(iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

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

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or by-laws of the corporation. The SPG By-laws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of SPG's shares of capital stock. No assurance can be given that such provision will not be amended or eliminated at any point in the future.

     The business combination statute and, if the foregoing exemption in the SPG By-laws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire SPG and of increasing the difficulty of consummating any such offer.

                 SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATE
                  LAWS OF OHIO AND MARYLAND AND COMPARISON OF
                   RIGHTS OF HOLDERS OF DRC COMMON STOCK AND
                                SPG COMMON STOCK

GENERAL

     SPG is incorporated under the laws of the State of Maryland and DRC is incorporated under the laws of the State of Ohio. DRC shareholders, whose rights as shareholders currently are governed by Ohio law, the DRC Articles and the DRC Regulations, will become, upon consummation of the Merger and to the extent they receive shares of SPG Common Stock, stockholders of SPG, and their rights as stockholders will then be governed by Maryland law and the SPG Charter and SPG By-laws. The following summary, which does not purport to be a complete statement of the differences between the rights of SPG stockholders and the rights of DRC shareholders, sets forth certain differences, including differences which are material to DRC shareholders. The following summary is qualified in its entirety by reference to the Ohio Statute and the MGCL, and to the DRC Articles and DRC Regulations and the SPG Charter and SPG By-laws. Except as otherwise discussed below or in the section "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS," the provisions of the SPG Charter and SPG By-laws described below remain unchanged and are not affected by (i) the Amended SPG Charter and Amended SPG By-laws, if the Required Vote is obtained, and (ii) the Alternative Amended SPG Charter and Alternative Amended SPG By-laws, if the Required Vote is not obtained, but the Majority Approval Vote is obtained.

CHANGES IN CONTROL

     Certain provisions of the MGCL and the Ohio Statute, as well as provisions of the DRC Articles, the DRC Regulations and the SPG Charter, may have the effect of discouraging certain transactions that may involve an actual or threatened change in control of SPG or DRC. Under the SPG Charter, the SPG Board of Directors has the authority to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and may issue capital stock of any class or series from time to time. The SPG Board of Directors' authority in this regard may enable it to prevent a change in control of SPG. Except for the SPG Common Stock to be issued as Merger Consideration and, if the Required Vote is obtained, the Class C Common Stock, SPG has no present plan or intention to issue any capital stock, including preferred stock. Under the Ohio Statute and the DRC Articles, the DRC Board of Directors has similar authority to fix or change the terms of any unissued shares of preferred stock of DRC, except that a vote of shareholders is required to fix or change the voting rights of such preferred stock.

     The MGCL contains provisions that may prevent, discourage or delay a change in control of SPG. See "CERTAIN PROVISIONS OF SPG'S CHARTER AND BY-LAWS AND OF MARYLAND LAW--Certain Maryland Statutes." While the Ohio Statute and other provisions of Ohio law contain certain "business combination" and "control share" provisions, the DRC Articles contain provisions making such laws not applicable to DRC.

REMOVAL OF DIRECTORS

     The SPG Charter provides that, subject to the rights of the holders of any class separately entitled to elect one or more directors, a director may be removed only for cause and only by the holders of a majority of the outstanding shares entitled to vote for the election of directors, voting together as a single class. Further, the SPG Charter provides that vacancies on the SPG Board of Directors due to an increase in the number of directors may be filled by a majority vote of the stockholders or a majority of the SPG Board of Directors as increased. Vacancies due to other reasons may be filled by a vote of the stockholders or a majority of the directors then in office, except that any vacancy on the SPG Board of Directors of a director elected by the holders of Class B Common Stock shall be filled by the holders of Class B Common Stock. Any director chosen by the stockholders to fill a vacancy created by the removal of a director shall hold office for the remainder of the term of the removed director. Any director chosen by the SPG Board of Directors to fill a vacancy shall hold office until the next annual meeting.

     As described in greater detail under "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS," if the Required Vote is obtained and the Amended SPG Charter adopted and approved, then (i) vacancies on the Board of Directors of the Simon DeBartolo Group resulting from the death or disability of any Class C Director must be filled by a candidate who is designated by holders of the Class C Common Stock and who meets the qualifications and has been selected in accordance with the procedures set forth in the Amended SPG Charter; (ii) any other vacancy of a Class C Director occurring prior to the fourth anniversary of the Merger will reduce the number of Class C Directors by the number of such vacancy, and the Board of Directors of the Simon DeBartolo Group will fill the vacant position by the majority vote of the entire Board of Directors of the Simon DeBartolo Group (provided that if the number of Class C Directors is thereby reduced to zero, the Class C Common Stock will immediately and automatically convert into SPG Common Stock); (iii) a vacancy of one Class C Director occurring on or after the fourth, but prior to the fifth, anniversary of the Merger will be filled by a candidate who is designated by holders of the Class C Common Stock and who meets the qualifications and has been selected in accordance with the procedures set forth in the Amended SPG Charter, but vacancies with respect to both Class C Directors during such period will reduce the number of Class C Directors by one director, which director position will be filled by the majority vote of the entire Board of Directors of the Simon DeBartolo Group; and (iv) a vacancy of either or both Class C Directors occurring on or after the fifth anniversary of the Merger will be filled by a candidate who is designated by holders of the Class C Common Stock and who meets the qualifications and has been selected in accordance with the procedures set forth in the Amended SPG Charter.

     These provisions of the Amended SPG Charter may not be amended without the affirmative vote of 80% of the aggregate votes entitled to be cast by the holders of Equity Stock, voting together as a single class, a majority of the aggregate votes entitled to be cast by the holders of Class B Common Stock and a majority of the aggregate votes entitled to be cast by the holders of the Class C Common Stock. The SPG By-laws provide that, in the event of a vacancy on the SPG Board of Directors that is not filled by the remaining directors within 30 days after the vacancy occurs, or that a particular class of stockholders is entitled to fill, the President shall call a special meeting of the class or classes of stockholders that are entitled to elect the director position in question.

     The holders of Class B Common Stock have the right to elect four directors, and the holders of SPG Common Stock and Class B Common Stock voting jointly as a single class have the right to elect the remaining five directors. The holders of Class B Common Stock will retain the right to elect four directors so long as the Simons retain a specified percentage of the outstanding capital stock of SPG. Neither the holders of SPG Common Stock nor the holders of Class B Common Stock have cumulative voting rights in the election of directors, but the voting of the Class B Common Stock is the subject of a voting trust. At least a majority of the SPG Board of Directors must be SPG Independent Directors. If approved by the Required Vote, holders of Class C Common Stock will be able to elect two Class C Directors, and provisions with respect to the filling of vacancy of such a Class C Director summarized above.

     Under the DRC Regulations, a director may be removed from office only for cause at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of at least 75% of the stock entitled to vote in the election of directors. Vacancies on the DRC Board of Directors may be filled for the unexpired portion of the term by a majority of the remaining directors. The DRC Regulations provide that the DRC Board of Directors is composed of 11 directors, divided into three classes, serving terms of three years. Under the DRC Articles, the holders of DRC Common Stock do not have cumulative voting rights in the election of directors. At least a majority of the DRC Board of Directors must be Independent Directors, as defined in the DRC Articles.

INDEMNIFICATION AND LIABILITY OF DIRECTORS AND OFFICERS

     In general, directors, officers, employees and agents of both SPG and DRC are entitled to indemnification to the fullest extent permitted by applicable law.

     Under the MGCL, a corporation may, and in certain circumstances must, indemnify its officers, directors, employees or agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal proceedings, unless (i) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Regardless, indemnification may not be made to such persons in connection with a proceeding by or in the right of the corporation in which the person seeking indemnification is found liable to the corporation for receiving an improper personal benefit. The SPG Charter provides that no subsequent amendment or repeal of the SPG Charter shall limit or eliminate the benefits provided to directors and officers under such provision with respect to any act or omission which occurred prior to such amendment or repeal, or shall limit or eliminate any rights granted under any existing indemnification agreement. Under the MGCL, a corporation may adopt procedures for advancing expenses to directors, officers and others without a case-by-case determination of eligibility as long as, in the case of directors and officers, they affirm their good faith belief that the standard of conduct necessary for indemnification has been met and undertake to repay the amounts advanced if it is ultimately determined that the director or officer was not entitled to indemnification. The SPG Charter and SPG By-laws provide for the indemnification of directors and officers to the fullest extent permitted by, and contain provisions for advancing expenses in the manner provided under, the MGCL.

     The Ohio Statute provides mandatory indemnification for expenses if an individual is successful on the merits or otherwise in the defense of any proceeding to which he was a party because he was an officer or director of the corporation. In addition, the Ohio Statute permits, but does not require, indemnification against any liability if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to its best interests. In the case of any criminal proceeding, the individual must have had no reasonable cause to believe the conduct was unlawful. The Ohio Statute contains provisions for the advancement of expenses, including the mandatory advancement of expenses of directors who agree (i) to repay such amounts if it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard of its best interests and (ii) to reasonably cooperate with the corporation concerning the proceeding. The Ohio Statute also permits an Ohio corporation to expand upon the indemnification scheme of the statute through provisions in its articles of incorporation or regulations, or through resolutions of its board of directors or shareholders, insurance, indemnity contracts and self-insurance. In accordance with this authority, the DRC Regulations provide for, among other things, mandatory indemnification in situations where the standards for permissive indemnification under the Ohio Statute are met.

     Both the MGCL and the Ohio Statute have provisions limiting the personal liability of directors.

     Under the MGCL, a director's obligation to SPG and its stockholders is limited to discharging his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation. The MGCL also permits a corporation to include in its charter provisions expanding or limiting the liability of directors or officers for money damages, so long as such provisions do not limit the liability of directors or officers for (i) the amount of any improper benefit or profit in money, property or services actually received or (ii) a judgment adverse to the director or officer based on a finding in the proceeding that the person's action, or failure to act, resulted from active and deliberate dishonesty and was material to the causes of action adjudicated in the proceeding. The SPG Charter limits the liability of directors and officers to the fullest extent allowed by the MGCL.

     Under the Ohio Statute, a director's responsibility to DRC and its shareholders is to discharge his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation. A director is not liable to the corporation for monetary damages resulting from a breach of these standards unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests.

     The MGCL and Ohio Statute provisions limiting the liability of directors may not affect either the availability of equitable relief, including injunctions, or the liability of directors for violations of the federal securities laws.

CERTAIN VOTING RIGHTS

     In general, the MGCL requires two-thirds of the outstanding shares entitled to vote thereon to approve certain mergers, consolidations, share exchanges, or transfers of assets. Under the MGCL, the board of directors of a surviving corporation need not submit a plan of merger to its stockholders if (i) the merger does not reclassify or change the surviving corporation's outstanding stock or otherwise amend its charter and (ii) the number of shares, if any, of common stock of the surviving corporation to be issued in connection with the merger does not exceed 15% of the number of shares of the same class or series outstanding immediately prior to the merger. The NYSE, however, may require stockholder approval as a prerequisite to listing shares to be issued in certain mergers or other acquisition transactions, such as where the transaction would result in the present or potential increase of 20% or more in the outstanding shares of common stock of the acquiring corporation.

     The Ohio Statute requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon to approve mergers, consolidations, asset sales, voluntary dissolution and certain other transactions. Under the Ohio Statute, the shareholders of the surviving corporation are required to approve a merger only if (i) the articles or regulations of the surviving corporation then in effect require adoption by the shareholders; (ii) the agreement conflicts with the articles or regulations of the surviving corporation then in effect or changes the articles or regulations or authorizes any action that, if authorized apart from the merger, would require adoption by the shareholders; (iii) the merger involves the issuance or transfer of shares by the surviving corporation to the shareholders of another constituent corporation of such number of shares as entitle the holders of shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of the corporation in the election of directors; or (iv) the agreement of merger makes such change in the directors of the surviving corporation as would otherwise require action by the shareholders.

AMENDMENT OF ARTICLES OF INCORPORATION

     Maryland law, as modified by the SPG Charter, generally requires the affirmative vote of a majority of the aggregate votes entitled to be cast by holders of the Equity Stock (considered for this purpose as a single class) to amend the SPG Charter. Any amendment to provisions relating to limitation of liability or indemnification of directors and officers, or certain business combinations or changes in control, requires the affirmative vote of 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class). Any amendment to provisions relating to the Class B Common Stock or to the governing of SPG by the SPG Board of Directors requires, in addition, the affirmative vote of a majority of the aggregate votes entitled to be cast by the holders of Class B Common Stock. If approved by the Required Vote, similar provisions will be applicable to the Class C Common Stock. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

     Under the DRC Articles, most amendments may be adopted by the affirmative vote of the holders of a majority of the outstanding DRC Common Stock, except that the vote of 66 2/3% of the outstanding DRC Common Stock is required to amend, repeal or adopt provisions inconsistent with the limitations on share ownership or the requirement of Independent Directors, as defined in the DRC Articles, the vote of 75% of the outstanding voting preferred shares of DRC is required to change the voting rights of such shares, and the vote of 80% of the outstanding DRC Common Stock is required to amend, repeal or adopt any provision relating to actions taken by written consent of the DRC Shareholders.

AMENDMENT OF BY-LAWS AND REGULATIONS

     Except in certain limited circumstances, the SPG By-laws may be amended by a two-thirds vote of the SPG Board of Directors (including the affirmative vote of at least a majority of the Class B Directors) at any regular or special meeting of the Board or by an 80% vote of the stock entitled to vote in the election of directors (considered for this purpose as one class) cast at any regular or special meeting of the stockholders called for that purpose. If approved by the Required Vote, similar provisions will be applicable to the Class C Common Stock. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

     The DRC Regulations may only be amended by the affirmative vote of the holders of a majority of the voting power of DRC at a meeting of shareholders called for that purpose, provided that certain sections regarding meetings of shareholders and the composition of the DRC Board of Directors can only be changed by a 75% vote of DRC's shareholders.

SPECIAL MEETINGS

     Under the SPG By-laws, a special meeting of the stockholders of SPG may be called by the Chairman of the Board, the President or a majority of the SPG Board of Directors. The President shall call (i) a special meeting of the holders of Class B Common Stock in the event of a vacancy on the Board from any cause among the directors elected by the holders of Class B Common Stock and
(ii) a special meeting of the holders of SPG Equity Stock in the event of a vacancy on the Board from any cause among the Common Stock Directors that is not filled within 30 days after the vacancy occurs. If approved by the Required Vote, similar provisions will be applicable to the Class C Common Stock. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS." Under Maryland law, a special meeting of stockholders also may be called by stockholders entitled to cast at least 25% of the votes at such meeting; however, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of stockholders held during the preceding 12 months unless the meeting is requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

     The DRC Regulations provide that a special meeting of the shareholders may be called by the Chairman of the Board, Vice Chairman, President or any Vice President or by a majority of the directors and must be called upon the written request of shareholders holding at least 50% of the shares entitled to vote at such special meeting.

STOCKHOLDERS' ACTION WITHOUT MEETING

     The MGCL provides that stockholders may take any action without a meeting by unanimous written consent signed by each stockholder entitled to vote on the matter, provided that each stockholder entitled to notice of the meeting but not entitled to vote on the matter signs a written waiver of any right to dissent. The DRC Articles and DRC Regulations prohibit shareholders from taking any action by written consent.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     The SPG By-laws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the corporation generally not less than 60 or more than 90 days in advance of the first anniversary of the preceding year's annual meeting. See "CERTAIN PROVISIONS OF SPG'S CHARTER AND BY-LAWS AND OF MARYLAND LAW--Advance Notice Provisions For Stockholder Nominations and Stockholder Proposals." The DRC Regulations contain similar provisions.

STOCKHOLDERS' INSPECTION RIGHTS

     Under Maryland law, any stockholder has the right to inspect and copy the by-laws, minutes of the proceedings of stockholders, annual statement of affairs, and voting trust agreements on file at the corporation's principal office. In addition, any Maryland stockholder or stockholders who together are, and for at least six months have been, holders of record of at least five percent of the outstanding stock of any class of the corporation may inspect and copy the corporation's books of account, stock ledger and stockholders' list and may require the corporation to produce a verified statement of affairs or proposals.

     Under the Ohio Statute, any shareholder, upon written demand stating the specific purpose thereof, has the right for any reasonable and proper purpose to inspect and copy the articles, regulations, books and records of account, minutes, records of shareholders showing their names and addresses and number and class of shares, and voting trust agreements, if any, on file with the corporation.

DISSENTERS' RIGHTS

     The MGCL provides for dissenters' rights in connection with certain mergers, consolidations, asset sales and share exchanges, as well as with certain amendments of a corporation's charter. Further, except for certain instances in which the transaction is subject to the Business Combination Provisions (as defined in the "GLOSSARY"), the MGCL eliminates dissenters' rights with respect to shares of any class or series of stock listed on a national securities exchange. Currently, SPG stockholders do not have dissenters' rights with respect to their SPG Common Stock because SPG Common Stock is listed on the NYSE.

     The Ohio Statute also provides for dissenters' rights with respect to certain mergers, asset sales and share exchanges, subject to certain exceptions. Under the Ohio Statute, DRC's shareholders have dissenters' rights with respect to the Merger. See "THE MERGER--Dissenting Shares."

INVESTMENT POLICIES

     Neither SPG, in its Charter or By-laws, nor DRC, in its Articles or Regulations, has a stated investment policy.

REDEMPTION AND RESTRICTIONS ON TRANSFERS

     Both SPG and DRC have elected to be treated as REITs. See "THE COMPANIES--SPG and DRC." The requirements for qualification of a corporation as a REIT include the following: (i) management of the corporation by one or more directors; (ii) beneficial ownership of the corporation evidenced by transferable certificates of common stock; (iii) taxation of the corporation as a domestic corporation but for Sections 856 through 859 of the Code; (iv) the corporation is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) calendar year taxable year; (vi) beneficial ownership of the corporation held by 100 or more persons on 335 days of each taxable year of 12 months; (vii) during the last half of each taxable year, not more than 50% in value of the outstanding common stock of the corporation is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (viii) adherence to certain specific income and asset tests.

     The SPG Charter provides that no person may directly or indirectly acquire the beneficial or constructive ownership of more than 4.9% of Equity Stock (based on the lower of outstanding shares, voting power or value) except for the Simons (whose limit is 30%). In addition, the SPG Charter provides that each share beneficially or constructively owned in violation of the ownership limit shall be automatically converted into Excess Stock. Under the SPG Charter, SPG may amend these provisions by a majority vote of its stockholders. If approved by the stockholders, whether under the Amended SPG Charter or the Alternative Amended SPG Charter, the Ownership Limit for the Simons and stockholders of SPG other than the Simons will be 24% and 6%, respectively. See "AMENDMENTS TO SPG'S CHARTER AND BY-LAWS."

     Under the SPG Charter, any purported transfer of Equity Stock that results in the issuance of Excess Stock shall be deemed to be a transfer of such Excess Stock to SPG, as trustee of a trust for the exclusive benefit of the beneficial owner of the Excess Stock. Shares of Excess Stock so held in trust shall be issued and outstanding capital stock of SPG. Excess Stock is not transferable, except under certain specified circumstances; however, the SPG Charter provides that upon liquidation, dissolution, winding up and distribution of assets of SPG, holders of Excess Stock will be entitled to receive, ratably with each other holder of SPG Common Stock and Excess Stock, that portion of the assets of SPG available to such stockholders. SPG has the right to repurchase Excess Stock, for a specified period, at a price per share generally equal to the lesser of (i) the price per share in the transaction which created such Excess Stock and (ii) the market price on the date SPG exercises its repurchase right. Under the SPG Charter, the holders of Excess Stock are not entitled to vote on any matters, except as required by the MGCL.

     The DRC Articles contain similar provisions limiting ownership of DRC's outstanding capital stock to 9.9% of the outstanding value or voting power and imposing restrictions on the transfer of such capital stock.

                           SPG ANNUAL MEETING MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Equity Stock and the SPG Units as of March 31, 1996 by (i) each person known by SPG to be the beneficial owner of more than five percent of any class of Equity Stock or SPG Units, (ii) each director of SPG, (iii) the Chief Executive Officer of SPG and the four most highly compensated officers of SPG other than the Chief Executive Officer and (iv) the directors and executive officers of SPG as a group. Unless otherwise indicated in the footnotes, all of the shares or SPG Units are owned directly, and the indicated person or entity has sole voting and investment power. SPG has relied upon information supplied by its officers, directors and certain stockholders and upon information contained in filings with the Commission in completing this table.

                                                                                PERCENT OF           PERCENT OF
                                                         NUMBER OF SHARES      EQUITY STOCK          SPG UNITS
                   NAME AND ADDRESS                     BENEFICIALLY OWNED     BENEFICIALLY         BENEFICIALLY
                OF BENEFICIAL OWNER(1)                      (2)(3)(4)           OWNED (5)            OWNED (6)
- ------------------------------------------------------  ------------------     ------------     --------------------
Birch Bayh............................................          11,000             *                  *
William T. Dillard, II................................          17,200(7)          *                  *
Joseph R. Perella.....................................          11,000             *                  *
Terry S. Prindiville..................................          12,000             *                  *
J. Albert Smith, Jr. .................................          12,000             *                  *
Melvin Simon..........................................       6,735,227(8)(9)        9.75%                7.00%
Herbert Simon.........................................       5,289,077(8)(9)        7.82%                5.48%
David Simon...........................................       2,556,276(9)(10)       3.94%                2.51%
Randolph L. Foxworthy.................................         162,503             *                  *
William J. Garvey.....................................         101,560             *                  *
James A. Napoli.......................................          78,190             *                  *
James M. Barkley......................................          57,480             *                  *
MSA, Inc..............................................      13,969,094(11)         19.10%               11.26%
Stichting Pensioenfonds ABP(12).......................       5,347,750(13)          8.58%                   0%
All directors and executive officers as a group (14
  persons)............................................      15,168,183(14)         19.60%               13.10%

- ---------------
  *   Less than one percent

 (1) Unless otherwise indicated, the address for each of the persons or entities is 115 West Washington Street, Indianapolis, Indiana 46204.

 (2) Includes the following shares of SPG Common Stock that may be purchased pursuant to stock options that are exercisable within 60 days: Birch Bayh--11,000; William Dillard, II--11,000; Joseph R. Perella--11,000; Terry S. Prindiville--11,000; J. Albert Smith, Jr.--11,000; David Simon--140,000; Randolph L. Foxworthy--70,000; William J. Garvey--70,000; James A. Napoli--70,000; James M. Barkley--52,500; and all directors and executive officers as a group--569,500.

 (3) Includes the following shares of SPG Common Stock that may be received upon exchange of SPG Units held by the following persons on March 20, 1996: Melvin Simon--6,697,817; Herbert Simon--5,245,476; David Simon-- 2,403,436; Randolph L. Foxworthy--71,463; William J. Garvey--21,200; MSA, Inc.--10,769,094; and all directors and executive officers as a group--14,439,392. SPG Units held by limited partners are exchangeable either for shares of SPG Common stock (on a one-to-one basis) or for cash, as selected by the Independent Directors.

 (4) Includes the following restricted shares which are subject to vesting requirements: David Simon--8,190; Randolph L. Foxworthy--8,190; William J. Garvey--8,190; James A. Napoli--8,190; James M. Barkley--4,980; and all directors and executive officers as a group--50,205.

 (5) At March 20, 1996, there were 55,160,195 shares of SPG Common Stock, 3,200,000 shares of Class B Common Stock and 4,000,000 shares of Series A Preferred Stock or an aggregate 62,360,195 shares of Equity Stock outstanding. The percentages in this column assume that all options exercisable within 60 days and SPG Units held by the person are exchanged or exercised for shares of SPG Common Stock. The number of shares of SPG Common Stock used to calculate the percentages does not give effect to the exercise of options or exchange of SPG Units held by other persons.

 (6) At March 20, 1996, there were 95,642,823 outstanding SPG Units, and 4,000,000 SPG preferred Units outstanding. At such date, SPG owned 58,360,195 Units and 4,000,000 SPG preferred Units. The percentages in this column exclude the preferred units and assume that no SPG Units are exchanged for shares of SPG Common Stock.

 (7) Does not include 10,000 shares of SPG Common Stock owned by Mr. Dillard's spouse, who has sole voting and investment power of such shares.

 (8) Does not include any shares of Class B Common Stock or SPG Units owned by MSA, Inc., which is owned 69% by Melvin Simon and 31% by Herbert Simon.

 (9) Includes the following Units held by SFG Company, LLC: Melvin Simon--323,704; Herbert Simon--66,062; David Simon--1,216,201; and MSA, Inc.--132,124.

(10) Includes 1,132,282 SPG Units owned by trusts of which David Simon is a beneficiary.

(11) Includes the 3,200,000 shares of SPG Common Stock issuable upon conversion of Class B Common Stock held by MSA, Inc. By virtue of a voting trust agreement, the shares of Class B Common Stock are held until December 20, 2003 by a voting trust and such trust is obligated to elect Melvin Simon, Herbert Simon and David Simon as directors. Upon the occurrence of certain events, the shares of Class B Common Stock convert automatically into an equal number of shares of SPG Common Stock.

(12) The address of Stichting Pensioenfonds ABP is P.O. Box 2889, 6401 DJ Herleen, The Netherlands.

(13) Includes 4,000,000 shares of Series A Preferred Stock which are convertible on or after October 27, 1997 into shares of SPG Common Stock at a conversion ratio of 0.9523809 to one.

(14) Does not include the 3,200,000 shares of Class B Common Stock and 10,769,094 SPG Units held by MSA, Inc. See Note (11).

ELECTION OF DIRECTORS

     At the SPG Annual Meeting, nine directors are to be elected to serve until the earlier of the Effective Time and the next annual meeting or until their successors are elected and have qualified. Five directors are to be elected by the holders of Equity Stock voting together as a single class and four directors are to be elected by the holders of Class B Common Stock. Therefore, at the Effective Time, each of the nine directors elected at the SPG Annual Meeting will cease to be a member of the Board of Directors and (i) if the Required Vote is obtained, the 13 persons identified under "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group" will become the members of the Board of Directors of the Simon DeBartolo Group and (ii) if the Majority Approval Vote is obtained, the nine persons identified under "CERTAIN ALTERNATIVE GOVERNANCE ARRANGEMENTS AND RELATED MATTERS IF THE REQUIRED VOTE IS NOT OBTAINED--Board of Directors of the Simon DeBartolo Group if the Required Vote is not Obtained" will become members of the Board of Directors of the Simon DeBartolo Group. It is the intention of the persons named in the Proxy hereby solicited to vote for the directors to be elected by the holders of Equity Stock the five nominees named below, unless otherwise specified in the Proxy. Each of such nominees is currently a director and has held the position of director since the SPG IPO. Should any of these nominees become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of the remaining nominees and for such substitute nominees as the SPG Board of Directors may designate.

     Set forth below are the names of and certain other information regarding the nominees for the five director positions to be elected by the holders of the Equity Stock and the nominees for the four director positions to be elected by the holders of Class B Common Stock at the SPG Annual Meeting. Information about each nominee's ownership of equity securities of SPG appears in "--Security Ownership of Certain Beneficial Owners and Management."

     A plurality of the votes is required to elect directors. Abstentions and broker non-votes will be treated as shares not voted and will have no effect on such voting. Holders of Class B Common Stock have informed SPG that they intend to cause all such shares to be voted in favor of the four nominees to be elected by holders of Class B Common Stock listed below and for the five nominees to be elected by the holders of Equity Stock.

     THE SPG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

  NOMINEES FOR COMMON STOCK DIRECTORS

     For the biographies of Messrs. Bayh, Dillard, Prindiville and Smith, see "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

     Joseph R. Perella, 54, is a Managing Director and member of the Operating Committee of Morgan Stanley. He was Chairman of the Board of Wasserstein Perella & Company, a firm specializing in mergers and acquisitions, from February 1988 until September 1, 1993. Prior to February 1988, Mr. Perella was Managing Director and Co-Head of Investment Banking of The First Boston Corporation, an investment banking firm.

  NOMINEES FOR CLASS B DIRECTORS

     For the biographies of Messrs. David Simon, Herbert Simon and Melvin Simon, see "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Board of Directors of the Simon DeBartolo Group."

     For a biography of Mr. Foxworthy, see "MANAGEMENT OF SPG AND THE SIMON DeBARTOLO GROUP BEFORE AND AFTER THE MERGER--Management of SPG Prior to the Merger."

  ATTENDANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

     The SPG Board of Directors held four meetings during 1995. The SPG Board of Directors has established four standing committees: the Compensation Committee, the Audit Committee, the Executive Committee and the Nominating Committee. All directors attended 75% or more of the meetings of the SPG Board of Directors and each committee on which they served.

     The Compensation Committee, which consists of Herbert Simon and Messrs. Bayh and Prindiville, sets remuneration levels for officers of the SPG, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The Compensation Committee met twice during 1995.

     The Audit Committee, which consists of Messrs. Dillard, Perella and Smith, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope of the audit engagement, reviews the independent public accountants' letter of comments and management's responses thereto, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, reviews any major accounting changes made or contemplated, considers the range of audit and non-audit fees, and reviews the adequacy of SPG's internal accounting controls. The Audit Committee met twice during 1995.

     The Executive Committee, which consists of Melvin Simon, Herbert Simon and David Simon, approves the acquisition and disposition of real property, authorizes the execution of certain contracts and agreements, including those related to the borrowing of money by SPG, and generally exercises all other powers of the SPG Board of Directors between meetings of the SPG Board of Directors, except in cases where action of the entire SPG Board of Directors is required by the SPG Charter, SPG By-laws or applicable law and except where action by Common Stock Directors is required by SPG's conflict of interest policies. The Executive Committee met once during 1995.

     The Nominating Committee, which consists of Herbert Simon, David Simon and Messrs. Bayh, Prindiville and Smith, nominates persons to serve as directors who are elected by the holders of voting Equity Stock. In considering persons to nominate, the Nominating Committee will consider persons recommended by stockholders. The Nominating Committee met once in 1995.

     The SPG By-laws require that each committee except the Audit Committee and the Nominating Committee must have as a member at least one director elected by the holders of Class B Common Stock. The entire Audit Committee and a majority of both the Compensation and Nominating Committees must be composed of Common Stock Directors. Further, the Nominating Committee is required to have at least two members who were elected as directors by the holders of Class B Common Stock.

     At the meeting of directors to be held following the SPG Annual Meeting, the SPG Board of Directors will reappoint members of the Board to the four standing committees.

  COMPENSATION OF DIRECTORS

     SPG pays its directors who are not employees of SPG annual compensation of $20,000 plus $1,000 for attendance (in person or by telephone) at each meeting of the SPG Board of Directors or a committee thereof. Directors of SPG who are employees of SPG do not receive any compensation for their services as directors. In addition, all directors are reimbursed for their expenses incurred in attending directors' meetings.

     Each director who is not an employee of SPG participates in its Director Stock Option Plan (the "SPG Director Plan"). Each eligible director is automatically granted options (the "SPG Director Options") to purchase at the fair market value on the date of grant (i) 5,000 shares of SPG Common Stock upon the director's initial election to the SPG Board of Directors and (ii) 3,000 shares of SPG Common Stock upon each reelection of such director to the SPG Board of Directors. SPG Director Options become exercisable on the first anniversary of the date of grant or at such earlier time as a change in control of SPG (as defined in the SPG Director Plan) occurs, and remain exercisable through the tenth anniversary of the date of grant. SPG Director Options that are exercisable terminate 30 days after the optionee ceases to be a member of the SPG Board of Directors. The SPG Board of Directors may amend, suspend or discontinue the SPG Director Plan at any time. Certain specified amendments must be approved by the holders of a majority of the issued and outstanding shares of SPG Common Stock and Class B Common Stock entitled to vote.

  SECTION 16(A) REPORTING

     Section 16(a) of the Exchange Act requires SPG's directors, executive officers and beneficial owners of more than ten percent of SPG's capital stock to file reports of ownership and changes of ownership with the Commission and the NYSE. Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons, SPG believes that, during the year ended December 31, 1995, its directors, executive officers and beneficial owners of more than ten percent of SPG Common Stock have complied with all filing requirements applicable to them. However, Messrs. Bayh, Dillard, Perella, Prindiville and Smith inadvertently failed to report the May 1995 grant of SPG Director Options on an annual report due February 15, 1996.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities to SPG for the year ended December 31, 1995, for the two persons who served as Chief Executive Officer during 1995 and the four other most highly compensated executive officers of SPG for the year ended December 31, 1995 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                                  -----------------------
                                         ANNUAL COMPENSATION      RESTRICTED     SECURITIES
          NAME AND                      ---------------------       STOCK        UNDERLYING      ALL OTHER
     PRINCIPAL POSITION        YEAR      SALARY      BONUS(1)     AWARDS(2)      OPTIONS(3)   COMPENSATION(4)
- -----------------------------  ----     --------     --------     ----------     --------     ---------------
Herbert Simon                  1995(6)  $200,468           --             --           --         $ 1,277
Chief Executive Officer(5)     1994      200,468           --             --           --           1,366
                               1993      200,468           --             --           --           1,361
David Simon(7)                 1995(6)  $400,000     $102,735     $1,365,000           --         $10,996
Chief Executive Officer(5)     1994      374,039      150,000             --           --          12,688
                               1993      250,000           --             --      200,000           9,929
Randolph L. Foxworthy(7)       1995(6)  $350,000     $ 75,000     $1,365,000           --         $12,170
Executive Vice President--     1994      332,692       75,000             --           --          12,418
Corporate Development          1993      250,000           --             --      100,000          18,939
William J. Garvey(7)           1995(6)  $348,077     $ 75,000     $1,365,000           --         $12,450
Executive Vice President--     1994      312,019       60,000             --           --          13,471
Property Development           1993      250,000           --             --      100,000          18,544
James A. Napoli(7)             1995(6)  $300,000     $100,000     $1,365,000           --         $11,773
Executive Vice President--     1994      291,346      120,000             --           --          13,145
Leasing                        1993      245,577           --             --      100,000          12,957
James M. Barkley(7)            1995(6)  $228,269     $ 75,000     $  830,000           --         $11,468
General Counsel and            1994      217,923       75,000             --           --          11,806
Secretary                      1993      208,000           --             --       75,000          18,165

- ---------------
(1) Bonus awards are accrued in the year indicated, but paid in the following year.

(2) Pursuant to SPG's five-year Stock Incentive Program, a total of 1,000,000 restricted shares of SPG Common Stock were granted on March 22, 1995, having a total value at the date of grant of $25.0 million. A portion of the restricted shares awarded are earned if SPG attains annual and cumulative targets for growth in Funds From Operations. See "--SPG Employee Plan--Stock Incentive Program," below. The amounts indicated in the table represent the total amount of restricted shares awarded which are subject to performance-based conditions before they are earned and to subsequent vesting requirements. Dividends are paid on restricted shares that are earned. Earned shares vest in four installments of 25% on January 1 of the year following the year in which the restricted shares are earned, provided that the participant remains an employee immediately prior to the vesting date. At December 31, 1995, the total number of restricted shares (and value at such date) that have been earned by the persons named in the table were as follows: Herbert Simon, 0 restricted shares ($0); David Simon, 8,190 restricted shares ($199,631); Randolph L. Foxworthy, 8,190 restricted shares ($199,631); William J. Garvey, 8,190 restricted shares ($199,631); James A. Napoli, 8,190 restricted shares ($199,631); and James M. Barkley, 4,980 restricted shares ($121,388).

(3) Represents options to acquire SPG Common Stock granted under the SPG Employee Plan (as defined in the "GLOSSARY"). SPG has not granted any stock appreciation rights (SARs).

(4) Represents annualized amounts of (i) employer-paid contributions to 401(k) retirement plan (the "SPG 401(k) Plan") and (ii) SPG-paid employee and dependent life insurance premiums. Employer contributions to the 401(k) retirement plan become vested 30% after completion of three years of service, 40% after four years and an additional 20% after each additional year until fully vested after seven years.

(5) Herbert Simon served as Chief Executive Officer through January 2, 1995.

(6) Amounts shown for 1993, SPG's first year of operations, represent annualized amounts based on compensation for the period from December 20, 1993 to December 31, 1993.

(7) Certain additional compensation was paid to these officers by MSA, Inc. for services rendered for the benefit of MSA, Inc. during 1993.

  OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the unexercised stock options granted to the Named Executives under the SPG Employee Plan and held by them at December 31, 1995. No stock options were granted to the Named Executives in 1995 and none of the Named Executives exercised any options during 1995.

                    AGGREGATED OPTION EXERCISES IN 1995 AND
                        DECEMBER 31, 1995 OPTION VALUES

                                                                  NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                                              OPTIONS AT DECEMBER 31, 1995          DECEMBER 31, 1995(1)
                             SHARES ACQUIRED      VALUE       -----------------------------     -----------------------------
           NAME                ON EXERCISE       REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ---------------------------  ---------------     --------     -----------     -------------     -----------     -------------
Herbert Simon(2)...........     --                --             --               --                --              --
David Simon................     --                --            140,000           60,000         $ 297,500        $ 127,500
Randolph L. Foxworthy......     --                --             70,000           30,000           148,750           63,750
William J. Garvey..........     --                --             70,000           30,000           148,750           63,750
James A. Napoli............     --                --             70,000           30,000           148,750           63,750
James M. Barkley...........     --                --             52,500           22,500           111,563           47,813

- ---------------
(1) The closing price of the SPG Common Stock as reported by the NYSE on December 29, 1995 was $24.375. Value is calculated on the basis of the difference between the exercise price and $24.375, multiplied by the number of "in-the-money" shares of SPG Common Stock underlying the options.

(2) Herbert Simon is not eligible to participate in the SPG Employee Plan.

  SPG EMPLOYEE PLAN

     General. Under the SPG Employee Plan a maximum of 4,595,000 shares of SPG Common Stock (subject to adjustment) are available for issuance to eligible officers and key employees. The SPG Employee Plan is administered by the Compensation Committee of the SPG Board of Directors (the "Compensation Committee") which consists of persons not eligible to participate in the SPG Employee Plan. During the ten-year period following the adoption of the SPG Employee Plan, the Compensation Committee may, subject to the terms of the SPG Employee Plan, grant to key employees (including officers and directors who are employees) of the SPG Operating Partnership or its "affiliates" (as defined in the SPG Employee Plan) the following types of awards: stock options (including options with a reload feature), stock appreciation rights, performance units and shares of restricted or unrestricted SPG Common Stock.

     Any award granted under the SPG Employee Plan may be exercised over a period determined by the Compensation Committee in its discretion. The exercise price of an option may not be less than the fair market value of the shares of the SPG Common Stock on the date of grant. The Compensation Committee may, in its discretion, with the grantee's consent, amend, cancel, substitute, accelerate the exercisability of or extend the scheduled expiration date of any award, provided, however, that no award may be exercisable more than ten years after the date of grant. The SPG Board of Directors in its capacity as the general partner of SPG Operating Partnership may amend, suspend or discontinue the SPG Employee Plan at any time. Certain specified amendments must be approved by stockholders.

     Option Grants. No options were granted under the SPG Employee Plan during 1995. All options granted to date under the SPG Employee Plan are exercisable at the fair market value of the SPG Common Stock on the date of grant, have a ten-year term, generally vest 40% on the first anniversary of the grant date and an additional 30% on the second anniversary of the grant date, and generally become 100% vested three years after the grant date.

     Stock Incentive Program. Under SPG's five-year stock-based incentive program (the "SPG Stock Incentive Program"), awards for an aggregate of 1,000,000 restricted shares of SPG Common Stock were granted in March 1995 under the SPG Employee Plan to a total of 50 executive officers and key employees. A percentage of the total number of shares awarded, ranging from 15% to 25%, may be earned in each of the five years of the program if SPG attains annual and cumulative targets for growth in Funds From Operations. The determination of whether SPG has achieved its targets for a particular year is made in March of the following year (the "SPG Determination Date") and, to the extent the targets have been achieved, a portion of the awards of shares of restricted stock is deemed to be earned as of the SPG Determination Date. Although the participant is entitled to vote all earned shares and receive distributions paid thereon as of the SPG Determination Date, earned shares vest in four installments of 25% each on January 1 of each year following the year in which the SPG Determination Date occurs. The participant must be employed by SPG on the day prior to the vesting date to receive such shares; otherwise, the earned shares are forfeited.

  INCENTIVE BONUS PLAN

     The Incentive Bonus Plan (the "Bonus Plan") is intended to provide senior executives and key employees with opportunities to earn incentives based upon the performance of SPG, the participant's business unit and the individual participant. At the beginning of a year, the Committee specifies the maximum incentive pool available for distributions and approves performance measures for each participant and three levels of performance that must be attained in order to trigger the award of the bonuses. Each participant's bonus award for the year is expressed as a percentage of base salary, a fixed dollar amount or a percentage of the available incentive pool. Bonus amounts for each year are determined in the following February with disbursement in March.

  DEFERRED COMPENSATION PLAN

     On December 1, 1995, the SPG Operating Partnership established a non-qualified deferred compensation plan (the "Deferred Compensation Plan") for the purpose of providing deferred compensation to certain executives and key employees. Under the Deferred Compensation Plan, a participant may defer all or a part of his compensation. SPG, at its discretion, may contribute a matching amount equal to a rate selected by SPG, and an additional incentive contribution amount on such terms as SPG may specify. All participant deferrals and SPG matching and incentive contributions are credited to a participant's account and remain general assets of SPG. A participant's elective deferrals are fully vested. Except in the case of death or disability of the participant or insolvency or a change in control of SPG, a participant becomes vested in SPG matching and incentive contributions 20% after one year of service and an additional 20% for each year thereafter. Upon death or disability of the participant or insolvency or a change in control of SPG, a participant becomes 100% vested in his account.

     All contributions under the Deferred Compensation Plan are deposited in what is commonly referred to as a "rabbi trust" arrangement pursuant to which the assets of the trust are subject to the claims of general creditors in the event of SPG's insolvency. The trust assets are invested by the trustee in its sole discretion. Payments of a participant's elective deferrals and vested matching contributions are made as elected by the participant. These amounts would be paid earlier in the event of termination of employment or death of the participant, an unforeseen emergency affecting the participant or a change in control of SPG.

  OTHER RETIREMENT PLANS

     The SPG Operating Partnership and certain related entities maintain the SPG 401(k) Plan. Effective October 1, 1993, the SPG 401(k) Plan permits participants to defer up to a maximum of 12% of their compensation (as defined in the SPG 401(k) Plan), subject to certain limits imposed by the Code. Participants' salary deferrals will be matched by participating employers in an amount equal to 100% of the first two percent of such deferrals and 50% of the next four percent of such deferrals. In addition, participating employers will contribute annually three percent of eligible employees' compensation (as defined in the SPG 401(k) Plan). Amounts deferred by employees will be immediately vested; amounts contributed by participating employers will become vested 30% after the completion of three years of service, 40% after the completion of four years of service and an additional 20% after the completion of each additional year of service until 100% vested after the completion of seven years of service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors who served as members of the Compensation Committee during 1995 were Terry S. Prindiville, Birch Bayh and Herbert Simon. Herbert Simon served as Chief Executive Officer of SPG through January 2, 1995. No other member of the Compensation Committee during 1995 was an officer, employee or former officer of SPG or any of its subsidiaries or had any relationship requiring disclosure herein pursuant to regulations of the Commission. No executive officer of SPG served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure herein pursuant to regulations of the Commission.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  GENERAL PRINCIPLES

     As a general matter, SPG has adopted a compensation philosophy which embraces the concept of pay for performance. SPG's strategy is to link executive management compensation with SPG's performance and shareholder return and to reward management for results that are consistent with the key goals of SPG. This is described further below under "--Report of Compensation Committee on Executive Compensation--1995 Executive Officer Compensation." SPG believes that its compensation program attracts results-oriented employees and motivates them to achieve higher levels of performance.

     It is SPG's policy to establish executive officer base salary at levels which are slightly below industry statistical norms for comparable REITs, while providing significant additional compensation opportunities through programs which are linked directly to SPG performance.

  1995 CEO COMPENSATION

     On January 2, 1995, Herbert Simon, who had served as Chief Executive Officer of SPG since its formation, was appointed Co-Chairman of the Board and David Simon, who had served as President and Chief Operating Officer of SPG since its formation, was appointed Chief Executive Officer. Herbert Simon was paid a base salary of $200,468 for 1995 and did not participate in the Bonus Plan or the SPG Employee Plan. David Simon was paid a base salary of $400,000 for

1995 and was paid a bonus of $102,734 in March 1996 with respect to 1995 performance. No stock options were granted to David Simon under the SPG Employee Plan during 1995. At December 31, 1995, he held vested options to acquire 140,000 shares of SPG Common Stock and options to acquire an additional 60,000 shares that had not yet vested. Of David Simon's total award under the SPG Stock Incentive Program of 54,600 shares of restricted stock, 8,190 shares were earned in 1995 because SPG met its targets for growth in Funds From Operations for 1994. Based on information provided by SPG's compensation consultants, management believes that David Simon's total compensation in 1995 was in the 50th percentile for chief executive officers of REITs with assets in excess of $600.0 million.

  1995 EXECUTIVE OFFICER COMPENSATION

     SPG compensates its executive officers through four principal elements. The first element, base pay, is determined through a review and analysis of peers in the REIT industry in order to determine reasonable and competitive compensation levels. The second element is participation in a discretionary Bonus Plan. Under the Bonus Plan, participants have opportunities to participate in an incentive pool depending upon performance of SPG, the participant's business unit and the individual participant. Bonuses of $507,735 were paid in 1996 to the seven eligible executive officers with respect to 1995 performance. See "--Executive Compensation--Incentive Bonus Plan." The two remaining compensation elements are intended to link executive compensation more directly to increases in value of the SPG Common Stock. The third element consists of option awards under the SPG Employee Plan. Although no options were granted in 1995, at December 31, 1995 the seven eligible executive officers held vested options to acquire an aggregate of 514,500 shares that were previously granted under the SPG Employee Plan. The fourth element consists of awards of restricted stock under the SPG Stock Incentive Program whereby awards of restricted shares are earned if the performance-based goals of the program are met. Of the total of 334,700 shares of restricted stock awarded to the seven eligible executive officers under the SPG Stock Incentive Program, 50,205 shares were earned in 1995 because SPG met its targets for growth in Funds From Operations for 1994. See "--Executive Compensation--SPG Employee Plan." SPG believes that each element of its executive compensation program attracts results-oriented individuals and motivates them to achieve levels of performance which are consistent with the performance goals of SPG and its stockholders.

                                      Terry S. Prindiville
                                      Birch Bayh
                                      Herbert Simon

PERFORMANCE GRAPH

     The following line graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the SPG Common Stock compared with the cumulative total return of the S&P Composite--500 Stock Index and the NAREIT Equity REIT Total Return Index for the period December 14, 1993, the date on which trading of the SPG Common Stock commenced, through December 31, 1995. The graph assumes an investment of $100 on December 14, 1993, a reinvestment of dividends and actual increase of the market value of the SPG Common Stock relative to an initial investment of $100. The comparisons in this table are required by the Commission and are not intended to forecast or be indicative of possible future performance of the SPG Common Stock.


                              [Performance Graph]


                                                  NAREIT Eq-
                                  Simon Prop-      uity REIT
      Measurement Period          erty Group,    Total Return
    (Fiscal Year Covered)            Inc.            Index          S&P 500
12/14/93                                   100             100             100
12/31/93                             101.68539       99.903418       100.71093
12/31/94                             117.21202       103.16565       101.31307
12/31/95                              124.9298        115.2696       137.42578

CERTAIN TRANSACTIONS

  TRANSACTIONS WITH THE SIMONS

     SPG has entered into noncompetition agreements with Melvin Simon, Herbert Simon and David Simon, all of whom are executive officers of SPG. Pursuant to such agreements and except as set forth below, Melvin Simon and Herbert Simon are prohibited from engaging in the shopping center business in North America other than through SPG or as passive investors until the later of (i) December 20, 2003 or (ii) the date that they are no longer directors or officers of SPG and David Simon is prohibited from engaging in the shopping center business in North America other than through SPG and, with certain exceptions, for two years thereafter if he resigns or is terminated for cause. The foregoing restrictions will not prohibit Melvin Simon, Herbert Simon or David Simon from having an ownership interest in the Excluded Properties and in the SPG Management Company, and serving as directors and officers of the SPG Management Company. It is anticipated that such commitments will not, in the aggregate, involve a material amount of time, but no assurance can be given in this regard. In addition, Melvin Simon and Herbert Simon may pursue other investment activities in which they are currently engaged.

     The Simons continue to own, in whole or in part, the Excluded Properties. The SPG Management Company has entered into management agreements with the partnerships that hold the Excluded Properties, some of which agreements were not negotiated on an arm's-length basis. SPG's management believes, however, that the terms of such management agreements are fair to SPG.

     In connection with the use of the aggregate proceeds of the SPG IPO and related financing to repay certain indebtedness encumbering SPG's properties, SPG repaid approximately $180 million of indebtedness owed to the Simons, which represented loans made by the Simons in lieu of third-party financing. Of this amount, approximately $110 million was used by the Simons to pay income taxes and other third-party obligations associated with their real estate business. In addition, the Simons were released from personal liability under guaranties provided by the Simons by substituting guaranties by SPG, or the provision by SPG of back-up guaranties in favor of the Simons, on approximately $111 million of such debt. The Simons remain personally liable under guaranties for approximately $345 million of indebtedness encumbering SPG's properties.

     With respect to a partnership that owns a regional mall, in the event that SPG decides not to purchase the interest of its partner in the partnership pursuant to a right that may be triggered in the future under the partnership agreement to buy the interest of its partner, SPG and the Simons have agreed that the Simons will have the right to cause SPG to exercise its purchase right and to designate the Simons as assignees of the interest that SPG purchases from its partner and, assuming the Simons' right is exercised, the Simons will purchase the partner's interest acquired by SPG at the price paid by SPG and become SPG's partner in the partnership. A similar arrangement existed for another partnership until September 25, 1995, when the SPG Operating Partnership acquired the remaining ownership interest in East Towne Mall in Knoxville, Tennessee. The purchase involved the repayment of $75.0 million in existing debt and payment of $18.5 million for the remaining ownership.

  SPG MANAGEMENT COMPANY

     Of the outstanding voting common stock of the SPG Management Company, 95% is owned by the Simons, which will enable the Simons to control the election of the Board of Directors of the SPG Management Company. The SPG Operating Partnership owns common stock representing 80% of the value of the outstanding stock of the SPG Management Company, all of the outstanding participating preferred stock of the SPG Management Company and a mortgage note of the SPG Management Company, which entitles SPG to more than 90% of the anticipated after-tax economic benefits, in the form of dividends and interest, of the SPG Management Company. The SPG Management Company must receive the approval of a majority of the Common Stock Directors in order to provide services for any property not currently managed by the SPG Management Company unless SPG owns at least a 25% interest in such property. The SPG Management Company has agreed with SPG that, if in the future SPG is permitted by applicable tax law and regulations to conduct any or all of the activities that are now being conducted by the SPG Management Company, the SPG Management Company will not compete with SPG with respect to new or renewal business of this nature. See "THE MERGER--Certain Transactions and Agreements Relating to the Merger" for a discussion of the SPG Management Company's purchase of the DRC Management Company. See also "RISK FACTORS--Conflicts of Interest Related to the Merger--Continuing Substantial Influence of the Simons and the DeBartolos."

  RELATIONSHIP WITH MORGAN STANLEY

     During 1995, Morgan Stanley acted as a co-managing underwriter of SPG's offering of 6,241,854 shares of SPG Common Stock. Joseph R. Perella, a director of SPG, is a Managing Director of Morgan Stanley.

  RELATIONSHIP WITH BAYH, CONNAUGHTON & MALONE, P.C.

     During 1995, SPG engaged the Washington, D.C. law firm of Bayh, Connaughton & Malone, P.C. to provide certain legal services. Birch Bayh, a director of SPG, is a shareholder of such firm.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The SPG Board of Directors has selected Arthur Andersen LLP as SPG's independent accountants for 1996, subject to stockholder ratification. Arthur Andersen LLP has served as SPG's independent accountants since SPG's inception.

     SPG expects that representatives of Arthur Andersen LLP will be present at the SPG Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. Such representatives of Arthur Andersen LLP will be available at that time to respond to appropriate questions addressed to the officer presiding at the SPG Annual Meeting.

     THE SPG BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS SPG'S INDEPENDENT ACCOUNTANTS FOR 1996.

SPG STOCKHOLDER PROPOSALS

     The date by which stockholder proposals must be received by SPG for inclusion in the proxy materials relating to the 1997 annual meeting of stockholders is November 30, 1996. Proposals must comply with all of the requirements of Rule 14a-8 of the Commission as well as the requirements set forth in the SPG By-laws. A copy of the SPG By-laws may be obtained from James
M. Barkley, General Counsel and Secretary, Simon Property Group, Inc., 115 West Washington Street, Indianapolis, Indiana 46204.

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                                    EXPERTS

SPG

     The audited financial statements and schedule of SPG incorporated by reference in the Registration Statement of which this Prospectus/Joint Proxy Statement is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

DRC

     The audited financial statements and schedules of DRC incorporated by reference in the Registration Statement of which this Prospectus/Joint Proxy Statement is a part, to the extent and for the periods indicated in their report, have been audited by Ernst & Young LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of SPG Common Stock offered pursuant to this Prospectus/Joint Proxy Statement will be passed upon by Piper & Marbury L.L.P., Baltimore, Maryland, as counsel to SPG, and certain tax matters related to SPG as described under "THE MERGER--Federal Income Tax Considerations Relating to SPG" and certain tax matters as described under "THE MERGER--Federal Income Tax Consequences to Holders of DRC Common Stock" will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York and by Willkie Farr & Gallagher, New York, New York.

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                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus/Joint Proxy Statement:

     "Affiliate" means, with respect to any person, (i) any member of the immediate family of such person; (ii) any partner, trustee, beneficiary or shareholder of such person; (iii) any legal representative, successor or assignee of any person referred to in the preceding clauses (i) and (ii); (iv) any trustee or trust for the benefit of any person referred to in the preceding clauses (i) through (iii); or (v) any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person referred to in the preceding clauses (i) through (iv).

     "Alternative Amended SPG By-laws" means the amendments to the SPG By-laws adopted by the SPG Board of Directors that will become effective upon the effectiveness of the Alternative Amended SPG Charter if the Amended SPG Charter and the Amended SPG By-laws are not adopted and approved by the Required Vote.

     "Alternative Amended SPG Charter" means the amendments to the SPG Charter proposed to be adopted by the stockholders of SPG if the Amended SPG Charter and Amended SPG By-laws are not adopted and approved by the Required Vote.

     "Amended Operating Partnership Agreement" means the Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership to become effective at the Effective Time among DRC as general partner, SPG as non-managing general partner and the limited partners thereof.

     "Amended SPG By-laws" means the Amended and Restated By-laws of SPG proposed to be adopted by the Required Vote.

     "Amended SPG Charter" means the Amended and Restated Articles of Incorporation of SPG proposed to be adopted by the Required Vote.

     "Amended SPG Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of the SPG Operating Partnership to become effective at the Effective Time between SPG as general partner and DRC as special limited partner.

     "Articles Supplementary" means the Articles Supplementary, dated as of October 26, 1995, to the SPG Charter, which Articles Supplementary are filed as an exhibit to SPG's Annual Report on Form 10-K for the year ended December 31, 1995, which Annual Report on Form 10-K is incorporated by reference into this Prospectus/Joint Proxy Statement.

     "BJS" means BJS Capital Partners L.P.

     "BJS Registration Rights Agreement" means the registration rights agreement, dated as of March 26, 1996, between BJS and SPG.

     "Benefit Plans" means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director.

     "Blackstone" means The Blackstone Group L.P.

     "Blackstone Opinion" means each and any opinion rendered by Blackstone in connection with the Merger.

     "Bonus Plan" means the Incentive Bonus Plan of SPG.

     "Break-Up Fee" means an amount equal to the lesser of (i) $35.0 million and
(ii) the maximum amount payable to SPG as a transaction termination fee without causing it to fail to qualify as a REIT.

     "Built-in Gain" means, with respect to any REIT, the excess of the fair market value of any property acquired by such REIT at the beginning of the applicable Restriction Period over such REIT's adjusted basis in such asset as of the beginning of such Restriction Period.

     "Built-in Gain Rules" means the guidelines issued by the IRS in IRS Notice 88-19.

     "Business Combination Provisions" means provisions contained in the MGCL which may prevent, discourage or delay a change in control of SPG.

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

     "Cash Available for Distribution" means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, less operating capital expenditures not funded by tenants, and after similar adjustments for unconsolidated partnerships and joint ventures.

     "Cash Tender Agreement" means the existing agreement between DRC and the DeBartolos setting forth the rights and conditions of the rights to exchange DRC interests for cash.

     "Certificate of Merger" means a certificate of merger on a form prescribed by the Secretary of State of the State of Ohio executed in accordance with
Section 1701.81 of the Ohio Statute.

     "Certificates" means certificates which immediately prior to the Effective Time represented outstanding shares of DRC Common Stock.

     "Class B Common Stock" means the Class B common stock, par value $.0001 per share, of SPG.

     "Class B Directors" means directors of SPG (or the Simon DeBartolo Group as the context requires) elected by the holders of the Class B Common Stock.

     "Class C Common Stock" means the Class C Common Stock, par value $.0001 per share, of SPG proposed to be created under the Amended SPG Charter.

     "Class C Directors" means directors of the Simon DeBartolo Group elected by the holders of the Class C Common Stock.

     "Closing Date" means the closing date of the Merger.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock Directors" means directors of SPG or the Simon DeBartolo Group (as the case may be) elected by the holders of the SPG Common Stock, the Class B Common Stock, the Series A Preferred Stock and, if applicable, the Class C Common Stock, voting together as a single class.

     "Comparable Companies" means a group of eight publicly traded companies engaged primarily in the ownership, management, operation and acquisition of regional mall properties which Merrill Lynch deemed to be reasonably comparable to SPG and DRC for the purpose of its analysis.

     "Compensation Committee" means the SPG Board of Directors' committee which administers the SPG Employee Plan.

     "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement or a transaction with SPG):
(i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40% or more of the assets of DRC in a single transaction or series of transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of DRC or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     "Contribution Agreement" means, collectively, the agreements to be effective as of the Effective Time among DRC, SPG and participating SPG Limited Partners.

     "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     "control shares" means voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power.

     "Conversion Formula" means the formula used to determine the number of shares of SPG Common Stock into which a share of Series A Preferred Stock will be convertible, assuming that all conditions to convertibility are met, pursuant to the Articles Supplementary. Each share of Series A Preferred Stock will be convertible into the number of shares of SPG Common Stock equal to $25.00 divided by the Conversion Price in effect at the time of conversion. As of

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

March 31, 1996, such number was 0.9523809. This description of the Conversion Formula does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary.

     "Conversion Price" means, as of March 31, 1996, $26.25. In the event of a stock dividend, stock split or similar event, the Conversion Price shall be adjusted as follows: the Conversion Price after such event shall be the result, calculated to the nearest $0.0001, of the Conversion Price immediately prior to such event, divided by the number of shares of SPG Common Stock a holder of one share of such SPG Common Stock would have been entitled to receive upon such event. The adjustment of the Conversion Price is described more specifically in the Articles Supplementary. This description of the Conversion Price and adjustments thereto does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary.

     "Covered Sale" means any sale or other taxable disposition of any property listed on Exhibit C to the Amended Operating Partnership Agreement which sale or disposition would result in the allocation of pre-contribution gain under
Section 704(c) of the Code to a DRC Limited Partner.

     "DeBartolo Seat" means the Class B Director seat held by a DeBartolo pursuant to the Stockholders Agreement in the event that the Amended SPG Charter and Amended SPG By-laws are not adopted.

     "DeBartolos" means the estate of Edward J. DeBartolo, Edward J. DeBartolo, Jr., M. Denise DeBartolo York, EJDC and certain of their affiliates and includes certain other DeBartolo family members and estates and trusts established for their benefit.

     "Deferred Compensation Plan" means the non-qualified deferred compensation plan established by the SPG Operating Partnership on December 1, 1995.

     "Dissenting Shareholders" means holders of shares of DRC Common Stock who do not vote in favor of adoption of the Merger Agreement and who otherwise comply with the requirements of Ohio law respecting the perfection of dissenters' rights.

     "Dissenters' Shares" means shares of DRC Common Stock to which dissenters' rights have been perfected.

     "DRC" means DeBartolo Realty Corporation, an Ohio corporation, and, where the context indicates, entities owned or controlled by DRC, including, without limitation, the DRC Operating Partnership and DeBartolo Capital Partnership.

     "DRC Affiliate" means the DRC Management Company, the DRC Operating Partnership, DeBartolo Capital Partnership and any other subsidiary of DRC or any partnership, joint venture or business trust in which the DRC Operating Partnership has an interest.

     "DRC Articles" means DRC's Amended and Restated Articles of Incorporation in effect on the date hereof.

     "DRC Board of Directors" means the Board of Directors of DRC.

     "DRC Common Stock" means the common shares, par value $.01 per share, of DRC.

     "DRC Interests" means the partnership interests in the DRC Operating Partnership.

     "DRC IPO" means the initial public offering of DRC Common Stock in April, 1994.

     "DRC Limited Partners" means the DeBartolos and the other limited partners of the DRC Operating Partnership.

     "DRC Management Company" means DeBartolo Properties Management, Inc., an Ohio corporation.

     "DRC Noncompetition Agreement" means the agreement among DRC, EJDC and certain members of the DeBartolo family setting forth noncompete restrictions on the parties.

     "DRC Operating Partnership" means DeBartolo Realty Partnership, L.P., a Delaware limited partnership of which DRC is the sole managing general partner.

     "DRC Partnership Agreement" means the agreement between DRC as general partner of the DRC Operating Partnership and the DRC Limited Partners, as amended and restated through the date hereof.

     "DRC Portfolio Properties" means any income producing property in which DRC holds, directly or indirectly, an interest.

     "DRC Predecessor" means the shopping center business of EJDC immediately prior to the DRC IPO, other than properties not transferred to DRC as part of the DRC IPO.

     "DRC Record Date" means the date fixed for the determination of shareholders of DRC entitled to notice of the meeting of DRC shareholders at which the proposal to adopt the Merger Agreement is to be submitted.

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

     "DRC Registration Rights Agreement" means the agreement among DRC, certain of the DeBartolos and BJS, setting forth registration rights of the DRC Common Stock.

     "DRC Regulations" means the Regulations of DRC in effect on the date hereof.

     "DRC Shareholder Approvals" means the approval of the Merger Agreement by the vote of the holders of DRC Common Stock required to approve the Merger Agreement and the transactions contemplated thereby.

     "DRC Special Meeting" means the special meeting of shareholders of DRC to which this Prospectus/Joint Proxy Statement relates to be held at DRC's corporate offices at 7655 Market Street, Youngstown, Ohio, on August 6, 1996, at 11:00 a.m., Youngstown time.

     "DRC Stock Incentive Plan" means the DRC 1994 Stock Incentive Plan.

     "DRC Stock Options" means stock options granted under the DRC Stock Incentive Plan.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization for all properties. EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners. EBITDA:
(i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity.

     "Effective Time" means the effective time of the Merger which will be simultaneous with the filing of the Certificate of Merger with the Secretary of State of the State of Ohio.

     "EJDC" means The Edward J. DeBartolo Corporation, an Ohio corporation.

     "EJDC Sales Rights" means the right of EJDC to dispose of up to 30% of the Units held by EJDC (together with its affiliates) at the Effective Time in each of 1996, 1997 and 1998 in order to satisfy amortization requirements aggregating approximately $320 million under certain outstanding indebtedness of EJDC.

     "Employment Agreement" means the employment agreement among SAS and Richard
S. Sokolov to be effective as of the Effective Time.

     "Equity Stock" means, collectively, the SPG Common Stock, Class B Common Stock and Series A Preferred Stock as well as any other capital stock of SPG that may be issued on or after the date hereof.

     "Excess Stock" means the shares of Excess Stock, par value $0.0001 per share, of SPG.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means First National Bank of Chicago.

     "Exchange Ratio" means, with respect to each share of DRC Common Stock, sixty-eight one-hundredths (0.68) of a share of SPG Common Stock.

     "Exchange Rights Agreement" means the existing agreement between DRC and DRC Limited Partners setting forth terms of exchange rights of DRC Interest into DRC Common Stock.

     "Excluded Properties" means properties in which the Simons own an interest that were not transferred to SPG or the SPG Management Company in connection with the SPG IPO.

     "Excluded Retail Properties" means retail properties in which the Simons or the DeBartolos own an interest that are not included in the Portfolio Properties and that are the subject of options in favor of SPG or DRC.

     "FFO Multiple" means the ratio of the common stock trading price to Funds From Operations per share.

     "FIRPTA" means Foreign Investment in Real Property Tax Act of 1980.

     "First Call" means an on-line data service available to subscribers which compiles securities estimates developed by research analysts.

     "Funds From Operations" means, except as otherwise specified in this Prospectus/Joint Proxy Statement, net income before depreciation and amortization on real estate property assets, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/ benefit for income taxes for such period, plus the allocable portion, based on ownership interest, of funds from operations of unconsolidated entities all determined on a consistent basis in accordance with generally accepted accounting principles. For a discussion of "Funds From Operations," as used in the rendering of the opinions of SPG's and DRC's respective

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financial advisors and in the historical and pro forma financial statements included herein, see "THE PROPOSED MERGER AND RELATED MATTERS--Opinion of Financial Advisor to SPG" and "--Opinions of Financial Advisors to DRC" and "SUMMARY--Summary Pro Forma Combined and Selected Historical Financial Data" and "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA."

     "GLA" means gross leasable area.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Independent Directors" means (i) with respect to SPG, the Common Stock Directors, (ii) with respect to DRC, the directors not employed by or affiliated with any of the DeBartolos and not employed by DRC and (iii) with respect to the Simon DeBartolo Group, directors neither employed by the Simon DeBartolo Group nor affiliated with either the Simons or the DeBartolos.

     "Interested Stockholder" means (i) a person who beneficially owns ten percent or more of the voting power of a Maryland corporation's shares or (ii) an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation.

     "IRS" means the Internal Revenue Service.

     "JCP" means JCP Realty, Inc.

     "Joint Venture Properties" means Portfolio Properties which, following the Merger, will be less than wholly-owned, directly or indirectly, by the Operating Partnership or the SPG Operating Partnership.

     "Junior Stock" means any shares of SPG capital stock that are junior to the Series A Preferred Stock of SPG as to dividends and upon liquidation, distribution or winding up of SPG.

     "Letter of Transmittal" means a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.

     "Limited Partners" means the Simons, the DeBartolos and the other limited partners of the Operating Partnership.

     "Liquidation" or "liquidation" means any liquidation, dissolution or winding up of the affairs of SPG.

     "Majority Approval Vote" means the affirmative vote of not less than a majority, but less than 80%, of the aggregate votes entitled to be cast by the holders of Equity Stock (voting as single class) with respect to the SPG Proposal at the SPG Special Meeting.

     "Mall Comparables" means a set of companies deemed by Morgan Stanley to be reasonably comparable to DRC and SPG consisting of CBL & Associates, Properties, Inc., General Growth Properties, Inc., The Macerich Company, Taubman Centers Inc., Urban Shopping Centers, Inc. and The Rouse Co.

     "Management Companies" means, collectively, the DRC Management Company and the SPG Management Company.

     "Merger" means the proposed merger of Sub with and into DRC pursuant to the Merger Agreement and the payment of the Merger Consideration to DRC's shareholders by SPG.

     "Merger Agreement" means the Agreement and Plan of Merger, dated as of March 26, 1996, as amended, among SPG, Sub and DRC, a copy of which is attached to this Prospectus/Joint Proxy Statement as Annex I.

     "Merger Consideration" means, with respect to each share of DRC Common Stock, sixty-eight one-hundredths (0.68) of a share of SPG Common Stock, plus a cash payment (as more fully described in the Merger Agreement) in lieu of any fraction of a share.

     "Merger Proposal" means the proposal to adopt the Merger Agreement.

     "Merrill Lynch" means Merrill Lynch & Co.

     "Merrill Lynch Opinion" means each and any opinion rendered by Merrill Lynch in connection with the Merger.

     "MGCL" means the Maryland General Corporation Law.

     "Morgan Stanley" means Morgan Stanley & Co. Incorporated.

     "Morgan Stanley Opinion" means each and any opinion rendered by Morgan Stanley in connection with the Merger.

     "MSA, Inc." means Melvin Simon & Associates, Inc., an Indiana corporation.

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

     "Named Executives" means SPG's Chief Executive Officer and the four other most highly compensated executive officers of SPG.

     "NAREIT" means the National Association of Real Estate Investment Trusts, an industry trade group.

     "New Registration Rights Agreement" means the new registration rights agreement to be executed on or prior to the Effective Time, granting registration rights to the shares of SPG Common Stock issuable upon exchange of Units held by the Simons and the DeBartolos.

     "Non-U.S. Stockholders" means non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates.

     "NYSE" means the New York Stock Exchange.

     "Ohio Statute" means the General Corporation Law of Ohio, Chapters 1701, 1704 and 1707 of the Ohio Revised Code.

     "Operating Partnership" means the DRC Operating Partnership (to be renamed Simon DeBartolo Group, L.P.) following the Effective Time.

     "Other Seat" means the Common Stock Director seat on the Board of Directors of the Simon DeBartolo Group to be held by a DeBartolo pursuant to the Stockholders Agreement in the event that the Amended SPG Charter and Amended SPG Bylaws are not adopted.

     "Other Transaction Agreements" means, collectively, the Contribution Agreement, the Stock Purchase Agreement and the Termination Agreement.

     "Other Transactions" means, collectively, the transactions relating to the Merger contemplated by the Other Transaction Agreements.

     "Owned GLA" means the GLA of the SPG Portfolio Properties owned by the SPG Operating Partnership.

     "Ownership Interest" means, with respect to any person, the equity interest in the Simon DeBartolo Group represented by any SPG Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock and Units held by such person, expressed as a percentage of the aggregate equity interest in the Simon DeBartolo Group, computed as of March 26, 1996 and giving effect to the Merger.

     "Ownership Limit" means, after giving effect to the adoption of the SPG Proposal by the stockholders of SPG, (i) in the case of the Simons, 24% of the value of the outstanding Equity Stock of SPG and (ii) in the case of any other person, six percent of the lesser of the number or value of the issued and outstanding capital stock of SPG other than any shares of Excess Stock.

     "Ownership Percentage" means the respective percentages of the outstanding shares of SPG Common Stock of the Simon DeBartolo Group which would be owned by the former DRC shareholders and by the SPG stockholders if all Units in both the Operating Partnership and the SPG Operating Partnership were converted into shares of the respective corporations prior to the Merger.

     "Partnerships" means, collectively, (i) prior to the Merger, the DRC Operating Partnership and the SPG Operating Partnership and (ii) following the Merger, the Operating Partnership and the SPG Operating Partnership.

     "Payout Ratio" means the ratio of dividends to Funds From Operations.

     "Portfolio Properties" means properties of both SPG and DRC after giving effect to the Merger (any income-producing property in which the Simon DeBartolo Group holds, directly or indirectly, an interest).

     "Principal Group Limited Partner" means any Limited Partner, together with its Affiliates, which holds, as of any date, five percent or more of the outstanding Units as of such date.

     "Property Partnership" means any property-holding partnership in which an interest is held by the Simon DeBartolo Group.

     "Registration Statement" means the Registration Statement of which this Prospectus/Joint Proxy Statement is a part filed by SPG on Form S-4 and any amendments, exhibits, annexes and schedules thereto.

     "REIT" means a real estate investment trust as defined pursuant to sections 856 through 860 of the Code.

     "REIT Requirements" means sections 856 through 860 of the Code and applicable Treasury Regulations, which are the requirements for qualifying as a REIT.

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

     "Reform Act" means the Private Securities Litigation Reform Act of 1995, as amended.

     "Related Agreements" means the Stockholders Agreement, the Amended Operating Partnership Agreement, the Amended SPG Partnership Agreement, the New Registration Rights Agreement and the BJS Registration Rights Agreement.

     "Related Party Tenant" means a tenant of which a REIT (or an owner of ten percent or more of the REIT), directly or constructively owns ten percent or more.

     "Reorganization" means a reorganization under Section 368(a) of the Code.

     "Required Vote" means the affirmative vote of not less than 80% of the aggregate votes entitled to be cast by holders of Equity Stock (voting as a single class).

     "Resale Shares" means the SPG Common Stock to be received and sold from time to time by BJS pursuant to the Merger.

     "Restriction Period" means, with respect to any REIT, the ten-year period beginning on the date such asset was acquired by such REIT.

     "Rights Holders" means the entities granted rights under the New Registration Rights Agreement.

     "SAS" means Simon Property Administrative Service Partnership, L.P., an indirect majority-owned subsidiary of SPG.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Stock" means the Series A Preferred Stock of SPG, par value $.0001 per share.

     "Severance Program" means the Severance Program of DRC and the DRC Management Company.

     "Simon DeBartolo Group" means Simon DeBartolo Group, Inc., a Maryland corporation (formerly SPG), including, where the context indicates, entities owned or controlled by the Simon DeBartolo Group, including, without limitation, the Surviving Subsidiary Corporation, the Operating Partnership and the SPG Operating Partnership.

     "Simon Noncompetition Agreements" means the noncompetition agreements between SPG and each of Melvin Simon, Herbert Simon and David Simon.

     "Simons" means Melvin Simon, Herbert Simon, David Simon and certain of their affiliates and includes certain other Simon family members and estates, trusts and other entities established for their benefit.

     "Special Committee" means a special committee, to be established under the Alternative Amended By-laws, consisting of three directors of the Simon DeBartolo Group, none of whom are employed by the Simon DeBartolo Group or affiliated with any of the Simons or DeBartolos.

     "Special Distribution" means the distribution to be made by each of SPG and DRC to their respective stockholders and shareholders equal to SPG's or DRC's (as the case may be) most recent quarterly distribution rate multiplied by the number of days elapsed since the last distribution record date through and including the Effective Time, and divided by 91.

     "SPG" means Simon Property Group, Inc., a Maryland corporation, and where the context indicates, entities owned or controlled by the Simon DeBartolo Group, including, without limitation, the Surviving Subsidiary Corporation, the Operating Partnership and the SPG Operating Partnership.

     "SPG Annual Meeting" means the 1996 annual meeting of stockholders of SPG to which the Prospectus/Joint Proxy Statement relates to be held at SPG's corporate offices at the Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana, on August 6, 1996, immediately following the SPG Special Meeting.

     "SPG Board of Directors" means (i) prior to the Merger, the Board of Directors of SPG and (ii) following the Merger, the Board of Directors of the Simon DeBartolo Group.

     "SPG By-laws" means the By-laws of SPG, as amended, supplemented and corrected and in effect on the date hereof.

     "SPG Charter" means the Articles of Incorporation of SPG, as amended, supplemented and corrected and in effect on the date hereof.

     "SPG Common Stock" means the common stock, par value $0.0001 per share, of SPG, and after the Merger, of Simon DeBartolo Group.

     "SPG Determination Date" means the date in a given year on which SPG determines whether the growth target for the previous year has been achieved with respect to stock-based incentive awards.

     "SPG Director Options" means stock options issued under the SPG Director Plan.

     "SPG Director Plan" means SPG's Director Stock Option Plan.

     "SPG Employee Plan" means the SPG Operating Partnership's Employee Stock Plan.

     "SPG Exchange Rights" means the rights of holders of SPG Units (or following the Merger, Units) to exchange their SPG Units (or following the Merger, Units) for shares of SPG Common Stock or cash, at the option of SPG (or following the Merger, the Simon DeBartolo Group).

     "SPG 401(k) Plan" means the tax-qualified retirement savings plan to be maintained by SPG for eligible employees.

     "SPG IPO" means the initial public offering of SPG Common Stock consummated in December, 1993.

     "SPG Limited Partners" means the Simons and the other limited partners of the SPG Operating Partnership.

     "SPG Management Company" means M.S. Management Associates, Inc., a Delaware corporation.

     "SPG Meetings" means, collectively, the SPG Annual Meeting and the SPG Special Meeting.

     "SPG Operating Partnership" means Simon Property Group, L.P., a Delaware limited partnership that is a majority-owned subsidiary of SPG.

     "SPG Partnership Agreement" means the agreement between SPG as general partner of the SPG Operating Partnership and the SPG Limited Partners, as amended and restated through the date hereof.

     "SPG Portfolio Properties" means any income producing property in which SPG holds an interest directly or indirectly.

     "SPG Predecessor" means the business of the Simons existing immediately prior to the formation of SPG, other than the Simons' interest in certain excluded properties not transferred to SPG as part of the SPG IPO.

     "SPG Proposal" means the single proposal for which SPG is seeking approval by the Required Vote which, if adopted, will have the effect of (i) approval of the Merger Agreement and (ii) approval of certain amendments to the SPG Charter and SPG By-laws (including the election of the 13 persons to the SPG Board of Directors as set forth in such amendments to the SPG Charter).

     "SPG Record Date" means the record date of the SPG Common Stock for purposes of voting on the SPG Proposal.

     "SPG Special Meeting" means the special meeting of stockholders of SPG to which this Prospectus/Joint Proxy Statement relates to be held at the Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana on August 6, 1996, at 10:00 a.m., Indianapolis time.

     "SPG Stock Incentive Program" means the SPG five-year stock-based incentive program.

     "SPG Stock Option Plans" means collectively the SPG Employee Plan and the SPG Director Plan.

     "SPG Stockholder Approvals" means the approval of the Merger Agreement by the vote of the holders of the SPG Common Stock required to approve the Merger Agreement and the Other Transactions.

     "SPG Units" means the partnership units in the SPG Operating Partnership.

     "SPG's Counsel" means Paul, Weiss, Rifkind, Wharton and Garrison, counsel to SPG.

     "Stay Bonus" means the incentive stay bonus to be allocated among participants in the DRC Incentive Plan who remain in the employ of DRC or a DRC Affiliate through the Effective Time.

     "Stock Purchase Agreement" means the agreement, dated as of March 26, 1996, between EJDC and the SPG Management Company.

     "Stockholders Agreement" means the agreement, dated as of March 26, 1996, among SPG, DRC, certain of the Simons and certain of the DeBartolos.

     "Sub" means Day Acquisition Corp., an Ohio corporation.

     "Sub Common Stock" means the common shares, without par value, of Sub.

     "Superior Competing Transaction" means a bona fide proposal of a Competing Transaction made by a third party which a majority of the members of the DRC Board of Directors determines in good faith (based on the advice of DRC's investment banking firm of national reputation) to be more favorable from a financial point of view to DRC's shareholders than the Merger.

     "Surviving Subsidiary Corporation" means DeBartolo Realty Corporation (to be renamed SD Property Group, Inc. following the Effective Time).

     "Termination Agreement" means the agreement executed on March 26, 1996 among DRC, certain DRC Affiliates and members of the DeBartolo family.

     "Termination Fee" means the lesser of (i) $35.0 million and (ii) the maximum amount payable to the DRC Operating Partnership as a transaction termination fee that would not cause DRC to fail to qualify as a REIT to be paid by SPG if the Merger Agreement is terminated if SPG fails to obtain all non-governmental third-party consents which if not obtained would have a material adverse effect on SPG.

     "TIN" means the taxpayer identification number.

     "Total Market Capitalization" means, in respect of any person, the market value of issued and outstanding shares of capital stock of such person and shares of such capital stock that may be issued in exchange for or on conversion of other interests in such person plus total consolidated debt.

     "Transfer and Gains Taxes" means all returns, questionnaires, applications or other documents regarding any real property transfer or gains (including, without limitation, any New York State Tax on Gains Derived from Certain Real Property Transfers and New York State Real Estate Transfer Tax), sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Merger and the Other Transactions (together with any related interests, penalties or additions to tax).

     "Treasury Regulations" means the regulations implementing the Code.

     "TRS" means the Teacher's Retirement System of the State of Illinois.

     "UBTI" means unrelated business taxable income within the meaning of section 512 and section 514 of the Code.

     "Units" means units (excluding preferred units) of interest in the Operating Partnership.

     "U.S. Stockholder" means a holder of shares of SPG Common Stock that (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   ANNEXES TO

                           PRELIMINARY PROXY STATEMENT

                                       OF

                           SIMON PROPERTY GROUP, INC.

                                       AND

                          DEBARTOLO REALTY CORPORATION

                                INDEX TO ANNEXES

ANNEX I............................................AGREEMENT AND PLAN OF MERGER,
                                                                     AS AMENDED

ANNEX II...............................................OPINION OF MERRILL LYNCH

ANNEX III.............................................OPINION OF MORGAN STANLEY

ANNEX IV..................................................OPINION OF BLACKSTONE

ANNEX V.............................................SECTION OF THE OHIO STATUTE
                                                 RELATING TO DISSENTERS' RIGHTS

ANNEX VI.................................................. PROPOSED AMENDED AND
                                                        RESTATED CHARTER OF SPG

ANNEX VII................................................. PROPOSED ALTERNATIVE
                                                         AMENDED CHARTER OF SPG

ANNEX VIII................................................ PROPOSED AMENDED AND
                                                        RESTATED BY-LAWS OF SPG

                                                                         ANNEX I

                    AGREEMENT AND PLAN OF MERGER, AS AMENDED

                                                            FINAL EXECUTION COPY

________________________________________________________________________________

                          AGREEMENT AND PLAN OF MERGER

                           Dated as of March 26, 1996,

                                      Among

                           SIMON PROPERTY GROUP, INC.,

                              DAY ACQUISITION CORP.

                                       And

                          DeBARTOLO REALTY CORPORATION
________________________________________________________________________________

                              TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   The Merger

SECTION 1.1      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . 3
SECTION 1.2      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . 3
SECTION 1.3      Effective Time . . . . . . . . . . . . . . . . . . . . . . . 3
SECTION 1.4      Effects of the Merger  . . . . . . . . . . . . . . . . . . . 4
SECTION 1.5      Charter and Code of Regulations.   . . . . . . . . . . . . . 4
SECTION 1.6      Directors  . . . . . . . . . . . . . . . . . . . . . . . . . 4
SECTION 1.7      Officers . . . . . . . . . . . . . . . . . . . . . . . . . . 4

                                   ARTICLE II

                    Effect of the Merger on the Capital Stock
                        of the Constituent Corporations;
                            Exchange of Certificates

SECTION 2.1      Effect on Capital Stock  . . . . . . . . . . . . . . . . . . 4

                 (a)      Cancellation of Treasury Stock  . . . . . . . . . . 4
                 (b)      Conversion of Common Stock  . . . . . . . . . . . . 4
                 (c)      Conversion of Shares of Common Stock

                          of Sub  . . . . . . . . . . . . . . . . . . . . . . 5
                 (d)      Dissenting Shares . . . . . . . . . . . . . . . . . 5

SECTION 2.2      Exchange of Certificates . . . . . . . . . . . . . . . . . . 6

                 (a)      Exchange Agent  . . . . . . . . . . . . . . . . . . 6
                 (b)      Parent To Provide Merger Consideration  . . . . . . 6
                 (c)      Exchange Procedure  . . . . . . . . . . . . . . . . 6
                 (d)      Record Dates; Distributions with Respect to
                          Unexchanged Shares  . . . . . . . . . . . . . . . . 7
                 (e)      No Further Ownership Rights in Common
                          Stock . . . . . . . . . . . . . . . . . . . . . . . 8
                 (f)      No Liability  . . . . . . . . . . . . . . . . . . . 8
                 (g)      No Fractional Shares  . . . . . . . . . . . . . . . 9
                 (h)      Withholding Rights  . . . . . . . . . . . . . . . . 9

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.1      Representations and Warranties of
                 the Company . . .  . . . . . . . . . . . . . . . . . . . . .10

                 (a)      Organization, Standing and Corporate
                          Power of the Company  . . . . . . . . . . . . . . .10

                                                                            Page

                 (b)      Company Subsidiaries and Joint
                          Ventures  . . . . . . . . . . . . . . . . . . . . .10
                 (c)      Capital Structure . . . . . . . . . . . . . . . . .11
                 (d)      Authority; Noncontravention; Consents . . . . . . .13
                 (e)      SEC Documents; Financial Statements;
                          Undisclosed Liabilities  . . . . . . . . . . . . . 15
                 (f)      Absence of Certain Changes or Events  . . . . . . .16
                 (g)      Litigation  . . . . . . . . . . . . . . . . . . . .17
                 (h)      Absence of Changes in Benefit Plans; ERISA
                          Compliance . . . . . . . . . . . . . . . . . . . . 18
                 (i)      Taxes . . . . . . . . . . . . . . . . . . . . . . .19
                 (j)      No Payments to Employees, Officers or Directors . .20
                 (k)      Brokers; Schedule of Fees and Expenses  . . . . . .20
                 (l)      Compliance with Laws  . . . . . . . . . . . . . . .21
                 (m)      Contracts; Debt Instruments . . . . . . . . . . . .21
                 (n)      Opinion of Financial Advisor  . . . . . . . . . . .22
                 (o)      State Takeover Statutes . . . . . . . . . . . . . .22
                 (p)      Registration Statement  . . . . . . . . . . . . . .22
                 (q)      Parent Stock  . . . . . . . . . . . . . . . . . . .23
                 (r)      Vote Required . . . . . . . . . . . . . . . . . . .23

SECTION 3.2      Representations and Warranties
                 of Parent and Sub . . . . . . . . . . . . . . . . . . . . . 23

                 (a)      Organization, Standing and Corporate
                          Power of Parent and Sub . . . . . . . . . . . . . .23
                 (b)      Other Parent Subsidiaries and Parent
                          Joint Ventures  . . . . . . . . . . . . . . . . . .23
                 (c)      Capital Structure . . . . . . . . . . . . . . . . .24
                 (d)      Authority; Noncontravention; Consents . . . . . . .26
                 (e)      SEC Documents; Financial Statements; Undisclosed
                          Liabilities  . . . . . . . . . . . . . . . . . . . 28
                 (f)      Absence of Certain Changes or Events  . . . . . . .29
                 (g)      Litigation  . . . . . . . . . . . . . . . . . . . .30
                 (h)      Absence of Changes in Benefit Plans; ERISA
                          Compliance.  . . . . . . . . . . . . . . . . . . . 31
                 (i)      Taxes . . . . . . . . . . . . . . . . . . . . . . .32
                 (j)      No Payments to Employees, Officers or Directors . .32
                 (k)      Brokers; Schedule of Fees and Expenses  . . . . . .33
                 (l)      Compliance with Laws  . . . . . . . . . . . . . . .33
                 (m)      Contracts; Debt Instruments . . . . . . . . . . . .33
                 (n)      Opinion of Financial Advisor  . . . . . . . . . . .34
                 (o)      State Statutes  . . . . . . . . . . . . . . . . . .34
                 (p)      Interim Operations of Sub.  . . . . . . . . . . . .34
                 (q)      Registration Statement  . . . . . . . . . . . . . .34
                 (r)      Vote Required . . . . . . . . . . . . . . . . . . .34

                                                                            Page

                                   ARTICLE IV

                                    Covenants

SECTION 4.1      Conduct of Business by the Company . . . . . . . . . . . . .35
SECTION 4.2      Conduct of Business by Parent  . . . . . . . . . . . . . . .39
SECTION 4.3      Other Actions  . . . . . . . . . . . . . . . . . . . . . . .42

                                    ARTICLE V

                              Additional Covenants

SECTION 5.1      Preparation of the Registration Statement and
                 the Proxy Statement; Shareholders Meeting and Parent
                 Stockholders Meeting . . . . . . . . . . . . . . . . . . . .42

SECTION 5.2      Access to Information;
                 Confidentiality . . . . . . . . . . . . . . . . . . . . . . 44

SECTION 5.3      Best Efforts; Notification . . . . . . . . . . . . . . . . .45
SECTION 5.4      Affiliates . . . . . . . . . . . . . . . . . . . . . . . . .47
SECTION 5.5      Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . .47
SECTION 5.6      Amendment of Parent's Charter
                 and By-Laws . . . . . . . . . . . . . . . . . . . . . . . . 47

SECTION 5.7      No Solicitation of Transactions by the Company . . . . . . .49
SECTION 5.8      Public Announcements . . . . . . . . . . . . . . . . . . . .50
SECTION 5.9      Listing  . . . . . . . . . . . . . . . . . . . . . . . . . .50
SECTION 5.10     Letters of Accountants . . . . . . . . . . . . . . . . . . .50
SECTION 5.11     Transfer and Gains Taxes . . . . . . . . . . . . . . . . . .51
SECTION 5.12     Benefit Plans and Other Employee
                 Arrangements  . . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 5.13     Private Placement of Common Stock
                 of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . 53
SECTION 5.14     Indemnification; Directors' and Officers' Insurance  . . . .54
SECTION 5.15     Related Agreements . . . . . . . . . . . . . . . . . . . . .56
SECTION 5.16     Special Tax Distributions to the Company Reinvested  . . . .56
SECTION 5.17     Amendment of Parent Operating Partnership Agreement  . . . .56
SECTION 5.18     Additional Parent Agreements.  . . . . . . . . . . . . . . .57

                                   ARTICLE VI

                              Conditions Precedent

SECTION 6.1      Conditions to Each Party's Obligation
                 To Effect the Merger . . . . . . . . . . . . . . . . . . . .57

                 (a)      Shareholder Approval  . . . . . . . . . . . . . . .57
                 (b)      HSR Act . . . . . . . . . . . . . . . . . . . . . .57

                                                                            Page

                 (c)      Listing of Shares . . . . . . . . . . . . . . . . .57
                 (d)      Registration Statement  . . . . . . . . . . . . . .57
                 (e)      No Injunctions or Restraints  . . . . . . . . . . .58
                 (f)      Blue Sky Laws . . . . . . . . . . . . . . . . . . .58
                 (g)      Related Transactions  . . . . . . . . . . . . . . .58
                 (h)      Certain Actions and Consents  . . . . . . . . . . .58
                 (i)      EJDC Lender Consents  . . . . . . . . . . . . . . .58

SECTION 6.2      Conditions to Obligations of Parent
                 and Sub . . . . . . . . . . . . . . . . . . . . . . . . . . 58

                 (a)      Representations and Warranties  . . . . . . . . . .59
                 (b)      Performance of Obligations of
                          the Company   . . . . . . . . . . . . . . . . . . .59
                 (c)      Material Adverse Change . . . . . . . . . . . . . .59
                 (d)      Opinions Relating to REIT and
                          Partnership Status  . . . . . . . . . . . . . . . .60
                 (e)      Other Tax Opinion . . . . . . . . . . . . . . . . .60
                 (f)      Consents  . . . . . . . . . . . . . . . . . . . . .60

SECTION 6.3      Conditions to Obligation of
                          the Company . . . . . . . . . . . . . . . . . . . .61

                 (a)      Representations and Warranties  . . . . . . . . . .61
                 (b)      Performance of Obligations of each
                          of Parent and Sub . . . . . . . . . . . . . . . . .61
                 (c)      Material Adverse Change . . . . . . . . . . . . . .62
                 (d)      Opinion Relating to REIT Status . . . . . . . . . .62
                 (e)      Other Tax Opinion . . . . . . . . . . . . . . . . .62
                 (f)      Consents  . . . . . . . . . . . . . . . . . . . . .62
                 (g)      The Investment Company Act Opinion  . . . . . . . .62

                                   ARTICLE VII

                                  Board Actions

SECTION 7.1      Board Actions  . . . . . . . . . . . . . . . . . . . . . . .63

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

SECTION 8.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . .63
SECTION 8.2      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .65
SECTION 8.3      Effect of Termination  . . . . . . . . . . . . . . . . . . .68
SECTION 8.4      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . .68
SECTION 8.5      Extension; Waiver  . . . . . . . . . . . . . . . . . . . . .68

                                                                            Page

                                   ARTICLE IX

                               General Provisions

SECTION 9.1      Nonsurvival of Representations
                 and Warranties  . . . . . . . . . . . . . . . . . . . . . . 69
SECTION 9.2      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .69
SECTION 9.3      Certain Definitions  . . . . . . . . . . . . . . . . . . . .70
SECTION 9.4      Interpretation . . . . . . . . . . . . . . . . . . . . . . .72
SECTION 9.5      Counterparts . . . . . . . . . . . . . . . . . . . . . . . .72
SECTION 9.6      Entire Agreement; No Third-Party Beneficiaries . . . . . . .72
SECTION 9.7      GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . .73
SECTION 9.8      Assignment . . . . . . . . . . . . . . . . . . . . . . . . .73
SECTION 9.9      Enforcement  . . . . . . . . . . . . . . . . . . . . . . . .73

Schedules

A                Holder of Common Stock Delivering Proxies to Parent
B                Holder of Parent Stock Delivering Proxies to the Company
C                Parent Principals
D                Company Principals
E                [Intentionally Omitted]
F                [Intentionally Omitted]

Exhibits

A        Form of Contribution Agreement
B        [Intentionally Omitted]
C        [Intentionally Omitted]
D        Form of Resale Agreement with Affiliates
E-1      Form of Amended and Restated Charter of Parent
E-2      Alternative Form of Amended and Restated Charter of Parent
F-1      Form of Amended and Restated By-laws of Parent
F-2      Alternative Form of Amended and Restated By-laws of Parent
G        [Intentionally Omitted]
H        Form of Severance Plan
I Form of Amended and Restated Agreement of Limited Partnership of the Operating Partnership
J        [Intentionally Omitted]
K        Form of Registration Rights Agreement
L Form of letters and certificates with respect to tax opinions of Willkie Farr & Gallagher
M Form of letters and certificate with respect to tax opinion of Paul, Weiss, Rifkind, Wharton &
         Garrison
N Form of opinion of Paul, Weiss, Rifkind, Wharton & Garrison relating to the Investment Company Act of 1940

                             Index of Defined Terms
                                       In
                          Agreement and Plan of Merger

Term                                                              Section
- ----                                                              -------
"affiliate"                                                         9.3
"Agreement"                                                        Title
"Amended and Restated Operating Partnership Agreement"             6.1(g)
"Amended and Restated Parent Operating Partnership Agreement"      6.1(g)
"Antitrust Authorizations"                                         5.3(a)
"Average Closing Price"                                            8.1(j)
"Base Amount"                                                      8.2(b)
"Break-Up Expenses"                                                8.2(b)
"Break-Up Fee"                                                     8.2(b)
"Break-Up Fee Tax Opinion"                                         8.2(b)
"Certificate of Merger"                                             1.3
"Certificates"                                                     2.2(c)
"Class B Stock"                                                 Recital (e)
"Class C Stock"                                                    5.6(a)
"Closing Date"                                                      1.2
"Code"                                                          Recital (d)
"Committee"                                                     5.12(b)(iv)
"Common Stock"                                                  Recital (b)
"Company"                                                          Title
"Company Benefit Plans"                                          3.1(h)(i)
"Company Disclosure Letter"                                         9.3
"Company Employee Stock Awards"                                    3.1(c)
"Company Filed SEC Documents"                                      3.1(f)
"Company Interests"                                                 9.3
"Company Joint Venture"                                             9.3
"Company Partnership Interests"                                    3.1(f)
"Company Principals"                                            Recital (f)
"Company SEC Documents"                                            3.1(e)
"Company Shareholder Approvals"                                    3.1(d)
"Company Shareholders Meeting"                                     5.1(b)
"Company Stock-Related Awards"                                     3.1(c)
"Company Subsidiary"                                                9.3
"Competing Transaction"                                             5.7
"Confidentiality Agreement"                                         5.2
"Contribution Agreement"                                        Recital (h)
"Dissenting Shares"                                                2.1(d)
"Economic Losses"                                                  6.2(a)
"Effective Time"                                                    1.3
"EJDC"                                                              9.3
"Employee Exchange Rights Holders"                              3.1(m)(iii)
"ERISA"                                                          3.1(h)(ii)
"Excess Common Stock"                                              3.1(c)
"Excess Parent Shares"                                           2.2(g)(ii)
"Excess Stock"                                                     3.1(c)
"Exchange Act"                                                     3.1(d)
"Exchange Agent"                                                   2.2(a)

"Exchange Fund"                                                    2.2(b)
"Exchange Rights Agreement"                                        4.1(a)
"Exchange Trust"                                                 2.2(g)(ii)
"Expense Fee Base Amount"                                          8.2(b)
"FFO"                                                           5.12(b)(iv)
"Financial Statement Date"                                         3.1(f)
"Financing Partnership"                                             9.3
"GAAP"                                                             3.1(e)
"Governmental Entity"                                              3.1(d)
"HSR Act"                                                          3.1(d)
"indebtedness"                                                   3.1(m)(ii)
"Indemnified Liabilities"                                         5.14(a)
"Indemnified Parties"                                             5.14(a)
"Indemnifying Parties"                                            5.14(a)
"knowledge"                                                         9.3
"Laws"                                                             3.1(d)
"Liens"                                                          3.1(b)(i)
"Majority Company Joint Venture"                                    9.3
"Management Company"                                                9.3
"Material Adverse Change"                                          3.1(f)
"Material Adverse Effect"                                          3.1(a)
"Merger"                                                        Recital (b)
"Merger Consideration"                                             2.1(b)
"Merrill Lynch"                                                    3.2(k)
"MGCL"                                                             3.1(q)
"Minority Company Joint Venture"                                    9.3
"Morgan Stanley"                                                   3.1(k)
"NYSE"                                                           2.2(g)(ii)
"Ohio Statute"                                                      1.1
"Operating Partnership"                                             9.3
"Operating Partnership Agreement"                                  3.1(c)
"Parent"                                                           Title
"Parent Benefit Plans"                                           3.2(h)(i)
"Parent Common Stock"                                           Recital (e)
"Parent Disclosure Letter"                                          9.3
"Parent Employee Options"                                          3.2(c)
"Parent Excess Stock"                                              3.2(c)
"Parent Filed SEC Documents"                                       3.2(f)
"Parent Financial Statement Date"                                  3.2(f)
"Parent Interests"                                                  9.3
"Parent Joint Venture"                                              9.3
"Parent Management Company"                                         9.3
"Parent Material Adverse Change"                                   3.2(f)
"Parent Material Adverse Effect"                                   3.2(a)
"Parent Operating Partnership"                                      9.3
"Parent Operating Partnership Agreement"                           3.2(c)
"Parent Options"                                                   3.2(c)
"Parent Preferred Stock"                                           3.2(c)
"Parent Principals"                                             Recital (f)
"Parent SEC Documents"                                             3.2(e)
"Parent Stock"                                                  Recital (e)
"Parent Stockholder Approvals"                                     3.2(d)
"Parent Stockholders Meeting"                                      5.1(c)

"Parent Subsidiary"                                                 9.3
"Parent Units"                                                     3.2(c)
"person"                                                            9.3
"Preferred Stock"                                                  3.1(c)
"Proxy Statement"                                                  3.1(d)
"Qualifying Income"                                                8.2(b)
"Registration Statement"                                           3.2(d)
"REIT"                                                           3.1(i)(ii)
"REIT Requirements"                                                8.2(b)
"Required Vote"                                                    5.6(a)
"SEC"                                                              3.1(d)
"Shareholder Approvals"                                            3.2(d)
"Securities Act"                                                   3.1(e)
"Stay Bonus"                                                    5.12(b)(iii)
"Stock Incentive Plan"                                           5.12(b)(i)
"Stock Options"                                                  5.12(b)(i)
"Stock Purchase Agreement"                                      Recital (g)
"Stockholders Agreement"                                        Recital (f)
"Sub"                                                              Title
"Sub Common Stock"                                                 3.2(c)
"Subsidiary"                                                        9.3
"Superior Competing Transaction"                                   7.1(c)
"Surviving Corporation"                                             1.1
"Takeover Statute"                                                 5.3(a)
"taxes"                                                          3.1(i)(i)
"Termination Agreement                                           Recital(g)
"Termination Fee"                                                  8.2(c)
"Termination Fee Base Amount"                                      8.2(c)
"Termination Fee Tax Opinion"                                      8.2(c)
"Transactions"                                                  Recital (h)
"Transfer and Gains Taxes"                                          5.11
"Unconsolidated Company Financial                                  3.1(e)
 Statements"
"Unconsolidated Parent Financial                                   3.2(e)
 Statements"
"Wholly-Owned Company Joint Venture"                                9.3
"Wholly-Owned Parent Joint Venture"                                 9.3

                           AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of March 26, 1996, among SIMON PROPERTY GROUP, INC., a Maryland corporation ("PARENT"), DAY ACQUISITION CORP., an Ohio corporation and a direct subsidiary of Parent ("SUB"), and DeBARTOLO REALTY CORPORATION, an Ohio corporation (the "COMPANY").

                                    RECITALS

(a) Certain terms used herein shall have the meanings assigned to them in
Section 9.3.

                 (b) The respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub, Parent's direct subsidiary, with and into the Company as set forth below (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "COMMON STOCK") will be converted into the right to receive the Merger Consideration (as defined below).

                 (c) Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 (d) For federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

                 (e) As a condition to the willingness of each of Parent and the Company to enter into this Agreement, the holder of Common Stock listed on SCHEDULE A hereto delivered to Parent a proxy to vote its shares of Common Stock in favor of the Merger and the approval and adoption of this Agreement and the holders of common stock, par value $.0001, of Parent (the "PARENT COMMON STOCK") and the holders of Class B common stock, par value $.0001 per share, of Parent (the "CLASS B STOCK" and together with the Parent Common Stock, the "PARENT STOCK") listed on SCHEDULE B hereto have delivered to the Company a proxy to vote their shares of Parent Stock in favor of the Merger and the approval and adoption of this Agreement.

                 (f) Simultaneously with the execution of this Agreement, the persons listed on SCHEDULE C hereto (the "PARENT PRINCIPALS") and the persons listed on SCHEDULE D hereto (the "COMPANY PRINCIPALS") have executed a Stockholders Agreement (the "STOCKHOLDERS AGREEMENT"), providing for, among other things, agreement of the Parent Principals and the Company Principals to vote their respective shares of Parent Stock and Common Stock in favor of the Merger at the Parent Stockholders Meeting (as defined below) and the Company Shareholders Meeting (as defined below), respectively, and subject to consummation of the Merger, to provide certain other agreements among Parent, the Parent Principals and the Company Principals.

                 (g) Simultaneously with the execution of this Agreement, (i) the Parent Management Company (as defined below) and EJDC (as defined below), have executed a Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") providing for the sale by EJDC of 95% of the issued and outstanding voting stock of the Management Company to the Parent Management Company simultaneously with the completion of the other Transactions (as defined below), and (ii) the Company, the Operating Partnership (as defined below) and certain limited partners of the Operating Partnership have entered into an agreement (the "TERMINATION AGREEMENT") providing for the termination upon completion of the other Transactions of certain agreements establishing rights of such limited partners and of a noncompetition agreement affecting certain Company Principals.

                 (h) The transactions contemplated under this Agreement, the Stockholders Agreement, the Stock Purchase Agreement, the Contribution Agreement substantially in the form of EXHIBIT A hereto (the "CONTRIBUTION AGREEMENT") among each of the Parent Principals, Parent and the Operating Partnership, the Termination Agreement, this Agreement, subject to the provisions of Section 5.6, the purchase of Class C Common Stock of the Parent pursuant to a subscription agreement to be entered into pursuant thereto, and the other documents and agreements contemplated hereby, including, without limitation, the Merger, shall be referred to collectively in this Agreement as the "TRANSACTIONS."

                 (i) In connection with the transactions contemplated by the Contribution Agreement, the Operating Partnership Agreement (as defined below) and the Parent Operating Partnership Agreement (as defined below) shall be amended and restated, effective as of the Effective Time. Parent shall enter into a Registration Rights Agreement, effective as of the Effective Time, in the form attached as EXHIBIT K with certain holders (after giving effect to the Merger) of the Parent Common Stock and units of limited partnership interest in the Operating Partnership.

                 NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   The Merger

                 SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of Ohio, Chapter 1701 of the Ohio Revised Code (the "OHIO STATUTE"), Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the Ohio Statute. At the election of Parent, any other direct subsidiary of Parent acceptable to the Company in its reasonable judgment may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

                 SECTION 1.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the "CLOSING DATE"), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

                 SECTION 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file a certificate of merger or other appropriate documents (the "CERTIFICATE OF MERGER") executed in accordance with Section 1701.81 of the Ohio Statute and shall make all other filings or recordings required under the Ohio Statute. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio, or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

                 SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the Ohio Statute.

                 SECTION 1.5 Charter and Code of Regulations. The Amended and Restated Articles of Incorporation and Code of Regulations of the Company as in effect at the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation; provided that each of such Articles of Incorporation and Code of Regulations shall be amended and restated immediately following the Effective Time in forms reasonably acceptable to each of the Company and Parent.

                 SECTION 1.6 Directors. The directors of the Company at the Effective Time shall be the directors of the Surviving Corporation, who shall be the same individuals who are directors of Parent immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 1.7 Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

                 SECTION 2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or the holder of any shares of capital stock of Parent or Sub:

                          (a) Cancellation of Treasury Stock. As of the
Effective Time, each share of capital stock of the Company that is owned by the Company or any Company Subsidiary (as defined below) or Wholly-Owned Company Joint Venture (as defined below) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

                          (b) Conversion of Common Stock. Upon the Effective
Time, each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive from Parent sixty-eight one hundredths (.68) of a fully paid and nonassessable share of Parent Common Stock. As of the

Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.2(c), certificates representing the shares of Parent Common Stock required to be delivered under this Section 2.1(b) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "MERGER CONSIDERATION") and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(d), in each case, without interest and less any required withholding taxes. Notwithstanding the foregoing, the parties understand that the rights of each shareholder of the Company under this Section 2.1(b) are subject to Article NINTH of the Charter of Parent; provided that Parent hereby agrees to provide at the Effective Time waivers of such provision upon certification of sufficient facts in the reasonable judgment of Parent's Board of Directors to indicate that the ownership limit provisions set forth in Section 856(a)(6) of the Code will not be violated upon the granting of such waivers.

                          (c) Conversion of Shares of Common Stock of Sub.
Immediately prior to the Effective Time Sub shall have issued and outstanding 1,100.11 shares of common stock, and as of the Effective Time such shares or fractions thereof shall be converted, at the rate of 1,000 shares of the Surviving Corporation for each whole share of Sub, and a proportionate number of shares of the Surviving Corporation for each fractional share of Sub, into and become a total of 1,100,110 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of the Surviving Corporation.

                          (d) Dissenting Shares. Notwithstanding Section 2.1(b),
shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered to the Company a written demand for the fair cash value of his shares of Common Stock (the "DISSENTING SHARES") in accordance with the Ohio Statute shall not be converted into a right to receive the Merger Consideration, unless the holder's rights have terminated under Section 1701.85(D) of the Ohio Statute. Dissenting shares shall be treated in accordance with Section 1701.85 of the Ohio Statute. If after the Effective Time such holder's rights shall terminate in accordance with Section 1701.85(D) of the Ohio Statute, such shares of Common Stock shall be treated as if they had been converted as of the Effective

Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for the exercise of dissenter's rights with respect to shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                 SECTION 2.2      Exchange of Certificates.

                          (a) Exchange Agent. Prior to the Effective Time,
Parent shall appoint The First National Bank of Chicago or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding Common Stock.

                          (b) Parent To Provide Merger Consideration. Parent
shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Common Stock, shares of Parent Common Stock issuable, cash payable in respect of dividends pursuant to Section 2.2(d)(i) and cash payable in lieu of fractional shares pursuant to Section 2.2(g) (collectively, the "EXCHANGE FUND") in exchange for the issued and outstanding shares of Common Stock pursuant to Section 2.1.

                          (c) Exchange Procedure. As soon as reasonably
practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to

Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 2.2(d) or Section 2.2(g).

                          (d) Record Dates; Distributions with Respect to
Unexchanged Shares.

                                     (i) Each of Parent and the Company shall
declare a dividend to their respective shareholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. The dividend of each shall be equal to such party's most recent quarterly dividend rate, multiplied by the number of days elapsed since the last dividend record date through and including the Effective Time, and divided by 90. The dividends payable hereunder to holders of Common Stock shall be paid upon presentation of the certificates of Common Stock for exchange in accordance with this Article II.

                                     (ii) No dividends or other distributions
with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (ii) if such Certificate is exchangeable for one or more whole shares of Parent Common Stock, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                          (e) No Further Ownership Rights in Common Stock. All
Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                          (f) No Liability. None of Parent, Sub, the Company or
the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to Parent, upon demand, and any holders of Certificates who have not theretofore complied with Section 2.2(c) shall thereafter look only to Parent for delivery of the Merger Consideration, subject to applicable escheat and other similar laws.

                          (g) No Fractional Shares.

                                     (i) No certificates or scrip representing
fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of Parent.

                                     (ii) Notwithstanding any other provision of
this Agreement, each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(g), a cash payment in lieu of such fractional shares of Parent Common Stock, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Parent Common Stock, as applicable, which would otherwise have been issued (the "EXCESS PARENT SHARES"). The sale of the Excess Parent Shares by the Exchange Agent shall be executed on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "EXCHANGE TRUST") for the holders of Certificates. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Parent Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates Stock in lieu of any fractional shares of Parent Common Stock, as applicable, the Exchange Agent shall make available such amounts to such holders of Certificates without interest.

                          (h) Withholding Rights. Parent or the Exchange Agent
shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

                                   ARTICLE III

                         Representations and Warranties

                 SECTION 3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                          (a) Organization, Standing and Corporate Power of the
Company. The Company is a corporation duly organized and validly existing under the laws of Ohio and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries and Company Joint Ventures (as defined below) (but only to the extent of the Company Interests (as defined below) with respect to the Company Joint Ventures) taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has delivered to Parent complete and correct copies of its Articles of Incorporation and Code of Regulations, as amended to the date of this Agreement.

                          (b) Company Subsidiaries and Joint Ventures.

                                     (i) SCHEDULE 3.1(b)(I) to the Company
Disclosure Letter (as defined below) sets forth each Company Subsidiary and the ownership interest therein of the Company. Except as set forth in SCHEDULE 3.1(b)(I) to the Company Disclosure Letter, (A) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS") and (B) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary free and clear of all

Liens. Except for the capital stock of or other equity interests in the Company Subsidiaries and except for the ownership interests in the Company Joint Ventures, the Company does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater that $5,000,000 in any person. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect.

                                     (ii) SCHEDULE 3.1(b)(II) to the Company
Disclosure Letter lists each Company Joint Venture and identifies which of such Company Joint Ventures are Majority Company Joint Ventures. Each Majority Company Joint Venture (as defined below), and to the knowledge of the Company, each Minority Company Joint Venture (as defined below) has made all filings required by and is in compliance with all Laws (as defined below) necessary to do business in each jurisdiction in which the nature of its business or the ownership or the leasing of its properties makes such filings or compliance necessary, other than such jurisdictions where the failure to have so filed or to be in such compliance, individually or in the aggregate, would not have a Material Adverse Effect. SCHEDULE 3.1(b)(II) lists, as of the date hereof, each partner, joint venturer or other person having a direct ownership interest, other than the Company or a Company Subsidiary or Company Joint Venture, in the Majority Company Joint Ventures and, to the knowledge of the Company, in the Minority Company Joint Ventures.

                          (c) Capital Structure. The authorized capital stock of
the Company consists of 175,000,000 shares of Common Stock; 10,000,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK"), in two classes: 5,000,000 shares of voting Preferred Stock and 5,000,000 shares of non-voting Preferred Stock; 1,750,000 shares of excess common stock, par value $.01 per share ("EXCESS COMMON STOCK"); and 100,000 shares of excess Preferred Stock, par value $.01 per share (together with the Excess Common Stock, the "EXCESS STOCK"). On the date hereof (i) 55,491,479 shares of Common Stock and no shares of Preferred Stock or Excess Stock were issued and outstanding, (ii) no shares of Common Stock, Preferred Stock or Excess Stock were held by the Company in its treasury, (iii) 2,896,452 shares of Common Stock were available for issuance under the Company's 1994 Stock Incentive Plan pursuant to awards granted to employees of the Company (the "COMPANY EMPLOYEE STOCK AWARDS"), (iv) 13,000 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of Common Stock granted to directors of the Company (together with the Company Employee Stock Awards, the "COMPANY STOCK-RELATED AWARDS") and (v) 34,100,367 shares of Common Stock were reserved for issuance upon the exchange of Company Partnership Interests (as defined below) for shares of Common Stock pursuant to the Exchange Rights Agreement (as defined below). On the date of this Agreement, except as set forth above in this Section 3.1(c) or as required pursuant to the Exchange Rights Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of the Company. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except (A) for the Company Stock-Related Awards, the Company Partnership Interests (which, subject to certain restrictions, may be exchanged by such limited partners for shares of Common Stock), (B) as required pursuant to rights of first refusal or rights of first offer, "buy-sell" provisions, anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the Company Joint Ventures existing on the date of this Agreement, (C) as set forth in SCHEDULE 3.1(c) to the Company Disclosure Letter,
(D) as otherwise permitted under Section 4.1, (E) as required under the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended through the date hereof (the "OPERATING PARTNERSHIP AGREEMENT") and (F) as contemplated under the Company's dividend reinvestment plan, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture is a party or by which such entity is bound, obligating the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the

Company, any Minority Company Joint Venture to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture or obligating the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to the Company, a Company Subsidiary or a Wholly-Owned Company Joint Venture). Except (x) as required pursuant to rights of first refusal or rights of first offer, "buy-sell" provisions, anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the Company Joint Ventures existing on the date of this Agreement, (y) as set forth on SCHEDULE 3.1(c) to the Company Disclosure Letter and (z) as required under the Operating Partnership Agreement, the Exchange Rights Agreement and the Cash Tender Agreement (as defined in the Termination Agreement), there are no outstanding contractual obligations of the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any capital stock, voting securities or other ownership interests in any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Company Subsidiary or a Wholly-Owned Company Joint Venture).

                          (d) Authority; Noncontravention; Consents. The Company
has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the vote of the holders of the Common Stock required to approve this Agreement and the transactions contemplated hereby (the "COMPANY SHAREHOLDER APPROVALS"), to consummate the transactions contemplated by this Agreement to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement pursuant to the Company Shareholder Approvals. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in

SCHEDULE 3.1(d) to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement to which the Company is a party and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture, under, (i) the Amended and Restated Articles of Incorporation or Code of Regulations of the Company or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any Company Subsidiary or Majority Company Joint Venture or their respective properties or assets or, to the knowledge of the Company, to any Minority Company Joint Venture or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "LAWS") applicable to the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect or
(y) prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any Company Subsidiary or any Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing by any person in connection with any of the Transactions of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing with the

Securities and Exchange Commission (the "SEC") of (x) a joint proxy statement relating to the approval by the Company's shareholders and Parent's stockholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (iv) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined below) and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in SCHEDULE 3.1(d) to the Company Disclosure Letter or (A) as may be required under (x) the laws of any foreign country in which the Company or any Company Subsidiary or Company Joint Venture conducts any business or owns any property or assets, (y) federal, state, local or foreign environmental laws or (z) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Material Adverse Effect.

                          (e) SEC Documents; Financial Statements; Undisclosed
Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since April 21, 1994 (the "COMPANY SEC DOCUMENTS"). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Filed Company SEC Documents. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form

10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of the Company, the audited financial statements of the unconsolidated Company Subsidiaries and Company Joint Ventures previously delivered to Parent (the "UNCONSOLIDATED COMPANY FINANCIAL STATEMENTS") have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of such Company Subsidiaries and Company Joint Ventures, taken as a whole, as of the dates thereof and the results of their respective operations and cash flows for the periods then ended. Except as set forth in the Company Filed SEC Documents (as defined below), in the Unconsolidated Company Financial Statements, in SCHEDULE 3.1(e) to the Company Disclosure Letter or as permitted by Section 4.1 (for the purposes of this sentence, as if Section 4.1 had been in effect since December 31, 1995), neither the Company nor any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or, to the knowledge of the Company, of any unconsolidated Company Subsidiary or Company Joint Venture or in the notes thereto and which, individually or in the aggregate, would have a Material Adverse Effect.

                          (f) Absence of Certain Changes or Events. Except as
disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or in the draft Annual Report of the Company on Form 10-K for the year ended December 31, 1995 previously delivered to Parent (referred to collectively as the "COMPANY FILED SEC DOCUMENTS") or in SCHEDULE 3.1(f) to the Company Disclosure Letter, since the date of the most recent financial statements included in the Company Filed SEC Documents (the "FINANCIAL STATEMENT DATE") and to the date of this Agreement, the Company, the Company Subsidiaries, the Majority Company Joint Ventures and, to the knowledge of the Company, the Minority Company Joint Ventures have conducted their business only in the ordinary course and there has not been (i) any material adverse change in the business, financial condition or results of operations of the Company and the Company Subsidiaries and Company Joint Ventures (but only to the extent of the Company Interests with respect to the Company Joint Ventures) taken as a whole, that have resulted or would result, individually or in the aggregate, in an Economic Loss (as defined below) of $58,000,000 or more, without giving effect to a general decline in the U.S. economy or an adverse change in the financial condition of specialty retail tenants or department stores (a "MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Material Adverse Change, (ii) except for regular quarterly (x) dividends (in the case of the Company) not in excess of $.315 per share of Common Stock and (y) distributions (in the case of the Operating Partnership) not in excess of $.315 in respect of that percentage of interests in the Operating Partnership ("COMPANY PARTNERSHIP INTERESTS") exchangeable for one share of Common Stock under the Exchange Rights Agreement, as the case may be, in each case with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any Company Partnership Interests, other than the dividend required to be paid pursuant to Section 2.2(d)(i) (and the corresponding Operating Partnership distribution) and any special tax distributions required to be paid by the Operating Partnership pursuant to the Operating Partnership Agreement, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture, except
(A) as required pursuant to rights of first refusal or rights of first offer, "buy-sell" provisions, anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the Company Joint Ventures existing on the date of this Agreement and (B) as permitted by Section 4.1, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Material Adverse Effect or
(v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Company Filed SEC Documents or required by a change in GAAP.

                          (g) Litigation. Except as disclosed in the Company
Filed SEC Documents or in SCHEDULE 3.1(g) to the Company Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company, the Company Subsidiaries and Company Joint Ventures (i) which are covered by adequate insurance or (ii) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance agreements, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture that, individually or in the aggregate, could reasonably be expected to (A) have a Material Adverse Effect or (B) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

                          (h) Absence of Changes in Benefit Plans; ERISA
Compliance.

                                     (i) Except as disclosed in the Company
Filed SEC Documents or in SCHEDULE 3.1(h)(i) to the Company Disclosure Letter and except as permitted by Section 4.1 (for the purpose of this sentence, as if Section 4.1 had been in effect since December 31, 1995), since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company, any Company Subsidiary, any Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture or any person affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code (collectively, "COMPANY BENEFIT PLANS").

                                     (ii) Except as described in the Company
Filed SEC Documents or in SCHEDULE 3.1(h)(ii) to the Company Disclosure Letter or as would not have a Material Adverse Effect, (A) all Company Benefit Plans of the Company, the Company Subsidiaries and the Majority Company Joint Ventures and, to the knowledge of the Company, of the Minority Company Joint Ventures, including any such plan that is an

"employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither the Company nor any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture has any liabilities or obligations with respect to any such Company Benefit Plan, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as set forth in SCHEDULE 3.1(h)(ii) to the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan of the Company, a Company Subsidiary or a Majority Company Joint Venture and, to the knowledge of the Company, of a Minority Company Joint Venture, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to the Company or the Company Subsidiaries or Majority Company Joint Ventures or, to the knowledge of the Company, to the Minority Company Joint Ventures are the agreement and policies specifically referred to in SCHEDULE 3.1(h)(ii) to the Company Disclosure Letter and the severance program referred to in Section 5.12(c).

                          (i)     Taxes.

                                     (i) Each of the Company and each Company
Subsidiary and Majority Company Joint Venture and, to the knowledge of the Company, each Minority Company Joint Venture has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or the Company has paid on its behalf) all taxes required to be paid by it, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all material taxes payable by the Company (and by those Company Subsidiaries and Company Joint Ventures whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. Since the Financial Statement Date, the Company has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, and neither the Company nor any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint

Venture has incurred any liability for taxes other than in the ordinary course of business. Except as set forth in SCHEDULE 3.1(i)(i) to the Company Disclosure Letter, to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed upon the Company. To the knowledge of the Company, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. As used in this Agreement, "TAXES" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to tax with respect thereto.

                                     (ii) The Company (i) for all taxable years
commencing with 1994 through the most recent December 31, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years,
(ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1996, and (iii) has not taken or omitted to take any action which could result in a challenge to its status as a REIT, and to the Company's knowledge, no such challenge is pending or threatened. Each Company Joint Venture, the Operating Partnership, the Financing Partnership (as defined below) and each other Company Subsidiary which is a partnership, joint venture or limited liability company has been during and since 1994 and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation.

                          (j) No Payments to Employees, Officers or Directors.
Except as set forth on SCHEDULE 3.1(j) to the Company Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer or director of the Company or any Company Subsidiary or Majority Company Joint Venture or, to the knowledge of the Company, any Minority Company Joint Venture.

                          (k) Brokers; Schedule of Fees and Expenses. No broker,
investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") and The Blackstone Group, L.P., the fees and expenses of which have previously been disclosed to

Parent and will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

                          (l) Compliance with Laws. To the knowledge of the
Company, except as disclosed in the Company Filed SEC Documents and except as set forth in SCHEDULE 3.1(l) to the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries or Majority Company Joint Ventures or, to the knowledge of the Company, any Minority Company Joint Ventures has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                          (m) Contracts; Debt Instruments.

                                     (i) To the knowledge of the Company,
neither the Company nor any Company Subsidiary or Company Joint Venture is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 3.1(m)(i) to the Company Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

                                     (ii) Except for any of the following
expressly identified in the Company Filed SEC Documents and except as permitted by Section 4.1, SCHEDULE 3.1(m)(ii) to the Company Disclosure Letter sets forth
(x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of the Company Subsidiaries or the Majority Company Joint Ventures or, to the knowledge of the Company, of the Minority Company Joint Ventures, other than indebtedness payable to the Company, a Company Subsidiary or a Wholly-Owned Company Joint Venture or to any third-party partner or joint venturer in any Company Joint Venture, in an aggregate principal amount in excess of $2,000,000 per item is outstanding or may be incurred and (y) the respective principal amounts outstanding thereunder on February 29, 1996. For purposes of this Section 3.1(m)(ii) and Section 3.2(m)(ii), "INDEBTEDNESS" shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured, (B) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (C) all capitalized lease obligations of such person,
(D) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such person of any such indebtedness of any other person.

                                     (iii) The Termination Agreement shall, as
of the Effective Time, have the effect of (i) terminating all rights of any party under each of the Registration Rights Agreement and the Cash Tender Agreement and (ii) waiving the rights of all parties to the Exchange Rights Agreement that are also parties to the Termination Agreement. All parties to the Exchange Rights Agreement are parties to the Termination Agreement other than JCP Realty, Inc. and certain present and former employees (and their heirs, successors and assigns) (the "EMPLOYEE EXCHANGE RIGHTS HOLDERS") of EJDC and its affiliates, the Company or a Company Subsidiary or a Company Joint Venture, which Employee Exchange Rights Holders own, in the aggregate, less than one percent of the interests in the Operating Partnership.

                          (n) Opinion of Financial Advisor. The Company has
received the opinion of Morgan Stanley, dated March 25, 1996, satisfactory to the Company, a signed version of which has been provided to Parent and Sub, to the effect that the Merger Consideration provided for in this Agreement in connection with the exchange of Parent Common Stock for Common Stock is fair to the shareholders of the Company from a financial point of view.

                          (o) State Takeover Statutes. No Takeover Statute (as
defined below) of the State of Ohio, including, without limitation, Section 1701.831 of the Ohio Statute, Chapter 1704 of the Ohio Revised Code and Sections 1707.041 and 1707.043 of the Ohio Revised Code applies or purports to apply to the Merger, this Agreement, any of the Transactions, the Company or any of its equity securities.

                          (p) Registration Statement. The information furnished
to Parent or Sub by the Company for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                          (q) Parent Stock. The Company is not an "interested
stockholder" of Parent pursuant to the Maryland "Business Combination" statute at Sections 3-601 et seq. of the Maryland General Corporation Law (the "MGCL").

                          (r) Vote Required. The affirmative vote of at least
two-thirds of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby.

                 SECTION 3.2 Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to the Company as follows:

                          (a) Organization, Standing and Corporate Power of
Parent and Sub. Each of Parent and Sub is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Parent and the Parent Subsidiaries and Parent Joint Ventures (but only to the extent of the Parent Interests (as defined below) with respect to Parent Joint Ventures), taken as a whole (a "PARENT MATERIAL ADVERSE EFFECT"). Each of Parent and Sub has delivered to the Company complete and correct copies of its Charter or Articles of Incorporation and Bylaws or Code of Regulations (as the case may be), as amended or supplemented to the date of this Agreement.

                          (b) Other Parent Subsidiaries and Parent Joint
Ventures.

                                     (i) SCHEDULE 3.2(b)(i) to the Parent
Disclosure Letter sets forth each Parent Subsidiary (as defined below)(other than Sub) and the ownership interest therein of Parent. Except as set forth in
SCHEDULE 3.2(b)(i) to the Parent Disclosure Letter, (A) all the outstanding shares of capital stock of each Parent Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent

Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens and (B) all equity interests in each Parent Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary free and clear of all Liens. Except for the capital stock of or other equity interests in the Parent Subsidiaries and except for the ownership interests in the Parent Joint Ventures (as defined below), Parent does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $5,000,000 in any person. Each Parent Subsidiary (other than Sub) that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Parent Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Parent Subsidiary (other than Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a Parent Material Adverse Effect.

                                     (ii) SCHEDULE 3.2(b)(ii) to the Parent
Disclosure Letter lists each Parent Joint Venture. Each Parent Joint Venture has made all filings required by and is in compliance with all Laws necessary to do business in each jurisdiction in which the nature of its business or the ownership or the leasing of its properties makes such filings or compliance necessary, other than such jurisdictions where the failure to have so filed or to be in such compliance, individually or in the aggregate, would not have a Parent Material Adverse Effect. SCHEDULE 3.2(b)(ii) lists, as of the date hereof, each partner, joint venturer or other person having a direct ownership interest, other than Parent or a Parent Subsidiary or Parent Joint Venture, in the Parent Joint Ventures.

                          (c) Capital Structure. The authorized capital stock of
Parent consists of 246,000,000 shares of Parent Common Stock; 12,000,000 shares of Class B Stock; 4,000,000 shares of Series A Convertible Preferred Stock, par value $.0001 per share (the "PARENT PREFERRED STOCK"); and 150,000,000 shares of Excess Stock, par value $.0001 per share (the "PARENT EXCESS STOCK"). On the date hereof, (i) 55,360,225 shares of Parent Common Stock, 3,200,000 shares of Class B Stock, 4,000,000 shares of Parent Preferred Stock and no shares of Parent Excess Stock were issued and outstanding, (ii) no shares of Parent Stock or Parent Preferred Stock were held by Parent, (iii) 1,496,728 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of Parent Common Stock granted to Parent employees ("PARENT EMPLOYEE OPTIONS"), (iv) 55,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of Parent Common Stock granted to Parent directors (together with the Parent Employee Options, the "PARENT OPTIONS") and (v) 37,282,628 shares of Parent Common Stock were reserved for issuance upon exchange of Parent Units (as defined below) for shares of Parent Common Stock pursuant to the Second Amended and Restated Agreement of Limited Partnership or the Parent Operating Partnership (the "PARENT OPERATING PARTNERSHIP AGREEMENT"). On the date of this Agreement, except as set forth in this Section 3.2(c), no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of Parent. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except (A) for the Parent Options and shares of Class B Stock and Parent Preferred Stock (each of which is exchangeable for shares of Parent Common Stock), units ("PARENT UNITS") of partnership interest held by limited partners in the Parent Operating Partnership (as defined below) (which, subject to certain restrictions, may be put to Parent in exchange for cash or Parent Common Stock at Parent's election),
(B) for such outstanding rights to acquire Parent Units as are disclosed in
SCHEDULE 3.2(c) to the Parent Disclosure Letter, (C) as required pursuant to rights of first refusal or rights of first offer, "buy-sell" provisions, anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the Parent Joint Ventures existing on the date of this Agreement, (D) as set forth in SCHEDULE 3.2(c) to the Parent Disclosure Letter, (E) as otherwise permitted under Section 4.2, (F) as required under the Parent Operating Partnership Agreement and (G) as contemplated under Parent's dividend reinvestment plan, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any Parent

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                                                                              26


Subsidiary or Parent Joint Venture is a party or by which such entity is bound, obligating Parent or any Parent Subsidiary or Parent Joint Venture to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Parent or of any Parent Subsidiary or Parent Joint Venture or obligating Parent or any Parent Subsidiary or Parent Joint Venture to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Parent or a Parent Subsidiary or a Wholly-Owned Parent Joint Venture). Except (x) as required pursuant to rights of first refusal or rights of first offer, "buy-sell" provisions, anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the Company Joint Ventures existing on the date of this Agreement,(y) as set forth on SCHEDULE 3.2(c) to the Parent Disclosure Letter and (z) as required under the Partnership Agreement, there are no outstanding contractual obligations of Parent or any Parent Subsidiary or Parent Joint Venture to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests in any Parent Subsidiary or Parent Joint Venture or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Parent Subsidiary or a Wholly-Owned Parent Joint Venture). The authorized capital stock of Sub consists of 1,500 shares of common stock, without par value (the "SUB COMMON STOCK"). As of the date of this Agreement, all of the issued and outstanding shares of Sub Common Stock are owned by Parent. Immediately prior to the Effective Time, 1,100.11 shares of Sub Common Stock shall be issued and outstanding, (i) 1,100 shares of which shall be owned by Parent, (ii) 110 fractional shares, equal to .001 share, of which shall be owned by 110 individuals, and (iii) all of which shares shall be duly authorized, validly issued, fully paid and nonassessable.

                          (d) Authority; Noncontravention; Consents. Each of
Parent and Sub has the requisite corporate power and authority to enter into this Agreement, and subject to approval of this Agreement by the vote of the holders of the Parent Stock required to approve this Agreement and the transactions contemplated hereby (including, without limitation, the issuance of Parent Common Stock in connection with the Merger and the approval of an Amended and Restated Charter of Parent in the form of EXHIBIT E-1 or EXHIBIT E-2, as the case may be, as contemplated by Section 5.6 and the approval of an Amended and Restated By-laws of Parent in the form of EXHIBIT F-1, as contemplated by and to the extent required under Section 5.6(a)) (the "PARENT STOCKHOLDER APPROVALS" and, together with the Company Shareholder

Approvals, the "SHAREHOLDER APPROVALS") to consummate the transactions contemplated by this Agreement to which Parent or Sub (as the case may be) is a party. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated by this Agreement to which Parent or Sub (as the case may be) is a party have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, subject to approval of this Agreement pursuant to the Parent Stockholder Approvals. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms. Except as set forth in SCHEDULE 3.2(d) to the Parent Disclosure Letter, the execution and delivery of this Agreement by each of Parent and Sub do not, and the consummation of the transactions contemplated by this Agreement to which Parent or Sub (as the case may be) is a party and compliance by each of Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any other Parent Subsidiary or any Parent Joint Venture under, (i) the Charter or Articles of Incorporation or By-laws or Code of Regulations (as the case may be) of Parent and Sub or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other Parent Subsidiary or any Parent Joint Venture each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other Parent Subsidiary or any Parent Joint Venture or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Parent, Sub or any other Parent Subsidiary or any Parent Joint Venture or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Parent Material Adverse Effect or (y) prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub, any other Parent Subsidiary or any Parent Joint Venture in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing by any person in connection with any of the Transactions of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of
(x) the Proxy Statement and a registration statement on Form S-4 (or other appropriate form) in connection with the registration of the Parent Common Stock constituting the Merger Consideration (the "REGISTRATION STATEMENT") and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (iv) such filings as may be required in connection with the payment of any Transfer and Gains Taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in SCHEDULE 3.2(d) to the Parent Disclosure Letter or (A) as may be required under (x) the laws of any foreign country in which Parent or any Parent Subsidiary or Parent Joint Venture conducts any business or owns any property or assets, (y) federal, state, local or foreign environmental laws or
(z) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent or Sub from performing their respective obligations under this Agreement in any material respect or have, individually or in the aggregate, a Parent Material Adverse Effect.

                          (e) SEC Documents; Financial Statements; Undisclosed
Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 20, 1993 (the "PARENT SEC DOCUMENTS"). All of the Parent SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder. None of the Parent SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Filed Parent SEC Documents. The consolidated financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of Parent and the Parent Subsidiaries and Parent Joint Ventures, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of Parent, the audited financial statements of the unconsolidated Parent Subsidiaries and Parent Joint Ventures previously delivered to the Company (the "UNCONSOLIDATED PARENT FINANCIAL STATEMENTS") have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of such Parent Subsidiaries and Parent Joint Ventures, taken as a whole, as of the dates thereof and the results of their respective operations and cash flows for the periods then ended. Except as set forth in the Parent Filed SEC Documents (as defined below), in the Unconsolidated Parent Financial Statements, in SCHEDULE 3.2(e) to the Parent Disclosure Letter or as permitted by Section 4.2 (for the purpose of this sentence, as if Section 4.2 had been in effect since December 31, 1995), neither Parent nor any Parent Subsidiary or Parent Joint Venture has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent or, to the knowledge of Parent, of any unconsolidated Parent Subsidiary or Parent Joint Venture or in the notes thereto and which, individually or in the aggregate, would have a Parent Material Adverse Effect.

                          (f) Absence of Certain Changes or Events. Except as
disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (referred to collectively as the "PARENT FILED SEC DOCUMENTS") or in SCHEDULE 3.2(f) to the Parent Disclosure Letter, since the date of the most recent financial statements included in the Parent Filed SEC Documents (the "PARENT FINANCIAL STATEMENT DATE") to the date of this Agreement, Parent, the Parent Subsidiaries and the Parent Joint Ventures have conducted their business only in the ordinary course and there has not been (i) any material adverse change in the business, financial condition or results of operations of Parent and the Parent Subsidiaries and Parent Joint Ventures (but only to the extent of the Parent Interests with respect to Parent Joint Ventures) taken as a whole, without giving effect to a general decline in the U.S. economy or an adverse change in the financial condition of specialty retail tenants or department stores

(a "PARENT MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Parent Material Adverse Change, (ii) except for regular quarterly dividends (in the case of Parent) and distributions (in the case of the Parent Operating Partnership) (in each case in an amount determined in a manner consistent with past practice but in no event in excess of 104 percent of the most recent previously paid dividend or distribution, as the case may be, with customary record and payment dates, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock or any Parent Units, other than the dividend required to be paid pursuant to Section 2.2(d)(i) (and the corresponding Parent Operating Partnership distribution), (iii) any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in any Parent Subsidiary or any Parent Joint Venture, except (A) as required pursuant to rights of first refusal or rights of first offer, "buy-sell" provisions, anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the Parent Joint Ventures existing on the date of this Agreement and (B) as permitted by Section 4.2, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Parent Material Adverse Effect or (v) any change in accounting methods, principles or practices by Parent or any Parent Subsidiary or Parent Joint Venture materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Parent Filed SEC Documents or required by a change in GAAP.

                          (g) Litigation. Except as disclosed in the Parent
Filed SEC Documents or in SCHEDULE 3.2(g) of the Parent Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Parent, the Parent Subsidiaries and the Parent Joint Ventures (i) which are covered by adequate insurance or (ii) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance agreements, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened in writing against or affecting Parent or any Parent Subsidiary or Parent Joint Venture that, individually or in the aggregate, could reasonably be expected to (A) have a Parent Material Adverse Effect or (B) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any

Governmental Entity or arbitrator outstanding against Parent or any Parent Subsidiary or Parent Joint Venture having, or which, insofar as reasonably can be foreseen, in the future would have any such effect.

                  (h) Absence of Changes in Benefit Plans; ERISA Compliance.

                       (i) Except as disclosed in the Parent Filed SEC Documents or in SCHEDULE 3.2(h)(i) to the Parent Disclosure Letter and except as permitted by Section 4.2 (for the purpose of this sentence, as if Section 4.2 had been in effect since December 31, 1995), since the date of the most recent audited financial statements included in the Parent Filed SEC Documents, there has not been any adoption or amendment in any material respect by Parent or any Parent Subsidiary or Parent Joint Venture of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent, any Parent Subsidiary, any Parent Joint Venture or any person affiliated with Parent under Section 414(b),
(c), (m) or (o) of the Code (collectively, "PARENT BENEFIT PLANS").

                       (ii) Except as described in the Parent Filed SEC Documents or in SCHEDULE 3.2(h)(ii) to the Parent Disclosure Letter or as would not have a Parent Material Adverse Effect, (a) all Parent Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither Parent nor any Parent Subsidiary or Parent Joint Venture has any liabilities or obligations with respect to any such Parent Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of Parent are any such liabilities or obligations expected to be incurred. Except as set forth in SCHEDULE 3.2(h)(ii) to the Parent Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Parent or Parent Subsidiaries or Parent Joint Ventures are the agreement and policies specifically referred to in

SCHEDULE 3.2(h)(ii) to the Parent Disclosure Letter and the severance program referred to in Section 5.12(c).

                  (i) Taxes.

                       (i) Except as set forth in SCHEDULE 3.2(i)(i) to the Parent Disclosure Letter, each of Parent and each Parent Subsidiary and Parent Joint Venture has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Parent has paid on its behalf) all taxes required to be paid by it, and the most recent financial statements contained in the Parent Filed SEC Documents reflect an adequate reserve for all material taxes payable by Parent (and by those Parent Subsidiaries and Parent Joint Ventures whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. Since the Parent Financial Statement Date, Parent has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, and neither Parent nor any Parent Subsidiary or Parent Joint Venture has incurred any liability for taxes other than in the ordinary course of business. To the knowledge of Parent, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed upon Parent. To the knowledge of Parent, no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries, and no requests for waivers of the time to assess any such taxes are pending.

                       (ii) Parent (i) for all taxable years commencing with 1994 through the most recent December 31, has been subject to taxation as a REIT within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1996, and (iii) has not taken or omitted to take any action which could result in a challenge to its status as a REIT, and to Parent's knowledge, no such challenge is pending or threatened. Each Parent Joint Venture, the Parent Operating Partnership (as defined below) and each other Parent Subsidiary which is a partnership, joint venture or limited liability company has been treated during and since 1994 and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

                  (j) No Payments to Employees, Officers or Directors. Except as set forth in SCHEDULE 3.2(j) to the

Parent Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer or director of Parent or any Parent Subsidiary or Parent Joint Venture.

                  (k) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. ("MERRILL LYNCH"), the fees and expenses of which have previously been disclosed to the Company and will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub or any other Parent Subsidiary.

                  (l) Compliance with Laws. To the knowledge of Parent, except as disclosed in the Parent Filed SEC Documents, neither Parent nor any of the Parent Subsidiaries or Parent Joint Ventures has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

                  (m) Contracts; Debt Instruments.

                       (i) To the knowledge of Parent, neither Parent nor any Parent Subsidiary or Parent Joint Venture is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 3.2(m)(i) to the Parent Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

                       (ii) Except for any of the following expressly identified in the most recent financial statements contained in the Parent Filed SEC Documents and except as permitted by Section 4.2, SCHEDULE 3.2(m)(ii) to the Parent Disclosure Letter sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Parent or any of the Parent Subsidiaries or the Parent Joint Ventures, other than indebtedness payable to Parent, a Parent Subsidiary or a Wholly-Owned Parent Joint Venture or to any third-party partner or joint venturer in any Parent Joint Venture, in an aggregate principal amount in excess of $2,000,000 per item is outstanding or may be incurred and (y) the respective principal amounts outstanding thereunder on February 29, 1996.

                       (n) Opinion of Financial Advisor. Parent has received the opinion of Merrill Lynch, dated March 25, 1996, satisfactory to Parent, a signed version of which has been provided to the Company, to the effect that the exchange ratio provided for in this Agreement in connection with the exchange of Parent Common Stock for Common Stock in the Merger is fair to Parent and the stockholders of Parent from a financial point of view.

                       (o) State Statutes. Parent has taken all action necessary to exempt transactions with the Company and its affiliates from the operation of the Maryland "Business Combination" statute at Sections 3-601 et seq. of the MGCL and the Maryland "control share" statute at Sections 3-701 et seq. of the MGCL.

                       (p) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

                       (q) Registration Statement. The Registration Statement will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to Parent or Sub by the Company in writing for inclusion in the Registration Statement.

                       (r) Vote Required. The affirmative vote of the holders of
(i) a majority of the shares of Parent Stock and Parent Preferred Stock voting together as a single class present in person or represented by proxy at the Parent Stockholders Meeting (provided that the shares so present or represented constitute a majority of the shares of Parent Stock and Parent Preferred Stock) is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the issuance of Parent Common Stock in connection with the Merger; (ii) at least (x) 80% of the votes entitled to be cast by the holders of shares of Parent's capital stock voting together as single class and (y) at least a majority of the outstanding shares of Class B Stock are the only votes of the holders of any class or series of Parent's capital stock necessary (under applicable law or otherwise) to approve the adoption of the Amended and Restated Charter and By-laws of Parent in the forms of EXHIBIT E-1 and EXHIBIT F-1, as contemplated by Section 5.6(a); and (iii) a majority of the votes entitled to be cast by the holders of the Parent Stock and the Parent Preferred Stock voting together as a single class to approve the adoption (if necessary under Section 5.6) of the Amended and Restated Charter of Parent in the form of EXHIBIT E-2 as contemplated by Section 5.6(b).


                                   ARTICLE IV

                                    Covenants

         SECTION 4.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries and Majority Company Joint Ventures each to and shall, where the Company or a Company Subsidiary has the contractual right to do so, use commercially reasonable efforts to cause all Minority Company Joint Ventures each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in SCHEDULE 4.1 to the Company Disclosure Letter, the Company shall not and shall cause the Company Subsidiaries and Majority Company Joint Ventures not to (and not to authorize or commit or agree to) and shall, where the Company or a Company Subsidiary has the contractual right to do so, use commercially reasonable efforts to cause all Minority Company Joint Ventures not to (and not to authorize or commit or agree to):

            (a) (i) except for (x) regular quarterly dividends (in the case of the Company) not in excess of $.315 per share of Common Stock and (y) distributions (in the case of the Operating Partnership) not in excess of $.315 in respect of that percentage of Company Partnership Interests exchangeable for one share of Common Stock under the Exchange Rights Agreement, as the case may be, in each case with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Company's capital stock, any Company Partnership Interests or partnership interests or stock in any Company Subsidiary that is not directly or indirectly wholly-owned by the Company, other than the dividend required to be paid pursuant to Section 2.2(d)(i) (and the corresponding Operating Partnership distribution) and any special tax distributions required to be paid by the Operating Partnership pursuant to the Operating Partnership Agreement, (ii) except in connection with the Transactions as required under the Exchange Rights Agreement or, with respect to Company Joint Ventures, as otherwise permitted by Section 4.1(e), split, combine or reclassify any capital stock, Company Partnership Interests or other partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) except as required (A) under the Exchange Rights Agreement, dated as of April 21, 1994, among the Company, the Operating Partnership and the persons listed on SCHEDULE A thereto and certain other persons owning limited partnership interests in the Operating Partnership (the "EXCHANGE RIGHTS AGREEMENT"), and (B) except as contemplated under or required pursuant to "buy-sell" provisions set forth in the terms of any partnership or joint venture agreement governing any Company Joint Venture existing on the date of this Agreement and subject to Section 4.1(e), purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Partnership Interests or partnership interests in the Financing Partnership or any options, warrants or rights to acquire, or security convertible into, shares of such capital stock or such Company Partnership Interests or partnership interests;

            (b) except as contemplated under or required pursuant to the Exchange Rights Agreement, the Company's dividend reinvestment plan, Section 4.1(e), the exercise of stock options outstanding on the date of this Agreement and rights of first refusal or rights of first offer, "buy-sell" provisions or anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the Company Joint Ventures existing on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities (including Company Partnership Interests or other partnership interests) of the Company or any Company Subsidiary or Company Joint Venture or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to the Company, a Company Subsidiary or a Wholly-Owned Company Joint Venture;

            (c) except as otherwise contemplated by this Agreement, amend the articles or certificate of incorporation, by-laws, code of regulations, partnership agreement or other comparable charter or organizational documents of the Company or any Company Subsidiary or Majority Company Joint Venture or where the Company has the necessary contractual power, any Minority Company Joint Venture;

            (d) in the case of the Company or the Operating Partnership, merge or consolidate with any person;

            (e) (x) in a transaction involving capital, securities or other assets or indebtedness of the Company, a Company Subsidiary, a Company Joint Venture (but only to the extent of the Company Interests with respect to Company Joint Ventures) or any combination thereof in excess of $10,000,000, without providing to Parent reasonable prior written notice of and an opportunity to consult in connection with such transaction or (y) in a transaction involving capital, securities, other assets or indebtedness of the Company, a Company Subsidiary or Company Joint Venture (but only to the extent of the Company Interests with respect to Company Joint Ventures) or any combination thereof in excess of $20,000,000, without obtaining the prior written consent of Parent, which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets; (ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like; (iii) make or agree to make any new capital expenditures, except in accordance with budgets relating to the Company, the Company Subsidiaries and the Company Joint Ventures that have been previously delivered to Parent; or (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

            (f) engage in any transactions of the types described in clauses
(i), (ii), (iii) and (iv) of paragraph (e) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness of the Company, a Company Subsidiary, a Company Joint Venture (but only to the extent of the Company Interests with respect to a Company Joint Venture) or any combination thereof in excess of $150,000,000, without obtaining the prior written consent of Parent, which consent shall not unreasonably be withheld or delayed;

            (g) make any tax election (unless required by law or necessary to preserve the Company's status as a REIT or the status of the Operating Partnership, the Financing Partnership or any Company Joint Venture as a partnership for federal tax purposes);

            (h) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate $5,000,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP;

            (i) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

            (j) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions; and

            (k) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers, directors or employees of the Company or any Company

                                                                              39
Subsidiary or Company Joint Venture not approved by a majority of the "independent" members of the Board of Directors of the Company.

         SECTION 4.2 Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause the Parent Subsidiaries and the Parent Joint Ventures each to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in SCHEDULE 4.2 to the Parent Disclosure Letter, Parent shall not and shall cause the Parent Subsidiaries and the Parent Joint Ventures not to (and not to authorize or commit or agree to):

         (a) (i) except (x) in the case of Parent, for regular quarterly dividends (in an amount determined in a manner consistent with Parent's past practice but in no event in excess of 104 percent of the most recent previously paid dividend or distribution, as the case may be), and (y) in the case of the Parent Operating Partnership, for regular distributions to the general and limited partners of the Parent Operating Partnership (in an amount determined in a manner consistent with past practice but in no event in excess of 104 percent of the most recent previously paid dividend or distribution, as the case may
be), in each case with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Parent's capital stock or the Parent Units or partnership interests or stock in any Parent Subsidiary that is not directly or indirectly wholly-owned by Parent, other than the dividend required to be paid pursuant to Section 2.2(d)(i) (and the corresponding Parent Operating Partnership distribution), (ii) except in connection with the Transactions, as required under the Parent Operating Partnership Agreement or, with respect to Parent Joint Ventures, as otherwise permitted by Section 4.2(e), split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) except (A) as contemplated under the exchange provisions of the Parent Operating Partnership Agreement and (B) as contemplated under or required pursuant to "buy-sell" provisions set forth in the terms of any partnership or joint venture agreement governing any Parent Joint Venture existing on the date of this Agreement and subject to Section 4.2(e), purchase, redeem or otherwise acquire any shares of capital stock of Parent or Parent Units or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Parent or such Parent Units;

            (b) except (i) as contemplated under or required pursuant to this Agreement, Parent's dividend reinvestment plan, the exercise of stock options outstanding on the date hereof, Section 4.2(e), rights of first refusal or rights of first offer, "buy-sell" provisions, anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the Parent Joint Ventures existing on the date of this Agreement or (ii) for stock options granted pursuant to existing employee and director stock option plans, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities (including Parent Units or other partnership interests) of the Parent or any Parent Subsidiary or Parent Joint Venture or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to Parent, a Parent Subsidiary or any Wholly-Owned Parent Joint Venture;

            (c) except as otherwise contemplated by this Agreement, amend the Charter, articles or certificate of incorporation, by-laws, code of regulations, partnership agreement or other comparable charter or organizational documents of Parent, any Parent Subsidiary or Parent Joint Venture;

            (d) in the case of Parent or the Parent Operating Partnership, merge or consolidate with any person;

            (e) in a transaction involving capital, securities, other assets or indebtedness of Parent, a Parent Subsidiary or a Parent Joint Venture (but only to the extent of the Parent Interests with respect to Parent Joint Ventures) or any combination thereof in excess of $89,400,000, without obtaining the prior written consent of the Company, which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets;
(ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like; (iii) make or agree to make any new capital expenditures, except in accordance with budgets relating to Parent, Parent Subsidiaries and Parent Joint Ventures that have been previously delivered to Parent; or (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

            (f) engage in any transactions of the types described in clauses
(i), (ii), (iii) and (iv) of paragraph (e) above, whether or not related, involving, in the aggregate, capital, securities or other assets or obligations of Parent, a Parent Subsidiary, a Parent Joint Venture (but only to the extent of the Parent Interests with respect to a Parent Joint Venture) or any combination thereof in excess of $250,000,000, without obtaining the prior written consent of the Company, which consent shall not unreasonably be withheld or delayed;

            (g) make any tax election (unless required by law or necessary to preserve Parent's status as a REIT or the status of the Parent Operating Partnership or any Parent Joint Venture as a partnership for federal tax purposes);

            (h) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Parent Financial Statement Date, or
(ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $5,000,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1995, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP; and

            (i) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers, directors or employees of Parent or any Parent Subsidiary or

Parent Joint Venture not approved by a majority of the "independent" members of the Board of Directors of Parent.

         SECTION 4.3 Other Actions. Each of Company on the one hand and Parent and Sub on the other hand shall not and shall cause its respective subsidiaries and joint ventures not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 7.1, any of the conditions to the Merger set forth in
Article VI not being satisfied.


                                    ARTICLE V

                              Additional Covenants

         SECTION 5.1 Preparation of the Registration Statement and the Proxy Statement; Shareholders Meeting and Parent Stockholders Meeting.

            (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Parent and the Company and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will use its best efforts to cause the Proxy Statement to be mailed to the Company's shareholders or Parent's stockholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act ; provided, that Parent shall not be obligated to cause the Proxy Statement to be mailed to its stockholders until it shall have received from the lenders to EJDC reasonable written assurance that the written consents necessary to satisfy the conditions contained in Section 6.1(i) will be delivered on or prior to the Closing Date. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to stockholders of Parent and the shareholders of the Company such amendment or supplement. The Proxy Statement shall include the recommendations of the Board of Directors of Parent in favor of the issuance of Parent Common Stock and such other recommendations thereof required to be made under Section 5.6 in connection with the Merger and of the Board of Directors of the Company in favor of the Merger, provided that the recommendation of the Board of Directors of the Company may not be included or may be withdrawn if the Board of Directors of the Company has accepted a proposal for a Superior Competing Transaction (as defined below) in accordance with the terms of Section 7.1. Parent shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Parent Company Stock pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Common Stock and rights to acquire Common Stock pursuant to the Company Stock Related Plans as may be reasonably requested in connection with any such action. Parent will use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay or cause a Parent Subsidiary to pay all expenses incident thereto. In connection with the preparation of the Proxy Statement and the Registration Statement, the Company shall use reasonable efforts to cause to be delivered to Parent and Sub prior to the mailing of the Proxy Statement to the Company's shareholders and the Parent's stockholders, the opinion of Willkie Farr & Gallagher, dated the date of the Proxy Statement, that (i) the Company was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code since 1994 and (ii) each Company Joint Venture, the Operating Partnership, the Financing Partnership and each other Company Subsidiary that is a partnership, joint venture or limited liability company has been during and since 1994, and continues to be, treated as of such date, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation.

            (b) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of obtaining the Company Shareholder Approvals. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement; provided that prior to the Company Shareholder Meeting such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal with respect to a Superior Competing Transaction (as defined below), the Board of Directors of the Company determines in good faith that it is in compliance with
Section 7.1(c).

            (c) Parent will, as soon as practicable following the date of this Agreement (but in no event sooner than 30 days following the date the Proxy Statement is mailed to the stockholders of Parent), duly call, give notice of, convene and hold a meeting of its stockholders (the "PARENT STOCKHOLDERS MEETING") for the purpose of obtaining the Parent Stockholder Approvals. Parent will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement, including, but not limited to, the requisite vote of such stockholders approving the issuance of the Parent Common Stock in connection with the Merger in accordance with the rules of the NYSE and the approval of the Amended and Restated Charter of Parent as contemplated by Section 5.6(a) (or if the Required Vote (as defined below) is not obtained by 5.6(b)) and the Amended and Restated By-laws of Parent as contemplated by Section 5.6(a).

            SECTION 5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of the Company and Parent shall, and shall cause each of its respective subsidiaries (including in the case of the Company all Company Subsidiaries) and use best efforts to cause each of its respective joint ventures to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries (including in the case of the Company all Company Subsidiaries) and majority-owned joint ventures to and shall use best efforts to cause each of its other respective joint ventures to, furnish promptly to the other party (a) a copy of each report, schedule, registr-ation statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Parent will hold, and will cause its and its respective subsidiaries' (including in the case of the Company all Company Subsidiaries) and joint ventures' officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply the provisions of the letter agreement dated as of February 29, 1996, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT").

         SECTION 5.3 Best Efforts; Notification.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings under the HSR Act and all other filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; provided, however, that if either party is obliged to make expenditures, or incur costs, expenses or other liabilities to obtain the consent of any non-Governmental Entity, it shall consult reasonably with the other party upon reasonable notice prior to making payment of any such amount, and in no event shall the Company make payment of any such amount in excess of $5,000,000 in obtaining such consents without obtaining the prior written consent of Parent, which consent shall not unreasonably be withheld or delayed; provided further that no payments of any kind by the Company shall be made to obtain consents from any lender, financier or other holder of indebtedness of EJDC (as defined below) or any other Company Principal in such capacity, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholders Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of, this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 6.1(e). In the case of any actions or nonactions, waivers or consents of any Governmental Entity required for consummation of the Merger and the other Transactions under the HSR Act or any federal or state antitrust or similar law ("ANTITRUST AUTHORIZATIONS"), the reasonable steps of Parent shall be deemed to include reasonable efforts to obtain consent to such Antitrust Authorizations by agreeing to hold separate orders or divestiture of real property assets; provided that any such divestiture or hold separate agreement (i) shall not require divesting or holding separate assets that generate more than 35% of the aggregate earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP for the period of the most recent twelve (12) months as determined at the time of calculation (or in the case of any real property asset that shall not have been in existence for 12 months at the time of calculation, calculated for the entire period of such asset's existence and annualized), of Parent and the Surviving Corporation, taken as a whole, in a single metropolitan area, and (ii) shall be done in a tax efficient manner, reasonably acceptable to the limited partners of the Operating Partnership, so as to eliminate or render de minimis the taxes which would otherwise be payable by such limited partners upon such divestiture or hold separate agreement. Under no circumstances shall such reasonable steps include any obligation by Parent to agree to hold separate or divest assets or portions of assets in more than one metropolitan area. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all reasonable action necessary so that no "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a "TAKEOVER STATUTE") becomes is or becomes applicable to the Merger, this Agreement or any of the other Transactions and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement or any other Transaction, take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholders

Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other Transactions.

            (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            (c) The Company shall request that the Employee Exchange Rights Holders execute and deliver, or otherwise agree to be bound by, the Termination Agreement in respect of the termination of the rights of the Employee Exchange Rights Holders under the Exchange Rights Agreement as of the Effective Time.

         SECTION 5.4 Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT D hereto.

         SECTION 5.5 Tax Treatment. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(a) and 368(a)(2)(E) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

         SECTION 5.6 Amendment of Parent's Charter and By-Laws.

            (a) Parent shall propose and recommend to its stockholders at the Parent Stockholders Meeting (and any postponement or adjournment thereof) to adopt and approve, effective as of the Effective Time, the amendment and restatement of Parent's Charter substantially in the form set forth as EXHIBIT E-1 hereto and the amendment and restatement of Parent's By-laws substantially in the form set forth as EXHIBIT F-1 hereto and shall use best efforts

(including postponement or adjournment of the Parent Stockholders Meeting for a reasonable period of time and for a reasonable number of times) to seek and solicit the requisite amount of stockholder votes for such adoption and approval (the "REQUIRED VOTE")(including retention of proxy solicitors). If such amendment and restatement is adopted and approved at the Parent Stockholders Meeting (or at any such postponement or adjournment thereof) Parent shall upon or immediately following the Effective Time issue the entire amount of Class C Common Stock, par value $.0001 per share ("CLASS C STOCK"), authorized in such Charter to EJDC for aggregate consideration of $100,000.

            (b) If the Required Vote is not obtained at the Parent Stockholders Meeting (or at any such postponement or adjournment thereof) then:

                  (i) Parent shall propose and recommend to its Stockholders at the Parent Stockholders Meeting (or a postponement or adjournment thereof held prior to the Closing Date) that Parent's Charter be amended in the form set forth as EXHIBIT E-2 hereto, and Parent shall, through its Board of Directors, adopt and approve the amendments of Parent's By-Laws substantially in the form set forth as EXHIBIT F-2 hereto, each effective as of the Effective Time;

                  (ii) Parent shall propose and recommend to its stockholders at the first annual stockholders meeting after the Effective Time (and if the Required Vote is not obtained at such meeting, at the second annual stockholders meeting after the Effective Time) to adopt and approve the amendment and restatement of the Charter and By-Laws substantially to the effect of EXHIBITS E-1 AND F-1 hereto, and shall use best efforts to seek and solicit the Required Vote in such first meeting (or such second meeting, as the case may be)(and shall retain proxy solicitors); provided, that if at any time prior to such first meeting (or if the Required Vote is not obtained at such first meeting, prior to such second meeting) (x) the "Aggregate Assumed Equity Interest in the Corporation" (as defined in the form of Charter set forth in EXHIBIT E-1 hereto) of the "DeBartolo Family Group" (as defined in such form of Charter) is for any reason reduced to less than 5%, Parent shall be released from its obligations under this Section 5.6(b)(ii); and (y) if the Company Principals shall sell or transfer a portion of their Parent Common Stock (or prior to the Effective Time, their Common Stock) or Parent

         Units (or prior to the Effective Time, their Company Partnership Interests) so as to reduce their "Aggregate Assumed Equity Interest in the Corporation" (as defined in such Charter) to less than 50% of the "DeBartolo Family Group Initial Aggregate Assumed Equity Interest in the Corporation" (as defined in such Charter but calculated as if the Effective Time occurred on the date of this Agreement), Parent shall only be obligated to propose and recommend an amended and restated charter providing for only one director to be elected by holders of Class C Stock (but substantially to the effect of EXHIBIT E-1 hereto in all other respects). Upon such adoption and approval thereof, subject to the other provisions of this clause (ii) of this Section 5.6(b), Parent shall issue the entire amount of Class C Stock authorized in such Charter to EJDC for consideration equal to $100,000.

         SECTION 5.7 No Solicitation of Transactions by the Company. Subject to
Section 7.1, the Company shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate, solicit (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or authorize or permit any of the officers, directors, employees or agents of the Company or any attorney, investment banker, financial advisor, attorney, accountant, broker, finder or other representative retained by the Company to take any such action, and the Company shall notify Parent in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any Company Subsidiary or any Company Joint Venture or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following (other than the transactions contemplated by this Agreement or a transaction with Parent or a Parent Subsidiary): (i) any merger, consolidation, share exchange, business combination, or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40% or more of the assets of the Company and the Company Interests taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually

                                                                              50
or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 40% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         SECTION 5.8 Public Announcements. Parent and Sub on the one hand and the Company on the other hand will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

         SECTION 5.9 Listing. Parent will promptly prepare and submit to the NYSE a supplemental listing application covering Parent Common Stock issuable in the Merger. Prior to the Effective Time, Parent shall use its best efforts to have NYSE approve for listing, upon official notice of issuance, the Parent Common Stock to be issued in the Merger.

         SECTION 5.10 Letters of Accountants.

             (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of Ernst & Young LLP, the Company's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

             (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Arthur Andersen LLP, Parent's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         SECTION 5.11 Transfer and Gains Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains (including, without limitation, any New York State Tax on Gains Derived from Certain Real Property Transfers and New York State Real Estate Transfer Tax), sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Transactions (together with any related interests, penalties or additions to tax, "TRANSFER AND GAINS TAXES"). From and after the Effective Time, Parent shall cause the Operating Partnership or the Parent Operating Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of the Common Stock, all Transfer and Gains Taxes.

         SECTION 5.12 Benefit Plans and Other Employee Arrangements.

            (a) Benefit Plans. After the Effective Time Parent shall either (i) maintain or cause the Company (or its successors or assigns) to maintain the Company Benefit Plans at benefit levels not materially less favorable than those in effect on the date of this Agreement or (ii) provide or cause the Company (or its successors or assigns) to provide benefits to employees of the Company, the Company Subsidiaries and the Company Joint Ventures that are not materially less favorable to such employees than those provided under the Parent Benefit Plans (as they may be amended from time to time) to similarly situated employees of Parent, the Parent Subsidiaries and Parent Joint Ventures. With respect to any Parent Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, solely for purposes of determining eligibility to participate, vesting, and entitlement to benefits but not for purposes of accrual of pension benefits, service with the Company, any Company Subsidiary or any Company Joint Ventures shall be treated as service with Parent or the Parent Subsidiaries or Parent Joint Ventures (as applicable); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits (or is not otherwise recognized for such purposes under the Parent Benefit Plans). With respect to the Company's Annual Bonus Plan, Parent shall cause the Company to maintain such plan as in effect at the Effective Time for the remainder of fiscal year 1996. For subsequent fiscal years, employees of the Company, Company Subsidiaries and Company Joint Ventures shall participate in any annual bonus plan maintained for similarly situated employees of Parent, Parent Subsidiaries and Parent Joint Ventures on substantially the same basis as such similarly situated employees.

            (b) Stock Incentive Plan.

                  (i) Immediately prior to or as of the Effective Time and solely with respect to individuals employed by the Company immediately prior to that date, the Company shall accelerate the vesting of 123,020 shares of Common Stock subject to earned deferred stock awards and 13,000 shares of Common Stock subject to outstanding stock options ("STOCK OPTIONS") granted under the Company's 1994 Stock Incentive Plan (the "STOCK INCENTIVE PLAN").

                  (ii) As of the Effective Time, each outstanding Stock Option shall be assumed by Parent and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option, the same number of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Stock Option divided by the number of full shares of Parent Common Stock deemed to be purchasable pursuant to such Stock Option; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of such Stock Option shall not include any fractional share and, upon the first such exercise of such Stock Option, a cash payment shall be made for any fractional share calculated in accordance with and in the manner provided for calculations as to be paid in lieu of fractional shares as part of the Merger Consideration under Section 2.2(g).

                  (iii) As of the Effective Time, Parent shall grant deferred stock awards in respect of an aggregate of 404,250 shares of Common Stock under the Stock Incentive Plan as an incentive "stay" bonus (the "STAY BONUS") to be allocated among persons who participate in the Stock Incentive Plan and who remain in the employ of the Company, a Company Subsidiary or Company Joint Venture through the Effective Time. Such award shall be converted into shares of Parent Common Stock in the same manner that Common Stock shall be converted in connection with the Merger pursuant to Section 2.1(b) of this Agreement. Shares awarded to participants pursuant to the Stay Bonus shall vest in three equal installments on each of April 1, 1997, August 1, 1997 and January 1, 1998, subject to earlier vesting as provided in the severance program attached hereto as EXHIBIT H.

                  (iv) As of the Effective Time, Parent shall assume the Stock Incentive Plan, providing for issuance of Parent Common Stock in lieu of Common Stock, which shall be converted in the same manner that Common Stock is converted in connection with the Merger pursuant to Section 2.1(b) of this Agreement, and its Board of Directors shall appoint a committee to administer the Plan (the "COMMITTEE"). With respect to unearned long-term incentive deferred stock awards previously allocated to participants in the Stock Incentive Plan for fiscal years 1996, 1997 and 1998, the Committee shall establish new funds from operations ("FFO") growth targets for such awards, based on the consolidated FFO of Parent and the Surviving Corporation, which targets shall be the same as those applicable to restricted stock grants made under the Parent Operating Partnership Employee Stock Plan and which shall be $2.39 per share for 1996. The FFO growth targets for 1997 and 1998 shall be set by the Committee but shall not exceed $2.58 per share for 1997, and $2.79 per share for 1998. In each case, FFO shall be calculated in a manner consistent with that proposed by the National Association of Real Estate Investment Trusts. As a condition to continued eligibility for such long-term awards, a Stock Incentive Plan participant shall be required to enter into an agreement with the Company and/or Parent, in form and substance reasonably satisfactory to Parent, acknowledging the substitution of Parent Common Stock in lieu of Common Stock, the establishment of such new FFO growth targets, and such other terms not inconsistent with the terms of the Stock Incentive Plan as the Committee deems reasonable.

            (c) Severance Program. As of the Effective Time, the Company shall adopt a severance program substantially in the form attached hereto as EXHIBIT H, and Parent shall cause the Company (or its successors or assigns) to maintain such severance program in accordance with the terms thereof.

            (d) Cooperation. The Company and Parent shall cooperate in good faith with respect to the effectuation of the covenants described in subsections
(b) and (c).

         SECTION 5.13 Private Placement of Common Stock of Sub. Each of Parent and Sub shall use its best efforts to cause 110 "accredited investors" (as defined in Rule 501(a) under the Securities Act) to purchase, on or prior to the Effective Date, a fractional share equal to .001 share of the Sub Common Stock, at a purchase price of $1,000 per .001 share.

         SECTION 5.14 Indemnification; Directors' and Officers' Insurance.

            (a) The Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit proceeding or investigation with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company or any Company Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("INDEMNIFIED LIABILITIES"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions, in each case to the full extent a corporation is permitted under the Ohio Statute to indemnify its own directors or officers as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in the fourth sentence of this Section 5.14(a)). Any Indemnified Parties proposing to assert the right to be indemnified under this Section 5.14 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this
Section 5.14 against the Company, and from and after the Effective Time, Parent and the Surviving Corporation (collectively, the "INDEMNIFYING PARTIES"), notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified

Parties in connection with the defense. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission or wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

            (b) Parent shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary of the Effective Time "run-off" directors and officers liability insurance with a coverage amount of $15,000,000 and other terms and conditions comparable to Parent's current directors and officers liability insurance policy covering the directors and officers of the Company with respect to their service as such prior to the Effective Time.

            (c) The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

         SECTION 5.15 Related Agreements. The Company hereby agrees that it shall:

            (a) at the Effective Time, in its capacity as general partner of the Operating Partnership, execute and deliver one or more Contribution Agreements, each substantially in the form attached hereto as EXHIBIT A, with the holders of Parent Units and shall in such capacity satisfy its obligations thereunder; and

            (b) subject to the receipt of all necessary consents from the limited partners of the Operating Partnership, in its capacity as general partner of the Operating Partnership, execute and deliver the Amended and Restated Operating Partnership Agreement (as defined below).

         SECTION 5.16 Special Tax Distributions to the Company Reinvested. Prior to the Effective Time, the Company shall reinvest in or contribute to the Operating Partnership the amount of any special tax distributions paid by the Operating Partnership to the Company.

         SECTION 5.17 Amendment of Parent Operating Partnership Agreement. The parties agree to negotiate in good faith to amend and restate the Parent Operating Partnership Agreement (concurrently with the consummation of the Merger) in a form reasonably acceptable to each of Parent and the Company. Such amendment and restatement of the Parent Operating Partnership Agreement shall provide, among other things, for special limited partnership interests that will be acquired by the Operating Partnership pursuant to the Contribution Agreement, upon effectiveness of the Merger, that will include the following rights and powers: (a) the right to receive information concerning any matter affecting the partnership; (b) the right to approve the acquisition, disposition or encumbrance (other than as a result of operating leases or in the ordinary course of business) of partnership real property; (c) the right to approve a merger, liquidation or dissolution of the partnership and the sale of all or substantially all of its assets; (d) the right to approve any borrowing or lending; (e) the right to approve the admission of additional general or limited partners, the making of additional capital contributions, the withdrawal of any part of a partner's capital contribution and the transfer or assignment of any partnership interest; and (f) the right to approve the making, modification or withdrawal of tax elections.

         SECTION 5.18 Additional Parent Agreements. The Parent hereby agrees that it shall (i) at the Effective Time, execute and deliver the Contribution Agreement substantially in the form attached hereto as EXHIBIT A and satisfy its obligations thereunder and (ii) execute and deliver, at the Effective Time, the Amended and Restated Operating Partnership Agreement (as defined below).


                                   ARTICLE VI

                              Conditions Precedent

         SECTION 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

            (a) Shareholder Approval. This Agreement shall have been approved and adopted by the Shareholder Approvals.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (c) Listing of Shares. The NYSE shall have approved for listing the Parent Common Stock to be issued in the Merger.

            (d) Registration Statement. The Registration Statement shall have become effective under the

Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

            (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect.

            (f) Blue Sky Laws. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Parent Common Stock comprising the Merger Consideration.

            (g) Related Transactions. The Stock Purchase Agreement, the Stockholders Agreement and the Termination Agreement shall remain in full force and effect and the respective transactions contemplated thereby shall have been consummated prior to, or are being consummated simultaneously with, the Merger. The Contribution Agreement shall have been duly executed by the Company (in its capacity as general partner of the Operating Partnership), Parent and each Parent Principal owning Parent Units, shall remain in full force and effect and the transactions contemplated thereby shall have been consummated simultaneously with the Merger. An Amended and Restated Operating Partnership Agreement substantially in the form appended hereto as EXHIBIT I (the "AMENDED AND RESTATED OPERATING PARTNERSHIP AGREEMENT"), an Amended and Restated Parent Operating Partnership Agreement in a form reasonably acceptable to each of Parent and the Company as provided in and subject to Section 5.17 (the "AMENDED AND RESTATED PARENT OPERATING PARTNERSHIP AGREEMENT") and a Registration Rights Agreement substantially in the form appended hereto as EXHIBIT K shall each have been duly executed and delivered by the parties thereto and shall remain in full force and effect.

            (h) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Transactions shall have been obtained or made.

            (i) EJDC Lender Consents. All material consents and waivers of lenders to EJDC necessary in connection with the consummation of the Transactions shall have been obtained.

         SECTION 6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date are further subject to the following conditions any one or more of which may be waived by both Parent and
Sub:

            (a) Representations and Warranties. The representations and warranties of the Company (without giving effect to any "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of the Company to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $58,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Economic Losses without giving effect to the $58,000,000 limitation set forth in Section 3.1(f)). "ECONOMIC LOSSES" shall mean any and all net damage, net loss (including diminution in the value of properties or assets), net liability or expense suffered by the Company and the Company Interests taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Transactions against the Company, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by the Company in obtaining non-governmental third party consents, as contemplated by Section 5.3 up to the amount of $5,000,000 provided therein.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and each of Parent and Sub shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

            (c) Material Adverse Change. Since the date of this Agreement, there has been no material adverse change in the business, results of operations or financial condition of the Company and the Company Subsidiaries and Company Joint Ventures (but only to the extent of the

Company Interests with respect to a Company Joint Venture) taken as a whole, that have resulted or would result individually or in the aggregate, in Economic Losses of $58,000,000 or more, without giving effect to a general decline in the U.S. economy or an adverse change in the financial condition of specialty retail tenants or department stores. Each of Parent and Sub shall have received a certificate of the chief executive officer or chief financial officer of the Company to the effect that there has been no such material adverse change.

            (d) Opinions Relating to REIT and Partnership Status. Each of Parent and Sub shall have received (i) an opinion of Willkie Farr & Gallagher, dated as of the Closing Date, reasonably satisfactory to each of Parent and Sub that commencing with the taxable year ended December 31, 1994 (A) the Company was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and (B) each Company Joint Venture, the Operating Partnership, the Financing Partnership and each other Company Subsidiary that is a partnership, joint venture or limited liability company has been during and since 1994, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (ii) an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Parent, reasonably satisfactory to Parent, that, (A) commencing with its taxable year ended December 31, 1994, Parent was organized and has operated in conformity with the requirements for qualification as a REIT and that, after giving effect to the Merger, the Parent's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code and (B) the Parent Operating Partnership and each Parent Joint Venture has been during and since 1994, and continues to be, treated for federal income tax purposes as partnerships, and not as corporations or associations taxable as corporations (in the case of each of (A) and (B) above, with customary exceptions, assumptions and qualifications).

            (e) Other Tax Opinion. Each of Parent and Sub shall have received an opinion dated the Closing Date from Willkie Farr & Gallagher, based upon certificates and letters, which letters and certificates are substantially in the form set forth in EXHIBIT L hereto and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

            (f) Consents. All consents and waivers (including without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Economic Losses of $58,000,000 or more.

         Notwithstanding the foregoing, neither Parent nor Sub shall be obligated to effect the Merger if the Economic Losses resulting from the failure of one or more of the conditions set forth in Sections 6.2(a), 6.2(c) and 6.2(f) to be satisfied (the determination of whether a failure of any of such conditions has occurred for the purposes of this sentence being made without giving effect to the $58,000,000 limitations set forth in such subsections), in the aggregate, but without duplication exceeds $58,000,000.

         SECTION 6.3 Conditions to Obligation of the Company.

         The obligation of the Company to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by the Company:

            (a) Representations and Warranties. The representations and warranties of each of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of Parent and Sub contained herein are so qualified) signed on behalf of each of Parent and Sub by the chief executive officer and the chief financial officer of such party to such effect. This condition shall be deemed satisfied unless any or all breaches of either Parent's or Sub's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) have a Parent Material Adverse Effect.

            (b) Performance of Obligations of each of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of each of Parent and Sub signed on behalf of such party by the chief executive officer or the chief financial officer of such party to such effect.

            (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Parent Material Adverse Change and the Company shall have received a certificate of the chief executive officer or chief financial officer of the Parent to such effect.

            (d) Opinion Relating to REIT Status. The Company shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Parent, reasonably satisfactory to the Company, that, (A) commencing with its taxable year ended December 31, 1994, Parent was organized and has operated in conformity with the requirements for qualification as a REIT and that, after giving effect to the Merger, the Parent's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code and (B) the Parent Operating Partnership and each Parent Joint Venture has been during and since 1994, and continues to be, treated for federal income tax purposes as partnerships, and not as corporations or associations taxable as corporations (in the case of (A) and (B) above with customary exceptions, assumptions and qualifications).

            (e) Other Tax Opinion. The Company shall have received an opinion dated the Closing Date from Paul, Weiss, Rifkind, Wharton & Garrison, based upon certificates and letters, which letters and certificates are substantially in the form set forth in EXHIBIT M hereto and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

            (f) Consents. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not have a Parent Material Adverse Effect.

            (g) The Investment Company Act Opinion. The Company shall have received a favorable opinion dated the Closing Date from Paul, Weiss, Rifkind, Wharton & Garrison, as to the matter described in EXHIBIT N.

         Notwithstanding the foregoing, the Company shall not be obligated to effect the Merger if the failure of one or more of the conditions set forth in Sections 6.3(a), 6.3(c) and 6.3(f) to be satisfied (the determination of whether a failure of any of such conditions has occurred for the purposes of this sentence being made without giving effect to any materiality qualification or limitation set forth in such subsections), in the aggregate, causes a Parent Material Adverse Effect.


                                   ARTICLE VII

                                  Board Actions

         SECTION 7.1 Board Actions. Notwithstanding Section 5.7 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith based on the advice of the Company's outside counsel, the Company may:

            (a) disclose to the shareholders of the Company any information required to be disclosed under applicable law;

            (b) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (as determined by the Company's outside counsel) to, any person in connection with a Competing Transaction proposed by such person; and

            (c) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction (For purposes of this Agreement, "SUPERIOR COMPETING TRANSACTION" means a bona fide proposal of a Competing Transaction made by a third party which a majority of the members of Board of Directors of the Company determines in good faith (based on the advice of the Company's investment banking firm of national reputation) to be more favorable from a financial point of view to the Company's shareholders than the Merger, and for which financing, to the extent required, is then committed).


                                  ARTICLE VIII

                        Termination, Amendment and Waiver

         SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the

State of Ohio, whether before or after either of the Shareholder Approvals are obtained:

            (a) by mutual written consent duly authorized by the respective Boards of Directors of Parent and the Company;

            (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by October 30, 1996 (as otherwise extended);

            (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by October 30, 1996 (as otherwise extended);

            (d) by either Parent or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

            (e) by either Parent or the Company, if the Merger shall not have been consummated before October 30, 1996; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

            (f) by either Parent or the Company if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

            (g) by either Parent or the Company if, upon a vote at a duly held Parent Stockholders Meeting or any adjournment thereof, the Parent Stockholder Approvals shall not have been obtained as contemplated by Section 5.1;

            (h) by the Company, upon payment to Parent of the amounts referred to in Section 8.2(b), if prior to the Company Shareholders Meeting, the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Parent and Sub its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction; and

            (i) by Parent if (i) prior to the Company Shareholders Meeting, the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in any manner adverse to Parent and Sub its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) the Company shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(b)) or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing.

            (j) by the Company if the Average Closing Price (as defined below) is less than $21.25. "AVERAGE CLOSING PRICE" shall mean the average of the closing prices of Parent Common Stock on the NYSE for all trading days beginning on the eighteenth trading day prior to the date of the Company Shareholder Meeting and ending on and including the third trading day prior to such date.

         SECTION 8.2 Expenses.

            (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

            (b) The Company agrees that if this Agreement shall be terminated
(i) pursuant to Section 8.1(b), (f), (h) or (i) and, in the case of Section 8.1(b) or (f), following the date of this Agreement and prior to termination, the Company shall have received a proposal constituting a Competing Transaction and within 12 months following termination the Company shall enter into a definitive agreement providing for a Competing Transaction that is equally or more favorable from a financial point of view to the Company's shareholders as the Merger, then the Company will pay as directed by Parent a fee in an amount equal to the Break-Up Fee (as defined below) and (ii) pursuant to Section 8.1(b) and following the date of this Agreement and prior to termination the Company shall have received a proposal constituting a Competing Transaction, the Company shall have willfully breached any representation, warranty or covenant of the Company set forth in this Agreement and within 12 months following termination, the Company shall enter into a definitive agreement providing for a Competing Transaction that is not equally or more favorable from a financial point of view to the Company's shareholders as the Merger, then the Company will pay, as directed by Parent an amount equal to the Break-Up Expenses (as defined below). Payment of any of such amounts shall be made, as directed by Parent, by wire transfer of immediately available funds promptly, but in no event later than two business days after such termination. The "BREAK-UP FEE" shall be an amount equal to the lesser of
(i) $35,000,000 (the "BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections
856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the code ("QUALIFYING INCOME"), as determined by independent accountants to Parent and (B) in the event Parent receives a letter from outside counsel (the "BREAK-UP FEE TAX OPINION") indicating that Parent has received a ruling from the IRS holding that Parent's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and
(3) of the Code (the "REIT REQUIREMENTS") or that the receipt by Parent of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. The Company's obligation to pay the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that Parent is not able to receive the full Base Amount, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to Parent unless and until the Company receives any one or combination of the following: (i) a letter from Parent's independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event the Company shall pay to Parent the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. The "BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) Parent's out-of-pocket expenses incurred in connection with this Agreement and the Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $7,500,000 (the "EXPENSE FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Parent and (B) in the event Parent receives a Break-Up Fee Tax Opinion indicating that Parent has received a ruling from the IRS holding that Parent's receipt of the Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by Parent of the remaining balance of the Expense Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee Base Amount less the amount payable under clause (A) above. The Company's obligation to pay the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that Parent is not able to receive the full Expense Fee Base Amount, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to Parent unless and until the Company receives any one or combination of the following:
(i) a letter from Parent's independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event the Company shall pay to Parent the lesser of the unpaid Expense Fee Base Amount or the maximum amount stated in the letter referred to in (i) above.

            (c) Parent agrees that if the Company is entitled to terminate this Agreement by reason of the failure of Parent to satisfy, by October 30, 1996, the conditions to the obligations of the Company to effect the Merger set forth in Section 6.3(f) and so exercises such right to terminate, then Parent will pay a fee in an amount equal to the Termination Fee (as defined below) as directed by the Operating Partnership. Payments of any such amounts shall be made, as directed by the Operating Partnership, by wire transfer of immediately available funds promptly, but in no event later than two business days after such termination. The "TERMINATION FEE" shall be an amount equal to the lesser of (i) $35,000,000 (the "TERMINATION FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Company and
(B) in the event the Company receives a letter from outside counsel (the "TERMINATION FEE TAX OPINION") indicating that the Company has received a ruling from the IRS holding that the Operating Partnership's receipt of the Termination Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that the receipt by the Operating Partnership of the remaining balance of the Termination Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Termination Fee Base Amount less the amount payable under clause (A) above. Parent's obligation to pay the Termination Fee shall terminate three years from the date of this Agreement. In the event that the Operating Partnership is not able to receive the full Termination Fee Base Amount, Parent shall place the unpaid amount in escrow and shall not release any portion thereof to the Operating Partnership unless and until Parent receives any one or combination of the following: (i) a letter from the Company's independent accountants indicating the maximum amount that can be paid at that time to the Operating Partnership without causing the Company to fail to meet the REIT Requirements or (ii) a Termination Fee Tax Opinion, in which event Parent shall pay to the Operating Partnership the lesser of the unpaid Termination Fee Base Amount or the maximum amount stated in the letter referred to in (i) above.

         SECTION 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, or the Company, other than the last sentence of Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to the Company's shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company's shareholders or the Parent's stockholders.

         SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement (Parent and Sub being deemed one party for the purposes of this Section 8.5). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waivers pursuant to clause (c) of the second preceding sentence (i) of the provisions of Section 4.1(e) may be given in writing on behalf of Parent and Sub by the Chief Executive Officer of Parent and (ii) of the provisions of Section 4.2(e) may be given in writing by or on behalf of the Company by the Chief Executive Officer of the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX

                               General Provisions

         SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                          (a)     if to Parent or Sub, to

                                  Simon Property Group, Inc.
                                  Merchants Plaza
                                  115 West Washington Street
                                  Suite 15 East
                                  Indianapolis, IN  46204
                                  Attn:  David Simon
                                         James M. Barkley, Esq.
                                  Fax:   (317) 685-7221
                                  with a copy to:

                                  Paul, Weiss, Rifkind, Wharton & Garrison
                                  1285 Avenue of the Americas
                                  New York, NY  10019-6064
                                  Attn:  Edwin S. Maynard, Esq.
                                         Toby S. Myerson, Esq.
                                  Fax:   (212) 757-3990

                          (b)     if to the Company, to

                                  DeBartolo Realty Corporation
                                  7655 Market Street
                                  P.O. Box 3287
                                  Youngstown, Ohio  44513-3287
                                  Attn:  Richard S. Sokolov
                                  Fax:   (216) 758-1610

                                  with a copy to:

                                  Willkie Farr & Gallagher
                                  One Citicorp Center
                                  153 East 53rd Street
                                  New York, NY 10022
                                  Attn:  Richard L. Posen, Esq.
                                         William N. Dye, Esq.
                                  Fax:   (212) 821-8111


         SECTION 9.3 Certain Definitions. For purposes of this Agreement:

         An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

         "COMPANY DISCLOSURE LETTER" means the letter previously delivered to each of Parent and Sub by the Company disclosing certain information in connection with this Agreement.

         "COMPANY INTERESTS" means, collectively, the Company Subsidiaries and all direct or indirect interests of the Company or any Company Subsidiary in any Company Joint Venture.

         "COMPANY JOINT VENTURE" means, collectively, any partnership, joint venture or business trust in which the Operating Partnership or the Financing Partnership owns an interest.

         "COMPANY SUBSIDIARY" means the Management Company and each Subsidiary of the Company, including, without limitation, the Operating Partnership, the Financing Partnership and each Subsidiary (if any) of the Operating Partnership or the Financing Partnership (as defined below), but excluding Company Joint Ventures.

         "EJDC" means The Edward J. DeBartolo Corporation, an Ohio corporation.

         "FINANCING PARTNERSHIP" means DeBartolo Capital Partnership, a Delaware general partnership.

         "KNOWLEDGE" where used herein with respect to the Company shall mean the knowledge of the persons named in SCHEDULE 9.3 to the Company Disclosure Letter and where used with respect to Parent shall mean the knowledge of the persons named in SCHEDULE 9.3 to the Parent Disclosure Letter.

         "MAJORITY COMPANY JOINT VENTURE" means, collectively, all Company Joint Ventures identified as Majority Company Joint Ventures on SCHEDULE 3.1(b)(ii) to the Company Disclosure Letter.

         "MANAGEMENT COMPANY" means The DeBartolo Properties Management, Inc., an Ohio Corporation.

         "MINORITY COMPANY JOINT VENTURE" means, collectively, all Company Joint Ventures other than the Majority Company Joint Ventures.

         "OPERATING PARTNERSHIP" means DeBartolo Realty Partnership, L.P., a Delaware limited partnership.

         "PARENT DISCLOSURE LETTER" means the letter previously delivered to the Company by Parent and Sub disclosing certain information in connection with this Agreement.

         "PARENT INTERESTS" means, collectively, the Parent Subsidiaries and all direct or indirect interests of Parent or any Parent Subsidiary in any Parent Joint Venture.

         "PARENT JOINT VENTURE" means, collectively, any partnership, business trust or joint venture in which the Parent Operating Partnership owns an interest.

         "PARENT MANAGEMENT COMPANY" means M.S. Management Associates, Inc., a Delaware corporation.

         "PARENT OPERATING PARTNERSHIP" means Simon Property Group, L.P., a Delaware limited partnership.

         "PARENT SUBSIDIARY" means each Subsidiary of Parent, including, without limitation, the Parent Operating Partnership and each Subsidiary (if any) of the Parent Operating Partnership but excluding Parent Joint Ventures.

         "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         "SUBSIDIARY" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

         "WHOLLY-OWNED COMPANY JOINT VENTURE" means a Company Joint Venture, all of the equity interests of which are owned by the Company, a Company Subsidiary or another Wholly-Owned Company Joint Venture.

         "WHOLLY-OWNED PARENT JOINT VENTURE" means a Parent Joint Venture, all of the equity interests of which are owned by Parent, a Parent Subsidiary or another Wholly-Owned Parent Joint Venture.

         SECTION 9.4 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and,
(b) except for the provisions of Article II, Section 5.6(b)(ii), the next to last sentence of Section 5.12(a), Section 5.12(b) and (c) and Section 5.14, are not intended to confer upon any person other than the parties hereto any rights or remedies, it being understood that EJDC shall have the right to enforce the provisions of Section 5.6(b)(ii).

         SECTION 9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT THE MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE OHIO STATUTE.

         SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York State court located in New York City, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of New York or any New York State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                           SIMON PROPERTY GROUP, INC.



                                           By: /s/ David Simon
                                               ---------------------------------
                                               Name:  David Simon
                                               Title: President


                                           DAY ACQUISITION CORP.



                                           By: /s/ David Simon
                                               ---------------------------------
                                               Name:  David Simon
                                               Title: President


                                           DeBARTOLO REALTY CORPORATION



                                           By: /s/ Richard S. Sokolov
                                               ---------------------------------
                                               Name:  Richard S. Sokolov
                                               Title: Chief Executive Officer

                                                                  EXECUTION COPY


                               AMENDMENT NO. 1 TO
                        THE AGREEMENT AND PLAN OF MERGER


                 THIS AMENDMENT NO. 1 (this "Amendment") to the Merger Agreement (as defined below), dated as of June 26, 1996, is hereby entered into by and among Simon Property Group, Inc., a Maryland corporation ("Parent"), Day Acquisition Corp., an Ohio corporation and a direct subsidiary of Parent ("Sub"), and DeBartolo Realty Corporation, an Ohio corporation (the "Company"). Capitalized terms not otherwise defined have the meanings set forth in the Merger Agreement.

                 (a) the Board of Directors of each of Parent, Sub and the Company have approved the merger of Sub with and into the Company, upon terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of March 26, 1996, among Parent, Sub and the Company (the "Merger Agreement"); and

                 (b) Parent, Sub and Company now wish to amend the Merger Agreement;

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                 Section 1. Amendment. The Merger Agreement is hereby amended and modified as follows:

                 (a)      The Exhibit Index to the Merger Agreement is amended
by:

                          (i) substituting the words "Form of Subscription Agreement" for the words "[Intentionally Omitted]" opposite the letter "B";

                          (ii) substituting "G-1" for the letter "G" and substituting the words "Form of Amended and Restated Articles of Incorporation of the Surviving Corporation" for the words "[Intentionally Omitted]" opposite "G-1";

                          (iii) inserting "G-2" immediately below "G-1" and inserting the words "Form of Amended and Restated Regulations of the Surviving Corporation" opposite "G-2"; and

                          (iv) substituting the words "Form of Amended and Restated Agreement of Limited Partnership of the Parent Operating

                                  Partnership" for the words "[Intentionally
                                  Omitted]" opposite the letter "J".

                 (b)      Recital (h) to the Merger Agreement is amended by:

                          (i)     substituting the words "one or more
                                  Contribution Agreements, each substantially in the form attached as EXHIBIT A hereto or in such other form as is mutually acceptable to Parent and the Company as evidenced by each party's execution thereof (the "CONTRIBUTION AGREEMENTS")" for the words "the Contribution Agreement substantially in the form of EXHIBIT A hereto (the "CONTRIBUTION AGREEMENT"); and

                          (ii)    substituting the words "Subscription
                                  Agreement substantially in the form attached as EXHIBIT B hereto (the "SUBSCRIPTION AGREEMENT")" for the words "subscription agreement".

                 (c)      Section 1.5 of the Merger Agreement is amended by:

                          (i) deleting the words "Code of" before the first and second references to the word "Regulations";

                          (ii) deleting the words "each of" before the words "such Articles of Incorporation";

                          (iii) deleting the words "and Code of Regulations" after the words "such Articles of Incorporation" and immediately before the words "shall be amended"; and

                          (iv) inserting the words "the form attached as EXHIBIT G-1 hereto and such Regulations shall be amended and restated in the form attached as EXHIBIT G-2 hereto" after the words "following the Effective Time in" and deleting the remainder of the sentence following such insertion up to but not including the period.

                 (d) Section 2.1(d) of the Merger Agreement is amended by inserting the following after the word "demands" at the end of such section:
"; provided, that,
any such payments in respect of demands of dissenters shall be made from the Company's own funds."

                 (e) Section 2.2(b) of the Merger Agreement is amended by deleting the words ", cash payable in respect of dividends pursuant to Section 2.2(d)(i)."

                 (f)      Section 2.2(d)(i) of the Merger Agreement is amended
by:

                          (i) substituting the figure "91" for the figure "90" at the end of the second sentence;

                          (ii) inserting as the third sentence "Such dividends shall be paid in the ordinary course of business consistent with the past practice of Parent or the Company as the case may be as to the manner and timing of payment."; and

                          (iii) deleting the sentence commencing with "The dividends payable hereunder" in its entirety.

                 (g) Section 5.15(a) of the Merger Agreement is amended by inserting the words "or in such other form as is mutually acceptable to Parent and the Company as evidenced by each party's execution thereof" after the words "EXHIBIT A" and immediately before the fourth comma.

                 (h) Section 5.17 of the Merger Agreement is amended in its entirety by substituting the words "[Intentionally Omitted]."

                 (i) Section 5.18 of the Merger Agreement is deleted in its entirety and replaced with the following:

                 SECTION 5.18 Additional Parent Agreements. The Parent hereby agrees that it shall, at the Effective Time, (i) execute and deliver one or more Contribution Agreements, each substantially in the form attached hereto as EXHIBIT A or in such other form as is mutually acceptable to Parent and the Company as evidenced by each party's execution thereof and satisfy its obligations thereunder, (ii) execute and deliver the Amended and Restated Operating Partnership Agreement (as defined below) and (iii) execute and deliver the Amended and Restated Parent Operating Partnership Agreement (as defined below).

                 (j)      Section 6.1(g) of the Merger Agreement is amended by:

                          (i)     substituting the words "One or more
                                  Contribution Agreements" for the words "the
                                  Contribution Agreement" at the beginning of the second sentence;

                          (ii) inserting the words "substantially in the form appended hereto as EXHIBIT J" immediately after the words "an Amended and Restated Parent Operating Partnership Agreement" after the comma in the third sentence; and

                          (iii) deleting the words "in a form reasonably acceptable to each of Parent and the Company as provided in and subject to Section 5.17" in the third sentence.

                 (k) The Exhibits to the Merger Agreement are amended as follows:

                          (i) Exhibit A (Form of Contribution Agreement) of the Merger Agreement is deleted in its entirety and is replaced by Exhibit A attached hereto.

                          (ii) Exhibit B (Form of Subscription Agreement) is in the form of Exhibit B attached hereto.

                          (iii) Exhibit G-1 (Form of Amended and Restated Articles of Incorporation of the Surviving Corporation) of the Merger Agreement is in the form of Exhibit G-1 attached hereto.

                          (iv) Exhibit G-2 (Form of Amended and Restated Regulations of the Surviving Corporation) of the Merger Agreement is in the form of Exhibit G-2 attached hereto.

                          (v) Exhibit I (Form of Amended and Restated Agreement of Limited Partnership of the Operating Partnership) of the Merger Agreement is deleted in its entirety and is replaced by Exhibit I attached hereto.

                          (vi) Exhibit J (Form of Amended and Restated Agreement of Limited Partnership of the Parent Operating Partnership) of the Merger Agreement is in the form of Exhibit J attached hereto.

                          (vii) Exhibit K (Form of Registration Right Agreement) of the Merger Agreement is deleted in its entirety and is replaced by Exhibit K attached hereto.


                 Section 2. Effectiveness. The amendments to the Merger Agreement provided for in this Amendment shall become effective as of the date hereof upon the execution and delivery of one or more counterparts of this Amendment duly executed by Parent, Sub and the Company.


                 Section 3. Miscellaneous. (a) Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any rights, powers or remedies of Parent, Sub and the Company under the Merger Agreement, nor constitute a waiver of any provision of the Merger Agreement. Except as expressly amended hereby, the Merger Agreement shall be unchanged and remain in full force and effect and the Merger Agreement as amended hereby is ratified and confirmed.

                 (b) This Amendment shall form a part of the Merger Agreement for all purposes, and each party to the Merger Agreement shall be bound and shall be inured of the benefits hereby.

                 (c) This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

                 (d) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT THE MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE OHIO STATUTE.

                 (e) From and after the effectiveness of this Amendment as provided in Section 2 hereof, all references to the Merger Agreement in the Merger Agreement and in any other agreement in connection with the Transactions shall be deemed to be references to the Merger Agreement after giving effect to this Amendment.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                        SIMON PROPERTY GROUP, INC.


                                        By /s/ DAVID SIMON
                                           ------------------------------------
                                           Name:  David Simon
                                           Title: President


                                        DAY ACQUISITION CORP.


                                        By /s/DAVID SIMON
                                           ------------------------------------
                                           Name:  David Simon
                                           Title: President


                                        DeBARTOLO REALTY CORPORATION


                                        By /s/ RICHARD S. SOKOLOV
                                           ------------------------------------
                                           Name:  Richard S. Sokolov
                                           Title: Chief Executive Officer

                                                                        ANNEX II




                          OPINION OF MERRILL LYNCH(2)


























- ------------------------

(2) NOTE TO PRELIMINARY PROXY MATERIALS: The attached form of opinion will be replaced in the final Prospectus/Joint Proxy Statement with an opinion dated the date of the final Prospectus/Joint Proxy Statement.

                       [LETTERHEAD OF MERRILL LYNCH & CO.]

                                                                   June   , 1996

Board of Directors
Simon Property Group, Inc.
115 West Washington Street
Indianapolis, Indiana 46204

Gentlemen:

         Simon Property Group, Inc. (the "Company"), Day Acquisition Corp., a corporation which will be 99.9% owned by the Company prior to the Effective Time as defined in the Agreement referred to below (the "Purchaser"), and DeBartolo Realty Corporation (the "Subject Company") propose to enter into an agreement and plan of merger (the "Agreement") pursuant to which the Purchaser will be merged with and into the Subject Company in a transaction (the "Merger") in which each share of the Subject Company's common stock, par value $0.01 per share (the "Shares") other than Shares owned by the Company and 110 individuals who were shareholders of the Purchaser prior to the Effective Time, will be converted into the right to receive 0.68 shares of the common stock of the Company (the "Company Shares"). The ratio for the conversion of the Shares into a right to receive the Company Shares is referred to as the "Exchange Ratio".

         You have asked us whether, in our opinion, the Exchange Ratio pursuant to the Merger is fair to the Company from a financial point of view.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed the Subject Company's Annual Report, Form 10-K and related financial information for the fiscal years ended December 31, 1994 and December 31, 1995, as well as the related unaudited financial information for the three month period ended March 31, 1996;

         (2) Reviewed the Company's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1994, the Company's Form 10-K, the Current Report on Form 8-K and related financial information for the fiscal year ended December 31, 1995, as well as the related unaudited financial information for the three month period ended March 31, 1996;

         (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Company and the Company, which were based on information and specific assumptions provided to us by the Subject Company and the Company for tabulation and calculation by Merrill Lynch & Co. and, thereafter, reviewed and approved by the Company's management;

         (4) Conducted discussions with members of senior management of the Subject Company and the Company concerning their respective businesses and prospects;

         (5) Reviewed the historical market prices and trading activity for the Shares and the Company Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

         (6) Considered the pro forma effect of the Merger on the Company's capitalization ratios, funds from operations per share and cash flow per share;

         (7) Reviewed the Agreement dated March 26, 1996 and Amendment No. 1 to Schedule 14A Information of Simon Property Group, Inc. and DeBartolo Realty Corporation as filed with the Securities and Exchange Commission on June 14, 1996; and

         (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

         In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Subject Company and the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Subject Company or the Company. With respect to the financial forecasts reviewed and approved by the Company, we have assumed that they are based on reasonable assumptions and reflect the best currently available estimates and judgment of the Subject Company's or the Company's management as to the expected future financial performance of the Subject Company or the Company, as the case may be.

         On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                       Very truly yours,

                                       MERRILL LYNCH, PIERCE, FENNER & SMITH

                                               INCORPORATED

                                       By:
                                          ----------------------------

                                                                       ANNEX III


                          OPINION OF MORGAN STANLEY(3)










- --------

(3) NOTE TO PRELIMINARY PROXY MATERIALS: The attached form of opinion will be replaced in the final Prospectus/Joint Proxy Statement with an opinion dated the date of the final Prospectus/Joint Proxy Statement.

                      [LETTERHEAD OF MORGAN STANLEY & CO.]

                                                                   June   , 1996

Board of Directors
DeBartolo Realty Corporation
7620 Market Street
Youngstown, OH 44513

Gentlemen:

We understand that DeBartolo Realty Corporation ("DeBartolo" or the "Company"), Simon Property Group, Inc. ("Simon") and Merger Sub, a wholly owned subsidiary of Simon ("Merger Sub"), have entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, each outstanding share of common stock, par value $.01 per share (the "DeBartolo Common Stock") of DeBartolo, other than shares held in treasury or by any wholly owned subsidiary of the Company or as to which dissenters' rights have been perfected, will be converted into the right to receive, subject to certain adjustments, .68 shares of common stock of Simon, par value $.0001 per share (the "Simon Stock"), (such consideration, the "Merger Consideration"). We further understand that, pursuant to the Merger, certain holders of units evidencing limited partnership interests in DeBartolo Realty Partnership, L.P., a Delaware limited partnership, will receive the right, subject to certain adjustments, to convert each such unit into .68 shares of Simon Stock, such conversion right subject to certain limitations and conditions. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked our opinion as to whether the Merger Consideration to be received by the holders of shares of DeBartolo Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Simon and its affiliates).

For purposes of the opinions set forth herein, we have:

     (i) analyzed certain publicly available financial statements and other information of the Company;

     (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

Board of Directors
June __, 1996
Page 2

     (iii) analyzed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company and certain of its real property assets with senior executives of the Company;

     (v) reviewed the reported prices and trading activity of DeBartolo Common Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of DeBartolo Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (vii) analyzed certain publicly available financial statements and other information of Simon;

     (viii) analyzed certain internal financial statements and other financial and operating data concerning Simon prepared by the management of Simon;

     (ix) analyzed certain financial projections prepared by the management of Simon;

     (x) discussed the past and current operations and financial condition and the prospects of Simon and certain of its real property assets with senior management of Simon;

     (xi)     reviewed the reported prices and trading activity of Simon Stock;

     (xii) compared the financial performance of Simon and the prices and trading activity of Simon Stock with that of certain other comparable publicly-traded companies and their securities;

     (xiii) discussed with senior management of each of the Company and Simon their estimates of the synergies and other cost savings to be realized pursuant to the Merger;

     (xiv) participated in discussions and negotiations among representatives of the Company, Simon and their financial and legal advisors;

     (xv)     reviewed the Merger Agreement and certain related documents;
              and

     (xvi)    performed such other analyses as we have deemed appropriate.

Board of Directors
June __, 1996
Page 3

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and of Simon. Further, we have relied upon the Company's and Simon's estimates of the synergies and other cost savings to be realized pursuant to the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or of Simon, nor have we been provided with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any party, other than Simon, with respect to the possible acquisition of the Company or any of its assets.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger. We express no opinion and make no recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates ("Morgan Stanley") have provided financial advisory and financing services for the Company and Simon and have received fees for the rendering of these services. The Morgan Stanley Real Estate Fund, L. P., an affiliate of Morgan Stanley, owns approximately 1.8% of the outstanding shares of DeBartolo Common Stock as of the date hereof. In addition, a Managing Director of Morgan Stanley is a member of the Board of Directors of Simon. We understand that Simon has established a Special Committee to consider the issues related to the Merger and that such Morgan Stanley Managing Director is not a member of such Special Committee.

Board of Directors
June __, 1996
Page 4

Based on the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of DeBartolo Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Simon and its affiliates).

                                       Very truly yours,

                                       MORGAN STANLEY & CO. INCORPORATED

                                       By:
                                             ----------------------------
                                             Christopher J. Niehaus
                                             Principal

                                                                        ANNEX IV


                            OPINION OF BLACKSTONE(4)







- --------
(4) NOTE TO PRELIMINARY PROXY MATERIALS: The attached form of opinion will be replaced in the final Prospectus/Joint Proxy Statement with an opinion dated the date of the final Prospectus/Joint Proxy Statement.

                    [LETTERHEAD OF THE BLACKSTONE GROUP L.P.]

                                                                   June   , 1996

Board of Directors
DeBartolo Realty Corporation
7620 Market Street
Youngstown, OH 44513

Dear Sirs:

You have asked our opinion with respect to the fairness, from a financial point of view, to holders of the common stock, par value $.01 per share (the "Shares"), of DeBartolo Realty Corporation (the "Company") of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 26, 1996, as amended ( the "Agreement"), among the Company, Simon Property Group, Inc. (the "Parent") and the Parent's merger subsidiary, Day Acquisition Corp. ("Sub"), other than: (i) holders of such Shares as to which dissenters' rights have properly been exercised; and (ii) the Parent and its affiliates. The Agreement provides, among other things, for the merger (the "Merger") of Sub with and into the Company in which each outstanding Share will be converted into the right to receive 0.68 shares (the "Exchange Ratio") of the common stock, par value $.0001 per share, of the Parent (the "Parent Shares"), other than: (i) Shares as to which dissenters' rights have properly been exercised and (ii) Shares of the Parent and its affiliates. The terms and conditions of the Merger are set forth in more detail in the Agreement.

In arriving at our opinion, we have reviewed and analyzed: (i) the terms of the Agreement and certain related documents; (ii) certain publicly available information concerning the business, financial condition, assets and operations of the Company and the Parent which we believe to be relevant to our inquiry;
(iii) certain publicly available information relating to financial markets and industry and economic conditions; and (iv) certain financial and other information, including financial forecasts, with respect to the business operation, assets, financial condition and prospects of the Company and the Parent furnished to us by the Company and the Parent. We have met with management of the Company and of the Parent to discuss the business, operations, assets, financial condition, history and prospects of the Company's and the Parent's businesses.

In conducting our analysis, we have also considered (i) certain publicly available and other information concerning the trading of, and the trading market for, the Shares and the Parent Shares; (ii) the historical and current financial position and the historical and projected funds from operations and results of operations of the Company and the Parent; (iii) publicly available historical and current financial information and stock price data with respect to certain public companies with operations that we considered comparable to those of the Company and the Parent; and (iv) financial terms of certain business combinations and other transactions that we have deemed relevant. In addition to the foregoing, we have conducted such other studies, analyses and investigations as we have deemed appropriate in arriving at our opinion. We were not requested to, nor did we, solicit third party indications of interest in acquiring the Company or any of its assets.

In the course of our investigation, we have relied upon, and have assumed the accuracy and completeness of, all of the foregoing information, and we have not assumed any responsibility for independent verification of any such information. We have further relied upon the assurances of management of the Company and the Parent that they are not aware of any facts that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts and pro forma financial forecasts of the Company and the Parent and projected transaction synergies as a result of the Merger, we have relied upon the Company's and the Parent's assurances that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the Company's management as to the future financial performance of the Company. We express no view as to such financial forecasts or projected transaction synergies or the assumptions on which they are based. We have not conducted a physical inspection of the properties and facilities of the Company and have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon business, market (both concerning the financial markets and the regional mall market), economic, regulatory, tax and other conditions as they exist on, and can be evaluated as of, the date hereof.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion). Mark T. Gallogly, a Senior Managing Director of our firm, is a member of the Board of Directors of the Company. BJS Capital Partners L.P., an affiliate of our firm, has an equity investment of 6,347,016 Shares, representing approximately 11% of the Shares, and has negotiated with the Parent for registration rights with respect to the Parent Shares to be received in exchange for such affiliate's Shares. Such affiliate also has a debt investment in an affiliate of the Company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of the Shares from a financial point of view, other than: (i) holders of such Shares as to which dissenters' rights have properly been exercised; and (ii) the Parent and its affiliates.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                       Very truly yours,



                                       THE BLACKSTONE GROUP L.P.

                                                                         ANNEX V


                                 SECTION OF THE
                              OHIO STATUTE RELATING
                              TO DISSENTERS' RIGHTS

         SECTION 1701.85 DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of


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
a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

         (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

         (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                        ANNEX VI


                          PROPOSED AMENDED AND RESTATED
                                 CHARTER OF SPG

                           SIMON PROPERTY GROUP, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

         SIMON PROPERTY GROUP, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended and restated to read in its entirety as follows:

                           SIMON DeBARTOLO GROUP, INC.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

         FIRST: THE UNDERSIGNED, James J. Winn, Jr., whose address is Charles Center South, 36 South Charles Street, Baltimore, Maryland 21201, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

         SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

                           Simon DeBartolo Group, Inc.

         THIRD: (a) The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

              (1) To engage in the business of a real estate investment trust ("REIT") as that phrase is defined in the Internal Revenue Code of 1986, as amended (the "Code"), and to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law.

              (2) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions, which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

              (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

         FOURTH: The present address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

         FIFTH: The name and address of the resident agent of the Corporation in this State is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

         SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 650,000,000 shares of capital stock (par value $.000l per share), amounting in aggregate par value to $65,000.00, of which shares 383,996,000 are classified as "Common Stock", 12,000,000 are classified as "Class B Common Stock", 4,000 are classified as "Class C Common Stock," 4,000,000 are classified as "Series A Preferred Stock," and 250,000,000 are classified as "Excess Stock". The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

              (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the
Corporation:

              (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, and except as otherwise provided with respect to directors elected by the holders of the Class B Common Stock or of the Class C Common Stock, each voting as a separate class, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock, the Class B Common Stock, the Class C Common Stock, and the Series A Preferred Stock, voting together as a single class. Shares of Common Stock shall not have cumulative voting rights.

              (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, or other distributions, including dividends or other distributions payable in shares of another class of the Corporation's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable, but only if at the same time, dividends are paid on outstanding shares of Class B Common Stock and Class C Common Stock in accordance with subparagraphs (c)(2) and (c-1)(2), respectively, of this Article Sixth.

              (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of Class B Common Stock, Class C Common Stock, Excess Stock and any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

              (4) Each share of Common Stock is convertible into Excess Stock as provided in Article NINTH hereof.

              (c) The following is a description (which should be read in conjunction with paragraph (c-1) of this Article SIXTH) of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class B Common Stock of the Corporation:

              (1) Each share of Class B Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified and except as otherwise provided in this paragraph (c) and in paragraph (c-1), the exclusive voting power for all purposes shall be vested in the holders of the Class B Common Stock, the Class C Common Stock, the Common Stock, and the Series A Preferred Stock voting together as a single class. Shares of Class B Common Stock shall not have cumulative voting rights. The holders of the shares of Class B Common Stock shall have the right, voting as a separate class, to elect four directors of the Corporation and shall vote with the holders of the Class C Common Stock, the Common Stock, and the Series A Preferred Stock (voting together as a single class) to elect the remaining directors (other than the director or directors to be elected by the holders of the Class C Common Stock voting as a separate class); provided that if the Simon Family Group (as defined in Article NINTH) shall sell or transfer a portion of their Common Stock, Class B Common Stock and Units (as defined in Article NINTH) so as to reduce their Aggregate Assumed Equity Interest in the Corporation (as defined in Article NINTH) to less than 50% of the Simon Family Group Initial Aggregate Assumed Equity Interest (as defined in Article NINTH) in the Corporation, from and after the date of such reduction the holders of the shares of Class B Common Stock shall have the right, voting as a separate class, to elect two directors of the Corporation. For purposes of this subparagraph, shares held in a voting trust shall be deemed owned by the beneficiaries of the voting trust.

              (2) Subject to the provisions of law and the preferences of the Series A Preferred Stock and of any class of stock hereafter classified or reclassified, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Corporation's stock, may be paid ratably on the Class B Common Stock at such time and in such amounts as the Board of Directors may deem advisable; provided that cash dividends or other distributions shall be paid on each share of Class B Common Stock at the same time as cash dividends or other distributions are paid on Common Stock or Class C Common Stock and in an amount equal to the amount payable on the number of shares of Common Stock into which each share of Class B Common Stock is then convertible; provided further that non-cash dividends or other non-cash distributions (including the issuance of warrants or rights to acquire securities of the Corporation) shall be distributed on each share of Class B Common Stock at the same time as such non-cash dividends or other non-cash distributions are distributed on Common Stock or Class C Common Stock and in an amount equal to the amount distributable on the number of shares of Common Stock into which each share of Class B Common Stock is then convertible; provided further that any dividends or other distributions payable otherwise on the Class B Common Stock shall be paid in shares of Common Stock or securities convertible or exchangeable into Common Stock (or warrants or rights issued to acquire Common Stock or securities convertible or exchangeable into Common Stock).

              (3) (A) Each share of Class B Common Stock is convertible into Excess Stock as provided in Article NINTH hereof. Each share of Class B Common Stock may be converted at the option of the holder thereof into one share of Common Stock. Immediately and automatically each share of Class B Common Stock shall be converted into one share of Common Stock
         (i) if the Aggregate Assumed Equity Interest in the Corporation of the Simon Family Group is for any reason reduced to less than 5% of the Aggregate Assumed Equity Interest in the Corporation or (ii) if such share of Class B Common Stock is otherwise sold or otherwise transferred to or is otherwise held by anyone other than a member of the Simon Family Group. For purposes of this subparagraph, shares held in a voting trust shall be deemed owned by the beneficiaries of the voting trust.

                   (B) The Corporation may not subdivide its outstanding shares of Common Stock, combine its outstanding shares of Common Stock into a smaller number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation without making the same adjustment to the Class B Common Stock. The Corporation shall not distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or other distributions to the extent permitted by subparagraph (c)(2) of this Article

         SIXTH) or rights or warrants to subscribe for or purchase securities issued by the Corporation or property of the Corporation (excluding those referred to in subparagraph (c)(2) of this Article SIXTH), without making the same distribution to all holders of its Class B Common Stock. No adjustment of the conversion rate shall be made as a result of or in connection with the issuance of Common Stock of the Corporation pursuant to options or stock purchase agreements now or hereafter granted or entered into with officers or employees of the Corporation or its subsidiaries in connection with their employment, whether entered into at the beginning of the employment or at any time thereafter. In case of any capital reorganization of the Corporation, or the consolidation or merger of the Corporation with or into another corporation, or a statutory share exchange, or the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation then, in each such case, each share of Common Stock and each share of Class B Common Stock shall be treated the same.

                   (C) Upon conversion of any shares of Class B Common Stock, no payment or adjustment shall be made on account of dividends accrued, whether or not in arrears, on such shares or on account of dividends declared and payable to holders of Common Stock of record on a date prior to the date of conversion.

                   (D) Except with respect to shares of Class B Common Stock which have been deemed to have been automatically converted into Common Stock pursuant to subparagraph (c)(3)(A) of this Article SIXTH, in order to convert shares of Class B Common Stock into Common Stock the holder thereof shall surrender at the office of the Transfer Agent the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he elects to convert such shares and shall state in writing therein the name or names (with addresses) in which he wishes the certificate or certificates for Common Stock to be issued. Shares of Class B Common Stock shall be deemed to have been converted on the date of the surrender of such certificate or certificates for shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. As soon as practicable on or after the date of conversion as aforesaid, the Corporation will issue and deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with cash for any fraction of a share, as provided in subparagraph (c)(3)(F) of this Article SIXTH, to the person or persons entitled to receive the same. The Corporation will pay any and all federal original issue taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Class B Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation either that such tax has been paid or that no such tax is payable.

                   (E) All shares of Class B Common Stock converted into Common Stock shall be retired and cancelled and shall not be reissued as Class B Common Stock but such shares so retired and cancelled shall resume the status of authorized and unclassified shares of Common Stock.

                   (F) The Corporation shall not issue fractional shares of Common Stock upon any conversion of shares of Class B Common Stock. As to any final fraction of a share which the holder of one or more shares of Class B Common Stock would be entitled to receive upon exercise of such holder's conversion right the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the Market Price (as defined in Article NINTH) for the date of exercise.

                   (G) The Corporation shall at all times have authorized and unissued a number of shares of Common Stock sufficient for the conversion of all shares of Class B Common Stock at the time outstanding. If any shares of Common Stock require registration with or approval of any governmental authority under any Federal or State law, before such shares may be validly issued upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval as the case may be. The Corporation warrants that all Common Stock issued upon conversion of shares of Class B Common Stock will upon issue be fully paid and nonassessable by the Corporation and free from original issue taxes.

              (4) Subject to the provisions of law and the preferences of the Series A Preferred Stock and of any class of stock hereafter classified or reclassified, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class B Common Stock shall be entitled, together with the holders of Class C Common Stock, Common Stock, Excess Stock and any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of the Series A Preferred Stock and of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

              (c-1) The following is a description (which should be read in conjunction with paragraph (c) of this Article SIXTH) of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class C Common Stock of the Corporation:

              (1) Each share of Class C Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified and except as otherwise provided in this paragraph (c-1) and in paragraph (c), the exclusive voting power for all purposes shall be vested in the holders of the Class C Common Stock, the Class B Common Stock, the Common Stock, and the Series A Preferred Stock voting together as a single class. Shares of Class C Common Stock shall not have cumulative voting rights. Subject to paragraph (b) of Article SEVENTH, the holders of the shares of Class C Common Stock shall have the right, voting as a separate class, to elect two directors of the Corporation and shall vote with the holders of the Class B Common Stock, the Common Stock, and the Series A Preferred Stock (voting together as a single class) to elect the remaining directors (other than the directors to be elected by the holders of the Class B Common Stock voting as a separate class); provided that if the DeBartolo Family Group (as defined in Article NINTH) shall sell or transfer a portion of their Common Stock, Class C Common Stock and Units (as defined in Article NINTH) so as to reduce their Aggregate Assumed Equity Interest in the Corporation (as defined in Article NINTH) to less than 50% of the DeBartolo Family Group Initial Aggregate Assumed Equity Interest (as defined in Article NINTH) in the Corporation, from and after the date of such reduction the holders of the shares of Class C Common Stock shall have the right, voting as a separate class, to elect one director of the Corporation. For purposes of this subparagraph, shares held in a voting trust shall be deemed owned by the beneficiaries of the voting trust.

              (2) Subject to the provisions of law and the preferences of the Series A Preferred Stock and of any class of stock hereafter classified or reclassified, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Corporation's stock, may be paid ratably on the Class C Common Stock at such time and in such amounts as the Board of Directors may deem advisable; provided that cash dividends or other distributions shall be paid on each share of Class C Common Stock at the same time as cash dividends or other distributions are paid on Common Stock or Class B Common Stock and in an amount equal to the amount payable on the number of shares of

         Common Stock into which each share of Class C Common Stock is then convertible; provided further that non-cash dividends or other non-cash distributions (including the issuance of warrants or rights to acquire securities of the Corporation) shall be distributed on each share of Class C Common Stock at the same time as such non-cash dividends or other non-cash distributions are distributed on Common Stock or Class B Common Stock and in an amount equal to the amount distributable on the number of shares of Common Stock into which each share of Class C Common Stock is then convertible; provided further that any dividends or other distributions payable otherwise on the Class C Common Stock shall be paid in shares of Common Stock or securities convertible or exchangeable into Common Stock (or warrants or rights issued to acquire Common Stock or securities convertible or exchangeable into Common Stock).

              (3) (A) Each share of Class C Common Stock is convertible into Excess Stock as provided in Article NINTH hereof. Each share of Class C Common Stock may be converted at the option of the holder thereof into one share of Common Stock. Immediately and automatically each share of Class C Common Stock shall be converted into one share of Common Stock
         (i) if the Aggregate Assumed Equity Interest in the Corporation of the DeBartolo Family Group is for any reason reduced to less than 5% of the Aggregate Assumed Equity Interest in the Corporation or (ii) if such share of Class C Common Stock is otherwise sold or otherwise transferred to or is otherwise held by anyone other than a member of the DeBartolo Family Group. For purposes of this subparagraph, shares held in a voting trust shall be deemed owned by the beneficiaries of the voting trust.

                   (B) The Corporation may not subdivide its outstanding shares of Common Stock, combine its outstanding shares of Common Stock into a smaller number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation without making the same adjustment to the Class C Common Stock. The Corporation shall not distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or other distributions to the extent permitted by subparagraph (c-1)(2) of this Article SIXTH) or rights or warrants to subscribe for or purchase securities issued by the Corporation or property of the Corporation (excluding those referred to in subparagraph (c-1)(2) of this Article SIXTH), without making the same distribution to all holders of its Class C Common Stock. No adjustment of the conversion rate shall be made as a result of or in connection with the issuance of Common Stock of the Corporation pursuant to options or stock purchase agreements now or hereafter granted or entered into with officers or employees of the Corporation or its subsidiaries in connection with their employment, whether entered into at the beginning of the employment or at any time thereafter. In case of any capital reorganization of the Corporation, or the consolidation or merger of the Corporation with or into another corporation, or a statutory share exchange, or the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation then, in each such case, each share of Common Stock and each share of Class C Common Stock shall be treated the same.

                   (C) Upon conversion of any shares of Class C Common Stock, no payment or adjustment shall be made on account of dividends accrued, whether or not in arrears, on such shares or on account of dividends declared and payable to holders of Common Stock of record on a date prior to the date of conversion.

                   (D) Except with respect to shares of Class C Common Stock which have been deemed to have been automatically converted into Common Stock pursuant to subparagraph (c-1)(3)(A) of this Article SIXTH, in order to convert shares of Class C Common Stock into Common Stock the holder thereof shall surrender at the office of the Transfer Agent the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he elects to convert such shares and shall state in writing therein the name or names (with addresses) in which he wishes the certificate or certificates for Common Stock to be issued. Shares of Class C Common Stock shall be deemed to have been converted on the date of the surrender of such certificate or certificates for shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. As soon as practicable on or after the date of conversion as aforesaid, the Corporation will issue and deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with cash for any fraction of a share, as provided in subparagraph (c-1)(3)(F) of this Article SIXTH, to the person or persons entitled to receive the same. The Corporation will pay any and all federal original issue taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Class C Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class C Common Stock so converted were registered, and no issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation either that such tax has been paid or that no such tax is payable.

                   (E) All shares of Class C Common Stock converted into Common Stock shall be retired and cancelled and shall not be reissued as Class C Common Stock but such shares so retired and cancelled shall resume the status of authorized and unclassified shares of Common Stock.

                   (F) The Corporation shall not issue fractional shares of Common Stock upon any conversion of shares of Class C Common Stock. As to any final fraction of a share which the holder of one or more shares of Class C Common Stock would be entitled to receive upon exercise of such holder's conversion right the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the Market Price (as defined in Article NINTH) for the date of exercise.

                   (G) The Corporation shall at all times have authorized and unissued a number of shares of Common Stock sufficient for the conversion of all shares of Class C Common Stock at the time outstanding. If any shares of Common Stock require registration with or approval of any governmental authority under any Federal or State law, before such shares may be validly issued upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval as the case may be. The Corporation warrants that all Common Stock issued upon conversion of shares of Class C Common Stock will upon issue be fully paid and nonassessable by the Corporation and free from original issue taxes.

              (4) Subject to the provisions of law and the preferences of the Series A Preferred Stock and of any class of stock hereafter classified or reclassified, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class C Common Stock shall be entitled, together with the holders of Class B Common Stock, Common Stock, Excess Stock and any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of the Series A Preferred Stock and any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

              (c-2) Subject in all cases to the provisions of Article NINTH with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series A Preferred Stock of the Corporation:

              (1) All shares of Series A Preferred Stock redeemed, purchased, exchanged or otherwise acquired by the Corporation as provided in this paragraph (c-2) shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of capital stock and reclassified as Common Stock, and may thereafter be issued or reclassified, but not as Series A Preferred Stock.

              (2) The Series A Preferred Stock shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank (A) junior to any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank prior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation (the "Senior Preferred Stock"), (B) pari passu with any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank pari passu with the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation (the "Parity Preferred Stock") and (C) prior to any other class or series of preferred stock or other class or series of capital stock of or other equity interests in the Corporation, including, without limitation, all classes of the common stock of the Corporation, whether now existing or hereafter created (all of such classes or series of capital stock and other equity interests of the Corporation, including, without limitation, the Common Stock, the Class B Common Stock, and the Class C Common Stock, all $0.0001 par value, of the Corporation are collectively referred to herein as the "Junior Securities").

              (3) (A) Except as may be required by law or as otherwise expressly provided in this subparagraph (c-2)(3), on all matters upon which the holders of shares of Common Stock shall be entitled to vote, the shares of Common Stock and Series A Preferred Stock shall be voted together as a single class, and each share of Series A Preferred Stock shall be entitled to one vote (or fraction thereof) for each share (or fraction thereof) of Common Stock issuable upon conversion, pursuant to subparagraph (c-2)(5), of such share of Series A Preferred Stock, determined as of the close of business on the record date established by the Board of Directors of the Corporation for the purpose of voting on such matter.

                   (B) If, and whenever, at any time or times, dividends payable on shares of Series A Preferred Stock shall have been in arrears and unpaid (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends) for four consecutive quarterly dividend periods, then the holders of record of shares of Series A Preferred Stock, as reflected in the stock transfer records of the Corporation (the "Holders") shall, in addition to any other voting rights, have the right to vote separately as a single class with respect to (i) any acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) or (ii) any sale of all or substantially all of the assets of the Corporation; unless, in each such case, either (A) the Holders of record of the Corporation's securities as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for such acquisition or sale or otherwise), hold at least 50% of the aggregate voting power of all classes of voting securities of the surviving or acquiring entity or (B) the terms of such acquisition or sale require, as a condition precedent to the consummation thereof, the payment in full of all accrued and unpaid dividends (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends) on the Series A Preferred Stock.

                   (C) So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without the affirmative vote of at least 80% of the outstanding shares of Series A Preferred Stock (or such greater number as may be required by law), voting separately as a single class, in person or by proxy, at a special or annual meeting called for the purpose, or by unanimous written consent in lieu of a meeting: (i) effect or allow any amendment, alteration or repeal of any of the provisions of the Charter of the Corporation or of any articles amendatory thereof or supplement thereto which in any manner would adversely affect, alter or change the powers, preferences or rights of any share of Series A Preferred Stock; or (ii) create, authorize or issue any class or series of Senior Preferred Stock.

              (4) (A) The Holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, quarterly dividends on the shares of Series A Preferred Stock, cumulative from the initial date of issuance of such shares (the "Issue Date"), in an amount equal to the greater of (i) $0.5078125 per share per calendar quarter or (ii) an amount per share equal to the dividends paid since the last Dividend Payment Date (as hereinafter defined) with respect to the number of shares of Common Stock then issuable upon conversion of a share of Series A Preferred Stock. Dividends on the shares of Series A Preferred Stock shall be payable on the last Business Day (as hereinafter defined) of each calendar quarter, commencing on the last Business Day of the fourth calendar quarter of 1995 (each such last Business Day of a calendar quarter being a "Dividend Payment Date"). Such dividends shall be paid to the Holders of record at the close of business on the record date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such record date shall not be more than 60 days nor less than 10 days prior to the respective Dividend Payment Date. Dividends on the shares of Series A Preferred Stock shall be fully cumulative and shall accrue (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends) from the Issue Date, based on a 91-day quarter and the actual number of days elapsed. As used in this paragraph (c-2), "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are authorized to be open for business in New York City.

                   (B) Any dividend payment made on shares of Series A Preferred Stock shall first be credited against the dividends accrued with respect to the earliest quarterly period for which dividends have not been paid.

                   (C) All dividends paid with respect to shares of Series A Preferred Stock pursuant to this subparagraph (c-2)(4) shall be paid pro rata to the Holders entitled thereto.

              (5) The Holders of shares of Series A Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock at any time on or after the second anniversary of the Issue Date, subject to the following terms and conditions:

                   (A) Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, into such number of fully paid and nonassessable shares of Common Stock of the Corporation equal to $25.00 divided by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be initially $26.25 per share of Common Stock. The Conversion Price shall be reduced and increased in certain instances as provided in subparagraph (c-2)(7) below. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible on the Issue Date is 0.9523809.

                   (B) In order to convert shares of Series A Preferred Stock into Common Stock the Holder thereof shall surrender to the Corporation the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation that such Holder elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of Series A Preferred Stock being surrendered for conversion or on account of any dividends on the Common Stock issued upon such conversion.

                   (C) Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with subsection (c-2)(5)(B) above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the records holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same. In case shares of Series A Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the redemption price on the redemption date.

                   (D) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Average Trading Price (as hereinafter defined) of the Common Stock for the ten (10) trading days ending on the day of conversion if the day of conversion is a trading day (as hereinafter defined) or, if such day is not a trading day, the most recent trading day immediately preceding the day of conversion. As used in this paragraph (c-2), (i) "Average Trading Price" shall mean the average of the Closing Sale Price (as hereafter defined) reported for each trading day within the period; (ii) "Closing Sale Price" on any trading day shall mean, with respect to one share of Common Stock, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If on any such trading day the shares of Common Stock are not quoted by any such organization, the Closing Sale Price of one share on such day shall be the fair market value of one share of Common Stock on such day, as determined in good faith by the Board of Directors of the Corporation, whose determination shall be evidenced by a duly adopted resolution of the Board of Directors and shall be conclusive; and (iii) "Trading Day" shall mean a day on which the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such exchange, such other exchange or market upon which the Closing Sale Price is to be determined as hereinabove provided, is open for trading.

                   (E) The Corporation shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for the purposes of effecting the conversion of shares of Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding.

                   (F) Each share of Series A Preferred Stock is convertible into Excess Stock as provided in Article NINTH.

              (6) (A) Upon a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of Series A Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over the holders of any Junior Securities, but after distributions of such assets among, or payment thereof over to, creditors of the Corporation and to Holders of any Senior Preferred Stock, to receive from the assets of the Corporation available for distribution to stockholders an amount in cash or property (valued at its fair market value), or a combination thereof, equal to $25.00 per share (prorated for fractional shares), plus, in each such case, an amount in cash or property (valued at its fair market value) equal to all accrued and unpaid dividends thereon (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends) to and including the date of final distribution. After any such payment in full, the Holders of Series A Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Corporation. As used in this subparagraph (c-2)(6), the terms "liquidation preference" and "liquidation value" (and other terms of similar import) shall mean $25.00 per share.

                   (B) Neither the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, nor the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this subparagraph (c-2)(6).

                   (C) If, upon any such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation shall be insufficient to make the full payments required by subparagraph (c-2)(6)(A) and all full distributions with respect to all Parity Preferred Stock, no such distribution shall be made on account of any shares of any Parity Preferred Stock or Series A Preferred Stock unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock and Parity Preferred Stock, ratably, in proportion to the full distributable amounts to which Holders of the Series A Preferred Stock and holders of all such Parity Preferred Stock are respectively entitled upon such dissolution, liquidation or winding up.

              (7) Shares of Series A Preferred Stock shall be redeemable by the Corporation as provided below (with all references in this subparagraph (c-2)(7) to a redemption price per share to be adjusted proportionally in respect of fractional shares):

                   (A) (i) At the option of the Corporation, shares of Series A Preferred Stock may be redeemed, as a whole or from time to time in part, at any time from and after the fifth anniversary of the Issue Date, at the following redemption prices per share: If redeemed during the 12-month period beginning on the anniversary date of the Issue Date indicated,

                           Redemption                       Redemption
         Anniversary          Price        Anniversary         Price
         -----------          -----        -----------         -----
            Fifth            $26.75           Ninth           $25.75
            Sixth            $26.50           Tenth           $25.50
           Seventh           $26.25         Eleventh          $25.25
           Eighth            $26.00

         and thereafter at a redemption price of $25.00 per share, in each case payable in cash.

                        (ii) At the option of any Holder, at any time specified by such Holder upon not less than 10 days notice after receiving 60 days prior written notice of the Corporation stating that the Corporation intends to issue shares of Common Stock or other equity securities of the Corporation to any "foreign person" (as such term is used in Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended, or any successor provision), directly or indirectly, if such issuance would result in ownership of 48% or more of the value of all outstanding shares of Common Stock and other equity securities of the Corporation, directly or indirectly, by "foreign persons". The redemption price shall equal $25.00 per share plus all accrued and unpaid dividends (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends) on such share.

                   (B) In addition to the redemption option set forth in subparagraph (c-2)(7)(A) above, at the option of the Corporation, shares of Series A Preferred Stock may be redeemed, as a whole or from time to time in part, from and after the second anniversary of the Issue Date and during any period that the Closing Sale Price of the Common Stock exceeds 120% of the Conversion Price for any 20 trading days within a period of 30 consecutive trading days, at a redemption price, payable in shares of Common Stock, equal to that number of shares of Common Stock then issuable upon conversion, pursuant to subparagraph (c-2)(5) above, of the shares of Series A Preferred Stock to be redeemed.

                   (C) The Corporation shall not redeem any shares of Series A Preferred Stock pursuant to subparagraph (c-2)(7)(A)(i) or subparagraph (c-2)(7)(B) above, unless and until all accrued and unpaid dividends (whether or not declared and whether or not there are funds of the Corporation legally available for the payment of dividends) on the Series A Preferred Stock have been or contemporaneously are declared and paid in full.

                   (D) Whenever shares of Series A Preferred Stock are to be redeemed pursuant to subparagraph (c-2)(7)(A)(i) or subparagraph (c-2)(7)(B) above, a notice of such redemption shall be mailed, addressed to each Holder of the shares to be redeemed, by first class mail, postage prepaid, or delivered to each Holder of the shares to be redeemed at such Holder's address as the same appears on the stock transfer records of the Corporation. Such notice shall be mailed or delivered (i) in the case of a redemption pursuant to subparagraph (c-2)(7)(A)(i) above, not less than 60 days prior to the date fixed for redemption or (ii) in the case of a redemption pursuant to subparagraph (c-2)(7)(B) above, not less than 10 days prior to the date fixed for redemption. Each such notice shall state: (i) the date fixed for redemption; (ii) the number of shares to be redeemed; (iii) the redemption price; (iv) the place or places where such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such date fixed for redemption unless default shall be made in payment of the redemption price on such date. If fewer than all shares of Series A Preferred Stock held by a Holder are to be redeemed, the notice mailed to such Holder shall specify the number of shares to be redeemed from such Holder.

                   (E) Notice having been given as provided in subparagraph (c-2)(7)(A)(ii) or subparagraph (c-2)(7)(D) above, as applicable:

                        (i) in the case of a redemption pursuant to subparagraphs (c-2)(7)(A)(i) or (ii) above, if on or before the redemption date specified in such notice an amount in cash sufficient to redeem in full, on the redemption date and at the applicable redemption price, all shares of Series A Preferred Stock called for redemption shall have been set apart and deposited in trust so as to be available for such purpose and only for such purpose, or shall have been paid to the Holders thereof, then effective as of the close of business on such redemption date, the shares of Series A Preferred Stock so called for redemption shall cease to accrue dividends, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of capital stock and be reclassified as Common Stock of the Corporation, and all rights of the Holders thereof, as such as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease;

                        (ii) in the case of redemption pursuant to subparagraph (c-2)(7)(B) above, all shares of Series A Preferred Stock called for redemption shall be deemed to have been converted into shares of Common Stock in accordance with subparagraph (c-2)(5) above immediately prior to the close of business on the redemption date specified in such notice, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time; and effective as of the close of business on such redemption date, the shares of Series A Preferred Stock so called for redemption shall cease to accrue dividends, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Common Stock of the Corporation, and all rights of the Holders thereof, as such as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease; and

                        (iii) in either such case, upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price as aforesaid. In the case of redemption pursuant to subparagraph (c-2)(7)(B) above, as promptly as practicable on or after the date of such surrender, the Corporation shall issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such redemption, together with payment in lieu of any fraction of a share, to the person or persons entitled to receive the same, all in accordance with the provisions of subparagraph (c-2)(5) above. In case fewer than all the shares of Series A Preferred Stock represented by any certificate so surrendered are redeemed, a new certificate of like terms and having the same date of original issuance shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the Holder thereof.

                   (F) In the event that fewer than all the shares of Series A Preferred Stock are to be redeemed pursuant to subparagraph (c-2)(7)(A)(i) or subparagraph (c-2)(7)(B) above, the Corporation shall redeem shares of Series A Preferred Stock pro rata among the Holders, based on the number of shares of Series A Preferred Stock held by each Holder.

                   (G) Nothing contained in this subparagraph (c-2)(7) shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of Series A Preferred Stock at any price, whether higher or lower than the redemption price.

              (8) (A) The Conversion Price and the number of shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock shall be subject to adjustment in case the Corporation shall at any time after the Issue Date (i) pay a dividend or make any other distribution to all holders of its outstanding Common Stock, Class B Common Stock, or Class C Common Stock in shares of Common Stock, Class B Common Stock, or Class C Common Stock such that the total number of shares of Common Stock, Class B Common Stock, and Class C Common Stock outstanding is increased; (ii) subdivide or split-up its outstanding shares of Common Stock, Class B Common Stock, or Class C Common Stock into a greater total number of shares of Common Stock, Class B Common Stock, and Class C Common Stock; (iii) combine its outstanding shares of Common Stock, Class B Common Stock, or Class C Common Stock into a smaller total number of shares of Common Stock, Class B Common Stock, and Class C Common Stock; (iv) issue by reclassification of its shares of Common Stock, Class B Common Stock, or Class C Common Stock other shares of capital stock of the Corporation; (v) issue rights or warrants to all holders of its outstanding Common Stock, Class B Common Stock, or Class C Common Stock entitling them to subscribe for or purchase shares of Common Stock, Class B Common Stock, or Class C Common Stock at a price per share less than the Closing Sale Price of the Common Stock on the trading day preceding the record date of such issuance or (vi) in case the Corporation shall distribute to all holders of its outstanding Common Stock, Class B Common Stock, or Class C Common Stock evidences of its indebtedness or assets (excluding cash dividends, dividends or distributions in shares of Common Stock, Class B Common Stock, or Class C Common Stock or rights or warrants to subscribe for or purchase securities referred to in the preceding clause (v)). In any such event, the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock immediately prior thereto shall be adjusted so that the Holder thereof shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation that such Holder would have owned or would have been entitled to receive after the happening of any of the events described above had such share of Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this subparagraph (c-2)(8)(A) shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

                   (B) Whenever the number of shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock is adjusted, as provided in subparagraph (c-2)(8)(A) above, the Conversion Price shall be adjusted (calculated to the nearest $.0001) by multiplying such Conversion Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock so issuable immediately thereafter.

                   (C) Notwithstanding anything in this subparagraph (c-2)(8), in no event will any adjustment be made to the Conversion Price or the number of shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock solely as a result of any conversion of any shares of Class B Common Stock or Class C Common Stock into shares of Common Stock on a one-for-one basis.

                   (D) For purposes of this subparagraph (c-2)(8), the term "shares of Common Stock" shall mean the class of stock designated as the Common Stock of the Corporation at the Issue Date. In the event that at any time, as a result of an adjustment made pursuant to subparagraph (c-2)(8)(A) above, the shares of Series A Preferred Stock shall become convertible into any securities of the Corporation other than shares of Common Stock, thereafter the number of such other securities so issuable upon such conversion and the Conversion Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock.

                   (9) In case at any time:

                   (A) the Corporation shall set a record date for the purpose of declaring a dividend (or any other distribution) on the Common Stock, Class B Common Stock, or Class C Common Stock payable otherwise than in cash out of its retained earnings; or

                   (B) the Corporation shall set a record date for the granting to the holders of the Common Stock, Class B Common Stock, or Class C Common

         Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                        (C) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock, Class B Common Stock, or Class C Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation;

         then, in any such case, the Corporation shall cause to be mailed to the Holders of the Series A Preferred Stock, at least 20 days (or 10 days in any case specified in subparagraphs (c-2)(9)(A) or (B) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock, Class B Common Stock, or Class C Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock, Class B Common Stock, or Class C Common Stock of record shall be entitled to exchange their shares of Common Stock, Class B Common Stock, or Class C Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. In no event shall the giving of such notice limit the Corporation's obligations to adjust the Conversion Price and number of shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock upon the occurrence of the events specified in subparagraph (c-2)(8) above.

                        (d) A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Excess Stock of the Corporation is set forth in Article NINTH hereof.

                        (e) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

                        (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.

                        (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

                        (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights provided that, there shall be no increase in the number of directors except as set forth in paragraph (a) of Article SEVENTH and such voting rights shall not effect the rights of the holders of the Class B Common Stock or the Class C Common Stock with respect to the election of directors.

                        (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

                        (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

                        (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

              (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

              (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

              (f) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

              (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

              (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

              (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

              SEVENTH: (a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force and:

              (1) so long as any shares of both Class B Common Stock and Class C Common Stock are outstanding, the number of directors of the Corporation shall be thirteen;

              (2) so long as any shares of Class B Common Stock (but no Class C Common Stock) are outstanding, the number of directors of the Corporation shall be nine; and

              (3) so long as any shares of Class C Common Stock (but no Class B Common Stock) are outstanding, the number of directors of the Corporation shall be nine.

At least a majority of the directors shall be Independent Directors (as defined in Article NINTH).

              (b) Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the stockholders or a majority of the entire Board of Directors, and any vacancies on the Board of Directors resulting from death, disability ("disability," which for purposes of this paragraph (b) shall mean illness, physical or mental disability or other incapacity), resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office; provided that

              (1) any vacancies on the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director elected by the holders of Class B Common Stock shall be filled by a vote of the holders of Class B Common Stock; and

              (2) any vacancies on the Board of Directors with respect to a director elected by the holders of Class C Common Stock shall be filled as follows:

                   (A) at any time after the closing date of the Merger, any vacancy resulting from death or disability shall be filled by holders of Class C Common Stock, voting as a separate class to elect as a replacement director a candidate who (i) is the Chief Executive Officer of The Edward J. DeBartolo Corporation (or any successor to such corporation), provided that the right granted pursuant to this subparagraph (b)(2)(A)(i) may be exercised only once and may only be exercised to fill a vacancy resulting from the death or disability of Edward J. DeBartolo, Jr. or Marie Denise DeBartolo York, or (ii) has similar experience and standing in the business community to the Independent Directors and who has been approved by a majority of the Independent Directors elected by the holders of Common Stock and other capital stock entitled to vote with the Common Stock as a single class. If such Independent Directors do not approve such candidate, the holders of Class C Common Stock may propose another candidate for approval by a majority of the Independent Directors. The right of holders of Class C Common Stock to propose candidates to the Independent Directors shall continue until one such candidate is approved by a majority of the Independent Directors;

                   (B) at any time prior to the fourth anniversary of the closing date of the Merger, any vacancy other than one resulting from a death or disability shall, subparagraph (c-1)(1) of Article SIXTH notwithstanding, reduce by such vacancy an equivalent number of the directors that holders of Class C Common Stock may, voting as a separate class, elect, and such a vacancy shall be filled by a majority of the entire Board of Directors. If as a result of this subparagraph
         (b)(2)(B) the number of directors that holders of Class C Common Stock may elect is reduced to zero, then immediately and automatically each share of Class C Common Stock shall be converted into one share of Common Stock;

                   (C) at any time during the period from and including the fourth anniversary to but not including the fifth anniversary of the closing date of the Merger, any vacancy other than one resulting from a death or disability shall be filled by holders of Class C Common Stock, voting as a separate class, to elect as a replacement director a candidate who meets the qualifications and has been selected in accordance with the procedures set forth in subparagraph (b)(2)(A)(ii) above; provided if during such period vacancies result other than from death or disability with respect to both of the directors who were directors on the fourth anniversary date, then, subparagraph (c-1)(1) of Article SIXTH notwithstanding, the number of directors that the holders of Class C Common Stock may, voting as a separate class, elect shall be reduced to one, and the vacancy with respect to the second resigned director shall be filled by a majority of the entire Board of Directors; and

                   (D) at any time after the fifth anniversary of the closing date of the Merger, any vacancy other than one resulting from a death or disability shall be filled by holders of Class C Common Stock, voting as a separate class, to elect as a replacement director a candidate who meets the qualifications and has been selected in accordance with the procedures set forth in subparagraph (b)(2)(A)(ii) above.

No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

              (c) Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the

Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph (a) of this Article SEVENTH or in the By-Laws; provided that if any shares of Class B Common Stock or Class C Common Stock are outstanding, the election of one or more directors by such holders of Preferred Stock will eliminate the corresponding number a directors to be elected by the combined holders of the Common Stock, the Class B Common Stock, the Class C Common Stock, and the Series A Preferred Stock voting together as a single class, and will neither increase the size of the Board of Directors nor eliminate the seat or seats of directors elected by the holders of the Class B Common Stock or of the Class C Common Stock, each voting as a separate class. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

              (d) Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

              (e) The following are the names of the current directors of the Corporation, each of whom shall serve until the annual meeting of stockholders indicated next to his or her name, and who thereafter will serve (or whose replacement will serve) until the next following annual meeting of stockholders.

                                                                               Current Term
                                                                                Ends with
                                                                               Election at
   NAME OF CURRENT                                              Director         Annual
     DIRECTOR              Stock Classes Entitled to Elect       Class         Meeting in:
- ----------------------------------------------------------------------------------------------
(person from current          Common Stock, Class B Common         A             1997(1)
Simon Board)                  Stock, Class C Common Stock,
                              Series A Preferred Stock

(person from current          Common Stock, Class B Common         A             1998(2)
Simon Board                   Stock, Class C Common Stock,
                              Series A Preferred Stock

(person from current          Common Stock, Class B Common         A             1998(2)
Simon Board)                  Stock, Class C Common Stock,
                              Series A Preferred Stock

(person from current          Common Stock, Class B Common         A             1998(2)
DeBartolo Board)              Stock, Class C Common Stock,
                              Series A Preferred Stock

(person from current          Common Stock, Class B Common         A             1999(2)
Simon Board)                  Stock, Class C Common Stock,
                              Series A Preferred Stock

(person from current          Common Stock, Class B Common         A             1999(2)
DeBartolo Board)              Stock, Class C Common Stock,
                              Series A Preferred Stock

(person from current          Common Stock, Class B Common         A             1999(2)
DeBartolo Board)              Stock, Class C Common Stock,
                              Series A Preferred Stock

(Simon director)              Class B Common Stock                 B             1997(1)

(Simon director)              Class B Common Stock                 B             1997(1)

(Simon director)              Class B Common Stock                 B             1997(1)

(Simon director)              Class B Common Stock                 B             1997(1)

(DeBartolo director)          Class C Common Stock                 C             1997(1)

(DeBartolo director)          Class C Common Stock                 C             1997(1)

- -----------------------------

(1) In the event that proposed amendments to this section are submitted to the stockholders subsequent to 1996, this date shall be adjusted such that (a) if the proposal is submitted in 1997, this date will be changed to one that is the sum of this date plus one year; and (b) if the proposal is submitted in 1998, this date will be changed to one that is the sum of this date plus two years.

(2) In the event that proposed amendments to this section are submitted to the stockholders subsequent to 1996, whether in 1997 or 1998, this date will be changed to one that is the sum of this date plus one year.

              (f) Any action by the Corporation relating to (1) transactions between the Corporation and M.S. Management Associates, Inc., Simon MOA Management Company, Inc., DeBartolo Properties Management, Inc. and/or M.S. Management Associates (Indiana), Inc. or (2) transactions involving the Corporation, individually or in its capacity as general partner (whether directly or indirectly through another entity) of Simon DeBartolo Group, L.P., in which the Simon Family Group or the DeBartolo Family Group or any member or affiliate of any member of the Simon Family Group or DeBartolo Family Group has an interest (other than through ownership interests in the Corporation or Simon DeBartolo Group, L.P.), shall, in addition to such other vote that may be required, require the prior approval of a majority of the Independent Directors.

         EIGHTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

              (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

              (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

              (3) The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

              (4) The Board of Directors shall, in connection with the exercise of its business judgment involving a Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to (A) the economic effect, both immediate and long-term, upon the Corporation's stockholders, including stockholders, if any, who do not participate in the transaction; (B) the social and economic effect on the employees, customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (D) whether a more favorable price could be obtained for the Corporation's stock or other securities in the future; (E) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (F) the future value of the stock or any other securities of the Corporation; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; and (H) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity. If the Board of Directors determines that any proposed Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

              (5) The Corporation shall provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's ByLaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

              (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

              (7) For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the By-Laws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the

         Corporation only to the extent required by Section 2-502 of the Corporations and Associations Article of the Annotated Code of Maryland.

              (b) The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, by a majority of the directors (including a majority of the Independent Directors, a majority of the directors elected by the holders of the Class B Common Stock and one director elected by the holders of the Class C Common Stock, if such Class B Common Stock and Class C Common Stock have at that time elected directors) adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the stockholders certified to vote on the proposed change, or directing the proposed change to be considered at the next annual stockholders meeting. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided however, that any amendment to, repeal of or adoption of any provision inconsistent with subparagraphs (a)(4), (a)(6) or (a)(7) or this paragraph (b) of Article EIGHTH will be effective only if it is adopted upon the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class) and any amendment to, repeal of, or adoption of any provision inconsistent with paragraphs (c) or (c-1) of Article SIXTH or Article SEVENTH will be effective only if it is adopted upon both (1) the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class) and (2) the affirmative vote of not less than a majority of the aggregate votes entitled to be cast by the holders of the Class B Common Stock (in the case of paragraph (c) of Article SIXTH or Article SEVENTH) or by the holders of the Class C Common Stock (in the case of paragraph (c-1) of Article SIXTH or Article SEVENTH).

              (c) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the ByLaws of the Corporation.

              (d) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

         NINTH: (a) (1) The following terms shall have the following meaning:

              "Aggregate Assumed Equity Interest in the Corporation" shall mean the aggregate equity interest in the Corporation represented by the Common Stock, the Class B Common Stock, the Class C Common Stock and the Units on the assumption that all shares of Class B Common Stock and Class C Common Stock and all such Units are exchanged for Common Stock

              "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and any comparable successor provisions thereto. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

              "Beneficiary" shall mean any Qualified Charitable Organization which, from time to time, is designated by the Corporation to be a beneficiary of the Trust.

              "Board of Directors" shall mean the Board of Directors of the Corporation.

              "By-Laws" shall mean the By-Laws of the Corporation.

              "Capital Stock" shall mean stock that is Common Stock, Class B Common Stock, Class C Common Stock, Excess Stock or Preferred Stock.

              "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

              "Constructive Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, and any comparable successor provisions thereto, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

              "DeBartolo Family Group" shall mean the Estate of Edward J. DeBartolo, Sr., Edward J. DeBartolo, Jr. and Marie Denise DeBartolo York, other members of the immediate family of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing.

              "DeBartolo Family Group Initial Aggregate Assumed Equity Interest in the Corporation" shall mean the portion of the Aggregate Assumed Equity Interest in the Corporation owned by the DeBartolo Family Group immediately following the closing of the Merger.

              "Exchange Rights" shall mean any rights granted to limited partners of Simon DeBartolo Group, L.P., a Delaware limited partnership (including pursuant to an Exchange Rights Agreement) and Simon Property Group L.P., a Delaware limited partnership, to exchange (subject to the Ownership Limit) limited partnership interests in such Partnership for shares of Capital Stock.

              "Independent Director" shall mean a director of the Corporation who is neither employed by the Corporation nor a member (or an affiliate of a member) of the Simon Family Group or the DeBartolo Family Group.

              "Market Price" of any class of Capital Stock on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date, or if such date is not a Trading Date, the five consecutive Trading Days preceding such date. The "Closing Price" on any date shall mean (i) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or (ii) if such class of Capital Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such class of capital stock is listed or admitted to trading, or
         (iii) if such class of capital stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations systems that may then be in use, or (iv) if such class of Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such class of Capital Stock selected by the Board of Directors.

              "Merger" shall mean the merger, pursuant to the Agreement and Plan of Merger dated March 26, 1996, among the Corporation, Day Acquisition Corp., an Ohio corporation and a wholly owned subsidiary of the Corporation ("Sub"), and DeBartolo Realty Corporation, an Ohio corporation ("DeBartolo"), pursuant to which merger Sub shall be merged with and into DeBartolo.

              "Option" shall mean any options, rights, warrants or convertible or exchangeable securities containing the right to subscribe for, purchase or receive upon exchange or conversion shares of Capital Stock.

              "Ownership Limit" shall mean (x) in the case of any member of the Simon Family Group, 24%, and (y) in the case of any other Person, 6%, in each case, of any class of Capital Stock, or any combination thereof, determined by (i) number of shares outstanding, (ii) voting power or (iii) value (as determined by the Board of Directors), whichever produces the smallest holding of Capital Stock under the three methods, computed with regard to all outstanding shares of Capital Stock and, to the extent provided by the Code, all shares of Capital Stock issuable under outstanding Options and Exchange Rights that have not been exercised.

              "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
         Section 509(a) of the Code, joint stock company or other entity and also includes a group as the term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

              "Purported Beneficial Holder" shall mean, with respect to any event (other than a purported Transfer) which results in Excess Stock, the Person for whom the Purported Record Holder held shares that were, pursuant to subparagraph (a)(3) of this article NINTH, automatically converted into Excess Stock upon the occurrence of such event.

              "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Common Stock or Preferred Stock if such Transfer had been valid under subparagraph (a)(2) of this Article NINTH.

              "Purported Record Holder" shall mean, with respect to any event (other than a purported Transfer) which results in Excess Stock, the record holder of the shares that were, pursuant to subparagraph (a)(3) of this Article NINTH, automatically converted into Excess Stock upon the occurrence of such event.

              "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Common Stock or the Preferred Stock if such Transfer had been valid under subparagraph (a)(2) of this Article NINTH.

              "Qualified Charitable Organization" shall mean (i) any entity which would be exempt from federal income under Section 501(c)(3) of the Code and to which contributions are deductible under Section 170 of the Code or (ii) any federal, state or local government entity.

              "REIT" shall mean a real estate investment trust under Section 856 of the Code.

              "Restriction Termination Date" shall mean the first day after the effective date of the Merger on which the Corporation's status as a REIT shall have been terminated by the Board of Directors and the stockholders of the Corporation.

              "Simon Family Group" shall mean Melvin Simon, Herbert Simon and David Simon, other members of the immediate family of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trust established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing.

              "Simon Family Group Initial Aggregate Assumed Equity Interest in the Corporation" shall mean the portion of the Aggregate Assumed Equity Interest in the Corporation owned by the Simon Family Group immediately following the closing of the Merger.

              "Trading Day" shall mean, with respect to any class of Capital Stock, a day on which the principal national securities exchange on which such class of Capital Stock is listed or admitted to trading is open for the transaction of business or, if such class of Capital Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

              "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option (including an option to acquire an Option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

              "Trust" shall mean the trust created pursuant to subparagraph
         (b)(1) of this Article NINTH.

              "Trustee" shall mean any trustee for the Trust (or any successor trustee) appointed from time to time by the Corporation; provided, however, during any period in which Excess Stock is issued and outstanding the Corporation shall undertake to appoint trustees of the Trust which trustees are unaffiliated with the Corporation.

              "Undesignated Excess Stock" shall have the meaning set forth in subparagraph (b)(3) of this Article NINTH.

              "Units" shall mean units representing limited partnership interests in Simon Property Group, L.P. or DeBartolo Realty Partnership L.P.

              (2) (A) Except as provided in subparagraph (a)(9) of this Article NINTH, from the effective date of the Merger and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Capital Stock in excess of the Ownership Limit.

                  (B) Except as provided in subparagraph (a)(9) of this Article NINTH, from the effective date of the Merger and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock in excess of the Ownership Limit.

                  (C) Except as provided in subparagraph (a)(9) of this Article NINTH, from the effective date of the Merger and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Capital Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock.

                  (D) Except as provided in subparagraph (a)(9) of this Article NINTH, from the effective date of the Merger and prior to the Restriction Termination Date, any Transfer of shares or other event or transaction involving Capital Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares or other event or transaction of Capital Stock which would cause the Corporation to be "closely held" within the meaning of
         Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock in excess of the Ownership Limit.

              (3) (A) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the effective date of the Merger and prior to the Restriction Termination Date, there is a purported Transfer or other event such that any Person would Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (a)(9), each such share of Common Stock or Preferred Stock which, when taken together with all other Capital Stock, would be in excess of the Ownership Limit (rounded up to the nearest whole share), shall automatically be converted into one share of Excess Stock, as further described in subparagraph (a)(3)(C) below and such shares of Excess Stock shall be automatically transferred to the Trustee as trustee for the Trust. The Corporation shall issue fractional shares of Excess Stock if required by such conversion ratio. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

                   (B) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the effective date of the Merger and prior to the Restriction Termination Date, there is a purported Transfer or other event which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then each share of Common Stock or Preferred Stock being Transferred or which are otherwise affected by such event and which, in either case, would cause, when taken together with all other Capital Stock, the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall automatically be converted into one share of Excess Stock, as further described in subparagraph (a)(3)(C) of this Article NINTH, and such shares of Excess Stock shall be automatically transferred to Trustee as trustee for the Trust. The Corporation shall issue fractional shares of Excess Stock if required by such conversion ratio. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

                   (C) Upon conversion of Common Stock or Preferred Stock into Excess Stock pursuant to this subparagraph (a)(3) of this Article NINTH, Common Stock shall be converted into Excess Common Stock and Preferred Stock shall be converted into Excess Preferred Stock.

              (4) If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (a)(2) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of subparagraph
         (a)(2) of this Article NINTH, the Board of Directors or its designees may take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event or transaction; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of subparagraphs (a)(2)(A), (B), (C) and (D) of this Article NINTH shall be void ab initio and any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of subparagraphs (a)(2)(A),
         (B), and (D) shall automatically result in the conversion described in subparagraph (a)(3), irrespective of any action (or non-action) by the Board of Directors or its designees.

              (5) Any Person who acquires or attempts to acquire shares of Capital Stock in violation of subparagraph (a)(2) of this Article NINTH, or any Person who is a transferee such that Excess Stock results under subparagraph (a)(3) of this Article NINTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT.

              (6) From the effective date of the Merger and prior to the Restriction Termination Date:

                   (A) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Capital Stock of the Corporation shall, before January 30 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the general ownership structure of such Beneficial Owner or Constructive Owner, the number of shares of each class of Capital Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held.

                   (B) Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide on demand to the Corporation such information as the Corporation may request from time to time in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

              (7) Subject to subparagraph (a)(12) of this Article NINTH, nothing contained in this Article NINTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as REIT and to ensure compliance with the Ownership Limit.

              (8) In the case of an ambiguity in the application of any of the provisions of subparagraph (a) of this Article NINTH, including any definition contained in subparagraph (a)(1), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph (a) with respect to any situation based on the facts known to it.

              (9) The Board of Directors upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel in each case to the effect that the restrictions contained in subparagraphs (a)(2)(A),
         (B), (C) and (D) of this Article NINTH will not be violated, may exempt a Person from the Ownership Limit:

                   (A) (i) if such Person is not an individual for purposes of
         Section 542(a)(2) of the Code, or (ii) if such Person is an underwriter which participates in a public offering of Common Stock or Preferred Stock for a period of 90 days following the purchase by such underwriter of the Common Stock or Preferred Stock, or (iii) in such other circumstances which the Board of Directors determines are appropriately excepted from the Ownership Limit, and

                   (B) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership and Constructive Ownership of Capital Stock will violate the Ownership Limit and agrees that any violation or attempted violation will result in such Common Stock or Preferred Stock being converted into shares of Excess Stock in accordance with subparagraph (a)(3) of this Article NINTH.

              (10) From the effective date of the Merger and until the Restriction Terminate Date, each certificate for the respective class of Capital Stock shall bear the following legend:

              The shares of Capital Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). Transfers in contravention of such restrictions shall be void ab initio. Unless excepted by the Board of Directors of the Corporation, no Person may (1) Beneficially Own or Constructively Own shares of Capital Stock in excess of 6% (other than members of the Simon Family Group, whose relevant percentage is 24%) of the value of any class of outstanding Capital Stock of the Corporation, or any combination thereof, determined as provided in the Corporation's Charter, as the same may be amended from time to time (the "Charter"), and computed with regard to all outstanding shares of Capital Stock and, to the extent provided by the Code, all shares of Capital Stock issuable under existing Options and Exchange Rights that have not been exercised; or (2) Beneficially Own Capital Stock which would result in the Corporation being "closely held" under
              Section 856(h) of the Code. Unless so excepted, any acquisition of Capital Stock and continued holding of ownership constitutes a continuous representation of compliance with the above limitations, and any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations has an affirmative obligation to notify the Corporation immediately upon such attempt. If the restrictions on transfer are violated, the transfer will be void ab initio and the shares of Capital Stock represented hereby will be automatically converted into shares of Excess Stock and will be transferred to the Trustee to be held in trust for the benefit of one or more Qualified Charitable Organizations, whereupon such Person shall forfeit all rights and interests in such Excess Stock. In addition, certain Beneficial Owners or Constructive Owners must give written notice as to certain information on demand and on an annual basis. All capitalized terms in this legend have the meanings defined in the Charter. The Corporation will mail without charge to any requesting stockholder a copy of the Charter, including the express terms of each class and series of the authorized capital stock of the Corporation, within five days after receipt of a written request therefor.

              (11) If any provision of this Article NINTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

              (12) Nothing in this Article NINTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

              (b) (1) Upon any purported Transfer or other event that results in Excess Stock pursuant to subparagraph (a)(3) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Trustee as trustee of the Trust for the exclusive benefit of one or more Qualifying Charitable Organizations as are designated from time to time by the Board of Directors with respect to such Excess Stock. Shares of Excess Stock held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee or Purported Record Holder and the Purported Beneficial Transferee or Purported Beneficial Holder shall have no rights in such Excess Stock, except such rights to certain proceeds upon Transfer of shares of Excess Stock or upon any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation as are expressly set forth herein.

              (2) Excess Stock shall be entitled to dividends in an amount equal to any dividends which are declared and paid with respect to shares of Common Stock or Preferred Stock from which such shares of Excess Stock were converted. Any dividend or distribution paid prior to discovery by the Corporation that shares of Common Stock or Preferred Stock have been converted into Excess Stock shall be repaid to the Corporation upon demand for delivery to the Trustee. The recipient of such dividend shall be personally liable to the Trust for such dividend. Any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Common Stock or Preferred Stock and shall automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which such shares of Common Stock or Preferred Stock shall have been converted.

              (3) In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, (i) subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors and the preferential rights of the Excess Preferred Stock, if any, each holder of shares of Excess Common Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Common Stock that portion of the assets of the Corporation available for distribution to the holders of Common Stock or Excess Common Stock as the number of shares of the Excess Common Stock held by such holder bears to the total number of shares of Common Stock and the number of shares of Excess Common Stock then outstanding and (ii) each holder of shares of Excess Preferred Stock shall be entitled to receive that portion of the assets of the Corporation which a holder of the shares of Preferred Stock that were converted into such shares of Excess Preferred Stock would have been entitled to receive had such shares of Preferred Stock remained outstanding. Notwithstanding the foregoing, distributions shall not be made to holders of Excess Stock except in accordance with the following sentence. The Corporation shall distribute to the Trustee, as holder of the Excess Stock in trust, on behalf of the Beneficiaries any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation. Following any such distribution, the Trustee shall distribute such proceeds between the Purported Record Transferee or Purported Record Holder, as appropriate, and the Qualified Charitable Organizations which are Beneficiaries in accordance with procedure for distribution of proceeds upon Transfer of Excess Stock set forth in subparagraph (b)(5) of this Article NINTH; provided, however, that with respect to any Excess Stock as to which no Beneficiary shall have been determined within 10 days following the date upon which the Corporation is prepared to distribute assets ("Undesignated Excess Stock"), any assets that would have been distributed on account of such Undesignated Excess Stock had a Beneficiary been determined shall be distributed to the holders of Common Stock and the Beneficiaries of the Trust designated with respect to shares of Excess Common Stock, or to the holders of Preferred Stock and the Beneficiaries of the Trust designated with respect to shares of Excess Preferred Stock as determined in the sole discretion of the Board of Directors.

              (4) Excess Stock shall be entitled to such voting rights as are ascribed to shares of Common Stock or Preferred Stock from which such shares of Excess Stock were converted. Any voting rights exercised prior to discovery by the Corporation that shares of Common Stock or Preferred Stock have been converted into Excess Stock shall be rescinded and recast as determined by the Trustee.

              (5) (A) Following the expiration of the ninety day period referred to in subparagraph (b)(6) of this Article NINTH, Excess Stock shall be transferable by the Trustee to any Person whose Beneficial Ownership or Constructive Ownership of shares of Capital Stock outstanding, after giving effect to such Transfer, would not result in the shares of Excess Stock proposed to be transferred constituting Excess Stock in the hands of the proposed transferee. A Purported Record Transferee or, in the case of Excess Stock resulting from any event other than a purported Transfer, the Purported Record Holder shall have no rights whatsoever in such Excess Stock, except that such Purported Record Transferee or, in the case of Excess Stock resulting from any event other than a purported Transfer, the Purported Record Holder, upon completion of such Transfer, shall be entitled to receive the lesser of a price per share for such Excess Stock not in excess (based on the information provided to the Corporation in the notice given pursuant to this subparagraph (b)(5)(A)) of (x) the price per share such Purported Beneficial Transferee paid for the Common Stock or Preferred Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (through a gift, devise or other transaction), a price per share of Excess Stock equal to the Market Price of the Common Stock or Preferred Stock on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of any interest in Excess Stock held by the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically converted into such number of shares of Common Stock or Preferred Stock (of the same class as the shares that were converted into such Excess Stock) as is equal to the number of shares of Excess Stock, and such shares of Common Stock or Preferred Stock (of the same class as the shares that were converted into such Excess Stock) as is equal to the number of shares of Excess Stock, and such shares of Common Stock or Preferred Stock shall be transferred of record to the proposed transferee of the Excess Stock. If, notwithstanding the provisions of this Article NINTH, under any circumstances, a Purported Transferee receives an amount for shares of Excess Stock that exceeds the amount provided by the formula set forth above, the Purported Transferee must pay the excess to the Trust. Prior to any transfer resulting in Common Stock or Preferred Stock being converted into Excess Stock, the Purported Record Transferee and Purported Beneficial Transferee, jointly, or Purported Record Holder and Purported Beneficial Holder, jointly, must give written notice to the Corporation of the date and sale price of the purported Transfer that resulted in Excess Stock or the Market Price on the date of the other event that resulted in Excess Stock. Prior to a Transfer by the Trustee of any shares of Excess Stock, the intended transferee must give advance notice to the Corporation of the information (after giving effect to the intended Transfer) required under subparagraph (a)(6), and the Corporation must have waived in writing its purchase rights, if any, under subparagraph (b)(6) of this Article NINTH. The Board of Directors may waive the notice requirements of this subparagraph in such circumstances as it deems appropriate.

                   (B) Notwithstanding the foregoing, if the provisions of paragraph (b)(5) of this Article NINTH are determined to be void or invalid by virtue of any legal decision, statue, rule or regulation, then the Purported Beneficial Transferee or Purported Beneficial Holder of any shares of Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Trust, in acquiring or holding such shares of Excess Stock and to hold such shares of Excess Stock in trust on behalf of the Trust.

              (6) Shares of Excess Stock shall be deemed to have been offered for sale by the Trust to the Corporation, or its designee, at a price per share of Excess Stock equal to the lesser of:

                   (A) (i) in the case of Excess Stock resulting from a purported Transfer, (x) the price per share of the Common Stock or Preferred Stock in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price of the Common Stock or Preferred Stock at the time of such devise or gift), or (y) in the absence of a notice from the Purported Record Transferee or Purported Record Holder and Purported Beneficial Transferee to the Corporation within ten days after request therefor, such price as may be determined by the Board of Directors in its sole discretion, which price per share of Excess Stock shall be equal to the lowest Market Price of Common Stock or

         Preferred Stock (whichever resulted in Excess Stock) at any time prior to the date the Corporation, or its designee, accepts such offer; or

                   (ii) in the case of Excess Stock resulting from an event other than a Purported Transfer, (x) the Market Price of the Common Stock or Preferred Stock on the date of such event, or (y) in the absence of a notice from the Purported Record Holder and Purported Beneficial Holder to the Corporation within ten days after request therefor, such price as may be determined, by the Board of Directors in its sole discretion, which price shall be the lowest Market Price for shares of Common Stock or Preferred Stock (whichever resulted in Excess Stock) at any time from the date of the event resulting in Excess Stock and prior to the date the Corporation, or its designee, accepts such offer, and

              (B) the Market Price of the Common Stock or Preferred Stock on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer which resulted in such shares of Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in shares of Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to subparagraph (a)(5) of this Article NINTH.

         TENTH: Whenever the Corporation shall have the obligation to purchase Units and shall have the right to choose to satisfy such obligation by purchasing such Units either with cash or with Common Stock, the determination whether to utilize cash or Common Stock to effect such purchase shall be made by majority vote of the Independent Directors.

         ELEVENTH: The duration of the Corporation shall be perpetual. The Corporation shall be subject to termination at any time by the vote of the holders of a majority of the outstanding shares of Common Stock, Class B Common Stock, Class C Common Stock, and Series A Preferred Stock entitled to vote thereon.

         TWELFTH: In the event any term, provision, sentence or paragraph of the Charter of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Charter, and the balance of the Charter shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Charter. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of the Charter in any other jurisdiction.

         IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on [ ], 1996.

Witness:


- ----------------------------------     --------------------------------------

         SECOND: (a) As of immediately before the amendment the total number of shares of stock of all classes which the Corporation has authority to issue is 412,000,000 shares, of which shares 246,000,000 are Common Stock, 12,000,000 are Class B Common Stock, 4,000,000 are Series A Preferred Stock, and 150,000,000 are Excess Stock.

                 (b) As amended the total number of shares of stock of all classes which the Corporation has authority to issue is 650,000,000 shares, of which 383,996,000 shares are Common Stock (par value $.0001 per share), 12,000,000 shares are Class B Common Stock (par value $.0001 per share), 4,000 shares are Class C Common Stock (par value $.0001 per share), 4,000,000 shares are Series A Preferred Stock (par value $.0001 per share), and 250,000,000 shares are Excess Stock (par value $.0001 per share).

                 (c) The aggregate par value of all shares having a par value is $41,200 before the amendment and $65,000.00 as amended.

                 (d) The shares of stock of the Corporation are divided into classes, and the amendment contains a description, as amended, of each class, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

         THIRD: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and by the requisite number of shares entitled to vote on the matter.

IN WITNESS WHEREOF, SIMON PROPERTY GROUP, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on [ ], 1996.

WITNESS:                               SIMON PROPERTY GROUP, INC.


                                       By
- ----------------------------------       --------------------------------------
Secretary                                President

         THE UNDERSIGNED, President of SIMON PROPERTY GROUP, INC., who executed on behalf of the Corporation the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                       By
                                         -------------------------------------
                                         -------------------------------------
                                         President

                                                                      ANNEX VII

                          PROPOSED ALTERNATIVE AMENDED
                                 CHARTER OF SPG

                           SIMON PROPERTY GROUP, INC.

                              ARTICLES OF AMENDMENT

         SIMON PROPERTY GROUP, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended by changing the following provisions:

         1. Article SECOND is hereby replaced in its entirety by the following:

         SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

                           Simon DeBartolo Group, Inc.

         2. Paragraph (a) of Article SIXTH is hereby replaced in its entirety by the following:

         SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 650,000,000 shares of capital stock (par value $.000l per share), amounting in aggregate par value to $65,000.00, of which shares 384,000,000 are classified as "Common Stock", 12,000,000 are classified as "Class B Common Stock", 4,000,000 are classified as "Series A Preferred Stock," and 250,000,000 are classified as "Excess Stock". The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

         3. Article NINTH is hereby replaced in its entirety by the following:

         NINTH: (a) (1) The following terms shall have the following meaning:

                  "Aggregate Assumed Equity Interest in the Corporation" shall mean the aggregate equity interest in the Corporation represented by the Common Stock, the Class B Common Stock, and the Units on the assumption that all shares of Class B Common Stock and all such Units are exchanged for Common Stock

                  "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and any comparable successor provisions thereto. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

                  "Beneficiary" shall mean any Qualified Charitable Organization which, from time to time, is designated by the Corporation to be a beneficiary of the Trust.

                  "Board of Directors" shall mean the Board of Directors of the Corporation.

                  "By-Laws" shall mean the By-Laws of the Corporation.

                  "Capital Stock" shall mean stock that is Common Stock, Class B Common Stock, Excess Stock or Preferred Stock.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Constructive Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, and any comparable successor provisions thereto, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

                  "DeBartolo Family Group" shall mean the Estate of Edward J. DeBartolo, Sr., Edward J. DeBartolo, Jr. and Marie Denise DeBartolo York, other members of the immediate family of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing.

                  "DeBartolo Family Group Initial Aggregate Assumed Equity Interest in the Corporation" shall mean the portion of the Aggregate Assumed Equity Interest in the Corporation owned by the DeBartolo Family Group immediately following the closing of the Merger.

                  "Exchange Rights" shall mean any rights granted to limited partners of Simon DeBartolo Group, L.P., a Delaware limited partnership (including pursuant to an Exchange Rights Agreement) and Simon Property Group L.P., a Delaware limited partnership, to exchange (subject to the Ownership Limit) limited partnership interests in such Partnership for shares of Capital Stock.

                  "Independent Director" shall mean a director of the Corporation who is neither employed by the Corporation nor a member (or an affiliate of a member) of the Simon Family Group.

                  "Market Price" of any class of Capital Stock on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date, or if such date is not a Trading Date, the five consecutive Trading Days preceding such date. The "Closing Price" on any date shall mean (i) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or (ii) if such class of Capital Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such class of capital stock is listed or admitted to trading, or
         (iii) if such class of capital stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations systems that may then be in use, or (iv) if such class of Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such class of Capital Stock selected by the Board of Directors.

                  "Merger" shall mean the merger, pursuant to the Agreement and Plan of Merger dated March 26, 1996 among the Corporation, Day Acquisition Corp., an Ohio corporation and a wholly owned subsidiary of the Corporation ("Sub"), and DeBartolo Realty Corporation, an Ohio corporation ("DeBartolo"), pursuant to which merger Sub shall be merged with and into DeBartolo.

                  "Option" shall mean any options, rights, warrants or convertible or exchangeable securities containing the right to subscribe for, purchase or receive upon exchange or conversion shares of Capital Stock.

                  "Ownership Limit" shall mean (x) in the case of any member of the Simon Family Group, 24%, and (y) in the case of any other Person, 6%, in each case, of any class of Capital Stock, or any combination thereof, determined by (i) number of shares outstanding, (ii) voting power or (iii) value (as determined by the Board of Directors), whichever produces the smallest holding of Capital Stock under the three methods, computed with regard to all outstanding shares of Capital Stock and, to the extent provided by the Code, all shares of Capital Stock issuable under outstanding Options and Exchange Rights that have not been exercised.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
         Section 509(a) of the Code, joint stock company or other entity and also includes a group as the term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Purported Beneficial Holder" shall mean, with respect to any event (other than a purported Transfer) which results in Excess Stock, the Person for whom the Purported Record Holder held shares that were, pursuant to subparagraph (a)(3) of this article NINTH, automatically converted into Excess Stock upon the occurrence of such event.

                  "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Common Stock or Preferred Stock if such Transfer had been valid under subparagraph (a)(2) of this Article NINTH.

                  "Purported Record Holder" shall mean, with respect to any event (other than a purported Transfer) which results in Excess Stock, the record holder of the shares that were, pursuant to subparagraph
         (a)(3) of this Article NINTH, automatically converted into Excess Stock upon the occurrence of such event.

                  "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Common Stock or the Preferred Stock if such Transfer had been valid under subparagraph (a)(2) of this Article NINTH.

                  "Qualified Charitable Organization" shall mean (i) any entity which would be exempt from federal income under Section 501(c)(3) of the Code and to which contributions are deductible under Section 170 of the Code or (ii) any federal, state or local government entity.

                  "REIT" shall mean a real estate investment trust under Section 856 of the Code.

                  "Restriction Termination Date" shall mean the first day after the effective date of the Merger on which the Corporation's status as a REIT shall have been terminated by the Board of Directors and the stockholders of the Corporation.

                  "Simon Family Group" shall mean Melvin Simon, Herbert Simon and David Simon, other members of the immediate family of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trust established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing.

                  "Simon Family Group Initial Aggregate Assumed Equity Interest in the Corporation" shall mean the portion of the Aggregate Assumed Equity Interest in the Corporation owned by the Simon Family Group immediately following the closing of the Merger.

                  "Trading Day" shall mean, with respect to any class of Capital Stock, a day on which the principal national securities exchange on which such class of Capital Stock is listed or admitted to trading is open for the transaction of business or, if such class of Capital Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option (including an option to acquire an Option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

                  "Trust" shall mean the trust created pursuant to subparagraph
         (b)(1) of this Article NINTH.

                  "Trustee" shall mean any trustee for the Trust (or any successor trustee) appointed from time to time by the Corporation; provided, however, during any period in which Excess Stock is issued and outstanding the Corporation shall undertake to appoint trustees of the Trust which trustees are unaffiliated with the Corporation.

                  "Undesignated Excess Stock" shall have the meaning set forth in subparagraph (b)(3) of this Article NINTH.

                  "Units" shall mean units representing limited partnership interests in Simon Property Group, L.P. or DeBartolo Realty Partnership L.P.

                  (2) (A) Except as provided in subparagraph (a)(9) of this Article NINTH, from the effective date of the Merger and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Capital Stock in excess of the Ownership Limit.

                           (B) Except as provided in subparagraph (a)(9) of this Article NINTH, from the effective date of the Merger and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock in excess of the Ownership Limit.

                           (C) Except as provided in subparagraph (a)(9) of this Article NINTH, from the effective date of the Merger and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Capital Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock.

                           (D) Except as provided in subparagraph (a)(9) of this Article NINTH, from the effective date of the Merger and prior to the Restriction Termination Date, any Transfer of shares or other event or transaction involving Capital Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares or other event or transaction of Capital Stock which would cause the Corporation to be "closely held" within the meaning of
         Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock in excess of the Ownership Limit.

                  (3) (A) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the effective date of the Merger and prior to the Restriction Termination Date, there is a purported Transfer or other event such that any Person would Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (a)(9), each such share of Common Stock or Preferred Stock which, when taken together with all other Capital Stock, would be in excess of the Ownership Limit (rounded up to the nearest whole share), shall automatically be converted into one share of Excess Stock, as further described in subparagraph (a)(3)(C) below and such shares of Excess Stock shall be automatically transferred to the Trustee as trustee for the Trust. The Corporation shall issue fractional shares of Excess Stock if required by such conversion ratio. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

                           (B) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the effective date of the Merger and prior to the Restriction Termination Date, there is a purported Transfer or other event which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then each share of Common Stock or Preferred Stock being Transferred or which are otherwise affected by such event and which, in either case, would cause, when taken together with all other Capital Stock, the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall automatically be converted into one share of Excess Stock, as further described in subparagraph (a)(3)(C) of this Article NINTH, and such shares of Excess Stock shall be automatically transferred to Trustee as trustee for the Trust. The Corporation shall issue fractional shares of Excess Stock if required by such conversion ratio. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

                           (C) Upon conversion of Common Stock or Preferred Stock into Excess Stock pursuant to this subparagraph (a)(3) of this Article NINTH, Common Stock shall be converted into Excess Common Stock and Preferred Stock shall be converted into Excess Preferred Stock.

                  (4) If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (a)(2) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of subparagraph
         (a)(2) of this Article NINTH, the Board of Directors or its designees may take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event or transaction; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of subparagraphs (a)(2)(A), (B), (C) and (D) of this Article NINTH shall be void ab initio and any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of subparagraphs (a)(2)(A),
         (B), and (D) shall automatically result in the conversion described in subparagraph (a)(3), irrespective of any action (or non-action) by the Board of Directors or its designees.

                  (5) Any Person who acquires or attempts to acquire shares of Capital Stock in violation of subparagraph (a)(2) of this Article NINTH, or any Person who is a transferee such that Excess Stock results under subparagraph (a)(3) of this Article NINTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT.

                  (6) From the effective date of the Merger and prior to the Restriction Termination Date:

                           (A) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Capital Stock of the Corporation shall, before January 30 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the general ownership structure of such Beneficial Owner or Constructive Owner, the number of shares of each class of Capital Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held.

                           (B) Each Person who is a Beneficial Owner or
         Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide on demand to the Corporation such information as the Corporation may request from time to time in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                  (7) Subject to subparagraph (a)(12) of this Article NINTH, nothing contained in this Article NINTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as REIT and to ensure compliance with the Ownership Limit.

                  (8) In the case of an ambiguity in the application of any of the provisions of subparagraph (a) of this Article NINTH, including any definition contained in subparagraph (a)(1), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph (a) with respect to any situation based on the facts known to it.

                  (9) The Board of Directors upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel in each case to the effect that the restrictions contained in subparagraphs (a)(2)(A),
         (B), (C) and (D) of this Article NINTH will not be violated, may exempt a Person from the Ownership Limit:

                           (A) (i) if such Person is not an individual for purposes of Section 542(a)(2) of the Code, or (ii) if such Person is an underwriter which participates in a public offering of Common Stock or Preferred Stock for a period of 90 days following the purchase by such underwriter of the Common Stock or Preferred Stock, or (iii) in such other circumstances which the Board of Directors determines are appropriately excepted from the Ownership Limit, and

                           (B) the Board of Directors obtains such
         representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership and Constructive Ownership of Capital Stock will violate the Ownership Limit and agrees that any violation or attempted violation will result in such Common Stock or Preferred Stock being converted into shares of Excess Stock in accordance with subparagraph (a)(3) of this Article NINTH.

                  (10) From the effective date of the Merger and until the Restriction Terminate Date, each certificate for the respective class of Capital Stock shall bear the following legend:

                  The shares of Capital Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). Transfers in contravention of such restrictions shall be void ab initio. Unless excepted by the Board of Directors of the Corporation, no Person may (1) Beneficially Own or Constructively Own shares of Capital Stock in excess of 6% (other than members of the Simon Family Group, whose relevant percentage is 24%) of the value of any class of outstanding Capital Stock of the Corporation, or any combination thereof, determined as provided in the Corporation's Charter, as the same may be amended from time to time (the "Charter"), and computed with regard to all outstanding shares of Capital Stock and, to the extent provided by the Code, all shares of Capital Stock issuable under existing Options and Exchange Rights that have not been exercised; or (2) Beneficially Own Capital Stock which would result in the Corporation being "closely held" under Section 856(h) of the Code. Unless so excepted, any acquisition of Capital Stock and continued holding of ownership constitutes a continuous representation of compliance with the above limitations, and any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations has an affirmative obligation to notify the Corporation immediately upon such attempt. If the restrictions on transfer are violated, the transfer will be void ab initio and the shares of Capital Stock represented hereby will be automatically converted into shares of Excess Stock and will be transferred to the Trustee to be held in trust for the benefit of one or more Qualified Charitable Organizations, whereupon such Person shall forfeit all rights and interests in such Excess Stock. In addition, certain Beneficial Owners or Constructive Owners must give written notice as to certain information on demand and on an annual basis. All capitalized terms in this legend have the meanings defined in the Charter. The Corporation will mail without charge to any requesting stockholder a copy of the Charter, including the express terms of each class and series of the authorized capital stock of the Corporation, within five days after receipt of a written request therefor.

                  (11) If any provision of this Article NINTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  (12) Nothing in this Article NINTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

         (b) (1) Upon any purported Transfer or other event that results in Excess Stock pursuant to subparagraph (a)(3) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Trustee as trustee of the Trust for the exclusive benefit of one or more Qualifying Charitable Organizations as are designated from time to time by the Board of Directors with respect to such Excess Stock. Shares of Excess Stock held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee or Purported Record Holder and the Purported Beneficial Transferee or Purported Beneficial Holder shall have no rights in such Excess Stock, except such rights to certain proceeds upon Transfer of shares of Excess Stock or upon any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation as are expressly set forth herein.

                  (2) Excess Stock shall be entitled to dividends in an amount equal to any dividends which are declared and paid with respect to shares of Common Stock or Preferred Stock from which such shares of Excess Stock were converted. Any dividend or distribution paid prior to discovery by the Corporation that shares of Common Stock or Preferred Stock have been converted into Excess Stock shall be repaid to the Corporation upon demand for delivery to the Trustee. The recipient of such dividend shall be personally liable to the Trust for such dividend. Any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Common Stock or Preferred Stock and shall automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which such shares of Common Stock or Preferred Stock shall have been converted.

                  (3) In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, (i) subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors and the preferential rights of the Excess Preferred Stock, if any, each holder of shares of Excess Common Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Common Stock that portion of the assets of the Corporation available for distribution to the holders of Common Stock or Excess Common Stock as the number of shares of the Excess Common Stock held by such holder bears to the total number of shares of Common Stock and the number of shares of Excess Common Stock then outstanding and (ii) each holder of shares of Excess Preferred Stock shall be entitled to receive that portion of the assets of the Corporation which a holder of the shares of Preferred Stock that were converted into such shares of Excess Preferred Stock would have been entitled to receive had such shares of Preferred Stock remained outstanding. Notwithstanding the foregoing, distributions shall not be made to holders of Excess Stock except in accordance with the following sentence. The Corporation shall distribute to the Trustee, as holder of the Excess Stock in trust, on behalf of the Beneficiaries any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation. Following any such distribution, the Trustee shall distribute such proceeds between the Purported Record Transferee or Purported Record Holder, as appropriate, and the Qualified Charitable Organizations which are Beneficiaries in accordance with procedure for distribution of proceeds upon Transfer of Excess Stock set forth in subparagraph (b)(5) of this Article NINTH; provided, however, that with respect to any Excess Stock as to which no Beneficiary shall have been determined within 10 days following the date upon which the Corporation is prepared to distribute assets ("Undesignated Excess Stock"), any assets that would have been distributed on account of such Undesignated Excess Stock had a Beneficiary been determined shall be distributed to the holders of Common Stock and the Beneficiaries of the Trust designated with respect to shares of Excess Common Stock, or to the holders of Preferred Stock and the Beneficiaries of the Trust designated with respect to shares of Excess Preferred Stock as determined in the sole discretion of the Board of Directors.

                  (4) Excess Stock shall be entitled to such voting rights as are ascribed to shares of Common Stock or Preferred Stock from which such shares of Excess Stock were converted. Any voting rights exercised prior to discovery by the Corporation that shares of Common Stock or Preferred Stock have been converted into Excess Stock shall be rescinded and recast as determined by the Trustee.

                  (5) (A) Following the expiration of the ninety day period referred to in subparagraph (b)(6) of this Article NINTH, Excess Stock shall be transferable by the Trustee to any Person whose Beneficial Ownership or Constructive Ownership of shares of Capital Stock outstanding, after giving effect to such Transfer, would not result in the shares of Excess Stock proposed to be transferred constituting Excess Stock in the hands of the proposed transferee. A Purported Record Transferee or, in the case of Excess Stock resulting from any event other than a purported Transfer, the Purported Record Holder shall have no rights whatsoever in such Excess Stock, except that such Purported Record Transferee or, in the case of Excess Stock resulting from any event other than a purported Transfer, the Purported Record Holder, upon completion of such Transfer, shall be entitled to receive the lesser of a price per share for such Excess Stock not in excess (based on the information provided to the Corporation in the notice given pursuant to this subparagraph (b)(5)(A)) of (x) the price per share such Purported Beneficial Transferee paid for the Common Stock or Preferred Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (through a gift, devise or other transaction), a price per share of Excess Stock equal to the Market Price of the Common Stock or Preferred Stock on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of any interest in Excess Stock held by the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically converted into such number of shares of Common Stock or Preferred Stock (of the same class as the shares that were converted into such Excess Stock) as is equal to the number of shares of Excess Stock, and such shares of Common Stock or Preferred Stock (of the same class as the shares that were converted into such Excess Stock) as is equal to the number of shares of Excess Stock, and such shares of Common Stock or Preferred Stock shall be transferred of record to the proposed transferee of the Excess Stock. If, notwithstanding the provisions of this Article NINTH, under any circumstances, a Purported Transferee receives an amount for shares of Excess Stock that exceeds the amount provided by the formula set forth above, the Purported Transferee must pay the excess to the Trust. Prior to any transfer resulting in Common Stock or Preferred Stock being converted into Excess Stock, the Purported Record Transferee and Purported Beneficial Transferee, jointly, or Purported Record Holder and Purported Beneficial Holder, jointly, must give written notice to the Corporation of the date and sale price of the purported Transfer that resulted in Excess Stock or the Market Price on the date of the other event that resulted in Excess Stock. Prior to a Transfer by the Trustee of any shares of Excess Stock, the intended transferee must give advance notice to the Corporation of the information (after giving effect to the intended Transfer) required under subparagraph (a)(6), and the Corporation must have waived in writing its purchase rights, if any, under subparagraph (b)(6) of this Article NINTH. The Board of Directors may waive the notice requirements of this subparagraph in such circumstances as it deems appropriate.

                           (B) Notwithstanding the foregoing, if the provisions of paragraph (b)(5) of this Article NINTH are determined to be void or invalid by virtue of any legal decision, statue, rule or regulation, then the Purported Beneficial Transferee or Purported Beneficial Holder of any shares of Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Trust, in acquiring or holding such shares of Excess Stock and to hold such shares of Excess Stock in trust on behalf of the Trust.

                  (6) Shares of Excess Stock shall be deemed to have been offered for sale by the Trust to the Corporation, or its designee, at a price per share of Excess Stock equal to the lesser of:

                           (A) (i) in the case of Excess Stock resulting from a purported Transfer, (x) the price per share of the Common Stock or Preferred Stock in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price of the Common Stock or Preferred Stock at the time of such devise or gift), or (y) in the absence of a notice from the Purported Record Transferee or Purported Record Holder and Purported Beneficial Transferee to the Corporation within ten days after request therefor, such price as may be determined by the Board of Directors in its sole discretion, which price per share of Excess Stock shall be equal to the lowest Market Price of Common Stock or

         Preferred Stock (whichever resulted in Excess Stock) at any time prior to the date the Corporation, or its designee, accepts such offer; or

                                    (ii) in the case of Excess Stock resulting
         from an event other than a Purported Transfer, (x) the Market Price of the Common Stock or Preferred Stock on the date of such event, or (y) in the absence of a notice from the Purported Record Holder and Purported Beneficial Holder to the Corporation within ten days after request therefor, such price as may be determined, by the Board of Directors in its sole discretion, which price shall be the lowest Market Price for shares of Common Stock or Preferred Stock (whichever resulted in Excess Stock) at any time from the date of the event resulting in Excess Stock and prior to the date the Corporation, or its designee, accepts such offer, and

                           (B) the Market Price of the Common Stock or Preferred Stock on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer which resulted in such shares of Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in shares of Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to subparagraph (a)(5) of this Article NINTH.

         SECOND:           (a) As of immediately before the amendment the total
number of shares of stock of all classes which the Corporation has authority to issue is 412,000,000 shares, of which shares 246,000,000 are Common Stock, 12,000,000 are Class B Common Stock, 4,000,000 are Series A Preferred Stock, and 150,000,000 are Excess Stock.

                           (b) As amended the total number of shares of stock of
all classes which the Corporation has authority to issue is 650,000,000 shares, of which 384,000,000 shares are Common Stock (par value $.0001 per share), 12,000,000 shares are Class B Common Stock (par value $.0001 per share), 4,000,000 shares are Series A Preferred Stock (par value $.0001 per share), and 250,000,000 shares are Excess Stock (par value $.0001 per share).

                           (c) The aggregate par value of all shares having a
par value is $41,200 before the amendment and $65,000.00 as amended.

                           (d) The shares of stock of the Corporation are
divided into classes, and the amendment contains a description, as amended, of each class, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

         THIRD:            The foregoing amendment to the Charter of the
Corporation has been approved by a majority of the entire Board of Directors and by the requisite number of shares entitled to vote on the matter.

IN WITNESS WHEREOF, SIMON PROPERTY GROUP, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on [ ], 1996.

WITNESS:                                    SIMON PROPERTY GROUP, INC.

                                            By
- -----------------------------                 --------------
Secretary                                       President

         THE UNDERSIGNED, President of SIMON PROPERTY GROUP, INC., who executed on behalf of the Corporation the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.






                                            By
                                               ----------------------------

                                               ----------------------------
                                               President

                                                                      ANNEX VIII


                         PROPOSED AMENDED AND RESTATED
                                 BY-LAWS OF SPG

                           SIMON DEBARTOLO GROUP, INC.

                          AMENDED AND RESTATED BY-LAWS


                                   ARTICLE I.

                                  STOCKHOLDERS

         SECTION 1.01. ANNUAL MEETING. The Corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers, either at 10:00 a.m. on the second Wednesday of May in each year if not a legal holiday, or at such other time on such other day falling on or before the 30th day thereafter as shall be set by the Board of Directors. Except as the Charter or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Corporation's existence or affect any otherwise valid corporate acts.

         SECTION 1.02. SPECIAL MEETING. At any time in the interval between annual meetings, a special meeting of the stockholders may be called by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting or in writing (addressed to the Secretary of the Corporation) with or without a meeting; provided that a special meeting of holders of the Class B Common Stock or Class C Common Stock shall be called by the President in the event a vacancy occurs on the Board from any cause among the directors elected by the holders of the Class B Common Stock or Class C Common Stock, as the case may be, and that a special meeting of holders of the Series A Preferred Stock, the Common Stock, the Class C Common Stock and the Class B Common Stock shall be called by the President in the event a vacancy occurs on the Board from any cause among the directors elected by the holders of the Series A Preferred Stock, the Common Stock, the Class C Common Stock and the Class B Common Stock (voting together as a single class) and is not filled by the directors within 30 days after the vacancy occurs. Special meetings of the stockholders shall be called at the request of the stockholders as may be required by law.

         SECTION 1.03. PLACE OF MEETINGS. Meetings of stockholders shall be held at such place in the United States as is set from time to time by the Board of Directors.

         SECTION 1.04. NOTICE OF MEETINGS; WAIVER OF NOTICE. Not less than ten nor more than 90 days before each stockholders' meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the

Corporation. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he or she before or after the meeting signs a waiver of the notice which is filed with the records of stockholders' meetings, or is present at the meeting in person or by proxy.

         SECTION 1.05. QUORUM; VOTING. Unless any statute or the Charter provides otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

         SECTION 1.06. ADJOURNMENTS. Whether or not a quorum is present, a meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice by a majority vote of the stockholders present in person or by proxy to a date not more than 120 days after the original record date. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be present.

         SECTION 1.07. GENERAL RIGHT TO VOTE; PROXIES. Unless the Charter provides otherwise, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock entitled to vote may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A stockholder may vote the stock he or she owns of record either in person or by written proxy signed by the stockholder or by his or her duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than 11 months after its date.

         SECTION 1.08. LIST OF STOCKHOLDERS. At each meeting of stockholders, a full, true and complete list of all stockholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

         SECTION 1.09. CONDUCT OF BUSINESS. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving notice provided for in Section 1.12, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 1.12. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section and Section 1.12 and, if any proposed nomination or business is not in compliance with this Section and Section 1.12, to declare that such defective nomination or proposal be disregarded.

         SECTION 1.10. CONDUCT OF VOTING. At all meetings of stockholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these By-Laws, the Charter or law, shall be decided or determined by the chairman of the meeting. If demanded by stockholders, present in person or by proxy, entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by two inspectors, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by such inspectors. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by inspectors. The stockholders at any meeting may choose an inspector or inspectors to act at such meeting, and in default of such election the chairman of the meeting may appoint an inspector or inspectors. No candidate for election as a director at a meeting shall serve as an inspector thereat.

         SECTION 1.11. INFORMAL ACTION BY STOCKHOLDERS. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if there is filed with the records of stockholders meetings an unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

         SECTION 1.12. STOCKHOLDER PROPOSALS. For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholders and such beneficial owner.


                                   ARTICLE II.

                               BOARD OF DIRECTORS

         SECTION 2.01. FUNCTION OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute or by the Charter or By-Laws.

         SECTION 2.02. NUMBER OF DIRECTORS. The Corporation shall have that number of directors as provided in paragraph (a) of Article SEVENTH of its Charter.

         SECTION 2.03. ELECTION AND TENURE OF DIRECTORS. Subject to the rights of holders of Class B Common Stock and Class C Common Stock, and subject to paragraph (e) of Article SEVENTH of the Charter, at each annual meeting the stockholders shall elect directors to hold office until the next annual meeting and until their successors are elected and qualify.

         SECTION 2.04. REMOVAL OF DIRECTOR. Any director or the entire Board of Directors may be removed only in accordance with the provisions of the Charter.

         SECTION 2.05. VACANCY ON BOARD. Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the stockholders or a majority of the entire Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled in accordance with paragraph (b) of Article SEVENTH of the Charter. A director elected by the stockholders or by the Board of Directors to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

         SECTION 2.06. REGULAR MEETINGS. After each meeting of stockholders at which directors shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no other time and place are specified by resolution of the Board, the President or the Chairman, with notice in accordance with
Section 2.08, the Board of Directors shall meet immediately following the close of, and at the place of, such stockholders' meeting. Any other regular meeting of the Board of

Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors.

         SECTION 2.07. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors. In the absence of designation such meeting shall be held at such place as may be designated in the call.

         SECTION 2.08. NOTICE OF MEETING. Except as provided in Section 2.6, the Secretary shall give notice to each director of each regular and special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph, facsimile transmission or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Corporation, at least 72 hours before the time of the meeting. Unless the By-Laws or a resolution of the Board of Directors provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

         SECTION 2.09. ACTION BY DIRECTORS. Unless statute or the Charter or By-Laws requires a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is action of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In addition, the affirmative vote of least [six] of the Independent Directors is necessary to cause any partnership in which the Corporation acts, directly or indirectly, as a general partner to sell any property owned by such partnership in accordance with the terms of the partnership agreement of such partnership. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

         SECTION 2.10. MEETING BY CONFERENCE TELEPHONE. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar


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


communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

         SECTION 2.11. COMPENSATION. By resolution of the Board of Directors a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors. Directors who are full-time employees of the Corporation need not be paid for attendance at meetings of the board or committees thereof for which fees are paid to other directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the directors.

         SECTION 2.12. ADVISORY DIRECTORS. The Board of Directors may by resolution appoint advisory directors to the Board, who may also serve as directors emeriti, and shall have such authority and receive such compensation and reimbursement as the Board of Directors shall provide. Advisory directors or directors emeriti shall not have the authority to participate by vote in the transaction of business.

         SECTION 2.13. LOSS OF DEPOSITS. No director shall be liable for any loss which may occur by reason of the failure of any bank, trust company, savings and loan association, or other institution with whom moneys or stock of the Corporation have been deposited.

         SECTION 2.14. SURETY BONDS. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.


                                   ARTICLE III.

                                   COMMITTEES

         SECTION 3.01. COMMITTEES. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and other committees composed of two or more directors and delegate to these committees any of the powers of the Board of Directors, except the power to declare dividends or other distributions on stock, elect directors, issue stock other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend the By-Laws, or approve any merger or share exchange which does not require stockholder approval. Each committee except the Audit Committee and the Nominating Committee shall have as a member at least one director elected by the Class B Common Stock and at least one elected by the Class C Common Stock. The entire Audit Committee and a majority of the Compensation Committee shall be Independent Directors. The Nominating Committee shall have five members, with two being Independent Directors, two elected by the Class B Common Stock, and one elected by the Class C Common Stock, and, except as otherwise provided in paragraph (b) of Article SEVENTH of the Charter, only those members of the Nominating Committee elected by the Class B Common Stock or the Class C Common Stock shall nominate the persons to be elected to serve as directors by the holders of Class B Common Stock or Class C Common Stock, respectively. If the Board of Directors has given general authorization for the issuance of stock, a committee of the Board, in accordance with a general formula or method specified by the Board by resolution or by adoption of a stock option or other plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.

         SECTION 3.02. COMMITTEE PROCEDURE. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.10.

                                   ARTICLE IV.

                                    OFFICERS

         SECTION 4.01. EXECUTIVE AND OTHER OFFICERS. The Corporation shall have a President, a Secretary, and a Treasurer. The Corporation may also have a Chairman of the Board, a Chief Executive Officer, one or more Vice-Presidents, assistant officers, and subordinate officers as may be established by the Board of Directors. A person may hold more than one office in the Corporation except that no person may serve concurrently as both President and Vice-President of the Corporation. The Chairman of the Board shall be a director; the other officers may be directors.

         SECTION 4.02. CHAIRMAN OF THE BOARD. The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. In general, the Chairman of the Board shall perform all such duties as are from time to time assigned to him or her by the Board of Directors.

         SECTION 4.03. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors and with the President, shall in general supervise and control all of the business and affairs of the Corporation. In general, he or she shall perform such other duties usually performed by a chief executive officer of a corporation and such other duties as are from time to time assigned to him or her by the Board of Directors of the Corporation. Unless otherwise provided by resolution of the Board of Directors, the Chief Executive Officer, if one be elected, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present.

         SECTION 4.04. PRESIDENT. Unless otherwise specified by the Board of Directors, the President shall be the chief operating officer of the Corporation and perform the duties customarily performed by a chief operating officer of a corporation. If no Chief Executive Officer is appointed, he or she shall also serve as the Chief Executive Officer of the Corporation. The President may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation. In general, he or she shall perform such other duties usually performed by a president of a corporation and such other duties as are from time to time assigned to him or her by the Board of Directors or the Chief Executive Officer of the Corporation. Unless otherwise provided by resolution of the Board of Directors, the President, in the absence of the Chairman of the Board and the Chief Executive Officer, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present.

         SECTION 4.05. VICE-PRESIDENTS. The Vice-President or Vice-Presidents, at the request of the Chief Executive Officer or the President, or in the President's absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Directors may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the Chief Executive Officer, or the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Directors, the Chief Executive Officer, or the President.

         SECTION 4.06. SECRETARY. The Secretary shall keep the minutes of the meetings of the stockholders, of the Board of Directors and of any committees, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of the By-Laws or as required by law; he or she shall be custodian of the records of the Corporation; he or she may witness any document on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, the Secretary shall perform all duties incident to the office of a secretary of a corporation, and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive Officer, or the President.

         SECTION 4.07. TREASURER. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he or she shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, the Treasurer shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive Officer, or the President.

         SECTION 4.08. ASSISTANT AND SUBORDINATE OFFICERS. The assistant and subordinate officers of the Corporation are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Directors, the Chief Executive Officer, or the President.

         SECTION 4.09. ELECTION, TENURE AND REMOVAL OF OFFICERS. The Board of Directors shall elect the officers. The Board of Directors may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, during the pleasure of the Board. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may remove an officer at any time. The removal of an officer does not prejudice any of his contract rights. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may fill a vacancy which occurs in any office for the unexpired portion of the term.

         SECTION 4.10. COMPENSATION. The Board of Directors shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation. The Board of Directors may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.


                                    ARTICLE V.

                                DIVISIONAL TITLES

         SECTION 5.01. CONFERRING DIVISIONAL TITLES. The Board of Directors may from time to time confer upon any employee of a division of the Corporation the title of President, Vice President, Treasurer or Controller of such division or any other title or titles deemed appropriate, or may authorize the Chairman of the Board or the President to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Directors, or by the Chairman of the Board or the President if so authorized by the Board of Directors. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Directors, the Chairman of the Board or the President.

         SECTION 5.02. EFFECT OF DIVISIONAL TITLES. The conferring of divisional titles shall not create an office of the Corporation under Article IV unless specifically designated as such by the Board of Directors; but any person who is an officer of the Corporation may also have a divisional title.


                                   ARTICLE VI.

                                      STOCK

         SECTION 6.01. CERTIFICATES FOR STOCK. Each stockholder is entitled to certificates which represent and certify the shares of stock he or she holds in the Corporation. Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder or other person to whom it is issued, and the class of stock and number of shares it represents. It shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors. Each stock certificate shall be signed by the Chairman of the Board, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. A certificate may not be issued until the stock represented by it is fully paid.

         SECTION 6.02. TRANSFERS. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of stock; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

         SECTION 6.03. RECORD DATES AND CLOSING OF TRANSFER BOOKS. The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be prior to the close of business on the day the record date is fixed nor, subject to Section 1.06, more than 90 days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than 20 days; and, in the case of a meeting of stockholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting.

         SECTION 6.04. STOCK LEDGER. The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, or, if none, at the principal office in the State of Maryland or the principal executive offices of the Corporation.

         SECTION 6.05. CERTIFICATION OF BENEFICIAL OWNERS. The Board of Directors may adopt by resolution a procedure by which a stockholder of the Corporation may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board considers necessary or desirable. On receipt of a certification which complies with the procedure adopted by the Board in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

         SECTION 6.06. LOST STOCK CERTIFICATES. The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.

         SECTION 6.07. EXEMPTION FROM CONTROL SHARE ACQUISITION STATUTE. The provisions of Sections 3-701 to 3-709 of the Corporations and Associations Article of the Annotated Code of Maryland shall not apply to any share of the capital stock of the Corporation and such shares of capital stock are exempted from such Sections to the fullest extent permitted by Maryland law.


                                   ARTICLE VII.

                                     FINANCE

         SECTION 7.01. CHECKS, DRAFTS, ETC. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation, shall, unless otherwise provided by resolution of the Board of Directors, be signed by the Chief Executive Officer, the President, a Vice-President or an Assistant Vice-President and countersigned by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary.

         SECTION 7.02. ANNUAL STATEMENT OF AFFAIRS. The President or chief accounting officer shall prepare annually a full and correct statement of the affairs of the Corporation, to include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the stockholders and, within 20 days after the meeting, placed on file at the Corporation's principal office.

         SECTION 7.03. FISCAL YEAR. The fiscal year of the Corporation shall be the twelve calendar months period ending December 31 in each year, unless otherwise provided by the Board of Directors.

         SECTION 7.04. DIVIDENDS. If declared by the Board of Directors at any meeting thereof, the Corporation may pay dividends on its shares in cash, property, or in shares of the capital stock of the Corporation, unless such dividend is contrary to law or to a restriction contained in the Charter.

         SECTION 7.05. CONTRACTS. To the extent permitted by applicable law, and except as otherwise prescribed by the Charter or these By-Laws with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.


                                  ARTICLE VIII.

                                 INDEMNIFICATION

         SECTION 8.01. PROCEDURE. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer entitled to seek indemnification (the "Indemnified Party"). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corporation denies such request, in whole or in part, or (ii) no disposition thereof is made within 60 days. The Indemnified Party's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the Indemnified Party of such Indemnified Party's good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

         SECTION 8.02. EXCLUSIVITY, ETC. The indemnification and advance of expenses provided by the Charter and these By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this By-Law is in effect. Nothing herein shall prevent the amendment of this By-Law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this By-Law shall not in any way diminish any rights to indemnification or advance of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this By-Law or any provision hereof is in force.

         SECTION 8.03. SEVERABILITY; DEFINITIONS. The invalidity or unenforceability of any provision of this Article VIII shall not affect the validity or enforceability of any other provision hereof. The phrase "this By-Law" in this Article VIII means this Article VIII in its entirety.


                                   ARTICLE IX.

                                SUNDRY PROVISIONS

         SECTION 9.01. BOOKS AND RECORDS. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of a Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of the By-Laws shall be kept at the principal office of the Corporation.

         SECTION 9.02. CORPORATE SEAL. The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word "Seal" adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.

         SECTION 9.03. BONDS. The Board of Directors may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

         SECTION 9.04. VOTING UPON SHARES IN OTHER CORPORATIONS. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the President, a Vice-President, or a proxy appointed by either of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

         SECTION 9.05. MAIL. Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United States mails, postage prepaid.

         SECTION 9.06. EXECUTION OF DOCUMENTS. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

         SECTION 9.07. RELIANCE. Each director, officer, employee and agent of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or officers of the Corporation, regardless of whether such counsel or expert may also be a director.

         SECTION 9.08. CERTAIN RIGHTS OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, employee or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Corporation.

         SECTION 9.09. AMENDMENTS. Subject to the special provisions of
Section 2.02, in accordance with the Charter, these By-Laws may be repealed, altered, amended or rescinded (a) by the stockholders of the Corporation only by vote of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at any meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting) or (b) except for the provision of Section 2.09 which relates to the sale of property owned by partnerships in which the Corporation acts as a general partner, by vote of two-thirds of the Board of Directors (including at least a majority of the directors elected by the Class B Common Stock and at least one director elected by Class C Common Stock) at a meeting held in accordance with the provisions of these By-Laws.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     SPG's officers and directors are indemnified under Maryland law, SPG's Charter and the SPG Partnership Agreement against certain liabilities. SPG's Charter requires SPG to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. SPG's By-laws contain provisions which implement the indemnification provisions of SPG's Charter.

     The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of SPG's Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits SPG to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that
(1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. SPG's Charter contains a provision consistent with the MGCL. No amendment of SPG's Charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The SPG Partnership Agreement also provides for indemnification of SPG and its officers and directors to the same extent indemnification is provided to officers and directors of SPG in its Charter, and limits the liability of SPG and its officers and directors to the SPG Operating Partnership and its partners to the same extent liability of officers and directors of SPG to SPG and its stockholders is limited under SPG's Charter.

     SPG has entered into indemnification agreements with each of SPG's directors and officers. The indemnification agreements require, among other things, that SPG indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. SPG also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if SPG obtains directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT NO.  DESCRIPTION
- -----------  ----
      2.1     --  Agreement and Plan of Merger among SPG, Sub and DRC, dated as of March 26, 1996, as amended (included as Annex I to the Prospectus/Joint Proxy Statement filed as part of this Registration Statement).
      5.1     --  Opinion of Piper & Marbury, as to the legality of SPG Common Stock being registered hereby.
      8.1     --  Tax Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
      8.2     --  Tax Opinion of Willkie Farr & Gallagher.
   10.1.1     --  Form of Amended Operating Partnership Agreement to become effective at the
                  Effective Time.
   10.1.2     --  Form of Amended SPG Partnership Agreement to become effective at the Effective
                  Time.
     10.2     --  Stock Purchase Agreement, dated as of March 26, 1996.

EXHIBIT NO.  DESCRIPTION
- -----------  ----
     10.3     --  Stockholders Agreement, dated as of March 26, 1996.
   10.4.1     --  Form of New Registration Rights Agreement to be entered into on or prior to the
                  Effective Time.
   10.4.2     --  BJS Registration Rights Agreement, dated as of March 26, 1996.
     10.5     --  Contribution Agreement to become effective at the Effective Time.
     10.6     --  Employment Agreement, dated as of March 26, 1996 and effective as of the
                  Effective Time.
     10.7     --  Termination Agreement, dated as of March 26, 1996.
     23.1     --  Consent of Piper & Marbury (included in Exhibit 5.1).
     23.2     --  Consent of Paul, Weiss, Rifkind, Wharton & Garrison with respect to certain tax matters (included in Exhibit 8.1).
     23.3     --  Consent of Willkie Farr & Gallagher (included in Exhibit 8.2).
     23.4     --  Consent of Arthur Andersen LLP.
     23.5     --  Consent of Ernst & Young LLP.
     23.6     --  Consents of Merrill Lynch.
     23.7     --  Consents of Morgan Stanley (included in this Exhibit 23.7 and in Exhibit 99.2).
     23.8     --  Consents of Blackstone (included in this Exhibit 23.8 and in Exhibit 99.3).
     24.1     --  Power of Attorney (see signature pages).
     27.1     --  Financial Data Schedule for 3 Months.
     27.2     --  Financial Data Schedule for 12 Months.
     99.1     --  Fairness opinion of Merrill Lynch (included as Annex II to the Prospectus/Joint
                  Proxy Statement filed as part of this Registration Statement).
     99.2     --  Fairness opinion of Morgan Stanley (included as Annex III to the Prospectus/Joint
                  Proxy Statement filed as part of this Registration Statement).
     99.3     --  Fairness opinion of Blackstone (included as Annex IV to the Prospectus/Joint
                  Proxy Statement filed as part of this Registration Statement).
     99.4     --  Forms of Proxy.
     99.5     --  Consents of Persons Named to Become Directors.

     (b) Financial Statement Schedules

        None

     (c) Fairness Opinions

     The fairness opinions of Merrill Lynch, Morgan Stanley and Blackstone with respect to the Merger are set forth as Annexes II, III and IV, respectively, to the Prospectus/Joint Proxy Statement forming a part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     1.  Rule 415 Offering.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Subsequent Documents Incorporated by Reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Registration on Form S-4. (a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (b) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     4. Acceleration of Effectiveness. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     5. Response to Requests for Information. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     6. Post-effective Amendment. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF INDIANAPOLIS, STATE OF INDIANA, ON JUNE 26, 1996.

                                          SIMON PROPERTY GROUP, INC.

                                          By: /s/         DAVID SIMON

                                            ------------------------------------
                                                        David Simon
                                               (President and Chief Executive
                                                           Officer)

     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS MELVIN SIMON, HERBERT SIMON, DAVID SIMON AND RANDOLPH L. FOXWORTHY OR ANY OF THEM THEIR TRUE AND LAWFUL ATTORNEYS-IN-FACT, WITH FULL POWERS OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS, INCLUDING ANY POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE COMMISSION, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT OR HIS SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                   NAME                                         TITLE                           DATE
- ------------------------------------------    -----------------------------------------    --------------
          /s/  MELVIN SIMON                   Co-Chairman of the Board of Directors        June 26, 1996
- ------------------------------------------
               Melvin Simon

        /s/  HERBERT SIMON                    Co-Chairman of the Board of Directors        June 26, 1996
- ------------------------------------------
              Herbert Simon

         /s/  DAVID SIMON                     President, Chief Executive Officer and       June 26, 1996
- ------------------------------------------      Director (Principal Executive Officer,
              David Simon                       Principal Financial Officer and
                                                Accounting Officer)

     /s/  RANDOLPH L. FOXWORTHY               Executive Vice President and Director        June 26, 1996
- ------------------------------------------
          Randolph L. Foxworthy

          /s/  BIRCH BAYH                     Director                                     June 26, 1996
- ------------------------------------------
               Birch Bayh

     /s/  WILLIAM DILLARD, II                 Director                                     June 26, 1996
- ------------------------------------------
          William Dillard, II

       /s/  JOSEPH R. PERELLA                 Director                                     June 26, 1996
- ------------------------------------------
            Joseph R. Perella

     /s/  TERRY S. PRINDIVILLE                Director                                     June 26, 1996
- ------------------------------------------
          Terry S. Prindiville

     /s/  J. ALBERT SMITH JR.                 Director                                     June 26, 1996
- ------------------------------------------
          J. Albert Smith Jr.

                                 EXHIBIT INDEX

                                                                                           LOCATION OF
                                                                                            EXHIBIT IN
                                                                                            SEQUENTIAL
                                                                                            NUMBERING
EXHIBIT NO.                                     DESCRIPTION                                   SYSTEM
- -----------       -----------------------------------------------------------------------  ------------
      2.1     --  Agreement and Plan of Merger among SPG, Sub and DRC, dated as of March
                  26, 1996, as amended (included as Annex I to the Prospectus/Joint Proxy
                  Statement filed as part of this Registration Statement).
      5.1     --  Opinion of Piper & Marbury, as to the legality of SPG Common Stock being registered hereby.
      8.1     --  Tax Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
      8.2     --  Tax Opinion of Willkie Farr & Gallagher.
   10.1.1     --  Form of Amended Operating Partnership Agreement to become effective at the Effective Time.
   10.1.2     --  Form of Amended SPG Partnership Agreement to become effective at the
                  Effective Time.
     10.2     --  Stock Purchase Agreement, dated as of March 26, 1996.
     10.3     --  Stockholders Agreement, dated as of March 26, 1996.
   10.4.1     --  Form of New Registration Rights Agreement to be entered into on or prior to the Effective Time.
   10.4.2     --  BJS Registration Rights Agreement, dated as of March 26, 1996.
     10.5     --  Contribution Agreement to become effective at the Effective Time.
     10.6     --  Employment Agreement, dated as of March 26, 1996 and effective as of the Effective Time.
     10.7     --  Termination Agreement, dated as of March 26, 1996.
     23.1     --  Consent of Piper & Marbury (included in Exhibit 5.1).
     23.2     --  Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
                  Exhibit 8.1).
     23.3     --  Consent of Willkie Farr & Gallagher (included in Exhibit 8.2).
     23.4     --  Consent of Arthur Andersen LLP.
     23.5     --  Consent of Ernst & Young LLP.
     23.6     --  Consents of Merrill Lynch.
     23.7     --  Consents of Morgan Stanley (included in this Exhibit 23.7 and in
                  Exhibit 99.2).
     23.8     --  Consents of Blackstone (included in this Exhibit 23.8 and in Exhibit
                  99.3).
     24.1     --  Power of Attorney (see signature pages).
     27.1     --  Financial Data Schedule for 3 months.
     27.2     --  Financial Data Schedule for 12 months.
     99.1     --  Fairness opinion of Merrill Lynch (included as Annex II to the
                  Prospectus/Joint Proxy Statement filed as part of this Registration
                  Statement).
     99.2     --  Fairness opinion of Morgan Stanley (included as Annex III to the
                  Prospectus/Joint Proxy Statement filed as part of this Registration
                  Statement).
     99.3     --  Fairness opinion of Blackstone (included as Annex IV to the
                  Prospectus/Joint Proxy Statement filed as part of this Registration
                  Statement).
     99.4     --  Forms of Proxy.
     99.5     --  Consents of Persons Named to Become Directors.